UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CC Media Holdings, Inc.
(Name of Registrant as Specified in its Charter)

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CC MEDIA HOLDINGS, INC.

200 East Basse Road
San Antonio, Texas 78209

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2013

As a stockholder of CC Media Holdings, Inc. (“CC Media” or the “Company”), you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Stockholders of CC Media to be held in the Texas E Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, on May 17, 2013, at 9:00 a.m. local time, for the following purposes:

1.	to elect the 12 nominees for directors named in this proxy statement;
2.	to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of CC Media for the year ending December 31, 2013; and
3.	to transact any other business which may properly come before the meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on March 20, 2013 are entitled to notice of and to vote at the annual meeting.

Two cut-out admission tickets are included on the back cover of this document and are required for admission to the annual meeting.  Please contact the Secretary of CC Media at the corporate headquarters of CC Media if you need additional tickets.  If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder.  Admission to the annual meeting will be on a first-come, first-served basis.  Registration and seating will begin at 8:45 a.m. local time.  Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.  Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.  The annual meeting will begin promptly at 9:00 a.m. local time.

Your attention is directed to the accompanying proxy statement.  In addition, although mere attendance at the annual meeting will not revoke your proxy, if you attend the annual meeting you may revoke your proxy and vote in person.  To ensure that your shares are represented at the annual meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.
By Order of the Board of Directors

/s/ Robert H. Walls, Jr.

Robert H. Walls, Jr.
Executive Vice President, General Counsel and Secretary
San Antonio, Texas
March 26, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2013
The Proxy and Annual Report Materials are available at:
 www.envisionreports.com/ccmo

2013 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of CC Media Holdings, Inc. (referred to herein as “CC Media,” “Company,” “we,” “our” or “us”) to be held on Friday, May 17, 2013, beginning at 9:00 a.m. local time, in the Texas E Ballroom at the Hilton San Antonio Airport, located at 611 NW Loop 410, San Antonio, Texas 78216, and at any postponements or adjournments thereof.  This proxy statement is first being mailed to stockholders on or about April 3, 2013.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:
The Board of Directors of CC Media (the “Board”) is providing these proxy materials to you in connection with CC Media’s annual meeting of stockholders (the “annual meeting”), which will take place on May 17, 2013.  The Board is soliciting proxies to be used at the annual meeting.  You also are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:
The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our most highly paid executive officers and certain other required information.  Following this proxy statement are excerpts from CC Media’s 2012 Annual Report on Form 10-K, including the Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as certain other data.  A proxy card and a return envelope also are enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting:

●	the election of the 12 nominees for directors named in this proxy statement; and
●	the ratification of the selection of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2013.

Q:	Which of my shares may I vote?

A:
Each share of Class A common stock and each share of Class B common stock owned by you as of the close of business on March 20, 2013 (the “Record Date”) may be voted by you.  These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.  Each share of your Class A common stock is entitled to one vote at the annual meeting.  Each holder of shares of Class B common stock is entitled to 107.14 votes per share, which is the number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock outstanding as of the Record Date by (b) the number of shares of Class B common stock outstanding as of the Record Date.  Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any proposals presented to stockholders of CC Media.  As of the Record Date, there were 26,225,310 shares of CC Media’s Class A common stock, 555,556 shares of CC Media’s Class B common stock and 58,967,502 shares of CC Media’s Class C common stock outstanding.  All of the outstanding shares of Class B common stock and Class C common stock are held by CC IV (as defined below) and CC V (as defined below), respectively.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of CC Media hold their shares through a stockbroker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record:  If your shares are registered directly in your name with CC Media’s transfer agent, Computershare Shareowner Services LLC (“Computershare”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Computershare on behalf of CC Media.  As the stockholder of record, you have the right to grant your voting proxy directly to CC Media or to vote in person at the annual meeting.  CC Media has enclosed a proxy card for you to use.  Please sign and return your proxy card.

Beneficial Owner:  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker on how to vote and also are invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares.  Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.  Please sign and return your voting instruction card.

Q:	What constitutes a quorum?

A:
For purposes of electing the two directors that the holders of CC Media’s Class A common stock are entitled to elect, the presence, in person or by proxy, of the holders of outstanding shares of CC Media’s Class A common stock representing a majority of the votes entitled to be cast by holders of Class A common stock is necessary to constitute a quorum at the annual meeting.  For all other matters, including for purposes of electing the 10 other directors, the presence, in person or by proxy, of the holders of outstanding shares of CC Media’s common stock representing a majority of the votes entitled to be cast is necessary to constitute a quorum at the annual meeting.  Votes “withheld,” abstentions and “broker non-votes” (described below) are counted as present for purposes of establishing a quorum.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Brokers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions.  When a broker is not permitted to vote the shares of a customer who does not provide voting instructions, it is called a “broker non-vote.”  If you do not provide your broker with voting instructions, your broker will not be able to vote your shares with respect to the election of directors.  Your broker will send you directions on how you can instruct your broker to vote.

As described above, if you do not provide your broker with voting instructions and the broker is not permitted to vote your shares on a proposal, a “broker non-vote” occurs.  Broker non-votes will be counted for purposes of establishing a quorum at the annual meeting and will have no effect on the vote on any of the proposals at the annual meeting.

Q:	How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted by you in person at the annual meeting.  If you choose to vote your shares held of record in person at the annual meeting, please bring the enclosed proxy card and proof of identification.  Even if you plan to attend the annual meeting, CC Media recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting.  You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting.  Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain and present at the meeting a signed proxy from the record holder giving you the right to vote the shares.  Your vote is important.  Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to stockholders and one guest per each stockholder.  Admission to the annual meeting will be on a first-come, first-served basis.  Registration and seating will begin at 8:45 a.m. local time. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date.  Cameras (including mobile telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in “street name,” when you return your proxy card or voting instruction card accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions.  You can specify your choices by marking the appropriate boxes on the enclosed proxy card or voting instruction card.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What if I abstain from voting or withhold my vote on a specific proposal?

A:
If you withhold your vote on the election of directors or abstain from voting on any of the other proposals, it will have no effect on the outcome of the vote on any of the proposals at the annual meeting.  Abstentions are counted as present for purposes of determining a quorum.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What are CC Media’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR”:

●	each of the 12 nominees for directors named in this proxy statement; and
●	the ratification of the selection of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2013.

Q:	What vote is required to elect the directors and approve each proposal?

A:
Holders of Class A common stock, voting as a separate class, are entitled to elect two members of our Board.  For the election of the 10 other members of our Board and all other matters submitted to a vote of the stockholders, the holders of Class A common stock and Class B common stock will vote together as a single class.  The directors will be elected by a plurality of the votes properly cast.  The ratification of the selection of Ernst & Young LLP as CC Media’s independent registered public accounting firm for the year ending December 31, 2013 will be approved by the affirmative vote of a majority of the votes properly cast.

Q:	May I change my vote?

A:
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of CC Media a proxy card dated later than your last submitted proxy card, notifying the Secretary of CC Media in writing or voting in person at the annual meeting.  If your shares are held beneficially in “street name,” you should follow the instructions provided by your broker or other nominee to change your vote.

Q:	Where can I find the voting results of the annual meeting?

A:
CC Media will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K, which we anticipate filing with the Securities and Exchange Commission (the “SEC”) by May 23, 2013.

Q:	May I access CC Media’s proxy materials from the Internet?

A:	Yes. These materials are available at www.envisionreports.com/ccmo.

THE BOARD OF DIRECTORS

Our Board, which currently consists of 13 members, is responsible for overseeing the direction of CC Media and for establishing broad corporate policies.  However, in accordance with corporate legal principles, it is not involved in day-to-day operating details.  Members of the Board are kept informed of CC Media’s business through discussions with the Chief Executive Officer, the Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, by receiving updates from Board committees and by otherwise participating in Board and committee meetings.

COMPOSITION OF THE BOARD OF DIRECTORS

Holders of CC Media’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board (the “public directors”).  For the election of the other members of our Board, the holders of Class A common stock and Class B common stock will vote together as a single class.  However, since several entities controlled by Bain Capital Partners, LLC and its affiliates (collectively, “Bain Capital”) and Thomas H. Lee Partners, L.P. and its affiliates (collectively, “THL” and, together with Bain Capital, the “Sponsors”) hold a majority of the outstanding capital stock and voting power of CC Media, the holders of CC Media’s Class A common stock do not have the voting power to elect the remaining members of our Board.  Pursuant to an amended and restated voting agreement (the “Voting Agreement”) entered into among B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, BT Triple Crown Merger Co., Inc., CC Media, Highfields Capital I LP, Highfields Capital II LP, Highfields Capital III L.P. and Highfields Capital Management LP (collectively, with Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III L.P., “Highfields”) on May 13, 2008, of the two members of the Board to be elected by holders of CC Media’s Class A common stock, the parties to the Voting Agreement initially agreed that:

●
one of the directors, who was selected by Highfields Capital Management LP, would be Jonathon S. Jacobson, and Mr. Jacobson was named to the Nominating and Corporate Governance Committee of CC Media’s Board; and

●	the other director, who was selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP, would be David C. Abrams.

These two directors are nominated to stand for re-election at the annual meeting.  Until the date that Highfields owns less than five percent of the Class A common stock of CC Media, CC Media will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management LP, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP.  CC Media also has agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CC Media will cause at least one of the public directors to be appointed to each of the primary standing committees of the Board and, if such public director shall cease to serve as a director of CC Media or otherwise is unable to fulfill his or her duties on any such committee, CC Media shall cause the director to be succeeded by another public director.

BOARD MEETINGS

During 2012, the Board held 12 meetings.  All of CC Media’s directors, other than Messrs. Irving L. Azoff, Steven W. Barnes (who resigned from our Board on December 13, 2012), Charles A. Brizius (who resigned from our Board on March 20, 2013), Jonathon S. Jacobson and Randall T. Mays (who is not standing for re-election at the annual meeting), attended at least 75% of the aggregate of all meetings of the Board and committees on which they served during the periods in which they served during 2012.

STOCKHOLDER MEETING ATTENDANCE

CC Media encourages, but does not require, directors to attend the annual meetings of stockholders.  The Chairman of the Board, Mark P. Mays, attended the annual meeting of stockholders in 2012.

INDEPENDENCE OF DIRECTORS

The Board has adopted the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”) for determining the independence of its members.  To be considered independent under NASDAQ rules, a director may not be employed by CC Media or engage in certain types of business dealings with CC Media.  As required, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has affirmatively determined that David C. Abrams and Jonathon S. Jacobson are independent directors under the listing standards of NASDAQ.  In making these determinations, the Board reviewed and discussed information provided by the directors and by CC Media with regard to the directors’ business and personal activities as they relate to CC Media and its affiliates.  In the ordinary course of business during 2012, we entered into various transactions with certain entities affiliated with members of our Board.  Our Board considered the following transactions and relationships in making their independence determinations with respect to Messrs. Abrams and Jacobson:

●
Funds managed by Mr. Abrams owned approximately 8.2% of Arbitron Inc. until December 18, 2012, after which they no longer own shares of Arbitron Inc. stock.  Funds managed by Mr. Abrams also owned more than 5% of Lamar Advertising Company until January 24, 2013, after which they own less than 5% of Lamar Advertising Company stock.  The funds managed by Mr. Abrams do not have representatives serving in director or management positions with Arbitron Inc. or Lamar Advertising Company.  During 2012, we or our affiliates paid Arbitron Inc. approximately $91.8 million for radio ratings information and market research.  We and our affiliates also received approximately $124,000 from Arbitron Inc. during 2012.  During 2012, our affiliates leased property and provided services to Lamar Advertising Company for $1.7 million.  During 2012, we and our affiliates also conducted a small amount of business (less than $60,000) with one other entity for which Mr. Abrams serves as a director and donated outdoor advertising public service announcements (less than $3,000 in aggregate value) to a charity for which Mr. Abrams serves as a trustee.

●
During 2012, a non-profit organization for which an immediate family member of Mr. Jacobson serves as a director paid us and our affiliates less than $10,000 for radio advertising services, and our affiliates donated outdoor advertising public service announcements (less than $30,000 in aggregate value) to the charity.

●
Funds affiliated with Mr. Abrams and Mr. Jacobson also own certain term loans and other debt securities of our indirect wholly owned subsidiary, Clear Channel Communications, Inc. (“Clear Channel”), as described in “Certain Relationships and Related Party Transactions—Commercial Transactions.”

The transactions described above are arms-length, ordinary course of business commercial, charitable or financing transactions and we generally expect transactions of a similar nature to occur during 2013.  In each case, our Board concluded that the transaction or relationship did not impair the independence of the director.

COMMITTEES OF THE BOARD

The three primary standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  Each committee has a written charter, which guides its operations.  The written charters are available on CC Media’s Internet website at www.clearchannel.com.  The table below sets forth the current members of each of these committees.  Mr. Carlisle replaced Mr. Brizius as a member of our Compensation Committee and Nominating and Corporate Governance Committee upon Mr. Brizius’ March 20, 2013 resignation as a member of our Board.

Board Committee Membership
Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David C. Abrams	*X	X
Irving L. Azoff
Richard J. Bressler	X	X
James C. Carlisle		X	X
John P. Connaughton		*X
Matthew J. Freeman
Blair E. Hendrix	X	X
Jonathon S. Jacobson		X	X
Ian K. Loring			X
Mark P. Mays
Randall T. Mays
Robert W. Pittman
Scott M. Sperling			*X

* = Chairman
X = Committee member

The Board also has an Operating Committee, which currently is composed of Richard J. Bressler, John P. Connaughton, Blair E. Hendrix and Scott M. Sperling.  The purpose of the Operating Committee is to actively engage with management on strategy and execution of corporate and financial plans and goals, as well as such other responsibilities and duties as may be established by the Board from time to time.

The Audit Committee

The Audit Committee assists the Board in its general oversight of CC Media’s financial reporting, internal control and audit functions.  Audit Committee member David C. Abrams has been designated by our Board as an “Audit Committee Financial Expert,” as defined by the SEC.  The Audit Committee met five times during 2012.  Mr. Abrams is independent as defined by the standards of the rules and regulations of the SEC and CC Media’s independence standards.

The Audit Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

●	select the independent registered public accounting firm;
●	approve or pre-approve all auditing and non-audit services by the independent registered public accounting firm;

●	review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;
●	review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;
●
review with management, the internal auditors and the independent registered public accounting firm CC Media’s system of internal control, financial and critical accounting practices and its policies relating to risk assessment and risk management, including legal and ethical compliance programs;

●
review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

●	review material pending legal proceedings involving the Company and other contingent liabilities.

The full text of the Audit Committee’s charter can be found on our website at www.clearchannel.com.

The Compensation Committee

The Compensation Committee determines compensation arrangements for executive officers, administers CC Media’s performance-based cash compensation plans, and makes recommendations to the Board concerning the compensation, if any, of directors of CC Media and its subsidiaries (except with respect to matters related to the compensation of the directors and certain officers of CC Media’s publicly traded indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”)).  The Compensation Committee met five times during 2012.  Compensation Committee members David C. Abrams and Jonathon S. Jacobson are independent as defined by CC Media’s independence standards.

The Compensation Committee has the ability, under its charter, to select and retain, at the expense of CC Media, legal and financial counsel and other consultants necessary to assist it as it may deem appropriate, in its sole discretion.  The Compensation Committee also has the authority to select and retain a compensation consultant to be used to survey the compensation practices in CC Media’s industry and to provide advice so that CC Media can maintain its competitive ability to recruit and retain highly qualified personnel.  The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants.  The Compensation Committee also has the authority to delegate to subcommittees of the Compensation Committee any of the responsibilities of the full Compensation Committee; provided, however, that as long as one of the public directors elected by the holders of the Class A common stock as a separate class is on the Board, at least one of such public directors will serve on any subcommittee at all times.

The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:

●
review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s and other executive officers’ compensation level based on this evaluation;

●	approve all awards to executive officers under CC Media’s incentive compensation plans, as well as adopt, administer, amend or terminate such plans;
●
perform tasks similar to those in the two preceding bullets with respect to those other members of senior management whose compensation is the responsibility of the Board or whose compensation the Chief Executive Officer requests the Compensation Committee to review and affirm;

●	recommend to the Board all awards under CC Media’s equity-based plans, and recommend to the Board the adoption, amendment or termination of any compensation plan under which stock may be issued;

●	assist the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;
●
obtain through discussions with management an understanding of CC Media’s risk management practices and policies in order to appropriately evaluate whether CC Media’s compensation policies or practices create incentives that affect risk taking;

●
review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to the Board that the Compensation Discussion and Analysis be included in the proxy statement;

●	produce a Compensation Committee report on executive compensation for inclusion in the proxy statement; and
●	make recommendations to the Board regarding compensation, if any, of the Board.

The full text of the Compensation Committee’s charter can be found on our website at www.clearchannel.com.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary responsibilities, which are discussed in detail within its charter, include the following:

●	identify individuals qualified to become Board members;
●	receive nominations for qualified individuals and review recommendations put forward by the Chief Executive Officer or recommended by stockholders;
●	establish any qualifications, desired background, expertise and other selection criteria for members of the Board and any committee; and
●	recommend to the Board the director nominees for the next annual meeting of stockholders.

The Nominating and Corporate Governance Committee met one time during 2012.  Committee member Jonathon S. Jacobson is independent as defined by CC Media’s independence standards. The full text of the Nominating and Corporate Governance Committee’s charter can be found on our website at www.clearchannel.com.

Our directors play a critical role in guiding CC Media’s strategic direction and overseeing the management of CC Media.  CC Media does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to recommend the nomination of directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate mix of experience, skills, and expertise to oversee CC Media’s businesses.  Director candidates should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated and have the time, energy, interest and willingness to serve as a member of the Board.  The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.  The Nominating and Corporate Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term.

Directors Steven W. Barnes and Charles A. Brizius resigned as members of our Board on December 13, 2012 and March 20, 2013, respectively.  Pursuant to our bylaws, our Board appointed Matthew J. Freeman as a member of our Board to fill the vacancy created by Mr. Barnes’ resignation effective December 14, 2012 and our Board appointed James C. Carlisle as a member of our Board to fill the vacancy created by Mr. Brizius’ resignation effective March 20, 2013.  Mr. Freeman was recommended for election as a director by our Board members affiliated with Bain Capital and Mr. Carlisle was recommended for election as a director by our Board members affiliated with THL.  Randall T. Mays also is not standing for re-election at our annual meeting.  Our Board has decided not to replace Mr. Mays as a director at this time and, accordingly, the size of our Board will be reduced from 13 to 12 immediately prior to the annual meeting.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by stockholders.  Recommendations concerning individuals proposed for consideration should be addressed to the Board, c/o Secretary, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.  Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration and a statement that the person has agreed to serve if nominated and elected.  The Board evaluates candidates recommended by stockholders in the same manner in which it evaluates other nominees.  Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements set forth in our bylaws, as described below under “Stockholder Proposals for 2014 Annual Meeting and Advance Notice Procedures.”

BOARD LEADERSHIP STRUCTURE

From July 30, 2008 until March 31, 2011, Mark P. Mays served as both our President and Chief Executive Officer and our Chairman of the Board.  Mr. Mays retired as our President and Chief Executive Officer on March 31, 2011, but has continued to serve as an officer and our Chairman of the Board.  On March 31, 2011, our Board (1) established a new “Office of the Chief Executive Officer” to serve the functions of the Chief Executive Officer and President until a permanent replacement for Mr. Mays was hired and (2) appointed Thomas W. Casey (our Executive Vice President and Chief Financial Officer) and Robert H. Walls, Jr. (our Executive Vice President, General Counsel and Secretary) to serve in the newly-created office in addition to their existing offices, which they retained.  Messrs. Casey and Walls are not members of our Board.  Robert W. Pittman was appointed as our Chief Executive Officer and a member of our Board on October 2, 2011, at which time the Office of the Chief Executive Officer ceased to exist at CC Media.

Other than the period of time since Mr. Mays’ retirement as our Chief Executive Officer, we historically have combined the roles of Chairman of the Board and Chief Executive Officer.  The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of CC Media to make that determination based on the position and direction of CC Media, the membership of the Board and the individuals who occupy those roles.  As our Chairman of the Board and our previous Chief Executive Officer, Mr. Mays has worked collaboratively with Mr. Pittman and, prior to his appointment, the Office of the Chief Executive Officer during its tenure during 2011.  Our Nominating and Corporate Governance Committee and our Board have continued to evaluate the appropriate leadership structure for our company, including our past leadership structures and Mr. Pittman’s service as our Chief Executive Officer.  After considering these factors, our Nominating and Corporate Governance Committee recommended and our Board approved the appointment of Mr. Pittman to serve as our Chairman of the Board beginning on May 17, 2013, subject to his re-election as a director.

We believe that having the Chief Executive Officer also serve as our Chairman of the Board provides us with a clear leadership structure.  As our Chairman and Chief Executive Officer, Mr. Pittman will continue to provide our Board with insight into our operations and help facilitate the flow of information between management and the Board.  Subject to his re-election as a director, Mr. Mays will remain a member of our Board and we will continue to benefit from his experience as our previous Chief Executive Officer.  In addition, Board members John P. Connaughton and Scott M. Sperling will continue to serve as Co-Presiding Directors of our Board, providing an additional layer of non-employee director oversight.  For the reasons described above, our Board believes that this leadership structure is appropriate for us at this time.

Our risk management philosophy strives to:

●	timely identify the material risks that CC Media faces;
●	communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board committee;
●	implement appropriate and responsive risk management strategies consistent with CC Media’s risk profile; and
●	integrate risk management into CC Media’s decision-making.

The Board has designated the Audit Committee to oversee risk management.  The Audit Committee reports to the Board regarding briefings provided by management and advisors, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of CC Media’s risk management processes.  In addition, Mr. Pittman (in his current role as a member of our Board and our Chief Executive Officer and in his future role as our Chairman and Chief Executive Officer) is able to provide our Board with valuable insight into our risk profile and the options to mitigate and address our risks based on his experience with the daily management of our business.  The Board encourages management to promote a corporate culture that incorporates risk management into CC Media’s corporate strategy and day-to-day operations.

STOCKHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD

Stockholders and other interested parties desiring to communicate with the Board or individual directors should do so by sending regular mail to:

Board of Directors
c/o Secretary
CC Media Holdings, Inc.
200 East Basse Road
San Antonio, Texas 78209

CODE OF BUSINESS CONDUCT AND ETHICS

On March 25, 2013, we adopted an updated Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer.  Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K.  The Code of Conduct is publicly available on our Internet website at www.clearchannel.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.clearchannel.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of CC Media’s common stock as of March 20, 2013 for: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to CC Media to beneficially own more than 5% of any class of CC Media’s outstanding shares of common stock.  At the close of business on March 20, 2013, there were 26,225,310 shares of CC Media’s Class A common stock, 555,556 shares of CC Media’s Class B common stock and 58,967,502 shares of CC Media’s Class C common stock outstanding.  In addition, information concerning the beneficial ownership of common stock of our indirect subsidiary, CCOH, by: (1) each director currently serving on our Board and each of the nominees for director; (2) each of our named executive officers; and (3) our directors and executive officers as a group is set forth in the footnotes to the table below.  At the close of business on March 20, 2013, there were 42,419,666 shares of CCOH’s Class A common stock outstanding and 315,000,000 shares of CCOH’s Class B common stock outstanding.  Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

All of our outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC (“CC IV”) and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P. (“CC V”), each of which ultimately is controlled jointly by funds affiliated with the Sponsors.  These shares represent in the aggregate approximately 69% (whether measured by voting power or economic interest) of the equity of CC Media.

Subject to certain limitations set forth in the Third Amended and Restated Certificate of Incorporation of CC Media, each share of Class B common stock and each share of Class C common stock is convertible, at the election of the holder thereof, into one share of Class A common stock at any time.  Each holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of total number of shares of Class B common stock outstanding as of the Record Date and the number of shares of Class C common stock outstanding as of the Record Date by (b) the number of shares of Class B common stock outstanding as of the Record Date.  Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any proposals presented to stockholders of CC Media.  Each share of common stock is entitled to share on a pro rata basis in any distributions by CC Media.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (a)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock		Number of Shares of Class C Common Stock		Percentage of Outstanding Common Stock on an As-Converted Basis (b)
Holders of More than 5%:
Bain Capital Investors, LLC and related investment funds	—	555,556	(c)	58,967,502	(d)	69.4%
Thomas H. Lee Partners, L.P. and related investment entities	—	555,556	(e)	58,967,502	(f)	69.4%
Highfields Capital Management LP and managed investment funds(g)	9,950,510	—		—		11.6%
Abrams Capital Management, L.P. and affiliates(h)	6,811,407	—		—		7.9%

Named Executive Officers, Executive Officers and Directors:
David C. Abrams(h)	6,811,407	—		—		7.9%
Irving L. Azoff	—	—		—		—
Richard J. Bressler	—	—		—		—
James C. Carlisle	—	—		—		—
Thomas W. Casey(i)	187,500	—		—		*
John P. Connaughton(j)	—	—		—		—
C. William Eccleshare(k)	—	—		—		—
Matthew J. Freeman(j)	—	—		—		—
Blair E. Hendrix(j)	—	—		—		—
John E. Hogan(l)	241,902	—		—		*
Jonathon S. Jacobson(g)	9,950,510	—		—		11.6%
Ian K. Loring(j)	—	—		—		—
Mark P. Mays(m)	1,073,604	—		—		1.2%
Randall T. Mays(n)	1,100,256	—		—		1.3%
Robert W. Pittman(o)	1,072,215	—		—		1.3%
Scott M. Sperling(p)	—	—		—		—
Robert H. Walls, Jr. (q)	150,000	—		—		*
All directors and executive officers as a group (18 individuals)(r)	20,614,394	—		—		23.7%
___________________
* Means less than 1%.

(a)	Unless otherwise indicated, the address for all beneficial owners is c/o CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).

(c)
Represents the 555,556 shares of Class B common stock of CC Media owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock.  Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners (CC) IX, L.P. (“BCP IX”), which is the general partner of Bain Capital (CC) IX, L.P. (“Bain Fund IX”), which holds 50% of the limited liability company interests in CC IV.  BCI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.  The business address of CC IV is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(d)
Represents the 58,967,502 shares of Class C common stock of CC Media owned by CC V, which represents 100% of the outstanding shares of our Class C common stock.  BCI is the sole member of Bain Capital CC Partners, LLC (“Bain CC Partners”), which is the general partner of Bain Capital CC Investors, L.P. (“Bain CC Investors”), which holds 50% of the limited partnership interests in CC V.  Bain CC Investors expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act.  BCI disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.  The business address of CC V is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116 and c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(e)
Represents the 555,556 shares of CC Media’s Class B common stock owned by CC IV, which represents 100% of the outstanding shares of our Class B common stock.  Thomas H. Lee Equity Fund VI, L.P. (“THL Fund VI”) holds 50% of the limited liability company interests in CC IV.  THL Holdco, LLC (“THL Holdco”) is the managing member of Thomas H. Lee Advisors, LLC (“THLA”), which is the general partner of Thomas H. Lee Partners, L.P. (“THLP”), which is the sole member of THL Equity Advisors VI, LLC (“THL Advisors”), which is the general partner of THL Fund VI.  Voting and investment determinations with respect to the securities held by THL Fund VI are made by the management committee of THL Holdco. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, and as such may be deemed to share beneficial ownership of the securities held or controlled by THL Fund VI.  Each of THL Holdco and Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein.  The business address of CC IV is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(f)
Represents the 58,967,502 shares of CC Media’s Class C common stock owned by CC V, which represents 100% of the outstanding shares of our Class C common stock.  THL Fund VI and THL Equity Fund VI Investors (Clear Channel), L.P. (“THL Investors Fund”) collectively hold 50% of the limited partnership interests in CC V.  Each of the following entities are limited partners of the THL Investors Fund: THL Fund VI, Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Coinvestment Partners, L.P. and THL Operating Partners, L.P. (collectively, the “THL Funds”).  THL Advisors is the general partner of THL Fund VI, Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P. and THL Investors Fund.  THLP is the general partner of THL Coinvestment Partners, L.P. and THL Operating Partners, L.P.  THL Advisors also holds 50% of the limited liability company interests in CC V Manager, which is the general partner of CC V.  Voting and investment determinations with respect to the securities held by THL Funds are made by the management committee of THL Holdco. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, and as such may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds.  Each of THL Holdco and Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of its or his pecuniary interest therein.  The business address of CC V is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110 and c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(g)
As reported on a Schedule 13G/A filed with respect to CC Media’s Class A common stock on February 14, 2013, Highfields Capital Management LP (“Highfields Capital Management”) is the investment manager to each of Highfields Capital I LP, a Delaware limited partnership (“Highfields I”), Highfields Capital II LP, a Delaware limited partnership (“Highfields II”), and Highfields Capital III L.P., an exempted limited partnership organized under the laws of the Cayman Islands, B.W.I. (“Highfields III”).  Highfields GP LLC, a Delaware limited liability company (“Highfields GP”), is the general partner of Highfields Capital Management.  Highfields Associates LLC, a Delaware limited liability company (“Highfields Associates”), is the general partner of each of Highfields I, Highfields II and Highfields III.  Mr. Jacobson is the managing member of Highfields GP and the senior managing member of Highfields Associates.  Each of Highfields Capital Management, Highfields GP, Highfields Associates and Mr. Jacobson has the power to direct the receipt of dividends from or the proceeds from the sale of the shares owned by Highfields I, Highfields II and Highfields III.  Each of the above disclaims beneficial ownership of any securities owned beneficially by any other person or persons.  Mr. Jacobson has indicated that a portion or all of the securities described in the Schedule 13G/A may be held in margin accounts from time to time.  The business address of Mr. Jacobson, Highfields Capital Management, Highfields GP, Highfields Associates, Highfields I and Highfields II is c/o Highfields Capital Management LP, John Hancock Tower, 200 Clarendon Street, 59th Floor, Boston, Massachusetts 02116.  The business address of Highfields III is c/o State Street (Cayman) Trust Limited, d/b/a International Fund Services, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, P.O. Box 896, Grand Cayman KY1-1103, Cayman Islands.  As of March 20, 2013, the shares of CC Media’s Class A common stock reported on the Schedule 13G/A represented 37.9% of the shares of CC Media’s Class A common stock.

(h)
As reported on a Schedule 13D filed with respect to CC Media’s Class A common stock on November 29, 2011. The CC Media shares reported in the Schedule 13D for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II and other private investment vehicles for which Abrams Capital, LLC (“Abrams Capital”) serves as general partner.  Shares reported in the Schedule 13D for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent shares beneficially owned by ACP II and other private investment vehicles (including those for which shares are reported for Abrams Capital) for which Abrams CM LP serves as investment manager.  Abrams CM LLC is the general partner of Abrams CM LP.  The CC Media shares reported in the Schedule 13D for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC.  Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC.  The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.  As of March 20, 2013, the shares of CC Media’s Class A common stock reported on the Schedule 13D represented 25.9% of the shares of CC Media’s Class A common stock.

As reported on a Schedule 13G/A filed with respect to CCOH’s Class A common stock on February 13, 2013, ACP II and affiliates beneficially owned 3,354,390 shares of CCOH’s Class A common stock, which represented, as of March 20, 2013, 7.9% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.  Shares of CCOH’s Class A common stock reported in the Schedule 13G/A for ACP II represent shares beneficially owned by ACP II.  Shares reported in the Schedule 13G/A for Abrams Capital represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner.  Shares reported in the Schedule 13G/A for Abrams CM LP and Abrams CM LLC represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager.  Abrams CM LLC is the general partner of Abrams CM LP.  Shares reported in the Schedule 13G/A for Mr. Abrams represent the above referenced shares reported for Abrams Capital and Abrams CM LLC.  Mr. Abrams is the managing member of Abrams Capital and Abrams CM LLC.  Each disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein.  The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.

(i)
Represents vested stock options representing 187,500 shares of CC Media’s Class A common stock held by Mr. Casey.  Mr. Casey’s holdings represented less than 1% of CC Media’s Class A common stock as of March 20, 2013.

(j)
John P. Connaughton, Matthew J. Freeman, Blair E. Hendrix and Ian K. Loring are managing directors or operating partners of BCI and members of BCI and, by virtue of this and the relationships described in footnotes (c) and (d) above, may be deemed to share voting and dispositive power with respect to all of the shares of CC Media’s Class B common stock held by CC IV and all of the shares of CC Media’s Class C common stock held by CC V.  Each of Messrs. Connaughton, Freeman, Hendrix and Loring expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein.  The business address of each of Messrs. Connaughton, Freeman, Hendrix and Loring is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(k)
As of March 20, 2013, Mr. Eccleshare held 6,846 shares of CCOH’s Class A common stock and vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 318,905 shares of CCOH’s Class A common stock.  As of March 20, 2013, Mr. Eccleshare’s holdings collectively represented less than 1% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(l)
Includes 131,326 shares of unvested restricted Class A common stock of CC Media held by Mr. Hogan.  Mr. Hogan’s holdings represented less than 1% of CC Media’s Class A common stock as of March 20, 2013.

(m)
Includes vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 576,287 shares of CC Media’s Class A common stock held by Mark P. Mays, 111,112 shares of unvested restricted Class A common stock of CC Media held by Mr. Mays and 197,593 shares of CC Media’s Class A common stock held by trusts of which Mr. Mays is the trustee. Mr. Mays’ holdings collectively represented 4.0% of CC Media’s Class A common stock as of March 20, 2013.

As of March 20, 2013, Mr. Mays also held 15,565 shares of CCOH’s Class A common stock and vested stock options to purchase 150,000 shares of CCOH’s Class A common stock. As of March 20, 2013, these holdings collectively represented less than 1% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common are converted to shares of CCOH’s Class A common stock.

(n)
Includes vested stock options representing 402,675 shares of CC Media’s Class A common stock held by Randall T. Mays, 111,112 shares of unvested restricted Class A common stock of CC Media held by Mr. Mays, 111,111 shares of CC Media’s Class A common stock held by trusts of which Mr. Mays is the trustee and 102,168 shares of CC Media’s Class A common stock held by RTM Partners, Ltd.  Mr. Mays controls the sole general partner of RTM Partners, Ltd.  As of March 20, 2013, Mr. Mays’ holdings collectively represented 4.1% of CC Media’s Class A common stock.

As of March 20, 2013, Mr. Mays also held 16,667 shares of CCOH’s Class A common stock and vested stock options to purchase 150,000 shares of CCOH’s Class A common stock.  As of March 20, 2013, these holdings collectively represented less than 1% of CCOH’s Class A common stock and less than 1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

(o)
Represents 200,000 shares of unvested restricted Class A common stock of CC Media and vested stock options to purchase 166,000 shares of CC Media’s Class A common stock held by Mr. Pittman and 706,215 shares of CC Media’s Class A common stock beneficially owned by Pittman CC LLC, a limited liability company controlled by Mr. Pittman. As of March 20, 2013, these holdings collectively represented 4.1% of CC Media’s Class A common stock.

(p)
Scott M. Sperling is a member of THL Holdco and, by virtue of this and the relationships described in footnotes (e) and (f) above, may be deemed to share voting and dispositive power with respect to all of the shares of CC Media’s Class B common stock held by CC IV and all of the shares of CC Media’s Class C common stock held by CC V. Mr. Sperling expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than himself, including, without limitation, CC IV or CC V, for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act, except to the extent of his pecuniary interest therein. The business address of Mr. Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110.

(q)
Includes 105,000 shares of unvested restricted Class A common stock of CC Media held by Mr. Walls.  As of March 20, 2013, Mr. Walls’ holdings represented less than 1% of CC Media’s Class A common stock.

(r)
Includes: (1) 6,811,407 shares of CC Media’s Class A common stock beneficially owned by Abrams Capital Management, L.P. and affiliates (Mr. Abrams is one of our directors and the managing member of Abrams Capital and Abrams CM LLC); (2) 9,950,510 shares of CC Media’s Class A common stock beneficially owned by Highfields Capital Management LP and managed investment funds (Mr. Jacobson is one of our directors and the managing member of Highfields GP and the senior managing member of Highfields Associates); (3) vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 1,332,462 shares of CC Media’s Class A common stock held by our directors and executive officers as a group; (4) 682,175 shares of unvested restricted Class A common stock of CC Media held by such persons; (5) 197,593 shares of CC Media’s Class A common stock held by trusts of which Mark P. Mays is the trustee; (6) 111,111 shares of CC Media’s Class A common stock held by trusts of which Randall T. Mays is the trustee; (7) 102,168 shares of CC Media’s Class A common stock held by RTM Partners, Ltd.; and (8) 706,215 shares of CC Media’s Class A common stock held by Pittman CC LLC.  As of March 20, 2013, the holdings of our directors and executive officers collectively represented 74.8% of CC Media’s Class A common stock.

As of March 20, 2013, all of CC Media’s directors and executive officers as a group also were the beneficial owners of CCOH’s Class A common stock as follows: (1) 39,078 shares of CCOH’s Class A common stock held by such persons; (2) vested stock options and stock options that will vest within 60 days after March 20, 2013 collectively representing 618,905 shares of CCOH’s Class A common stock; and (3) 3,354,390 shares of CCOH’s Class A common stock beneficially owned by Abrams Capital Management, L.P. and affiliates.  As of March 20, 2013, these holdings collectively represented 9.3% of CCOH’s Class A common stock and 1.1% of CCOH’s Class A common stock assuming all shares of CCOH’s Class B common stock are converted to shares of CCOH’s Class A common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

Director Randall T. Mays is not standing for re-election.  Our Board has decided not to replace Mr. Randall T. Mays as a director and, accordingly, the size of our Board will be reduced from 13 to 12 immediately prior to the annual meeting.  The Board has nominated the 12 persons listed as nominees below for election as directors at the annual meeting of stockholders.  Each of the directors elected at the annual meeting will serve until the next annual meeting of stockholders or until his or her successor shall have been elected and qualified, subject to earlier resignation, removal, death or disqualification.  The directors are to be elected by a plurality of the votes cast at the annual meeting by the holders of the shares of CC Media common stock represented and entitled to be voted at the annual meeting.  Holders of CC Media’s Class A common stock, voting as a separate class, are entitled to elect two members of the Board.  For the election of the 10 other members of our Board, the holders of Class A common stock and Class B common stock will vote together as a single class.  However, since the Sponsors hold a majority of the outstanding capital stock and voting power of CC Media, the holders of CC Media Class A common stock do not have the voting power to elect the remaining 10 members of our Board.  Pursuant to the Voting Agreement, of the members of the Board to be elected by holders of CC Media’s Class A common stock (referred to as the public directors), the parties to the Voting Agreement initially agreed that:

●
one of the directors, who was selected by Highfields Capital Management LP, would be Jonathon S. Jacobson, and Mr. Jacobson was named to the Nominating and Corporate Governance Committee of CC Media’s Board; and

●	the other director, who was selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP, would be David C. Abrams.

These two directors are nominated to stand for re-election at the annual meeting.  Until the date that Highfields owns less than five percent of the Class A common stock of CC Media, CC Media will nominate two candidates for election by the holders of Class A common stock, of which one candidate (who initially was Mr. Jacobson) will be selected by Highfields Capital Management LP, and one candidate (who initially was Mr. Abrams) will be selected by the Nominating and Corporate Governance Committee after consultation with Highfields Capital Management LP.  CC Media also has agreed that until the termination of the Voting Agreement and subject to the fiduciary duties of its Board, CC Media will cause at least one of the public directors to be appointed to each of the primary standing committees of the Board and if such public director shall cease to serve as a director of CC Media or otherwise is unable to fulfill his or her duties on any such committee, CC Media shall cause the director to be succeeded by another public director.

Each of the nominees listed below currently is a director and is standing for re-election.  Each nominee has indicated a willingness to serve as director if elected.  Should any nominee become unavailable for election, discretionary authority is conferred on the proxies to vote for a substitute.  Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following information, which is as of March 20, 2013, is furnished with respect to each of the nominees for election at our annual meeting:

NOMINEES FOR DIRECTOR

David C. Abrams, age 52, is the managing partner of Abrams Capital, a Boston-based investment firm he founded in 1999. Abrams Capital manages approximately $6 billion in assets across a wide spectrum of investments. Mr. Abrams has been one of our directors since July 30, 2008.  Mr. Abrams also serves on the boards of directors of Clear Channel and several private companies.  Mr. Abrams previously served on the boards of directors of USA Mobility, Inc. and Crown Castle International, Inc.  Mr. Abrams received a B.A. from the University of Pennsylvania.  He serves as a member of The Berklee College of Music Board of Trustees and as an overseer of the College of Arts and Sciences at the University of Pennsylvania.  Mr. Abrams was selected to serve as a member of our Board because of his experience in acquisitions and financings gained through his work at Abrams Capital and his strategic experience gained through serving on the boards of directors of public and private companies.

Irving L. Azoff, age 65, has been a member of our Board and has served as a director of Clear Channel since September 27, 2010.  Until his retirement on December 31, 2012, Mr. Azoff served as Executive Chairman and a member of the board of directors of Live Nation Entertainment, Inc. (“Live Nation”) since January 2010 and as Chairman of the Board of Live Nation since February 2011.  Until his retirement on December 31, 2012, Mr. Azoff also served as Chairman and CEO of Front Line Management Group Inc. (“Front Line”) since January 2005.  Before joining Live Nation in 2010, Mr. Azoff was CEO of Ticketmaster Entertainment, Inc. since October 2008.  Mr. Azoff is the personal manager of the Eagles, who he has managed since 1974, Christina Aguilera, Van Halen and Steely Dan.  Mr. Azoff was selected to serve as a member of our Board because of his extensive experience in the entertainment industry.

Richard J. Bressler, age 55, is a Managing Director at THL.  Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom Inc. (“Viacom”) from May 2001 through 2005, with responsibility for managing all strategic, financial, business development and technology functions.  Prior to that, Mr. Bressler served in various capacities with Time Warner Inc. (“Time Warner”), including as Chairman and Chief Executive Officer of Time Warner Digital Media.  He also served as Executive Vice President and Chief Financial Officer of Time Warner from March 1995 to June 1999.  Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young LLP since 1979.  Mr. Bressler has been one of our directors since May 2007.  Mr. Bressler also currently is a director of Clear Channel, Gartner, Inc. and The Nielsen Company.  Mr. Bressler previously served as a member of the board of directors of American Media Operations, Inc. and Warner Music Group Corp., as a board observer at Univision Communications, Inc. and as a member of the J.P. Morgan Chase National Advisory Board.  Mr. Bressler holds a B.B.A. from Adelphi University. Mr. Bressler was selected to serve as a member of our Board for his experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL and Ernst & Young LLP.

James C. Carlisle, age 37, is a Managing Director at THL.  Prior to joining THL in 2000, Mr. Carlisle worked at Goldman, Sachs & Co. in the Financial Institutions Group.  Mr. Carlisle has been one of our directors since March 20, 2013.  Mr. Carlisle also currently is a board observer at Univision Communications, Inc. and a director of Clear Channel, CCOH and Agencyport Software Ltd., a provider of software systems to the insurance industry.  Mr. Carlisle holds a B.S.E., summa cum laude, in Operations Research from Princeton University and an M.B.A. from Harvard Business School.  He also serves as a member of the board of directors of The Massachusetts Eye and Ear Infirmary and is an active contributor to the National Park Foundation.  Mr. Carlisle was selected to serve as a member of our Board based on his experience evaluating strategies, operations and risks gained through his work at Goldman, Sachs & Co. and THL, as well as his experience serving as a director for other media companies.

John P. Connaughton, age 47, has been a Managing Director of Bain Capital since 1997 and a member of the firm since 1989.  He has played a leading role in transactions in the media, technology and medical industries.  Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he advised Fortune 500 companies.  Mr. Connaughton has been one of our directors since May 2007.  Mr. Connaughton also currently serves as a director of Clear Channel, HCA Holdings, Inc. (Hospital Corporation of America), Quintiles Transnational Corp., Warner Chilcott plc and Air Medical Holdings, Inc.  Mr. Connaughton previously served as a member of the boards of directors of Warner Music Group Corp., SunGard Data Systems, Inc., AMC Entertainment Inc., Stericycle Inc., CRC Health Corporation and CMP Susquehanna Holdings Corp.  He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVA McIntire Foundation Board of Trustees.  Mr. Connaughton received a B.S. in Commerce from the University of Virginia and an M.B.A. from the Harvard Business School.  Mr. Connaughton was selected to serve as a member of our Board because of his knowledge of and experience in the industry gained from his various positions with Bain Capital and his service on various boards of directors.

Matthew J. Freeman, age 43, has been a member of our Board and has served as a director of Clear Channel since December 14, 2012.  He is an Operating Partner at Bain Capital.  From 2010 until he joined Bain Capital in 2012, Mr. Freeman served in multiple capacities for The Interpublic Group of Companies, Inc. (a global advertising and marketing services company), including as CEO of its Mediabrands Ventures unit and as Vice Chairman and Global Chief Innovation Officer of its McCann Erickson unit.  Prior thereto, Mr. Freeman was the CEO of an online media company, Betawave, from 2009 to 2010 and served as CEO of the Tribal DDB Worldwide unit of Omnicom Group Inc. (a global advertising, marketing and corporate communications company) from 1998 to 2009.  Mr. Freeman, who graduated from Dartmouth College and the School of Visual Arts, currently serves as Chairman of Advertising Week and has served on the boards of the Advertising Club of New York and the American Association of Advertising Agencies (4As) and is a member of the Marketing Advisory Board of the Museum of Modern Art (MoMA).  Mr. Freeman also has been inducted into the American Advertising Federation Hall of Achievement.  Mr. Freeman was selected to serve as a member of our Board because of his experience in the media and advertising industries.

Blair E. Hendrix, age 48, is a Managing Director of Bain Capital and one of the leaders of the firm’s operationally focused Portfolio Group.  Mr. Hendrix joined Bain Capital in 2000.  Prior to joining Bain Capital, Mr. Hendrix was Executive Vice President and Chief Operating Officer of DigiTrace Care Services, Inc. (now SleepMed), a national healthcare services company he co-founded.  Earlier in his career, Mr. Hendrix was employed by Corporate Decisions, Inc. (now Oliver Wyman), a management consulting firm.  Mr. Hendrix has been a member of our Board since August 2008.  Mr. Hendrix also currently serves as a director of TWCC Holdings Corp. (The Weather Channel), Clear Channel and CCOH, and previously served as a director of Keystone Automotive Operations, Inc., Innophos Holdings, Inc. and SMTC Corporation.  Mr. Hendrix received a B.A. from Brown University, awarded with honors.  Mr. Hendrix was selected to serve as a member of our Board because of his operational knowledge gained through his experience with Bain Capital and in management consulting.

Jonathon S. Jacobson, age 51, founded Highfields Capital Management, a Boston-based investment firm, in July 1998 and serves as Chief Investment Officer.  Prior to founding Highfields, he spent eight years as a senior equity portfolio manager at Harvard Management Company, Inc. (“HMC”), which is responsible for investing Harvard University’s endowment.  At HMC, Mr. Jacobson managed both a U.S. and an emerging markets equity fund.  Prior to that, Mr. Jacobson spent three years in the Equity Arbitrage Group at Lehman Brothers and two years in investment banking at Merrill Lynch Capital Markets.  Mr. Jacobson has been one of our directors since July 30, 2008 and also serves as a director of Clear Channel.  Mr. Jacobson received an M.B.A. from the Harvard Business School in 1987 and graduated magna cum laude with a B.S. in Economics from the Wharton School, University of Pennsylvania in 1983.  He is the Vice Chairman of the Board of Trustees of Brandeis University, where he is a member of both the Executive and Investment Committees, and a Trustee and Executive Committee member of the Gilman School.  He also serves on the Board of the Birthright Israel Foundation, is a member of the Investment Committee of the Weizmann Global Endowment Management Trust and is a past member of the Board of Dean’s Advisors at the Harvard Business School.  Mr. Jacobson was selected to serve as a member of our Board because of his knowledge of finance and capital markets gained through his investment experience at Highfields and other investment funds.

Ian K. Loring, age 49, is a Managing Director at Bain Capital.  Since joining the firm in 1996, Mr. Loring has played a leading role in prominent media, technology and telecommunications investments such as Pro Seiben Sat 1 Media AG, Advertising Directory Solutions, Cumulus Media Partners, Eschelon Telecom, NXP Technologies and Therma-Wave.  Prior to joining Bain Capital, Mr. Loring was a Vice President of Berkshire Partners, with experience in its specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert.  Mr. Loring has been one of our directors since May 2007.  Currently, Mr. Loring also serves on the boards of directors of Clear Channel, TWCC Holdings Corp. (The Weather Channel), NXP Semiconductors N.V. and Denon & Marantz.  Mr. Loring previously served as a member of the boards of directors of Warner Music Group Corp. and SMTC Corporation.  He also volunteers for a variety of non-profit organizations and is a director of the Linda Loring Nature Foundation.  He received an M.B.A. from the Harvard Business School and a B.A. from Trinity College.  Mr. Loring was selected as a member of our Board because of his knowledge of the industry gained through his experience at Bain Capital.

Mark P. Mays, age 49, currently serves as our Chairman and a director.  He was appointed as our Chairman and Chief Executive Officer and a director in July 2008 and as our President in January 2010.  He retired as our President and Chief Executive Officer on March 31, 2011, but continues to serve as an officer and as our Chairman and a director.  Mr. Mays also served as President and Chief Operating Officer of Clear Channel from February 1997 until his appointment as its President and Chief Executive Officer in October 2004.  He relinquished his duties as President of Clear Channel in February 2006 until he was reappointed as President in January 2010.  Mr. Mays has been one of Clear Channel’s directors since May 1998 and its Chairman since July 2008.  Additionally, he previously served as a director of our publicly traded subsidiary, CCOH, until May 2012.  Mr. Mays retired as President and Chief Executive Officer of Clear Channel and as Chief Executive Officer of CCOH on March 31, 2011.  Mr. Mays is the son of L. Lowry Mays, our Chairman Emeritus, and the brother of Randall T. Mays, our former President and Chief Financial Officer and current Vice Chairman and a director of ours, and of Clear Channel.  Mr. Mays was selected to serve as a member of our Board because of his service as our Chief Executive Officer as well as his experience in the industry.

Robert W. Pittman, age 59, was appointed as our Chief Executive Officer and a director, as Chief Executive Officer and a director of Clear Channel and as Executive Chairman and a director of CCOH on October 2, 2011.  Prior thereto, Mr. Pittman served as Chairman of Media and Entertainment Platforms for us and Clear Channel since November 2010.  He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003.  Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002.  He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001.  Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman.  Mr. Pittman was selected to serve as a member of our Board because of his service as Chief Executive Officer of CC Media and Clear Channel, as well as his extensive media experience gained through the course of his career.

Scott M. Sperling, age 55, is Co-President of THL.  Prior to joining THL in 1994, Mr. Sperling was Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company, for more than ten years.  Before that he was a senior consultant with the Boston Consulting Group.  Mr. Sperling has been one of our directors since May 2007.  Mr. Sperling also currently serves as a director of Thermo Fisher Scientific Inc. and Clear Channel, and he previously served as a director of Vertis, Inc., Warner Music Group Corp. and several private companies.  Mr. Sperling also is active in numerous community activities, including serving as a director of the Brigham & Women’s / Faulkner Hospital Group, Chairman of The Citi Center for Performing Arts and a member of the Harvard Business School’s Board of Dean’s Advisors and the Harvard Business School’s Rock Center for Entrepreneurship.  Mr. Sperling received an M.B.A. from the Harvard Business School and a B.S. from Purdue University.  Mr. Sperling was selected as a member of our Board because of his operational and strategic knowledge gained through his experience at THL and various directorships.

The Board recommends that you vote “For” the director nominees named above.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

LEGAL PROCEEDINGS

Two derivative lawsuits were filed in March 2012 in Delaware Chancery Court by stockholders of CCOH, an indirect non-wholly owned subsidiary of Clear Channel, which is, in turn, an indirect wholly owned subsidiary of CC Media. The consolidated lawsuits are captioned In re Clear Channel Outdoor Holdings, Inc. Derivative Litigation, Consolidated Case No. 7315-CS. The complaints name as defendants certain of Clear Channel’s and CCOH’s current and former directors and Clear Channel, as well as Bain Capital and THL.  CCOH also is named as a nominal defendant.  The complaints allege, among other things, that in December 2009 Clear Channel breached fiduciary duties to CCOH and its stockholders by allegedly requiring CCOH to agree to amend the terms of a revolving promissory note payable by Clear Channel to CCOH to extend the maturity date of the note and to amend the interest rate payable on the note. According to the complaints, the terms of the amended promissory note were unfair to CCOH because, among other things, the interest rate was below market. The complaints further allege that Clear Channel was unjustly enriched as a result of that transaction.  The complaints also allege that the director defendants breached fiduciary duties to CCOH in connection with that transaction and that the transaction constituted corporate waste.   On April 4, 2012, the board of directors of CCOH formed a special litigation committee consisting of independent directors (the “SLC”) to review and investigate plaintiffs’ claims and determine the course of action that serves the best interests of CCOH and its stockholders.  On June 20, 2012, the SLC filed a motion to stay the lawsuits for six months while it completes its review and investigation.  In response, on June 27, 2012, plaintiffs filed a motion for an expedited trial, asking the Court to schedule a trial on the merits in October 2012. On July 23, 2012, the Court issued an order granting the motion to stay and denying the motion for an expedited trial. On January 23, 2013, the SLC filed a motion to extend the stay for thirty days, and on January 24, 2013, the Court granted that motion, extending the stay for thirty days from the date of the order.  We are currently in active settlement discussions with the SLC and the SLC is currently in active settlement discussions with the plaintiffs. However, there can be no assurances that these discussions will result in any settlement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management.  Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE
John P. Connaughton, Chairman
David C. Abrams
Richard J. Bressler
Charles A. Brizius
Blair E. Hendrix
Jonathon S. Jacobson

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding Company and individual performance measures and other goals.  These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  Further, the Company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements.  Segment results are used to measure the overall financial performance of the Company’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives.  We specifically caution investors not to apply the following discussion to other contexts.

OVERVIEW AND OBJECTIVES OF OUR COMPENSATION PROGRAM

We believe that compensation of our named executive officers should be directly and materially linked to operating performance.  The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive within the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

●	support our strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;
●	recruit, motivate and retain executive talent; and
●	align executive performance with stockholder interests.

We seek to achieve these objectives through a variety of compensation elements, as summarized below:

Element	Form	Purpose
Base salary	Cash	Provide a competitive level of base compensation in recognition of responsibilities, value to the Company and individual performance
Bonus	Cash
Through annual incentive bonuses, discretionary bonuses and additional bonus opportunities, recognize and provide an incentive for performance that achieves specific corporate and/or individual goals intended to correlate closely with the growth of long-term stockholder value

Long-Term Incentive Compensation	Generally stock options, restricted stock, restricted stock units or other equity-based compensation
Incentivize achievement of long-term goals, enable retention and/or recognize achievements and promotions—in each case aligning compensation over a multi-year period directly with the interests of stockholders by creating an equity stake

Other benefits and perquisites
Retirement plans, health and welfare plans and certain perquisites (such as club dues, relocation benefits and payment of legal fees in connection with promotions/new hires, personal use of aircraft, transportation and other services)

Provide tools for employees to pursue financial security through retirement benefits, promote the health and welfare of all employees and provide other specific benefits of value to individual executive officers

Severance	Varies by circumstances of separation	Facilitate an orderly transition in the event of management changes

In May 2011, we held a stockholder advisory vote on the compensation of our named executive officers.  Approximately 91% of the votes cast on the matter approved the compensation of our named executive officers as disclosed in our 2011 proxy statement.  Accordingly, we made no significant changes to the objectives or structure of our executive compensation program.

COMPENSATION PRACTICES

Our named executive officers for fiscal year 2012 are as follows:

●	Robert W. Pittman, our Chief Executive Officer (Principal Executive Officer);
●	Thomas W. Casey, our Executive Vice President and Chief Financial Officer (Principal Financial Officer);
●
C. William Eccleshare, who served as our Chief Executive Officer—Clear Channel Outdoor—International until his January 24, 2012 promotion to Chief Executive Officer—Outdoor, overseeing both our Americas and International Outdoor divisions as Chief Executive Officer of our subsidiary, CCOH;

●
John E. Hogan, who served as President and Chief Executive Officer—Clear Channel Media & Entertainment (our Media and Entertainment division) until his February 16, 2012 promotion to Chairman and Chief Executive Officer—Clear Channel Media & Entertainment; and

●	Robert H. Walls, Jr., our Executive Vice President, General Counsel and Secretary.

CC Media’s Compensation Committee typically determines total compensation, as well as the individual components of such compensation, of our named executive officers on an annual basis.  However, because Mr. Eccleshare’s responsibilities relate to our Outdoor divisions, CC Media’s Compensation Committee only reviews his compensation, with final determination and approval of his compensation made by the Compensation Committee of the board of directors of our subsidiary, CCOH.  For purposes of this Compensation Discussion and Analysis, we sometimes refer to CC Media’s Compensation Committee and CCOH’s Compensation Committee collectively as the “Compensation Committee.”  All compensation decisions are made within the scope of each named executive officer’s employment agreement.

In making decisions with respect to each element of executive compensation, the applicable Compensation Committee considers the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation.  Multiple factors are considered in determining the amount of total compensation awarded to the named executive officers, including:

• the terms of our named executive officers’ employment agreements;
• the Chief Executive Officer’s recommendations (other than for himself);
• the value of previous equity awards;
• internal pay equity considerations; and
• broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

ELEMENTS OF COMPENSATION

As described above, we believe that a combination of various elements of compensation best serves the interests of CC Media and its stockholders.  Having a variety of compensation elements enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that our named executive officers are compensated in a way that advances the interests of all stockholders.  Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus.  The annual incentive bonus is based entirely on financial performance, individual performance or a combination of both.  In conjunction with the annual incentive bonus awards, the applicable Compensation Committee also may provide annual discretionary bonuses or additional bonus opportunities to our named executive officers, which also would be based on financial performance, individual performance or a combination of both.  Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all stockholders.

Our practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors relevant to the named executive officers.

Base Salary

Administration.  Base salaries for executive officers typically are reviewed on an annual basis and at the time of promotion or other change in responsibilities.  In general, any increases in salary will be based on the subjective evaluation of factors such as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices.  All decisions regarding increasing or decreasing an executive officer’s base salary are made within the scope of the executive’s respective employment agreement, if any.  In the case of our named executive officers, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the applicable Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonuses or additional bonus opportunities), which is tied to financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis.  Our named executive officers are eligible for annual raises commensurate with Company policy.

Mr. Pittman became our Chief Executive Officer on October 2, 2011, after serving as our Chairman of Media and Entertainment Platforms pursuant to a consulting agreement since November 15, 2010.  Under his employment agreement, Mr. Pittman was provided an initial base salary of $1,000,000.  CC Media’s Compensation Committee felt that this base salary, together with the stock options and other benefits and perquisites provided to Mr. Pittman under his employment agreement, represented a competitive compensation package for Mr. Pittman.  Mr. Pittman’s annual base salary remained at that level for 2012.

At the beginning of 2010, we hired Messrs. Casey and Walls.  Under their employment agreements, Mr. Casey and Mr. Walls were provided initial base salaries of $750,000 and $550,000, respectively, consistent with our view of market rates for their positions at the time.  In November 2011 the Compensation Committee approved an increase in the annual base salary of Mr. Walls from $550,000 to $750,000, effective as of October 1, 2011, and in February 2012 the Compensation Committee approved an increase in the annual base salary of Mr. Casey from $750,000 to $800,000, effective March 1, 2012, in recognition of their continued contribution and value to the organization.

Mr. Eccleshare’s base salary increased from £486,577 (or $771,127 using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012) to $1,000,000 in connection with his promotion on January 24, 2012.

In November 2010, we amended and restated the employment agreement of Mr. Hogan. Pursuant to his amended and restated employment agreement, Mr. Hogan received an annual base salary increase in November 2010 from $800,000 to $1,000,000 in recognition of his continued contribution and value to the organization, and his annual base salary remained at that level for 2011 and 2012.

For a more detailed description of the employment agreements for our named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Bonus

Administration.  Messrs. Pittman, Casey, Hogan and Walls and other key executives of CC Media participate in the CC Media 2008 Annual Incentive Plan.  Mr. Eccleshare and other key executives of CCOH participate in the CCOH Amended and Restated 2006 Annual Incentive Plan.

In July 2008, CC Media’s sole stockholder at that time, CC IV, approved the CC Media 2008 Annual Incentive Plan.  In May 2012, CCOH’s stockholders approved the CCOH Amended and Restated 2006 Annual Incentive Plan (which was originally approved by CCOH’s stockholders in April 2007).  The CC Media 2008 Annual Incentive Plan is administered by CC Media’s Compensation Committee and the CCOH Amended and Restated 2006 Annual Incentive Plan is administered by CCOH’s Compensation Committee (collectively, both plans are referred to in this Compensation Discussion and Analysis as the “Annual Incentive Plan”).  The Annual Incentive Plan is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value and to retain such executives.  Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period.  No single participant may receive more than $15,000,000 in awards in any calendar year.  Awards granted under the CCOH Amended and Restated 2006 Annual Incentive Plan generally are intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable.

The performance goals for each named executive officer (other than Mr. Eccleshare) are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer of CC Media in consultation with CC Media’s Board, the Chief Financial Officer of CC Media and other senior executive officers of CC Media within any parameters specified within each executive’s employment agreement.  The Chief Executive Officer of CC Media makes recommendations as to the compensation levels and performance goals of our named executive officers (other than his own and Mr. Eccleshare’s) to CC Media’s Compensation Committee for its review, consideration and approval.  CC Media’s Compensation Committee has complete discretion to accept, reject, or modify the recommendations of the Chief Executive Officer of CC Media.  CCOH’s Compensation Committee determines the compensation levels and performance goals of Mr. Eccleshare, which are reviewed by CC Media’s Compensation Committee.

The 2012 annual incentive bonuses were based on the following performance goals (as further described below): (1) the performance goals for Messrs. Pittman, Casey and Walls were based on achievement of a targeted OIBDAN on a Company-wide basis and certain qualitative performance objectives, which were directly relevant to their respective positions and responsibilities; (2) Mr. Hogan’s performance goals were based upon achievement of a targeted OIBDAN level for our Media and Entertainment division and certain qualitative performance objectives, which contributed to divisional performance; and (3) Mr. Eccleshare’s performance goals were based upon achievement of targeted OIBDAN levels for our International and Americas Outdoor divisions and certain qualitative performance objectives, which contributed to divisional performance.  For 2012, Messrs. Casey, Eccleshare and Hogan also were provided with additional bonus opportunities based on achievement of certain qualitative performance objectives directly relevant to their respective positions and responsibilities.

The annual incentive bonuses and payments made in 2013 under the additional bonus opportunities with respect to 2012 performance are reflected in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table.  The annual incentive bonus amounts are determined according to the level of achievement of the objective OIBDAN-based performance goals and the individual qualitative performance goals.  No award is earned under the objective performance goal below a minimum threshold of performance (90% of the applicable target OIBDAN for each individual) and a maximum amount is earned under the objective performance goal for performance at or above a maximum level (115% of the applicable target OIBDAN for each individual).  The applicable Compensation Committee may, in its discretion, reduce the awards earned pursuant to either the objective or individual qualitative performance goals, as applicable.

The process used for the annual incentive bonuses and the additional bonus opportunities for the named executive officers involves four basic steps:

• at the outset of the fiscal year:

●	set performance goals for the year for CC Media and the operating divisions;
●	set individual performance goals for each participant; and
●	set a target and maximum annual incentive bonus and a maximum additional bonus opportunity for each applicable participant; and

• after the end of the fiscal year, measure actual performance against the predetermined goals of CC Media and the operating divisions and any individual performance goals to determine the earned amounts.

For 2012, CC Media’s OIBDAN performance was negatively impacted by the macroeconomic environment.  As a result, CC Media and its operating divisions did not meet their OIBDAN targets and the annual incentive bonus awards were paid below the target bonus levels.  Taking into account revenues, OIBDAN, operating efficiencies and other operational, strategic and financing achievements during 2012, CC Media’s Compensation Committee awarded discretionary bonuses to Messrs. Pittman, Casey, Hogan and Walls, and CCOH’s Compensation Committee awarded a discretionary bonus to Mr. Eccleshare.  The discretionary bonus awards for 2012 were paid in cash at the same time as the annual incentive bonus awards, and are included in the Bonus column of the Summary Compensation Table.  In addition, CC Media’s Compensation Committee awarded additional bonus opportunities for Messrs. Casey and Hogan, and CCOH’s Compensation Committee awarded an additional bonus opportunity for Mr. Eccleshare.  The entire additional bonus amounts earned by Messrs. Casey and Hogan and a significant portion of the earned additional bonus for Mr. Eccleshare will be paid at a later date subject to continued employment, which the Compensation Committee of each of CC Media and CCOH believed would enhance the retention value of these awards.

Analysis.   In determining whether the 2012 financial performance goals were met, the Compensation Committee considered the financial results of CC Media and the operating divisions from January 1, 2012 to December 31, 2012.  For 2012, the performance-based goals applicable to the named executive officers are set forth below.

Robert W. Pittman

Pursuant to his employment agreement, Mr. Pittman was eligible to receive a target bonus of not less than $1,650,000 if all of his performance objectives were achieved with respect to 2012.  Of Mr. Pittman’s $1,650,000 target bonus, 70% was attributed to achieving a Company-wide OIBDAN target of $2.124 billion and 30% was attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2012 was set at $3,300,000.  For purposes of calculating Mr. Pittman’s bonus, OIBDAN was calculated as the Company’s reportable OIBDAN before restructuring charges, which is defined as consolidated net income (loss) adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges; the impact of foreign currency and other items.  Mr. Pittman’s individual qualitative performance objectives for 2012 consisted of: (1) developing and implementing a plan to bring new advertising revenue to the Media and Entertainment and the Outdoor advertising sectors; (2) continuing to develop digital offerings, revenue opportunities and strategies; (3) developing and implementing plans to further integrate the Outdoor divisions; and (4) continuing to expand organizational capabilities.  Our achieved OIBDAN for 2012 was approximately $1.953 billion, which was slightly below the OIBDAN target and, together with the level of achievement of his qualitative performance objectives described above, resulted in Mr. Pittman receiving an annual incentive bonus of $902,800.  In addition, based on the subjective review of Mr. Pittman’s performance by CC Media’s Compensation Committee, Mr. Pittman received an additional $597,200 discretionary bonus, for an aggregate 2012 bonus of $1,500,000.

Thomas W. Casey

Pursuant to his employment agreement, Mr. Casey’s target bonus for 2012 was set at $1,000,000, with 70% attributed to achieving a Company-wide OIBDAN target of $2.124 billion and 30% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2012 was set at $2,000,000.  For purposes of calculating Mr. Casey’s bonus, OIBDAN was calculated in the manner described above for Mr. Pittman.  Mr. Casey’s individual qualitative performance objectives for 2012 consisted of: (1) managing and containing corporate expenses; (2) focusing on forecasting financial results and performance tracking against initiatives; (3) implementing certain new financial systems; (4) continuing to enhance the capital management framework, evaluating capital spending and improving overall cash flow; and (5) expanding the investor relations function.  Our achieved OIBDAN for 2012 was approximately $1.953 billion, which was slightly below the OIBDAN target and, together with the level of achievement of his qualitative performance objectives described above, resulted in Mr. Casey receiving an annual incentive bonus of $562,152.  In addition, based on the subjective review of Mr. Casey’s performance by CC Media’s Compensation Committee, Mr. Casey received an additional $230,000 discretionary bonus, for an aggregate 2012 bonus of $792,152.

Pursuant to an additional bonus opportunity approved for Mr. Casey by CC Media’s Compensation Committee with respect to 2012 performance, Mr. Casey also earned an additional $198,000 supplemental bonus based on achieving the following additional performance objectives established by CC Media’s Compensation Committee for Mr. Casey: (1) evaluating capital planning alternatives; and (2) completing various financing transactions.  The supplemental bonus will be paid 36 months after the performance goals were established if Mr. Casey remains employed at the payment date.

C. William Eccleshare

Pursuant to his employment agreement, Mr. Eccleshare’s target bonus for 2012 was set at $1,000,000, with 50% attributed to achieving OIBDAN in the International Outdoor division of $430 million, 20% attributed to achieving OIBDAN in the Americas Outdoor division of $491 million and 30% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus for 2012 was set at $2,000,000.  For purposes of calculating Mr. Eccleshare’s bonus, OIBDAN is OIBDAN for each of the International Outdoor division and the Americas Outdoor division before restructuring charges, which is defined as consolidated net income (loss) adjusted to include the results of non-consolidated joint ventures in the International Outdoor division as if they were consolidated and further adjusted to exclude the following items: non-cash compensation expense; income tax benefit (expense); other income (expense)-net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense)-net; depreciation and amortization; impairment charges; restructuring charges; the impact of foreign currency and other items.  Mr. Eccleshare’s individual qualitative performance objectives for 2012 consisted of: (1) developing a plan to bring new advertising revenue to the Outdoor advertising sector; (2) maintaining the leadership and strategic direction of the International Outdoor division; (3) hiring a new leader for the Americas Outdoor division; and (4) leveraging capabilities across CCOH and raising the profile of the Outdoor advertising sector.  The 2012 International Outdoor division OIBDAN was approximately $369 million, which was below the OIBDAN target, and the 2012 Americas Outdoor division OIBDAN was approximately $478 million, which was slightly below the OIBDAN target.  Together with the level of achievement of his qualitative performance objectives described above, the achieved OIBDAN levels resulted in Mr. Eccleshare receiving an annual incentive bonus of $441,186.  In addition, based on the subjective review of Mr. Eccleshare’s performance by CCOH’s Compensation Committee, Mr. Eccleshare received an additional $405,096 discretionary bonus, for an aggregate 2012 bonus of $846,282.

Pursuant to an additional bonus opportunity approved for Mr. Eccleshare by CCOH’s Compensation Committee with respect to 2012 performance, Mr. Eccleshare also earned an additional $297,000 supplemental bonus based on achieving the following additional performance objectives established by CCOH’s Compensation Committee for Mr. Eccleshare with respect to the Outdoor business: (1) developing and communicating a global vision for CCOH; (2) sharing best practices across CCOH; and (3) gaining market share as compared to others in the industry.  Of the $297,000 supplemental bonus earned with respect to 2012 performance, $99,000 was paid at the end of February 2013, and the remaining $198,000 will be paid at the same time as the annual incentive bonus payments in 2014 and 2015 if Mr. Eccleshare remains employed on the payment dates.

John E. Hogan

Pursuant to his employment agreement, Mr. Hogan’s target bonus for 2012 was set at $1,200,000, with 70% attributed to achieving target OIBDAN of $1.372 billion for the Media and Entertainment division and 30% attributed to achieving the other qualitative performance objectives referenced below.  His maximum bonus for 2012 was set at $2,400,000.  For purposes of calculating Mr. Hogan’s bonus, OIBDAN was calculated in the manner described above for Mr. Pittman, but with respect to the Media and Entertainment division.  Mr. Hogan’s individual qualitative performance objectives for 2012 consisted of: (1) achieving audience growth; (2) achieving revenue growth; (3) continuing to develop talent and leadership in the Media and Entertainment division; and (4) continuing to integrate and execute traffic business plans.  The Media and Entertainment division OIBDAN for 2012 was approximately $1.264 billion, which was slightly below the OIBDAN target and, together with the level of performance against his qualitative performance objectives described above, resulted in Mr. Hogan receiving an annual incentive bonus of $685,323.  In addition, based on the subjective review of Mr. Hogan’s performance by CC Media’s Compensation Committee, Mr. Hogan received an additional $321,680 discretionary bonus, for an aggregate 2012 bonus of $1,007,003.

Pursuant to an additional bonus opportunity for Mr. Hogan approved by CC Media’s Compensation Committee with respect to 2012 performance, Mr. Hogan also earned an additional $900,000 supplemental bonus based on achieving the following additional performance objectives established by CC Media’s Compensation Committee with respect to the Media and Entertainment division: (1) developing specific initiatives to bring additional advertising revenues to the sector; (2) continuing to develop the digital business and associated special projects; and (3) supporting and creating value for the Company and its leadership.  The supplemental bonus will be paid 36 months after the performance goals were established if Mr. Hogan remains employed at the payment date.

Pursuant to an additional bonus opportunity for Mr. Hogan approved by CC Media’s Compensation Committee in 2011, Mr. Hogan earned an additional $1,000,000 supplemental bonus during 2011 based on achieving performance objectives established by CC Media’s Compensation Committee with respect to the performance of the Media and Entertainment division during 2011.  Of the $1,000,000 supplemental bonus earned with respect to 2011 performance, $333,333 was paid at the end of February 2012, $333,333 was paid at the end of February 2013 and the remaining $333,334 will be paid at the same time as the annual incentive bonus payments in 2014 if Mr. Hogan remains employed on the payment date.

Robert H. Walls, Jr.

Pursuant to his employment agreement, Mr. Walls’ target bonus for 2012 was set at $750,000, with 50% attributed to achieving a Company-wide OIBDAN target of $2.124 billion and 50% attributed to achieving the other qualitative performance objectives described below.  His maximum bonus was set at $1,500,000.  For purposes of calculating Mr. Walls’ bonus, OIBDAN was calculated in the manner described above for Mr. Pittman.  Mr. Walls’ individual qualitative performance objectives for 2012 consisted of: (1) continuing to develop legal strategies to support the Media and Entertainment division; (2) focusing on legal matters relating to the Outdoor divisions (such as hiring a new general counsel for the International Outdoor division, overseeing various ongoing Outdoor legal matters and supporting leaders in the Outdoor businesses); (3) implementing initiatives in connection with the Company’s compliance and enterprise risk management program; (4) continuing to expand the impact of the government affairs function; and (5) managing corporate legal expenses.  Our achieved OIBDAN for 2012 was approximately $1.953 billion, which was slightly below the OIBDAN target and, together with the level of achievement of his qualitative performance objectives described above, resulted in Mr. Walls’ receiving an annual incentive bonus of $523,474.  In addition, based on the subjective review of Mr. Walls’ performance by CC Media’s Compensation Committee, Mr. Walls received an additional $115,250 discretionary bonus, for an aggregate 2012 bonus of $638,724.

Long-Term Incentive Compensation

Administration.  Our named executive officers participate in CC Media’s 2008 Executive Incentive Plan (the “CC Media Stock Incentive Plan”) and/or CCOH’s 2012 Stock Incentive Plan or CCOH’s previous 2005 Stock Incentive Plan (collectively, the CCOH 2005 Stock Incentive Plan and the CCOH 2012 Stock Incentive Plan are referred to as the “CCOH Stock Incentive Plan”), which allows for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards.  The CC Media Stock Incentive Plan is administered by CC Media’s Board of Directors.  The CCOH Stock Incentive Plan is administered by CCOH’s Compensation Committee.  See “Executive Compensation—Grants of Plan-Based Awards” for a more detailed description of the CC Media Stock Incentive Plan and the CCOH Stock Incentive Plan.  As of December 31, 2012, there were 177 employees holding outstanding stock incentive awards under the CC Media Stock Incentive Plan and 398 employees holding outstanding stock incentive awards under the CCOH Stock Incentive Plan.  In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above.  Long-term incentive compensation typically has been paid in stock options and/or restricted stock or restricted stock units with time-vesting conditions and/or vesting conditions tied to predetermined performance goals.  Equity ownership is important for purposes of executive retention and alignment of interests with stockholders.

Stock Options, Restricted Stock and Restricted Stock Units.  Long-term incentive compensation may be granted to our named executive officers in the form of stock options, with exercise prices of not less than fair market value of CC Media or CCOH stock, as applicable, on the date of grant.  We typically define fair market value as the closing price on the date of grant; however, in certain cases, the CC Media Board has determined an alternative fair market value in excess of the closing price of CC Media stock on the date of grant.  Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock or restricted stock unit awards.  Vesting schedules are set by the CC Media Board of Directors or the CCOH Compensation Committee, as applicable, in their discretion and vary on a case by case basis.  All vesting is contingent on continued employment, with rare exceptions made by the applicable Board or Compensation Committee.  See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ equity awards upon termination or change in control.  All decisions to award the named executive officers stock options, restricted stock or restricted stock units are in the sole discretion of the CC Media Board of Directors or the CCOH Compensation Committee, as applicable.

Analysis.  CC Media did not provide stock options to named executive officers during 2012.  On October 22, 2012, CC Media commenced an offer to exchange (the “2012 Exchange Program”) certain outstanding options to purchase shares of CC Media’s Class A common stock granted under the CC Media Incentive Plan that had a per share exercise price equal to $10.00 (“Eligible Options”) for shares of restricted CC Media Class A common stock (the “Replacement Shares”) granted as of the date of the commencement of the offer in an amount equal to 90.0% of the number of shares of Class A common stock underlying such person’s Eligible Options tendered and accepted for exchange, on the terms and under the conditions set forth in the offer.  In addition, CC Media granted fully-vested shares of CC Media’s Class A common stock (the “Additional Shares”) pursuant to a tax assistance program offered in connection with the 2012 Exchange Program.  For participants in the 2012 Exchange Program who timely delivered to CC Media a properly completed election form under Internal Revenue Code Section 83(b), CC Media repurchased from the participants Additional Shares with a value sufficient to fund tax withholdings in connection with the Replacement Shares, subject to an aggregate maximum amount.  Additional Shares that were not repurchased were forfeited at the expiration of the 2012 Exchange Program on November 19, 2012.  For individuals who did not timely deliver a properly completed 83(b) election form or declined to participate in the 2012 Exchange Program, all Replacement Shares and Additional Shares were forfeited on November 19, 2012.  Although we continue to believe that stock options are an important component of our compensation program, we believe that options with an exercise price equal to $10.00 were perceived by their holders as having a reduced incentive and retention value due to the difference between the exercise prices and the then-current market price of our Class A common stock.  As a result, we believed that the Eligible Options were not providing the incentives and retention value that our Board believes are necessary to our future success and growth in the value of our shares.

Of the named executive officers, Messrs. Casey, Hogan and Walls were eligible to participate in the 2012 Exchange Program.  Mr. Casey declined to participate in the 2012 Exchange Program and forfeited his Replacement Shares and Additional Shares on November 19, 2012.  He retains his existing options that were eligible for the 2012 Exchange Program, with no changes to the terms.  Mr. Hogan participated in the 2012 Exchange Program and exchanged options to purchase 251,223 shares of CC Media’s Class A common stock for 226,101 Replacement Shares.  Of the Replacement Shares, 189,551 contain time-vesting provisions and 36,550 contain performance-based vesting conditions. In addition, 124,187 of Mr. Hogan’s Additional Shares were repurchased pursuant to the tax assistance program and the remaining 39,108 of Mr. Hogan’s Additional Shares were forfeited as described above.  Mr. Walls participated in the 2012 Exchange Program and exchanged options to purchase 100,000 shares of CC Media’s Class A common stock for 90,000 Replacement Shares with time-vesting conditions.  In addition, 30,994 of Mr. Walls’ Additional Shares were repurchased pursuant to the tax assistance program and the remaining 34,006 of Mr. Walls’ Additional Shares were forfeited as described above.

In addition to the restricted stock awarded through the 2012 Exchange Program, CC Media’s Board of Directors granted awards of 200,000 shares and 60,000 shares of restricted stock to Messrs. Pittman and Walls, respectively, on October 15, 2012, half of which vest based on time and half of which vest upon satisfaction of performance conditions, as described in the “Grants of Plan-Based Awards” section of this proxy statement.  These grants were provided in recognition of executive performance, to further align executive interests with those of our stockholders and to serve as a further incentive for retention.

CCOH’s Compensation Committee granted 253,164 time-vesting restricted stock units to each of Messrs. Casey and Walls during 2012 in recognition of both their performance in the Office of the Chief Executive Officer and their ongoing contributions as Chief Financial Officer and General Counsel, respectively, of CCOH.  In March 2012, Mr. Eccleshare was awarded time-vesting stock options to purchase 90,000 shares of CCOH’s Class A common stock concurrently with annual CCOH stock option awards to other employees.  The amount of the annual CCOH stock option award to Mr. Eccleshare in March 2012 was based upon: (1) general performance; (2) internal pay equity relative to other key employees of CCOH; and (3) the value of equity awards granted in prior years.  Mr. Eccleshare also received an award of 506,329 CCOH time and performance vesting restricted stock units in July 2012 pursuant to the terms of his employment agreement.

As mentioned above, CC Media’s Board of Directors and CCOH’s Compensation Committee typically consider internal pay equity when determining the amount of long-term incentive compensation to grant to our named executive officers.  However, they do so broadly and do not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives.  For further information about the 2012 long-term incentive awards, please refer to the “Grants of Plan-Based Awards” and the “Employment Agreements with the Named Executive Officers” sections appearing later under the “Executive Compensation” heading in this proxy statement.

Equity Award Grant Timing Practices

Employee New Hires/Promotions Grant Dates.  Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the regularly scheduled meeting of the applicable Board of Directors or Compensation Committee immediately following the hire or promotion. However, timing may vary as provided in a particular employee’s agreement or to accommodate the Board of Directors or Compensation Committee.

Equity Awards for Directors.  Due to the ownership structure of CC Media and the representation on the Board of designees of the Sponsors and two other large stockholders, CC Media historically has not provided compensation, including any equity awards, to any members of the Board for their service as directors.

Timing of Equity Awards.  We do not have a formal policy on the timing of equity awards in connection with the release of material non-public information to affect the value of compensation.  In the event that material non-public information becomes known to the applicable Board or Compensation Committee prior to granting equity awards, the Board or Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

Each of the named executive officers are entitled to participate in all pension, profit sharing and other retirement plans, and all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate.  Mr. Eccleshare, who is a citizen of the United Kingdom, also is provided with private medical insurance and we contribute a portion of his salary to a private pension scheme in which he participates in the United Kingdom (or provide the cash benefits to him as salary in lieu of such contribution).  We also provide certain other perquisites to the named executive officers.

Aircraft Benefits.  From time to time, our officers use the Company aircraft for personal air travel, pursuant to the Company’s Aircraft Policy.  In addition, during the term of his employment, CC Media agreed to make an aircraft available to Mr. Pittman for his business and personal use (including flights on which Mr. Pittman is not present) and will pay all costs associated with the provision of the aircraft.  CC Media currently leases an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.”

Club Dues, Automotive Benefits and Other Services.  CC Media also has agreed to make a car and driver available for Mr. Pittman's business and personal use in and around the New York area as well as anywhere else on Company business.  Mr. Eccleshare receives an automobile allowance in the United Kingdom and we have agreed to make a car service available for his business use in the United States.   In addition, Mr. Eccleshare is reimbursed for the annual dues for memberships in certain clubs and we provide supplemental life insurance benefits to Mr. Eccleshare.

Relocation, Housing, Tax and Legal Review Benefits.  Since 2009, we have recruited and hired several new executive officers and have promoted and relocated executive officers, as well as other officers and key employees.  As part of this process, the CC Media and CCOH Compensation Committees considered the benefits that would be appropriate to provide to facilitate and/or accelerate their relocation to our corporate locations.  After experience recruiting and hiring several new executive officers and other key personnel since 2009, in October 2010 the CC Media and CCOH Compensation Committees adopted new Company-wide tiered relocation policies reflecting these types of relocation benefits.  The new relocation policies apply only in the case of a Company-requested relocation and provide different levels of benefits based on the employee’s level within the organization.  In connection with his promotion to serve as the Chief Executive Officer of CCOH, Mr. Eccleshare relocated from our offices in London to our offices in New York.  Through the negotiation of his employment agreement, CCOH agreed to provide Mr. Eccleshare with the additional benefits described under “Executive Compensation—Employment Agreements with the Named Executive Officers” below in consideration of his international relocation.

Mr. Pittman has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003.  In connection with Mr. Pittman’s appointment as our Chief Executive Officer, Pilot Group and certain of its portfolio investments in other media companies incurred restructuring expenses to ensure their continued compliance with applicable Federal Communications Commission regulations.  We reimbursed Pilot Group and the impacted portfolio companies for their legal and related fees associated with those restructuring activities to ensure continued compliance.  We also paid Mr. Eccleshare’s legal fees incurred in connection with the negotiation of his new employment agreement during 2012 and, similarly, we reimbursed legal fees incurred by Mr. Hogan in connection with the negotiation of his amendment to his employment agreement in February 2012.

CC Media’s Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation.  In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits.  However, as these benefits and perquisites represent a relatively small portion of the named executive officers’ total compensation (or, in the case of benefits such as relocation benefits, are not intended to occur frequently for each named executive officer), it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation.  For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table.  For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control.  We believe that our severance arrangements facilitate an orderly transition in the event of changes in management.  For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Roles and Responsibilities

Role of the Compensation Committee.  As described above, CC Media’s Compensation Committee primarily is responsible for conducting reviews of CC Media’s executive compensation policies and strategies, overseeing and evaluating CC Media’s overall compensation structure and programs, setting executive compensation, and setting performance goals and evaluating the performance of executive officers against those goals, with the full Board approving equity awards.  With respect to executive officers who are employed exclusively by our Outdoor divisions, CC Media’s Compensation Committee reviews compensation; however, CCOH’s Compensation Committee has the responsibility for conducting reviews of CCOH’s executive compensation policies and strategies, overseeing and evaluating CCOH’s overall compensation structure and programs, setting executive compensation, setting performance goals and evaluating the performance of executive officers against those goals, and approving equity awards.  The responsibilities of CC Media’s Compensation Committee are described above under “The Board of Directors—Committees of the Board.”

Role of the Chief Executive Officer.  CC Media’s Chief Executive Officer provides reviews and recommendations for CC Media’s Compensation Committee’s consideration regarding CC Media’s executive compensation programs, policies and governance.  In the case of our Outdoor divisions, his recommendations incorporate the recommendations from CCOH’s Chief Executive Officer (other than for himself).  Our Chief Executive Officer’s responsibilities include, but are not limited to:

●	providing an ongoing review of the effectiveness of the compensation programs, including their level of competitiveness and their alignment with CC Media’s objectives;
●	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and
●	recommending pay levels, payout and awards for the named executive officers other than himself.

Use of Compensation Consultants.  During 2012, CC Media’s Compensation Committee engaged Hay Group, Inc. (“Hay”) to prepare employee communication materials with respect to the 2012 Exchange Program.  Management also retained Hay during 2012 to assist management with its review of executive compensation matters as well as to provide other services to the Company.  The services provided to management by Hay included assisting with overall market analysis of executive compensation structures generally and providing volatility analysis and equity valuation support in connection with stock options issued by CC Media and CCOH.  Hay used existing sources of data for its market analysis.

The Company requested and received responses from Hay addressing its independence, including the following factors: (1) other services provided to the Company by Hay; (2) fees paid by the Company as a percentage of Hay’s total revenue; (3) policies or procedures maintained by Hay that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagements and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagements; and (6) any business or personal relationships between our executive officers and Hay or the individual consultants involved in the engagements.  Pursuant to SEC regulations, the Compensation Committee discussed these considerations and concluded that Hay’s work does not raise any conflict of interest.

TAX AND ACCOUNTING TREATMENT

Deductibility of Executive Compensation

Although Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation a publicly held corporation may deduct for federal income tax purposes in any one year with respect to certain senior executives, in 2012, CC Media was not a “publicly held corporation” within the meaning of applicable provisions of Section 162(m) of the Code and Treasury regulations.   This is because, following the July 2008 merger (the “Merger”) pursuant to which Clear Channel became an indirect wholly owned subsidiary of CC Media, CC Media was not required to register its Class A common stock and, on December 31, 2012, CC Media would not have been subject to the reporting obligations of Section 12 of the Securities Exchange Act had CC Media not voluntarily registered its Class A common stock by filing a registration statement on Form 8-A on July 30, 2008.  In the event that CC Media subsequently becomes a “publicly held corporation” within the meaning of Section 162(m), CC Media’s Compensation Committee will consider the anticipated tax treatment to CC Media and to senior executives covered by these rules of various payments and benefits.  In that event, CC Media’s Compensation Committee may consider various alternatives to preserving the deductibility of compensation and benefits to the extent reasonably practicable and consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

CC Media accounts for stock-based payments, including awards under the CC Media Incentive Plan and the CCOH Incentive Plan, in accordance with the requirements of ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

CORPORATE SERVICES AGREEMENT

In connection with CCOH’s initial public offering, CCOH entered into a corporate services agreement (the “Corporate Services Agreement”) with Clear Channel Management Services, L.P., now known as Clear Channel Management Services, Inc., an indirect subsidiary of CC Media.  Under the terms of the agreement, Clear Channel Management Services, Inc. provides, among other things, certain executive officer services to CCOH.  These executive officer services are allocated to CCOH based on CCOH’s OIBDAN as a percentage of Clear Channel’s total OIBDAN for the prior year, each as reported in connection with year-end financial results.  For purposes of these allocations, OIBDAN is defined as: consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in the Statement of Operations: income tax benefit (expense); other income (expense) - net; equity in earnings (loss) of nonconsolidated affiliates; gain (loss) on marketable securities; gain (loss) on extinguishment of debt; interest expense; other operating income (expense) – net; depreciation & amortization; and impairment charges.

For 2012, CCOH was allocated 40.62% of certain personnel costs for Mr. Casey for his service as Chief Financial Officer.  CC Media and CCOH considered these allocations to be a reflection of the utilization of services provided based on 2011 OIBDAN.  Please refer to footnote (g) to the Summary Compensation Table in this proxy statement for the allocations for 2012, 2011 and 2010.  For additional information regarding the Corporate Services Agreement, see “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

EXECUTIVE COMPENSATION

The Summary Compensation Table below provides compensation information for the years ended December 31, 2012, 2011 and 2010 for the principal executive officer (“PEO”) and the principal financial officer (“PFO”) serving during 2012 and each of the three next most highly compensated executive officers of CC Media for services rendered in all capacities (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)		Non-Equity Incentive Plan Compensation(c) ($)		All Other Compensation(d) ($)		Total ($)
Robert W. Pittman	2012	1,000,000		597,200		260,000	—		902,800		885,145		3,645,145
– Chief Executive Officer (PEO)(e)	2011	250,000		1,435,500		—	1,146,064		—		570,190		3,401,754

Thomas W. Casey	2012	791,667	(g)	230,000	(g)	2,675,187	—		562,152	(g)	6,250	(g)	4,265,256
– Executive Vice	2011	750,000	(g)	439,380	(g)	—	—		710,620	(g)	64,953	(g)	1,964,953
President and Chief Financial Officer (PFO)(f)	2010	750,000	(g)	650,000	(g)	—	1,169,350		1,314,650	(g)	1,150,391	(g)	5,034,391

C. William	2012	1,057,296		405,096		1,860,760	374,094		540,186		1,191,919		5,429,351
Eccleshare – Chief Executive Officer –Outdoor (h)	2011	798,260		—		—	1,256,729	(i)	920,134		126,970		3,102,093

John E. Hogan –	2012	1,000,000		655,013		804,602	—		685,323		190,386		3,335,324
Chairman and	2011	1,000,000		758,333		—	59,834	(j)	612,864		46,276		2,477,307
Chief Executive Officer – Clear Channel Media & Entertainment	2010	825,758		225,000		—	831,385		1,648,435		51,203		3,581,781

Robert H. Walls, Jr.	2012	750,000		115,250		2,422,983	—		523,474		10,279		3,821,986
– Executive Vice	2011	600,000		273,694	(g)	—	—		476,306		6,125		1,356,125
President, General Counsel & Secretary(k)	2010	547,917		600,000		—	489,050		1,224,750		123,331		2,985,048

(a)	The amounts reflect:

●	For Mr. Pittman, cash payments for 2012 and 2011 as discretionary bonus awards from CC Media;

●
For Mr. Casey, (1) cash payments for 2012, 2011 and 2010 as discretionary bonus awards from CC Media; (2) for 2011, a $250,000 bonus that Mr. Casey received from CC Media for his service in the Office of the Chief Executive Officer; and (3) for 2010, a $500,000 signing bonus that Mr. Casey received from CC Media upon joining CC Media;

●	For Mr. Eccleshare, a cash payment for 2012 as a discretionary bonus award from CCOH;

●
For Mr. Hogan, (1) cash payments for 2012, 2011 and 2010 as discretionary bonus awards from CC Media; (2) for 2011, (a) a $25,000 discretionary bonus payment for 2011 approved by CC Media’s Compensation Committee in March 2011 and (b) a $333,333 payment pursuant to an additional bonus opportunity approved by CC Media’s Compensation Committee in November 2011 with respect to 2011 performance; and (3) for 2012, the second $333,333 payment under the 2011 additional bonus opportunity (the final $333,334 payment of which will be paid in the following year if Mr. Hogan remains employed at the payment date); and

●
For Mr. Walls, (1) cash payments for 2012, 2011 and 2010 as discretionary bonus awards from CC Media; (2) for 2011, a $250,000 bonus that Mr. Walls received from CC Media for his service in the Office of the Chief Executive Officer; and (3) for 2010, a $500,000 signing bonus that Mr. Walls received from CC Media upon joining CC Media.

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)
CC Media Stock Awards.  On October 15, 2012, Messrs. Pittman and Walls received restricted stock awards with respect to 200,000 shares and 60,000 shares of CC Media’s Class A common stock, respectively, 50% of which contain performance-based vesting conditions and 50% of which contain time-vesting provisions.  The amounts shown in the Stock Awards column for Messrs. Pittman and Walls for 2012 include $260,000 and $78,000, respectively, as the full grant date fair value of the time-vesting portion of the October 15, 2012 restricted stock awards based on the closing price of our Class A common stock on the date of grant, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based restricted stock awards that Messrs. Pittman and Walls received on October 15, 2012, the grant date fair value of those performance-based restricted stock awards would have been $260,000 and $78,000, respectively.  However, on the date of grant, the actual fair market value of those performance-based restricted stock awards was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for those performance-based restricted stock awards in the Stock Awards column.

On October 22, 2012, CC Media commenced the 2012 Exchange Program, pursuant to which CC Media offered to exchange certain outstanding options to purchase shares of CC Media’s Class A common stock granted under the 2008 Executive Incentive Plan that had a per share exercise price equal to $10.00 for restricted Replacement Shares of CC Media’s Class A common stock in an amount equal to 90.0% of the number of shares of Class A common stock underlying such person’s eligible options.  In addition, on October 22, 2012, CC Media granted fully-vested Additional Shares of stock pursuant to a tax assistance program offered in connection with the 2012 Exchange Program.  The Replacement Shares and Additional Shares were granted on October 22, 2012, the date of the commencement of the offer.  If an individual participated in the 2012 Exchange Program, that person was required to tender his or her eligible options prior to November 19, 2012, the expiration date of the offer, in order to retain his or her Replacement Shares.  If participants in the 2012 Exchange Program timely delivered a properly completed election form under Internal Revenue Code Section 83(b), CC Media repurchased a portion of their Additional Shares with a value sufficient to fund a portion of the tax withholdings in connection with the award of the Replacement Shares, subject to an aggregate maximum amount.  Additional Shares that were not repurchased were forfeited at the expiration of the offer on November 19, 2012.  If an individual declined to participate in the 2012 Exchange Program, that person’s Replacement Shares and Additional Shares were forfeited on November 19, 2012, the date of the expiration of the offer, and that person retained his or her eligible options.

Because the Replacement Shares and the Additional Shares were granted at the commencement of the offer, subject to forfeiture, $877,723, $804,602 and $344,987 included in the Stock Awards column for 2012 for Messrs. Casey, Hogan and Walls, respectively, represents the incremental fair value of their time-vesting Replacement Shares and all of their Additional Shares (including those forfeited as described below) based on the closing price of our Class A common stock on the date of grant, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based Replacement Shares that Mr. Hogan received on October 22, 2012, the grant date fair value of those performance-based Replacement Shares would have been $110,016.  However, on the date of grant, the actual fair market value of those performance-based Replacement Shares was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for those performance-based Replacement Shares in the Stock Awards column.

Mr. Casey received 225,000 Replacement Shares and 162,500 Additional Shares at the commencement of the offer.  Mr. Casey declined to participate in the 2012 Exchange Program and forfeited the 225,000 Replacement Shares and 162,500 Additional Shares on November 19, 2012.  He retains his existing options that were eligible for exchange, with no changes to the terms.  As a result, the entire $877,723 grant date fair value in respect of his Replacement Shares and Additional Shares included in the Stock Awards column for 2012 was forfeited.

Mr. Hogan received 226,101 Replacement Shares and 163,295 Additional Shares at the commencement of the offer.  Mr. Hogan participated in the 2012 Exchange Program and exchanged his eligible options for the 226,101 Replacement Shares.  In addition, 124,187 of Mr. Hogan’s Additional Shares were repurchased pursuant to the tax assistance program and the remaining 39,108 of Mr. Hogan’s Additional Shares were forfeited.  As a result, $117,715 of the grant date fair value in respect of his Additional Shares included in the Stock Awards column for 2012 was forfeited.

Mr. Walls received 90,000 Replacement Shares and 65,000 Additional Shares at the commencement of the offer.  Mr. Walls participated in the 2012 Exchange Program and exchanged his eligible options for the 90,000 Replacement Shares.  In addition, 30,994 of Mr. Walls’ Additional Shares were repurchased pursuant to the tax assistance program and the remaining 34,006 of Mr. Walls’ Additional Shares were forfeited.  As a result, $102,358 of the grant date fair value in respect of his Additional Shares included in the Stock Awards column for 2012 was forfeited.

For further discussion of the 2012 Exchange Program, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” and the Grants of Plan-Based Awards in 2012 table below.

CCOH Stock Awards.  The amounts shown in the Stock Awards column for Messrs. Casey and Walls for 2012 include $1,797,464 and $1,999,996, respectively, as the full grant date fair value of time-vesting restricted stock units awarded to them by CCOH on May 10, 2012 and March 26, 2012, respectively, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  For time-vesting restricted stock unit awards, the grant date fair value is based on the closing price of CCOH’s Class A common stock on the date of grant.

On July 26, 2012, Mr. Eccleshare was awarded a restricted stock unit award with respect to (1) 126,582 shares of CCOH’s Class A common stock that contain performance-based vesting conditions and (2) 379,747 shares of CCOH’s Class A common stock that contain time-vesting provisions. The amount shown in the Stock Awards column for Mr. Eccleshare for 2012 includes $1,860,760 as the full grant date fair value of the time-vesting restricted stock units based on the closing price of CCOH’s Class A common stock on the date of grant, as described above. Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based restricted stock units that Mr. Eccleshare received, the grant date fair value of those performance-based restricted stock units would have been $620,252.  However, on the date of grant, the actual fair market value of those performance-based restricted stock units was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for the performance-based restricted stock units in the Stock Awards column.

CC Media Option Awards.  The amounts shown in the Option Awards column for 2011 for Mr. Pittman and for 2010 for Messrs. Casey, Hogan and Walls reflect the full grant date fair value of time-vesting CC Media stock options awarded to them in the respective years, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

For Mr. Hogan, the amount shown in the Option Awards column for 2011 reflects the incremental fair value of stock option awards to Mr. Hogan on February 17, 2011 in exchange for stock option awards originally granted in 2008 pursuant to an Offer to Exchange that commenced in February 2011 (the “2011 Exchange Program”).  For a description of the 2011 Exchange Program, see footnote (j) below.

As described above, Messrs. Hogan and Walls participated in the 2012 Exchange Program and exchanged the stock options reflected in the Option Awards column for 2011 and 2010 for Replacement Shares included in the 2012 Stock Awards column.

CCOH Option Awards.  The amounts shown in the Option Awards column for 2012 and 2011 for Mr. Eccleshare reflect the full grant date fair value of time-vesting stock options awarded to Mr. Eccleshare by CCOH in 2012 and 2011, respectively, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.

The fair value of the time-vesting stock options awarded to Mr. Eccleshare in 2012 was estimated, based on several assumptions, on the date of grant using a Black-Scholes option valuation model.  The fair value and assumptions used for the stock options awarded to Mr. Eccleshare in 2012 are shown below:

Eccleshare March 26, 2012 Grant
Fair value per share of options granted	$4.16
Fair value assumptions:
Expected volatility	54.01%
Expected life, in years	6.3
Risk-free interest rate	1.48%
Dividend yield	0.00%

For Mr. Eccleshare, the amount shown in the Option Awards column for 2011 also includes the incremental fair value of modifications made on August 11, 2011 to certain of his outstanding stock option awards originally granted on September 10, 2009 and September 10, 2010.   For a description of Mr. Eccleshare’s award modifications, see footnote (i) below.

For further discussion of the assumptions made in valuation, see also Note 10-Shareholders’ Equity beginning on page A-87 of Appendix A.

(c)	The amounts reflect:

●
For Messrs. Pittman, Casey, Hogan and Walls, cash payments from CC Media as annual incentive bonus awards for 2012, 2011 and 2010, as applicable, under its 2008 Annual Incentive Plan pursuant to pre-established performance goals; and

●
For Mr. Eccleshare, (1) cash payments from CCOH as annual incentive bonus awards for 2012 and 2011 under its 2006 Annual Incentive Plan pursuant to pre-established performance goals and (2) for 2012, a cash payment in 2013 of one-third ($99,000) of the $297,000 earned pursuant to an additional bonus opportunity based on pre-established performance goals with respect to 2012, the remaining $198,000 of which will be paid in approximately equal installments in the following two years if Mr. Eccleshare remains employed at the payment dates.

Messrs. Casey and Hogan also earned an additional $198,000 and $900,000, respectively, that is not reflected in the Non-Equity Incentive Plan Compensation column with respect to 2012.  These amounts were earned pursuant to additional bonus opportunities based on pre-established performance goals with respect to 2012, and will be paid 36 months after the performance goals were established if they remain employed through the payment date.  For discussion of the 2012 pre-established performance goals and payments, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(d)	As described below, for 2012 the All Other Compensation column reflects:

●
amounts we contributed under our 401(k) plan as a matching contribution for the benefit of the named executive officers in the United States or payments in lieu of pension contributions for the benefit of Mr. Eccleshare in the United Kingdom;

●	club membership dues paid by us;
●	the value of personal use of company aircraft by the named executive officers;
●	personal tax services paid by us;
●	tax gross-ups on tax services;
●	relocation expenses for Mr. Eccleshare;
●	the cost of travel to the United States for Mr. Eccleshare’s family;
●	legal, immigration and other fees in connection with employment and other related matters;
●	the cost of private medical insurance for the benefit of Mr. Eccleshare in the United Kingdom;
●	an automobile allowance for the benefit of Mr. Eccleshare in the United Kingdom and amounts reimbursed for chauffeured car service expenses incurred by Mr. Eccleshare in the United States;
●	amounts reimbursed for chauffeured car service expenses incurred by Mr. Pittman;
●	housing, furnishings and related expenses for Mr. Eccleshare in the United States;
●	tax gross-ups on housing, furnishings and related expenses for Mr. Eccleshare; and
●	the cost of supplemental life insurance for Mr. Eccleshare.

	Pittman	Casey	Eccleshare	Hogan	Walls
Plan contributions (or payment in lieu thereof)	$6,250	$6,250	$155,887	$6,250	$6,250
Club dues	—	—	1,823	—	—
Aircraft usage	680,669	—	—	177,825	4,029
Tax services	—	—	25,579	—	—
Tax services tax gross-up	—	—	28,474	—	—
Relocation expenses	—	—	286,009	—	—
Family travel expenses	—	—	63,040	—	—
Legal, immigration and other fees	79,280	—	55,921	6,311	—
Private medical insurance	—	—	3,252	—	—
Automobile allowance	—	—	23,305	—	—
Car service	118,946	—	1,591	—	—
Housing, furnishings and related expenses	—	—	251,572	—	—
Housing, furnishings and related expenses tax gross-up	—	—	284,744	—	—
Supplemental life insurance	—	—	10,722	—	—
Total	$885,145	$6,250	$1,191,919	$190,386	$10,279

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on CC Media’s actual costs.

From time to time, our officers use the Company aircraft for personal air travel, pursuant to the Company’s Aircraft Policy.  In addition, during the term of his employment, CC Media agreed to make an aircraft available to Mr. Pittman for his business and personal use (including flights on which Mr. Pittman is not present) and will pay all costs associated with the provision of the aircraft.  CC Media currently leases an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.”

The value of personal aircraft usage reported above is based on CC Media’s direct variable operating costs.  This methodology calculates an average variable cost per hour of flight.  CC Media applies the same methodology to aircraft that are covered by contracts with an outside aircraft management company under which CC Media reimburses the aircraft management company for costs that would otherwise be incurred directly by CC Media (including crew salaries, insurance, fuel and hangar rent) and pays them a monthly management fee for the oversight and administrative services that would otherwise have to be provided by CC Media.  On certain occasions, an executive’s spouse or other family members and guests may accompany the executive on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology.

Mr. Pittman has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003.  In connection with Mr. Pittman’s appointment as our Chief Executive Officer, Pilot Group and certain of its portfolio investments in other media companies incurred restructuring expenses to ensure their continued compliance with applicable Federal Communications Commission regulations.  The $79,280 of legal and other fees reflected in the table above for Mr. Pittman represents payments by us during 2012 of fees incurred by Pilot Group and the impacted portfolio companies in connection with those restructuring activities to ensure continued compliance.

Messrs. Pittman and Eccleshare are reimbursed for chauffeured car service use for commuting and other personal purposes.

Pursuant to his employment agreement and in connection with his relocation to the United States, Mr. Eccleshare is entitled to receive certain relocation, immigration, housing, tax and other services.  Of the amounts in the table above for Mr. Eccleshare, the amounts reflected for relocation expenses ($286,009) and legal, immigration and other fees ($55,921) are directly related to Mr. Eccleshare’s initial relocation from London to the United States and, accordingly, would not be expected to recur during the term of his employment.  For a description of these services and the other items reflected in the table above, see “—Employment Agreements with the Named Executive Officers” below.

(e)
Mr. Pittman became our Chief Executive Officer on October 2, 2011.  The summary compensation information presented above for Mr. Pittman reflects his service in that capacity since October 2, 2011.  Prior to becoming our Chief Executive Officer and an employee of ours on October 2, 2011, Mr. Pittman served as our Chairman of Media and Entertainment Platforms pursuant to a consulting agreement since November 2010.  During 2011, we paid Mr. Pittman $375,000 for his services under the consulting agreement.

(f)
Mr. Casey became our Executive Vice President and Chief Financial Officer on January 4, 2010.  The summary compensation information presented above for Mr. Casey reflects his service in that capacity since January 4, 2010, as well as his service as a member of the Office of the Chief Executive Officer of CC Media from March 31, 2011 until October 2, 2011 and of CCOH from March 31, 2011 through January 24, 2012.

(g)
As described above under “Compensation Discussion and Analysis—Corporate Services Agreement,” Clear Channel Management Services, Inc. provides, among other things, certain executive officer services to CCOH.  The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect 100% of the amounts for each of Messrs. Casey and Walls.  However, pursuant to the Corporate Services Agreement, based on CCOH’s OIBDAN as a percentage of Clear Channel’s total OIBDAN, CCOH was allocated 40.62% of certain amounts for Mr. Casey for 2012, 38.95% for 2011 and 41% for 2010 and CCOH was allocated 38.95% of certain amounts for Mr. Walls for 2011, as described below:

●
With respect to Mr. Casey: (1) 40.62% of the amounts reflected in the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns for 2012; (2) 38.95% of the amounts reflected in the Salary and Non-Equity Incentive Plan Compensation columns and 38.95% of certain of the amounts reflected in the All Other Compensation column for 2011 based on his service as Chief Financial Officer; (3) $73,764 of the amount reflected in the Bonus column for 2011, reflecting 38.95% of his discretionary bonus provided for his service as Chief Financial Officer during 2011; (4) $148,250 of the amount reflected in the Bonus column for 2011, reflecting a pro rata portion of his discretionary bonus provided for his service as a member of the Office of the Chief Executive Officer for CCOH; and (5) 41% of the amounts reflected in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns and 41% of certain amounts reflected in the All Other Compensation column for 2010; and

●
With respect to Mr. Walls, $148,250 of the amount reflected in the Bonus column for 2011, reflecting a pro rata portion of his discretionary bonus provided for his service as a member of the Office of the Chief Executive Officer for CCOH.

	Salary Allocated to CCOH
	2012	2011	2010
Thomas W. Casey	$321,575	$292,125	$307,500

	Bonus and Non-Equity Incentive Plan Compensation Allocated to CCOH
	2012	2011	2010
Thomas W. Casey	$321,772	$498,800	$805,507
Robert H. Walls, Jr.	—	148,250	—

	All Other Compensation Allocated to CCOH
	2012	2011	2010
Thomas W. Casey	$2,539	$25,299	$471,660

(h)
On January 24, 2012, Mr. Eccleshare was promoted to Chief Executive Officer of CCOH, overseeing both our Americas and International Outdoor divisions.  Prior thereto, Mr. Eccleshare served as our Chief Executive Officer—Clear Channel Outdoor—International since September 1, 2009 but was not a named executive officer of ours prior to 2011.  The summary compensation information presented above for Mr. Eccleshare reflects his compensation from CCOH for service in those capacities during the relevant periods of 2012 and 2011.  Mr. Eccleshare is a citizen of the United Kingdom, and his compensation from CCOH reported in the Summary Compensation Table that was originally denominated in British pounds has been converted to U.S. dollars using the average exchange rates of ₤1=$1.5848 and ₤1=$1.60359 for the years ended December 31, 2012 and 2011, respectively.

In addition to his compensation paid by CCOH, the amounts in the Salary column for Mr. Eccleshare include $18,046 and $17,990 paid in 2012 and 2011, respectively, by our majority-owned subsidiary, Clear Media Limited, for his service as a director of Clear Media Limited.  Clear Media Limited is listed on the Hong Kong Stock Exchange.  The amounts paid by Clear Media Limited have been converted from Hong Kong dollars to U.S. dollars using the average exchange rates of HK$1=$0.1289 and HK$1=$0.1285 for the years ended December 31, 2012 and 2011, respectively.

(i)	The amount in the Option Awards column for Mr. Eccleshare for 2011 reflects the full grant date fair value of time-vesting stock options awarded by CCOH, as described in footnote (b) above.

On August 11, 2011, CCOH’s Compensation Committee amended and restated certain of Mr. Eccleshare’s outstanding stock options.  As part of the amendment and restatement, the performance-based vesting conditions applicable to Mr. Eccleshare’s outstanding stock options originally awarded on September 10, 2009 and September 10, 2010 were replaced with time-vesting conditions.  Accordingly, as described in footnote (b) above, the amount in the Option Awards column for 2011 also includes the incremental fair value of the August 11, 2011 modifications made to his September 10, 2009 and September 10, 2010 stock option awards.

(j)
During 2008 Mr. Hogan received stock options to purchase 108,297 shares of CC Media’s Class A common stock that contained performance-based vesting conditions and received time-vesting stock options to purchase 54,148 shares of CC Media’s Class A common stock.  The 108,297 performance-based stock options awarded to Mr. Hogan in 2008 were cancelled on March 21, 2011 in exchange for a grant of 54,149 new performance-based stock options pursuant to the 2011 Exchange Program.  Similarly, the 54,148 time-vesting stock options to purchase CC Media Class A common stock awarded to Mr. Hogan in 2008 were cancelled on March 21, 2011 in exchange for a grant of 27,074 new time-vesting stock options pursuant to the 2011 Exchange Program.

The amount in the Option Awards column for Mr. Hogan for 2011 reflects the incremental fair value of the time-vesting stock options awarded to Mr. Hogan by CC Media in the 2011 Exchange Program, as described in footnote (b) above.  Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based vesting stock options that Mr. Hogan received in the 2011 Exchange Program, the grant date fair value of those performance-based vesting stock options would have been $184,648.  However, on the date of the 2011 Exchange Program, the actual fair value of those options was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for the performance-based options in the Option Awards column.

(k)
Mr. Walls became our Executive Vice President, General Counsel and Secretary on January 1, 2010.  The summary compensation information presented above for Mr. Walls reflects his service in that capacity since January 1, 2010, as well as his service as a member of the Office of the Chief Executive Officer of CC Media from March 31, 2011 until October 2, 2011 and of CCOH from March 31, 2011 through January 24, 2012.

EMPLOYMENT AGREEMENTS WITH THE NAMED EXECUTIVE OFFICERS

Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements.  The descriptions of the employment agreements set forth herein do not purport to be complete and are qualified in their entirety by the employment agreements.  Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under the heading “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.  For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above.

Robert W. Pittman

On October 2, 2011, CC Media entered into an employment agreement with Robert W. Pittman, pursuant to which he serves as Chief Executive Officer of CC Media and as Executive Chairman of the Board of Directors of CCOH.  His employment agreement supersedes the consulting agreement that Mr. Pittman previously entered into with CC Media and Pilot Group Manager LLC, dated November 15, 2010.  The employment agreement has an initial term that ends on December 31, 2016 and thereafter provides for automatic 12-month extensions, beginning on January 1, 2017, unless either party gives prior notice electing not to extend the employment agreement.

Pursuant to the employment agreement, Mr. Pittman will receive a base salary at a rate no less than $1,000,000 per year, which may be increased at the discretion of CC Media’s Board or its Compensation Committee.  Mr. Pittman’s current annual base salary is $1,000,000.  Mr. Pittman also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by CC Media’s Board or its Compensation Committee after consultation with Mr. Pittman.  Pursuant to his employment agreement, the aggregate target performance bonus that may be earned upon achievement of all of Mr. Pittman’s performance objectives will be not less than $1,650,000 (pro rated for the portion of 2011 during which he served as our Chief Executive Officer).  For 2012, Mr. Pittman received an annual bonus of $1,500,000, including a discretionary bonus of $597,200. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Pittman is entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of CC Media may participate.  In addition, during the term of his employment, CC Media will make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900) available to Mr. Pittman for his business and personal use (including flights on which Mr. Pittman is not present) and will pay all costs associated with the provision of the aircraft.  CC Media leases this aircraft from a company controlled by Mr. Pittman.  See “Certain Relationships and Related Party Transaction—Commercial Transactions.” If a Company aircraft is not available due to service or maintenance issues, CC Media will charter a private aircraft for Mr. Pittman's business and personal use.  CC Media also will make a car and driver available for Mr. Pittman's business and personal use in and around the New York area as well as anywhere else on Company business.  CC Media also paid for legal and other fees in connection with the negotiation of the employment agreement and related matters, as reflected in the All Other Compensation column of the Summary Compensation Table.

Additionally, pursuant to his employment agreement, on October 2, 2011, Mr. Pittman was granted a stock option to purchase 830,000 shares of CC Media’s Class A common stock.  See “—Outstanding Equity Awards at Fiscal Year End” below.

Under the employment agreement, Mr. Pittman is required to protect the secrecy of CC Media’s confidential information.  He also is prohibited by the agreement from engaging in certain activities that compete with CC Media for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers for 18 months after termination of employment.  CC Media agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Thomas W. Casey

On December 15, 2009, Thomas W. Casey entered into an employment agreement with Clear Channel. Pursuant to his agreement, Mr. Casey will serve as Chief Financial Officer until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Casey receives compensation consisting of a base salary, incentive awards and other benefits and perquisites.  Mr. Casey’s annual base salary initially was set at $750,000, with eligibility for additional annual raises commensurate with company policy.  Mr. Casey’s current annual base salary is $800,000.  During 2010, Mr. Casey received a $500,000 signing bonus, half of which he would have been required to reimburse if he terminated his employment within the first twelve months of his employment or Clear Channel terminated his employment for cause during that period.  No later than March 15 of each calendar year, Mr. Casey is eligible to receive a performance bonus.  For 2010 and each year thereafter (subject to annual increases as may be approved by Clear Channel), Mr. Casey’s target bonus will be $1,000,000, with bonus criteria being 70% company financial performance-based and 30% MBO-based.  For 2012, Mr. Casey received an annual bonus of $792,152, including a discretionary bonus of $230,000.  Mr. Casey also earned an additional bonus of $198,000 pursuant to an additional bonus opportunity with respect to 2012 performance, which amount will be paid 36 months after the performance goals were established if he remains employed on the payment date.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”  He is entitled to participate in all employee welfare benefit plans in which other similarly situated employees may participate.

Mr. Casey also was entitled to receive certain relocation benefits in connection with his relocation to San Antonio, Texas for a period of 24 months after entering into his employment agreement.  During 2010, Mr. Casey’s relocation benefits included a $15,000 relocation allowance, $21,678 to reimburse him for duplicate housing expenses, $82,901 for travel, temporary living and miscellaneous relocation expenses and $19,372 for closing costs related to the purchase of his new home.  We also engaged a third party relocation company, which purchased Mr. Casey’s home in Washington, with the purchase price based on appraisals obtained by the relocation company.  In addition, we paid Mr. Casey $270,000 to compensate him for losses to him on the sale of his Washington home (after the first 10% of any such losses) and $163,812 to compensate him for taxes resulting from these relocation benefits.  We bore the costs associated with the relocation company’s purchase and subsequent resale of Mr. Casey’s Washington home, as well as the costs of maintaining the home during the resale process and the loss to the relocation company on the resale of Mr. Casey’s Washington home, paying the relocation company an aggregate amount of $577,628 for these items.  During 2011, Mr. Casey completed his relocation and received relocation benefits from Clear Channel of $37,385 with respect to the transfer tax on the deed to his home, plus $21,443 to compensate him for the taxes on those relocation benefits.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Casey was granted a stock option to purchase 250,000 shares of CC Media’s Class A common stock.  See “—Outstanding Equity Awards at Fiscal Year End” below.  If the option spread (the fair market value minus the exercise price) is less than $5,000,000 on December 31, 2013, as long as Mr. Casey is employed by Clear Channel on that date, he will receive a grant of CC Media restricted stock units on December 31, 2013 with a fair market value equal to $5,000,000 minus the option spread. Any CC Media restricted stock units so awarded would vest on December 31, 2014 as long as Mr. Casey is employed by Clear Channel on that date.

Under the employment agreement, Mr. Casey is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel.  He also is prohibited by the agreement from engaging in certain activities that compete with Clear Channel for 18 months after his employment terminates, and he is prohibited from soliciting employees for employment or clients for advertising sales which compete with Clear Channel for 18 months after termination of employment.  Clear Channel agreed to defend and indemnify Mr. Casey for acts committed in the course and scope of his employment.

C. William Eccleshare

August 31, 2009 Contract of Employment.  On August 31, 2009, Clear Channel Outdoor Ltd., a subsidiary of CCOH, entered into an employment agreement with C. William Eccleshare, pursuant to which he served as Chief Executive Officer of our International Outdoor division.  The agreement had no specified term, but generally could be terminated by Clear Channel Outdoor Ltd. without cause upon 12 months prior written notice or by Mr. Eccleshare without cause upon six months prior written notice.

The agreement set Mr. Eccleshare’s initial base salary at £402,685 (or $638,175 using the average exchange rate of ₤1=$1.5848 for the year ended December 31, 2012), subject to additional annual raises at the sole discretion of Clear Channel Outdoor Ltd.  As described below, in connection with his promotion to Chief Executive Officer of CCOH, Mr. Eccleshare’s annual base salary was increased to $1,000,000.  Mr. Eccleshare also received a car allowance, was eligible to receive a performance bonus as decided at the sole discretion of the then-Chief Executive Officer and Compensation Committee of CCOH, and was entitled to certain other employee benefits.

In addition, pursuant to his employment agreement, Mr. Eccleshare was entitled to have Clear Channel Outdoor Ltd. contribute a portion of his annual base salary to a personal pension plan (not sponsored by Clear Channel Outdoor Ltd.) registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom.  Mr. Eccleshare’s employment agreement also contained non-compete and non-solicitation provisions, each with a nine-month term, and a confidentiality provision with a perpetual term.

New Employment Agreement.  On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of CCOH, overseeing both our Americas and International Outdoor divisions.  In connection with his promotion, CCOH and Mr. Eccleshare entered into a new employment agreement.  Mr. Eccleshare’s employment agreement has an initial term beginning on January 24, 2012 and continuing until December 31, 2014, with automatic 12-month extensions thereafter, beginning on January 1, 2015, unless either CCOH or Mr. Eccleshare gives prior notice electing not to extend the employment agreement.  The employment agreement replaces Mr. Eccleshare’s Contract of Employment dated August 31, 2009.

As Chief Executive Officer of CCOH, Mr. Eccleshare relocated from CCOH’s offices in London to CCOH’s offices in New York City.  In his new position, Mr. Eccleshare receives an annual base salary from CCOH of $1,000,000.  His salary will be reviewed at least annually for possible increase by the CCOH Board.  During the term of the employment agreement, Mr. Eccleshare will be eligible to receive an annual performance bonus from CCOH with a target of not less than $1,000,000 and the opportunity to earn up to 200% of the target amount based on the achievement of the performance goals specified in his employment agreement for 2012 and the performance goals to be set by CCOH’s Compensation Committee for years after 2012.  In addition to the annual bonus, Mr. Eccleshare will be eligible to receive an additional annual bonus from CCOH of up to $300,000 (the “Additional Bonus Opportunity”), based on the achievement of one or more annual performance goals determined by CCOH’s Board of Directors or a subcommittee thereof.  Any bonus earned under the Additional Bonus Opportunity will be paid by CCOH in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period and will be contingent in each case upon his continued employment through the applicable payment date.  For 2012, Mr. Eccleshare received an annual bonus of $846,282, including a discretionary bonus of $405,096.  Mr. Eccleshare also earned an additional bonus of $297,000, to be paid in three equal annual installments, pursuant to the Additional Bonus Opportunity described above.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

CCOH continues to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in his previous Contract of Employment.  CCOH also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable.  If Mr. Eccleshare’s actual U.S. and U.K. income tax and Social Security/National Insurance in a given year exceeds the tax obligations that he would have incurred on the same income (excluding all taxable income not paid by CCOH or a subsidiary or affiliate) had he remained subject only to U.K. income tax and National Insurance over the same period, CCOH will reimburse this excess tax on a fully-grossed up basis for applicable taxes.  CCOH also agreed to make a car service available for Mr. Eccleshare’s business use and paid all fees associated with the immigration applications for Mr. Eccleshare and his spouse.  After his relocation, Mr. Eccleshare is eligible to receive health, medical, welfare and life insurance benefits on a basis no less favorable than provided to similarly-situated senior executives of CCOH; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary.  He also is entitled to vacation, pursuant to CCOH policy.

In connection with Mr. Eccleshare’s relocation to New York City, CCOH reimbursed Mr. Eccleshare for all reasonable expenses associated with his relocation to New York City pursuant to CCOH’s relocation policy.  In addition, CCOH agreed to: (1) pay Mr. Eccleshare an additional $200,000 (less applicable taxes) for relocation-related expenses not otherwise covered by CCOH’s relocation policy; (2) provide a reasonable number of flights during the first 12 months after Mr. Eccleshare’s permanent relocation for his family to visit New York City; and (3) reimburse Mr. Eccleshare up to $20,000 per month, fully grossed-up for applicable taxes, for housing in New York City during any portion of his employment period in which he is based in New York City.

During Mr. Eccleshare’s employment with CCOH and for 18 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with other senior executives of CCOH.  Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions.

During the term of the employment agreement, Mr. Eccleshare may continue to perform non-executive services with Hays plc.  Upon his service with Hays plc ceasing, Mr. Eccleshare will be permitted to perform another non-executive role at any time with a business that does not compete with CCOH or its affiliates, subject to CCOH’s prior written consent that will not be unreasonably withheld.

As provided in the employment agreement, Mr. Eccleshare was awarded 506,329 CCOH restricted stock units on July 26, 2012 in connection with his promotion.

John E. Hogan

Effective June 29, 2008, subject to the consummation of the Merger, John E. Hogan entered into an employment agreement with Clear Channel Broadcasting, Inc. (“CCB”), a wholly owned subsidiary of CC Media, with such employment agreement amending and restating in its entirety his previous employment agreement with CCB.  On November 15, 2010, Mr. Hogan entered into a new amended and restated employment agreement, pursuant to which he would serve as President and Chief Executive Officer of our Media and Entertainment division through December 31, 2013, with automatic extensions from year to year thereafter unless either party gives prior notice of non-renewal.  Mr. Hogan and CCB further amended his amended and restated employment agreement on February 23, 2012, pursuant to which he serves as Chairman and Chief Executive Officer of our Media and Entertainment division through December 31, 2015, with automatic extensions from year to year thereafter unless either party gives prior notice of non-renewal.  In connection with the 2012 Exchange Program described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation,” the guaranteed value provisions of his February 2012 amendment were amended on November 19, 2012 to reflect the exchange of his stock options for restricted stock in the 2012 Exchange Program so that, as described below, the guaranteed value provisions are now offset by the value of the restricted stock received in the 2012 Exchange Program rather than the stock option awards, which no longer exist after the closing of the 2012 Exchange Program.

Under his agreement, Mr. Hogan receives compensation consisting of a base salary, incentive awards and other benefits and perquisites.  Pursuant to his November 2010 amended and restated employment agreement with CCB, Mr. Hogan’s annual base salary initially was set at $1,000,000, with eligibility for additional annual raises commensurate with company policy.  Mr. Hogan’s current annual base salary is $1,000,000.  No later than March 15 of each calendar year, Mr. Hogan is eligible to receive a performance bonus of not less than 120% of his annual base salary for the year if all of his performance objectives are achieved for the year.  Pursuant to the February 2012 amendment to his agreement, Mr. Hogan is eligible to earn an incremental bonus with a target of $900,000 with respect to 2012, based upon criteria approved by the Compensation Committee, in addition to his annual performance bonus.  For 2012, Mr. Hogan received an annual bonus of $1,007,003, including a discretionary bonus of $321,680.  Mr. Hogan also (1) received an additional bonus payment of $333,333 provided pursuant to an additional bonus opportunity awarded by the Compensation Committee in November 2011 with respect to 2011 performance and (2) earned an additional bonus of $900,000, to be paid 36 months after the performance goals were established if he remains employed on the payment date, pursuant to the incremental bonus opportunity with respect to 2012 performance described above.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”  Mr. Hogan also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate.  He also was entitled to reimbursement of his legal expenses in connection with the negotiation of his November 2010 amended and restated employment agreement and the February 2012 amendment thereto.

Pursuant to the November 2012 amendment, if the after tax value of the Replacement Shares that Mr. Hogan received in the 2012 Exchange Program is less than the after tax value of $5,000,000 on December 31, 2015, as long as Mr. Hogan is employed by CCB on that date, he will receive a grant of CC Media restricted stock units on December 31, 2015 with a fair market value equal to $5,000,000 minus the restricted stock value specified in the amendment (the lesser of (1) 226,101 times the fair market value of a share of CC Media’s Class A common stock on that date and (2) if any of the 226,101 Replacement Shares received by Mr. Hogan in the 2012 Exchange Program have been sold in an arms-length transaction prior to that date, an amount equal to the sum of the gross proceeds received in that sale and the fair market value of any remaining unsold Replacement Shares as of that date).  Any CC Media restricted stock units so awarded would vest on December 31, 2016 as long as Mr. Hogan is employed by CCB on that date.

Under the employment agreement, Mr. Hogan is required to protect the secrecy of CCB’s confidential information and to assign certain intellectual property rights to CCB.  Mr. Hogan is prohibited by the agreement from activities that compete with CCB or its affiliates for 12 months after he leaves CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment.  However, after Mr. Hogan’s employment with CCB has terminated, upon receiving written permission from the Board, Mr. Hogan is permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of CCB, or any subsidiary or affiliate thereof, in the location in question.  Mr. Hogan also is prohibited from using CCB’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCB.

Mr. Hogan is entitled to reimbursement of reasonable attorneys’ fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer of CCB or any of its subsidiaries (other than any dispute, claim, or controversy arising under or relating to his employment agreement).

Robert H. Walls, Jr.

Effective January 1, 2010, Robert H. Walls, Jr. entered into an employment agreement with Clear Channel Management Services, Inc. (“CCMS”), an indirect subsidiary of CC Media.  Pursuant to his agreement, Mr. Walls will serve as Executive Vice President, General Counsel and Secretary until his agreement is terminated by either party as permitted in the agreement.

Under his agreement, Mr. Walls receives compensation consisting of a base salary, incentive awards and other benefits and perquisites.  Mr. Walls’ annual base salary initially was set at $550,000, with eligibility for additional annual raises commensurate with company policy.  Mr. Walls’ current annual base salary is $750,000.  During 2010, Mr. Walls received a $500,000 signing bonus, a prorated portion of which he would have been required to reimburse if he terminated his employment without good reason within the first twelve months of his employment or CCMS terminated his employment for cause during that period.  No later than March 15 of each calendar year, Mr. Walls is eligible to receive a performance bonus.  For 2010, Mr. Walls’ target bonus was $1,000,000, with the criteria being 50% EBITDA-based and 50% MBO-based.  For purposes of his agreement, (1) EBITDA-based means performance criteria selected by the Board with respect to the annual bonus and with target performance determined on the same basis as determined for other similarly situated employees of CCMS and its affiliates and (2) MBO-based means the subjective performance criteria agreed to on an annual basis between the Chief Executive Officer and Mr. Walls at about the same time as established for other similarly situated employees.  For 2011, Mr. Walls’ target bonus was required to be no less than 100% of his base salary for 2011, with the criteria being 50% EBITDA-based and 50% MBO-based.  For 2012 and thereafter, Mr. Walls’ target bonus will be no less than his base salary for the year to which the bonus relates and the criteria will be set by management in consultation with Mr. Walls.  For 2012, Mr. Walls received an annual bonus of $638,724, including a discretionary bonus of $115,250.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”  He is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

Mr. Walls also received certain other benefits, including reimbursement of legal expenses in connection with the negotiation of his employment agreement and certain relocation benefits in connection with his relocation to San Antonio, Texas, such as reimbursement of living expenses and commuting expenses until September 1, 2010, reimbursement of taxes associated with the relocation benefits as well as other relocation benefits in accordance with company policy.

Additionally, pursuant to his employment agreement, on December 31, 2010, Mr. Walls was granted a stock option to purchase 100,000 shares of CC Media’s Class A common stock, which Mr. Walls exchanged for shares of restricted stock in the 2012 Exchange Program described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”  See “—Outstanding Equity Awards at Fiscal Year End” below.

Under the employment agreement, Mr. Walls is required to protect the secrecy of confidential information of CCMS and its affiliates and to assign certain intellectual property rights.  He also is prohibited by the agreement from engaging in certain activities that compete with CCMS and its affiliates for 12 months after his employment terminates, and he is prohibited from soliciting employees for employment for 12 months after termination of employment.  CCMS agreed to defend and indemnify Mr. Walls for acts committed in the course and scope of his employment.

GRANTS OF PLAN-BASED AWARDS

Stock Incentive Plans

2008 Executive Incentive Plan.  CC Media grants equity incentive awards to named executive officers and other eligible participants under the 2008 Executive Incentive Plan adopted in connection with, and prior to, the consummation of the Merger.  The 2008 Executive Incentive Plan is intended to advance the interests of CC Media and its affiliates by providing for the grant of stock-based and other incentive awards to the key employees and directors of, and consultants and advisors to, CC Media or its affiliates who are in a position to make a significant contribution to the success of CC Media and its affiliates.

The 2008 Executive Incentive Plan allows for the issuance of restricted stock, restricted stock units, incentive and non-statutory stock options, cash awards and stock appreciation rights to eligible participants, who include the key employees of CC Media and its subsidiaries in the case of incentive stock options, and the key employees and directors of, and consultants and advisors to, CC Media or any of its affiliates in the case of other awards.

The 2008 Executive Incentive Plan is administered by the Board of CC Media.  The Board determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award, including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule.  These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2008 Executive Incentive Plan.  The Board also makes other determinations and interpretations necessary to carry out the purposes of the 2008 Executive Incentive Plan.  For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Certain key participants who receive equity awards under the 2008 Executive Incentive Plan are subject to additional restrictions on their ability to transfer the shares they receive pursuant to awards granted under the 2008 Executive Incentive Plan.  In addition, all participants in the 2008 Executive Incentive Plan would be required to enter into a “lock up” or similar agreement with respect to the shares they receive pursuant to awards granted under the 2008 Executive Incentive Plan in connection with a public offering of CC Media’s shares on terms and conditions requested by CC Media or its underwriters.

CCOH Stock Incentive Plans.  CCOH grants equity incentive awards to named executive officers in our outdoor businesses and other eligible participants under the 2012 Stock Incentive Plan and, prior to obtaining stockholder approval of the 2012 Stock Incentive Plan on May 18, 2012, the 2005 Stock Incentive Plan (collectively, the “CCOH Stock Incentive Plan”).  The CCOH Stock Incentive Plan is intended to facilitate the ability of CCOH to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The CCOH Stock Incentive Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to CCOH or its subsidiaries.

The CCOH Stock Incentive Plan is administered by CCOH’s Compensation Committee, except that the entire CCOH Board has sole authority for granting and administering awards to CCOH’s non-employee directors.  The CCOH Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award, including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule.  These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the CCOH Stock Incentive Plan.  The CCOH Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the CCOH Stock Incentive Plan.  For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Cash Incentive Plans

As discussed above, CC Media provides awards to Messrs. Pittman, Casey, Hogan and Walls under the 2008 Annual Incentive Plan (the “CCMH Annual Incentive Plan”) and CCOH provides awards to Mr. Eccleshare under the Amended and Restated 2006 Annual Incentive Plan (the “CCOH Annual Incentive Plan”).  In addition, Messrs. Casey, Eccleshare and Hogan were eligible to participate in additional bonus opportunities with respect to performance in 2012, subject to continued employment.  See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the CCMH Annual Incentive Plan, the CCOH Annual Incentive Plan and the grant of awards to the named executive officers thereunder, as well as the additional bonus opportunities available to Messrs. Casey, Eccleshare and Hogan.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2012.

Grants of Plan-Based Awards During 2012
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(a) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Pittman	N/A (b)	—	1,650,000	3,300,000	—	—	—	—	—	—	—
	10/15/12(c)	—	—	—	—	100,000	—	100,000	—	—	260,000

Thomas W. Casey	N/A(b)	—	1,000,000	2,000,000	—	—	—	—	—	—	—
	N/A(b)	—	—	200,000	—	—	—	—	—	—	—
	05/10/12(d)	—	—	—	—	—	—	253,164	—	—	1,797,464
	10/22/12(e)	—	—	—	—	—	—	225,000	—	—	388,598
	10/22/12(e)	—	—	—	—	—	—	162,500	—	—	489,125

C. William Eccleshare	N/A(b)	—	1,000,000	2,000,000	—	—	—	—	—	—	—
	N/A(b)	—	—	300,000	—	—	—	—	—	—	—
	03/26/12(f)	—	—	—	—	—	—	—	90,000	7.90	374,094
	07/26/12(f)	—	—	—	—	126,582	—	379,747	—	—	1,860,760

John E. Hogan	N/A(b)	—	1,200,000	2,400,000	—	—	—	—	—	—	—
	N/A(b)	—	—	900,000	—	—	—	—	—	—	—
	10/22/12(e)	—	—	—	—	36,550	—	189,551	—	—	313,084
	10/22/12(e)	—	—	—	—	—	—	163,295	—	—	491,518

Robert H. Walls, Jr.	N/A(b)	—	750,000	1,500,000	—	—	—	—	—	—	—
	03/26/12(g)	—	—	—	—	—	—	253,164	—	—	1,999,996
	10/15/12(g)	—	—	—	—	30,000	—	30,000	—	—	78,000
	10/22/12(e)	—	—	—	—	—	—	90,000	—	—	149,337
	10/22/12(e)	—	—	—	—	—	—	65,000	—	—	195,650

(a)
For all equity awards other than the Replacement Shares and the Additional Shares provided as part of the 2012 Exchange Program described in footnote (e) below, the amounts in the table reflect the full grant date fair value of time-vesting stock and option awards computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  For the Replacement Shares and the Additional Shares provided as part of the 2012 Exchange Program, the amounts in the table reflect the incremental fair value of the time-vesting Replacement Shares and all of the Additional Shares based on the closing price of our Class A common stock on the date of grant, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 10-Shareholders’ Equity beginning on page A-87 of Appendix A.

(b)
Each of Messrs. Pittman, Casey, Hogan and Walls was granted a cash incentive award by CC Media under the CCMH Annual Incentive Plan based on the achievement of pre-established performance goals.  Mr. Eccleshare was granted a cash incentive award by CCOH under the CCOH Annual Incentive Plan based on the achievement of pre-established performance goals.  In addition, each of Messrs. Casey, Eccleshare and Hogan was eligible to participate in an additional bonus opportunity with respect to CC Media’s 2012 performance in the case of Messrs. Casey and Hogan and CCOH’s 2012 performance in the case of Mr. Eccleshare.  Mr. Casey had the opportunity to earn up to $200,000 from CC Media under this additional bonus opportunity and earned $198,000 based on 2012 performance, which will be paid in 2015 if Mr. Casey remains employed at that time.  Mr. Eccleshare had the opportunity to earn up to $300,000 from CCOH under this additional bonus opportunity and earned $297,000 based on 2012 performance, of which $99,000 was paid at the end of February 2013 and is included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, and the remaining $198,000 will be paid at the same time as the annual incentive bonus payments in 2014 and 2015 if Mr. Eccleshare remains employed at that time.  Mr. Hogan had the opportunity to earn up to $900,000 from CC Media under this additional bonus opportunity and earned $900,000 based on 2012 performance, which will be paid in 2015 if Mr. Hogan remains employed at that time.   For further discussion of the 2012 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)
On October 15, 2012, Mr. Pittman was granted an award of 200,000 restricted shares of CC Media’s Class A common stock under the 2008 Executive Incentive Plan.  The restricted stock will vest as follows:  (1) 50% of the award is time-vesting, with half vesting on each of October 15, 2016 and October 15, 2017; and (2) 50% of the award will vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns.  For further discussion of this award, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(d)
On May 10, 2012, Mr. Casey was granted restricted stock units with respect to 253,164 shares of CCOH’s Class A common stock under CCOH’s 2005 Stock Incentive Plan.  The restricted stock units vest 50% on each of March 26, 2015 and March 26, 2016.  For further discussion of Mr. Casey’s restricted stock unit award, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(e)
On October 22, 2012, CC Media commenced the 2012 Exchange Program, pursuant to which CC Media offered to exchange certain outstanding options to purchase shares of CC Media’s Class A common stock granted under the 2008 Executive Incentive Plan that had a per share exercise price equal to $10.00 for restricted Replacement Shares of CC Media’s Class A common stock in an amount equal to 90.0% of the number of shares of Class A common stock underlying such person’s eligible options.  In addition, on October 22, 2012, CC Media granted fully-vested Additional Shares of stock pursuant to a tax assistance program offered in connection with the 2012 Exchange Program.  The Replacement Shares and Additional Shares were granted on October 22, 2012, the date of the commencement of the offer.  If an individual participated in the 2012 Exchange Program, that person was required to tender his or her eligible options prior to November 19, 2012, the expiration date of the offer, in order to retain his or her Replacement Shares.  If participants in the 2012 Exchange Program timely delivered a properly completed election form under Internal Revenue Code Section 83(b), CC Media repurchased a portion of their Additional Shares with a value sufficient to fund a portion of the tax withholdings in connection with the award of the Replacement Shares, subject to an aggregate maximum amount.  Additional Shares that were not repurchased were forfeited at the expiration of the offer on November 19, 2012.  If an individual declined to participate in the 2012 Exchange Program, that person’s Replacement Shares and Additional Shares were forfeited on November 19, 2012, the date of the expiration of the offer, and that person retained his or her eligible options.

Because the Replacement Shares and the Additional Shares were granted at the commencement of the offer, subject to forfeiture, $877,723, $804,602 and $344,987 included in the Grant Date Fair Value of Stock and Option Awards column for Messrs. Casey, Hogan and Walls, respectively, represents the incremental fair value of their time-vesting Replacement Shares and all of their Additional Shares (including those forfeited as described below) based on the closing price of our Class A common stock on the date of grant, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations.  Assuming that all of the performance-based vesting conditions will be achieved with respect to the performance-based Replacement Shares that Mr. Hogan received on October 22, 2012, the grant date fair value of those performance-based Replacement Shares would have been $110,016.  However, on the date of grant, the actual fair market value of those performance-based Replacement Shares was $0 based on the determination on the grant date that the achievement of the performance-based vesting conditions was not probable and, accordingly, no amount is reflected for those performance-based Replacement Shares in the Grant Date Fair Value of Stock and Option Awards column.

Mr. Casey received 225,000 Replacement Shares and 162,500 Additional Shares at the commencement of the offer.  Mr. Casey declined to participate in the 2012 Exchange Program and forfeited the 225,000 Replacement Shares and 162,500 Additional Shares on November 19, 2012.  He retains his existing options that were eligible for exchange, with no changes to the terms.  As a result, the entire grant date fair value in respect of his Replacement Shares and Additional Shares set forth above under the Grant Date Fair Value of Stock and Option Awards column was forfeited.

Mr. Hogan received 226,101 Replacement Shares and 163,295 Additional Shares at the commencement of the offer.  Mr. Hogan participated in the 2012 Exchange Program and exchanged his eligible options for the 226,101 Replacement Shares.  Mr. Hogan’s Replacement Shares vest as follows: (1) 153,000 shares vest 25% on each of the first, second, third and fourth annual anniversaries of December 31, 2010; (2) 36,551 shares vest 25% on each of the first, second, third and fourth annual anniversaries of February 17, 2011; and (3) 36,550 shares vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns.  In addition, 124,187 of Mr. Hogan’s Additional Shares were repurchased pursuant to the tax assistance program and the remaining 39,108 of Mr. Hogan’s Additional Shares were forfeited.  As a result, $117,715 of the grant date fair value in respect of his Additional Shares set forth above under the Grant Date Fair Value of Stock and Option Awards column was forfeited.

Mr. Walls received 90,000 Replacement Shares and 65,000 Additional Shares at the commencement of the offer.  Mr. Walls participated in the 2012 Exchange Program and exchanged his eligible options for the 90,000 Replacement Shares.  Mr. Walls’ Replacement Shares vest 25% on each of the first, second, third and fourth annual anniversaries of December 31, 2010.  In addition, 30,994 of Mr. Walls’ Additional Shares were repurchased pursuant to the tax assistance program and the remaining 34,006 of Mr. Walls’ Additional Shares were forfeited.  As a result, $102,358 of the grant date fair value in respect of his Additional Shares set forth above under the Grant Date Fair Value of Stock and Option Awards column was forfeited.

For further discussion of the 2012 Exchange Program, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(f)
On March 26, 2012, Mr. Eccleshare was granted stock options to purchase 90,000 shares of CCOH’s Class A common stock under CCOH’s 2005 Stock Incentive Plan.  The options vest in 25% increments annually, beginning on the first anniversary of the grant date.

On July 26, 2012, Mr. Eccleshare was granted restricted stock units with respect to 506,329 shares of CCOH’s Class A common stock under CCOH’s 2012 Stock Incentive Plan.  The restricted stock units vest as follows:  (1) 379,747 of the units are time-vesting, with 189,873 vesting on January 24, 2015 and 189,874 vesting on January 24, 2016; and (2) 126,582 of the units will vest upon CCOH achieving an OIBDAN equal to or greater than the OIBDAN target indicated below for the years set forth below:

Performance Vesting Schedule
Year	OIBDAN target
2013	907
2014	1,009
2015	1,085
2016	1,166

For further discussion of Mr. Eccleshare’s equity awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

(g)
On March 26, 2012, Mr. Walls was granted restricted stock units with respect to 253,164 shares of CCOH’s Class A common stock under CCOH’s 2005 Stock Incentive Plan.  The restricted stock units vest 50% on each of March 26, 2015 and March 26, 2016.

On October 15, 2012, Mr. Walls was granted an award of 60,000 restricted shares of CC Media’s Class A common stock under the 2008 Executive Incentive Plan.  The restricted stock will vest as follows:  (1) 50% of the award is time-vesting, with 20% vesting annually, beginning on the first anniversary of the grant date; and (2) 50% of the award will vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns.

For further discussion of Mr. Walls’ awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2012.  In connection with the payment by CCOH of a special cash dividend of $6.0832 on March 15, 2012 to its stockholders of record on March 12, 2012, CCOH made the following anti-dilution adjustments to awards outstanding under the 2005 Stock Incentive Plan as of March 16, 2012 and March 26, 2012 (other than those awarded on March 26, 2012): (1) the exercise price of CCOH options with a per share exercise price of $7.75 or greater was adjusted downward by $6.09; (2) CCOH options with a per share exercise price of less than $7.75 were adjusted by (A) dividing the exercise price by the "Conversion Ratio" and (B) multiplying the number of shares of common stock subject to such award by the "Conversion Ratio" (where the "Conversion Ratio" was equal to 1.736, which was (x) the closing price of a share of CCOH Class A common stock as of March 15, 2012 divided by (y) the opening price of a share of CCOH Class A common stock on the ex dividend date, March 16, 2012); and (3) each award of CCOH restricted stock units was amended such that the number of restricted stock units subject to such award was increased to an amount equal to B+((AxB)/C), where A was equal to $6.09, B was equal to the number of restricted stock units underlying such award and C was equal to $8.27.  All other terms and conditions governing each such award remained unchanged.  The table below reflects the terms of each award outstanding at December 31, 2012 and, accordingly, reflects such adjustments.

Outstanding Equity Awards at December 31, 2012

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(a)
	(#) Exercisable		(#) Unexercisable
Robert W. Pittman	166,000	(b)	664,000	(b)	36.00	10/02/21	—		—	—		—
	—		—		—	—	100,000	(c)	340,000	100,000	(c)	340,000

Thomas W. Casey	187,500	(d)	62,500	(d)	10.00	12/31/20	—		—	—		—
	—		—		—	—	253,164	(e)	1,777,211	—		—

C. William Eccleshare	162,804	(f)	40,009	(f)	4.05	09/10/19	—		—	—		—
	31,047	(g)	31,047	(g)	3.48	02/24/20	—		—	—		—
	31,791	(h)	31,792	(h)	4.31	09/10/20	—		—	—		—
	10,240	(i)	5,120	(i)	7.66	12/13/20	—		—	—		—
	22,500	(j)	67,500	(j)	8.97	02/21/21	—		—	—		—
	—		90,000	(k)	7.90	03/26/22	—		—	—		—
	—		—		—	—	4,346	(l)	30,509	—		—
	—		—		—	—	379,747	(m)	2,665,824	126,582	(m)	888,606

John E. Hogan	—		—		—	—	76,500	(n)	260,100	—		—
	—		—		—	—	27,414	(o)	93,208	36,550	(o)	124,270

Robert H. Walls, Jr.	—		—		—	—	30,000	(p)	102,000	30,000	(p)	102,000
	—		—		—	—	45,000	(q)	153,000	—		—
	—		—		—	—	253,164	(r)	1,777,211	—		—

(a)
For equity awards with respect to the Class A common stock of CC Media, this value is based upon the closing sale price of CC Media’s Class A common stock on December 31, 2012 of $3.40.  For equity awards with respect to the Class A common stock of CCOH, this value is based upon the closing sale price of CCOH’s Class A common stock on December 31, 2012 of $7.02.

(b)	Options to purchase 166,000 shares of CC Media’s Class A common stock vested on October 2, 2012. The remaining options vest in three equal annual installments, beginning on October 2, 2013.

(c)
This unvested restricted stock award representing 200,000 shares of CC Media’s Class A common stock vests as follows: (1) 50% of the award is time-vesting, with 50% vesting on each of October 15, 2016 and October 15, 2017; and (2) 50% of the award will vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns.

(d)	Options to purchase 62,500 shares of CC Media’s Class A common stock vested on each of December 31, 2010, December 31, 2011 and December 31, 2012. The remaining options vest on December 31, 2013.

(e)	This unvested restricted stock unit award representing 253,164 shares of CCOH’s Class A common stock vests 50% on each of March 26, 2015 and March 26, 2016.

(f)
Options to purchase 202,813 shares of CCOH’s Class A common stock vest as follows: (1) options with respect to 48,062 shares vested on September 10, 2010; (2) options with respect to 74,736 shares vested on September 10, 2011; (3) options with respect to 40,006 shares vested on September 10, 2012; and (4) the remaining options vest on September 10, 2013.

(g)
Options to purchase 62,094 shares of CCOH’s Class A common stock vest as follows:  (1) options with respect to 15,523 shares vested on February 24, 2011; (2) options with respect to 15,524 shares vested on February 24, 2012; and (3) the remaining options vest in two approximately equal annual installments, beginning on February 24, 2013.

(h)
Options to purchase 63,583 shares of CCOH’s Class A common stock vest as follows:  (1) options with respect to 15,895 shares vested on September 10, 2011; (2) options with respect to 15,896 shares vested on September 10, 2012; and (3) the remaining options vest in two approximately equal annual installments, beginning on September 10, 2013.

(i)
Options to purchase 15,360 shares of CCOH’s Class A common stock vest as follows: (1) 5,120 vested on each of September 10, 2011 and September 10, 2012; and (2) the remaining options vest on September 10, 2013.

(j)	Options to purchase 22,500 shares of CCOH’s Class A common stock vested on February 21, 2012. The remaining options vest in three equal annual installments, beginning on February 21, 2013.

(k)	These options to purchase 90,000 shares of CCOH’s Class A common stock vest in four equal annual installments, beginning on March 26, 2013.

(l)	This unvested restricted stock unit award representing 4,346 shares of CCOH’s Class A common stock vests on September 10, 2013.

(m)
This unvested restricted stock unit award representing 506,329 shares of CCOH’s Class A common stock vests as follows:  (1) 379,747 of the units are time-vesting, with 189,873 vesting on January 24, 2015 and 189,874 vesting on January 24, 2016; and (2) 126,582 of the units will vest upon CCOH achieving an OIBDAN equal to or greater than the OIBDAN target indicated below for the years set forth below:

Performance Vesting Schedule
Year	OIBDAN target
2013	907
2014	1,009
2015	1,085
2016	1,166

(n)
This unvested restricted stock award representing 76,500 shares of CC Media’s Class A common stock was issued pursuant to the 2012 Exchange Program described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” and vests 50% on each of December 31, 2013 and December 31, 2014.

(o)
This unvested restricted stock award representing 63,964 shares of CC Media’s Class A common stock was issued pursuant to the 2012 Exchange Program described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” and vests as follows:  (1) restricted stock representing 27,414 shares vest in three equal annual installments, beginning on February 17, 2013; and (2) restricted stock representing 36,550 shares vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns.

(p)
This unvested restricted stock award representing 60,000 shares of CC Media’s Class A common stock vests as follows: (1) 50% of the award is time-vesting, with 20% vesting annually, beginning October 15, 2013; and (2) 50% of the award will vest only if the Sponsors receive a 100% return on their investment in CC Media in the form of cash returns.

(q)
This unvested restricted stock award representing 45,000 shares of CC Media’s Class A common stock was issued pursuant to the 2012 Exchange Program described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” and vests 50% on each of December 31, 2013 and December 31, 2014.

(r)	This unvested restricted stock unit award representing 253,164 shares of CCOH’s Class A common stock vests 50% on each of March 26, 2015 and March 26, 2016.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2012.

Option Exercises and Stock Vested During 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
Robert W. Pittman	—	—	—	—
Thomas W. Casey	—	—	—	—
C. William Eccleshare	—	—	4,344	23,371
John E. Hogan	—	—	209,824	646,488
Robert H. Walls, Jr.	—	—	75,994	237,517

(a)
In the case of Mr. Eccleshare, the amount shown represents the gross number of shares acquired on vesting of restricted stock units, without taking into account any shares withheld to satisfy applicable tax obligations.  In the case of Messrs. Hogan and Walls, the amounts shown represent (1) for Mr. Hogan, 47,387 Replacement Shares that were awarded on October 22, 2012 and vested immediately pursuant to the 2012 Exchange Program, 124,187 Additional Shares that were repurchased by CC Media to fund tax withholdings under the 2012 Exchange Program and 38,250 Replacement Shares that vested on December 31, 2012 and (2) for Mr. Walls, 22,500 Replacement Shares that were awarded on October 22, 2012 and vested immediately pursuant to the 2012 Exchange Program, 30,994 Additional Shares that were repurchased by CC Media to fund tax withholdings under the 2012 Exchange Program and 22,500 Replacement Shares that vested on December 31, 2012.  Replacement Shares and Additional Shares that were forfeited in the 2012 Exchange Program are not reflected in the table above because no value was received by the named executive officers for those shares.  Such shares are reported in the Grants of Plan-Based Awards During 2012 table above.

(b)
In the case of Mr. Eccleshare, the amount shown represents the value of vested restricted stock units, calculated by multiplying (1) the number of vested restricted stock units by (2) the closing price of CCOH’s Class A common stock on the vesting date.  In the case of Messrs. Hogan and Walls, the amounts shown represent the value of the vested Replacement Shares and the Additional Shares repurchased by CC Media to fund tax withholdings under the 2012 Exchange Program multiplied by the closing price of CC Media’s Class A common stock on October 22, 2012, the date of the commencement of the 2012 Exchange Program.  Replacement Shares and Additional Shares that were forfeited in the 2012 Exchange Program are not reflected in the table above because no value was received by the named executive officers for those shares.  The incremental fair value of the time-vesting Replacement Shares and all of the Additional Shares is reported in the Summary Compensation Table and the Grants of Plan-Based Awards During 2012 table above.

PENSION BENEFITS

CC Media, Clear Channel and CCOH do not have any pension plans in which the named executive officers participate.

NONQUALIFIED DEFERRED COMPENSATION PLANS

CC Media historically has offered a nonqualified deferred compensation plan for its highly compensated executives, pursuant to which participants could make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes.  Any matching credits on amounts deferred would be made in CC Media’s sole discretion and CC Media retains ownership of all assets until distributed.  Participants in the plan could allocate their deferrals and any CC Media matching credits among different investment options, the performance of which would be used to determine the amounts to be paid to participants under the plan.

The committee that administers the nonqualified deferred compensation plan decided to suspend all salary and bonus deferral contributions and company matching contributions for the 2010 plan year and all succeeding plan years until reinstated by such committee.

Payments under the plan must begin upon separation from service, death, disability or change in control; however, key employees generally must wait six months after separation from service for distributions to begin.  Payments will be made in accordance with the participant’s elections if the participant reaches retirement under the plan (age 65, or age 55 and 10 years of service) and has an account balance of $25,000 or more.  If a participant terminates employment and does not meet both of these criteria, the participant’s account balance will be distributed on the 10th of the month on or following 60 days after termination.   Distributions due to financial hardship (as determined by CC Media’s Compensation Committee) are permitted, but other unscheduled withdrawals are not allowed.    In the event of a change in control, all deferral account balances will be distributed in a lump sum as soon as administratively feasible.

The following table sets forth certain information for the named executive officers with respect to the nonqualified deferred compensation plan for the year ended December 31, 2012.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2012($)	Registrant Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012(a) ($)
Robert W. Pittman	—	—	—	—	—
Thomas W. Casey	—	—	—	—	—
C. William Eccleshare	—	—	—	—	—
John E. Hogan	—	—	18,488	—	226,816
Robert H. Walls, Jr.	—	—	—	—	—
________________
(a)	Of the $226,816 shown in the Aggregate Balance at December 31, 2012 column, $35,012 is reflected for Mr. Hogan in the Summary Compensation Table for years prior to 2012.

POTENTIAL POST-EMPLOYMENT PAYMENTS

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers, using an assumed December 31, 2012 trigger event for each scenario.

Robert W. Pittman

           Termination by CC Media for Cause, by Mr. Pittman without Good Cause or Upon Non-Renewal of the Agreement by Mr. Pittman.  Robert W. Pittman’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Pittman without “Good Cause” or due to the non-renewal of the agreement by Mr. Pittman.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Pittman constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Pittman of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Pittman’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Pittman for a felony or material violation of any securities law, including without limitation a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Pittman; or (6) a material violation by Mr. Pittman of CC Media’s employment policies regarding harassment.  In the case of (1), (2), (3), (5) or (6), those acts will not constitute Cause unless Mr. Pittman has been given written notice specifying the conduct qualifying for Cause and Mr. Pittman fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by CC Media to comply with a material term of the agreement after written notice by Mr. Pittman specifying the alleged failure; (2) a substantial and adverse change in Mr. Pittman’s position, material duties, responsibilities or authority; or (3) a substantial reduction in Mr. Pittman’s material duties, responsibilities or authority.  To terminate for Good Cause, Mr. Pittman must provide CC Media with 30 days notice, after which CC Media has 15 days to cure.

If CC Media terminates Mr. Pittman’s employment for Cause, CC Media will pay Mr. Pittman a lump sum cash payment equal to Mr. Pittman’s accrued and unpaid base salary through the date of termination. If Mr. Pittman terminates his employment without Good Cause or elects not to renew his employment agreement, CC Media will pay Mr. Pittman a lump sum cash payment equal to his accrued but unpaid base salary and any earned but unpaid annual bonus with respect to a previous year.

Termination by CC Media without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by CC Media or Upon Change in Control.  If CC Media terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if Mr. Pittman’s employment is terminated without Cause by CC Media after giving notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination and any earned but unpaid annual bonus with respect to a previous year.  In addition, provided he signs and returns a release of claims in the time period required, CC Media will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman's termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date.  Mr. Pittman’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Pittman will be entitled to the benefits described for a termination without Cause.

Termination due to Disability. If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12 month period, CC Media may terminate his employment.  If Mr. Pittman’s employment is terminated he will receive: (1) a lump sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) any earned but unpaid annual bonus with respect to a previous year; and (3) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date.  If a release of claims is signed and returned in the time period required, CC Media will reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following Mr. Pittman's date of termination.

Termination due to Death. If Mr. Pittman’s employment is terminated due to his death, CC Media will pay to his designee or, if no designee, to his estate: (1) a lump sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) any earned but unpaid annual bonus with respect to a previous year; and (3) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date.  If a release of claims is signed and returned in the time period required, CC Media will reimburse all COBRA premium payments paid by Mr. Pittman’s estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman's date of termination.

Impact of Termination on Equity Awards.  Except as described below, upon termination of Mr. Pittman’s employment, all of his outstanding and unvested CC Media stock options and restricted stock will be cancelled.  If Mr. Pittman’s employment is terminated by CC Media without Cause or by Mr. Pittman for Good Cause within 12 months after a change of control of CC Media where the Sponsors do not receive cash as a direct result of such transaction in an amount equal to at least 75% of their equity interest in CC Media immediately prior to the transaction, his unvested options will vest and become immediately exercisable.  If Mr. Pittman’s employment is terminated by CC Media without Cause or by Mr. Pittman for Good Cause (in circumstances other than as described in the previous sentence), the portion of his unvested options that would have vested within 12 months after the date of termination will vest on the date of termination and become immediately exercisable.  Upon termination of his employment due to death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options. In the case of any termination of employment for a reason other than death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of six months or the remaining 10-year term of the options. If both of the following conditions occur during the six month period after termination of Mr. Pittman’s employment, the period in which to exercise a vested option will be extended by an additional six months (in no event beyond the 10-year term of the options): (1) the average closing value of the Dow Jones Industrial Average for the 10 consecutive trading days immediately prior to the date the options would otherwise expire pursuant to the previous two sentences (the “Exercise Measurement Period”) is at least 20% less than for the 10 consecutive trading days ending on the date Mr. Pittman’s employment terminated (the “Base Measurement Period”) and (2) the average closing price of the Class A common stock as reported on the principle exchange on which it is listed for trading during the Exercise Measurement Period is at least 25% less than the average closing price of the Class A common stock reported on such exchange for the Base Measurement Period. If Mr. Pittman’s employment is terminated by CC Media without Cause within 12 months after a change of control, his time-vesting CC Media restricted stock will vest.

Impact of Termination on Repurchase Rights.  Mr. Pittman’s employment agreement amends the Stock Purchase Agreement (the “Purchase Agreement”), dated November 15, 2010, by and among CC Media, CC IV, CC V and Pittman CC LLC with respect to certain repurchase rights in favor of CC Media and its affiliates relating to 706,215 shares of CC Media’s Class A common stock (the “Purchased Shares”) purchased by Pittman CC LLC, an entity controlled by Mr. Pittman, in November 2010.  The amendment provides that the repurchase rights in the Purchase Agreement will lapse so that CC Media will not be permitted to exercise the repurchase rights and Mr. Pittman will be deemed vested in all of the Purchased Shares unless Mr. Pittman's employment terminates for any reason before November 15, 2013, in which case the repurchase rights and related vesting provisions will be reinstated and may be exercised as follows: (1) 100% of the Purchased Shares that may otherwise be repurchased pursuant to the Purchase Agreement if such termination occurs before October 2, 2013 and (ii) 50% of the Purchased Shares that may otherwise be repurchased pursuant to the Purchase Agreement if such termination occurs on and after October 2, 2013 and before November 15, 2013.  The terms of CC Media’s repurchase right will be governed by the Purchase Agreement, except that if Mr. Pittman's employment is terminated by CC Media without Cause or by him with Good Cause prior to November 15, 2013 and CC Media elects to repurchase any of the Purchased Shares and the repurchase date is the Exit Date (as defined in the Purchase Agreement), the repurchase price would be the number of Purchased Shares to be repurchased multiplied by the higher of (A) the original per share cost of such Purchased Shares, plus interest, compounded quarterly, accruing from November 15, 2010 to the date of repurchase at a rate of four percent (4%) and (B) the fair market value of such shares as of the date his Employment Agreement is terminated.  Mr. Pittman's right to demand that CC Media repurchase a specified number of Purchased Shares as set forth in the Purchase Agreement shall apply in the event that Mr. Pittman's employment is terminated by CC Media without Cause or by Mr. Pittman for Good Cause.

Thomas W. Casey

Termination by Clear Channel for Cause or by Mr. Casey without Good Reason.  Mr. Casey’s employment agreement provides for the following payments and benefits upon termination by Clear Channel for “Cause” or by Mr. Casey without “Good Reason.”

Under the agreement, “Cause” is defined as Mr. Casey’s: (1) willful and continued failure to perform substantially his duties with us (other than due to disability or following his notice to us of termination for Good Reason), after a demand for substantial performance is delivered by our Board or the Compensation Committee specifically identifying the manner in which he has not performed; (2) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to Clear Channel; (3) willful disregard or violation of published company policies and procedures or codes of ethics; (4) fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty; or (5) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. In the case of (1), (2) or (3), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Casey has previously been provided notice, those acts will not constitute Cause unless the Board provides Mr. Casey with notice specifying (a) the conduct qualifying for Cause, (b) reasonable action that would remedy it and (c) a reasonable time (not less than 30 days) within which Mr. Casey can take the remedial action, and Mr. Casey fails to take the remedial action within the specified time.

The term “Good Reason” includes, subject to certain exceptions: (1) Clear Channel’s repeated failure to comply with a material term of the agreement after written notice from Mr. Casey specifying the failure; (2) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in responsibilities or authority.  To terminate for Good Reason, Mr. Casey must provide Clear Channel with 30 days notice, after which Clear Channel has 30 days to cure.

If Mr. Casey is terminated for Cause, he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination.  If Mr. Casey resigns without Good Reason, he will receive his base salary for the 90-day notice period and any accrued but unpaid base salary and prior year annual bonus.  If he is terminated for Cause or if he resigns without Good Reason, his CC Media stock options will be cancelled and any unvested CCOH restricted stock units will be forfeited.  If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), any unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination by Clear Channel without Cause, by Mr. Casey for Good Reason or Upon Change in Control.  If Mr. Casey is terminated by Clear Channel without Cause or if Mr. Casey resigns for Good Reason: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, he will receive (a) a lump sum cash payment equal to any earned but unpaid annual bonus with respect to the year prior to his termination, (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity been based on Clear Channel’s financial performance criteria and based on Clear Channel’s actual performance against those criteria as of the end of the performance period, (c) an “equity value preservation payment” equal to $3,750,000 for a termination that occurs in 2012 (with amounts varying for terminations occurring in other years), and (d) a severance payment paid over 18 months in an amount equal to 1.5 times the sum of (i) his annual base salary at the termination date and (ii) his target bonus for the year that includes the termination.  However, if Mr. Casey violates the non-compete provisions of his agreement during the 18-month period above, Clear Channel may cease the severance payment referred to in (d) above.

Furthermore, in the event that Mr. Casey’s employment is terminated by Clear Channel without Cause, his vested CC Media stock options will continue to be exercisable for the shorter of 90 days or the remaining 10-year term of the options and any unvested CCOH restricted stock units will be forfeited.  Mr. Casey’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Casey will be entitled to the benefits described for a termination without Cause.  Mr. Casey’s unvested CC Media stock options will vest if his employment is terminated without Cause during the 12 months after a change in control and be exercisable as described above.  Mr. Casey’s unvested CCOH restricted stock units will vest upon a change in control, with or without termination.

Termination due to Disability.  If Mr. Casey is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, Clear Channel may terminate his employment.  If Mr. Casey’s employment is terminated: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) provided he signs and returns a release of claims in the time period required, he will receive (a) a lump sum cash payment equal to any earned but unpaid annual bonus with respect to the year prior to his termination and (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity been based on Clear Channel’s financial performance criteria and based on Clear Channel’s actual performance against those criteria as of the end of the performance period.  Furthermore, Mr. Casey’s vested CC Media stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options and any unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination due to Death.  If Mr. Casey’s employment is terminated by his death, Clear Channel will pay in a lump sum to his designee or, if no designee, to his estate, his accrued but unpaid base salary and any earned but unpaid annual bonus with respect to the year prior to the termination.  Furthermore, Mr. Casey’s vested CC Media stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options and any unvested CCOH restricted stock units will vest.

C. William Eccleshare

Termination by CCOH for Cause or by Mr. Eccleshare without Good Reason.  Mr. Eccleshare’s employment agreement provides for the following payments and benefits upon termination by CCOH for “Cause” or by Mr. Eccleshare without “Good Reason.”

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Eccleshare constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Eccleshare of his duties (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (3) Mr. Eccleshare’s refusal or failure to follow lawful and reasonable directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (4) a criminal conviction of, or a plea of nolo contendere by, Mr. Eccleshare for a felony or material violation of any securities law, including, without limitation, conviction of fraud, theft, or embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Eccleshare of any of the provisions of his employment agreement; or (6) a material violation by Mr. Eccleshare of CCOH’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (1), (2), (3), (5) or (6) unless Mr. Eccleshare has been given written notice specifying the act, omission, or circumstances alleged to constitute Cause and he fails to cure or remedy such act, omission, or circumstances within 15 business days after receipt of such notice.

The term “Good Reason” includes: (1) a change in Mr. Eccleshare’s reporting line; (2) a material change in his titles, duties or authorities (other than if, after a restructuring or reorganization of CCOH or a sale or spinoff of all or a portion of CCOH’s operations, Mr. Eccleshare continues as Chief Executive Officer of CCOH or Clear Channel International (or either of their respective successors)); (3) a reduction in Mr. Eccleshare’s base salary or target bonus, other than an across-the-board reduction applicable to all senior executive officers of CCOH; (4) a required relocation within the domestic United States of more than 50 miles of his primary place of employment; or (5) a material breach by CCOH of the terms of the employment agreement. To terminate for Good Reason, Mr. Eccleshare must provide CCOH with 30 days notice, after which CCOH has 30 days to cure.

If Mr. Eccleshare’s employment is terminated by CCOH for Cause or by Mr. Eccleshare without Good Reason, CCOH will pay to Mr. Eccleshare his earned but unpaid base salary (the “Accrued Base Salary”) and any unreimbursed business expenses and payments or benefits required under applicable benefit plans or equity plans (the “Accrued Obligations”).  In addition, if Mr. Eccleshare terminates his employment without Good Reason and he signs and returns a release of claims in the time period required, CCOH will pay to Mr. Eccleshare any annual bonus and Additional Bonus Opportunity earned but unpaid with respect to the calendar year prior to the year of termination (the “Unpaid Prior Year Bonus”) and, if CCOH terminates Mr. Eccleshare’s employment after receipt of Mr. Eccleshare’s notice of termination, CCOH will pay any base salary for the remaining portion of the 90-day advance notice period.

If Mr. Eccleshare is terminated for Cause, his CCOH stock options will be cancelled and any unvested CCOH restricted stock units will be forfeited.  If Mr. Eccleshare terminates his employment without Good Reason, any unvested CCOH stock options will be cancelled, he will have three months to exercise any vested CCOH stock options and any unvested CCOH restricted stock units will be forfeited.  If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his issued CCOH stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination by CCOH without Cause, by Mr. Eccleshare for Good Reason, Upon Non-Renewal of the Agreement by CCOH or Upon Change in Control.   If CCOH terminates Mr. Eccleshare’s employment without Cause (and not by reason of disability), if CCOH does not renew the initial term or any subsequent renewal terms of the employment agreement or if Mr. Eccleshare terminates his employment for Good Reason, CCOH will pay to Mr. Eccleshare any Accrued Base Salary and Accrued Obligations.  In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, CCOH will: (1) pay to Mr. Eccleshare a severance payment in an amount equal to 120% of his then-applicable base salary and 100% of his then-applicable target annual bonus in respect of the year of termination (the “Severance Payment”), with such Severance Payment to be paid in equal monthly installments for a period of 12 months after such termination; (2) reimburse his family’s reasonable relocation expenses from New York City to London that are incurred within 12 months after his termination, including reimbursement of the New York apartment lease breakage fee (the “Relocation Fee”); (3) pay to Mr. Eccleshare any Unpaid Prior Year Bonus; (4) pay to Mr. Eccleshare a pro rata portion of his annual bonus for the year of termination, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year for which pro rata portion of the annual bonus Mr. Eccleshare shall be eligible only if a bonus would have been earned by the end of the calendar year (the “Pro-Rata Bonus”); and (5) provide for him and his dependents continued participation in CCOH’s group health plan that covers Mr. Eccleshare at CCOH’s expense for a period of three months as long as he timely elects continued coverage and continues to pay copayment premiums at the same level and cost as Mr. Eccleshare paid immediately prior to the termination (the “COBRA Coverage Benefit”).  If Mr. Eccleshare violates the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable), Mr. Eccleshare will forfeit any right to the pro rata portion of the Severance Payment for the number of months remaining in the 18-month non-compete period after termination.  In addition, no Relocation Fee or COBRA Coverage Benefit will be paid in the event of a violation of the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable) and Mr. Eccleshare will reimburse CCOH for any Relocation Fee and/or COBRA Coverage Benefit already paid.

Furthermore, in the event that Mr. Eccleshare’s employment is terminated by CCOH without Cause or by Mr. Eccleshare for Good Reason, his unvested CCOH restricted stock units awarded on July 26, 2012 will vest, his unvested CCOH restricted stock units awarded on December 20, 2010 will be forfeited, his unvested CCOH stock options will be cancelled and his vested CCOH stock options will continue to be exercisable for three months.  Mr. Eccleshare’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Eccleshare will be entitled to the benefits described for a termination without Cause.  Mr. Eccleshare’s unvested CCOH stock options and CCOH restricted stock units will vest upon a change in control, with or without termination.

Termination due to Disability.  If Mr. Eccleshare is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, CCOH may terminate his employment.  If Mr. Eccleshare’s employment is terminated, CCOH will pay to Mr. Eccleshare or his designee any Accrued Base Salary, Accrued Obligations and the Relocation Fee for Mr. Eccleshare and his family.  In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, CCOH will pay to Mr. Eccleshare or his designee any Unpaid Prior Year Bonus, Pro-Rata Bonus and the COBRA Coverage Benefit.  If his employment is terminated due to disability, his unvested CCOH stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination due to Death.  If Mr. Eccleshare’s employment is terminated by his death, CCOH will pay to his designee or estate: (1) the Accrued Base Salary; (2) the Unpaid Prior Year Bonus; (3) the Pro-Rata Bonus; (4) the Accrued Obligations; and (5) the Relocation Fee.  In addition, if Mr. Eccleshare’s employment is terminated due to his death, CCOH will provide the COBRA Coverage Benefit.  If Mr. Eccleshare is terminated due to his death, his unvested CCOH stock options will vest and continue to be exercisable for the shorter of one-year or the remainder of the original 10-year term and his unvested CCOH restricted stock units will vest.

John E. Hogan

Termination by CCB for Cause or by Mr. Hogan without Good Cause.  Mr. Hogan’s employment agreement provides for the following payments and benefits upon termination by CCB for “Cause” or by Mr. Hogan without “Good Cause.”

A termination for “Cause” must be for one or more of the following reasons: (1) conduct by Mr. Hogan constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCB’s policy on sexual harassment, misappropriation of funds or property of CCB or any of its affiliates, or other willful misconduct as determined in the sole reasonable discretion of CCB; (2) continued, willful and deliberate non-performance by Mr. Hogan of his duties under his employment agreement (other than by reason of Mr. Hogan’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (3) Mr. Hogan’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (4) a criminal or civil conviction of Mr. Hogan, a plea of nolo contendere by Mr. Hogan, or other conduct by Mr. Hogan that, as determined in the sole reasonable discretion of the Board of Directors, has resulted in, or would result in if he were retained in his position with CCB, material injury to the reputation of CCB, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (5) a material breach by Mr. Hogan of any of the provisions of his employment agreement; or (6) a material violation by Mr. Hogan of CCB’s employment policies.

The term “Good Cause” includes: (1) a repeated willful failure of CCB to comply with a material term of the employment agreement following notice by Mr. Hogan of the alleged failure; (2) a substantial and unusual change in Mr. Hogan’s position, material duties, responsibilities or authority without an offer of additional reasonable compensation; or (3) a substantial and unusual reduction in Mr. Hogan’s material duties, responsibilities or authority.  To terminate for Good Cause, Mr. Hogan must provide CCB with 30 days notice, after which CCB has 30 days to cure.

If Mr. Hogan’s employment is terminated by CCB for Cause or by Mr. Hogan without Good Cause, CCB will pay in a lump sum to Mr. Hogan his accrued and unpaid base salary.  Furthermore, his CC Media restricted stock will be forfeited.

Termination by CCB without Cause, by Mr. Hogan for Good Cause, Upon Non-Renewal of the Agreement or Upon Change in Control.  If Mr. Hogan’s employment with CCB is terminated by CCB without Cause, by CCB after giving notice of non-renewal or by Mr. Hogan for Good Cause: (1) CCB will pay Mr. Hogan his accrued and unpaid base salary; (2) provided he signs and returns a release of claims in the time period required, CCB will pay Mr. Hogan (a) over a period of three years, an amount equal to three times his average annualized salary for the current and prior full year of employment, (b) a lump sum cash payment equal to the difference between (i) two times the sum of (x) his average annualized salary for the current and prior full year of employment plus (y) 120% of his average annualized salary for the current and prior full year of employment, and (ii) three times his average annualized salary for the current and prior full year of employment, and (c) an outplacement cash lump sum benefit equal to $20,000.  In addition, provided Mr. Hogan signs and returns a release of claims in the time period required: (1) he and his dependents will be allowed to participate in CCB’s health benefit plans under which they were covered as of the date of termination for a period of three years, provided that he pays the applicable COBRA premium, which CCB will reimburse; and (2) he will have access to secretarial services, at CCB’s expense, for a period of six months after termination of employment.  In addition, if his employment is terminated by CCB without cause, by CCB after giving notice of non-renewal or by Mr. Hogan for Good Cause, he will be paid (1) a prorata performance bonus if such bonus otherwise would have been earned if employment had not been terminated; and (2) an “equity value preservation payment” equal to $1,250,000 for a termination that occurs in 2012 (with amounts varying for terminations occurring in other years).

If Mr. Hogan gives notice of non-renewal of his employment agreement, CCB will pay Mr. Hogan: (1) his accrued and unpaid base salary; and (2) provided he signs and returns a release of claims in the time period required, his then current base salary for one year, payable during the one-year term of Mr. Hogan’s non-compete obligations.

Furthermore, if Mr. Hogan is terminated without Cause or if he terminates his employment for Good Cause or by non-renewal of his agreement, his CC Media restricted stock will be forfeited. Mr. Hogan’s employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Hogan will be entitled to the benefits described for a termination without Cause.  If he is terminated without Cause within 12 months after a change in control, his time-vesting CC Media restricted stock will vest.

Termination due to Disability.  If Mr. Hogan is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCB may terminate his employment.  If Mr. Hogan’s employment is terminated, he will receive: (1) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; and (2) a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date, had 100% of his bonus opportunity and based on CCB’s actual performance against those criteria as of the end of the performance period.  If Mr. Hogan’s employment is terminated due to disability, his unvested CC Media restricted stock will be forfeited.

Termination due to Death.  If Mr. Hogan’s employment is terminated by his death, CCB will pay in a lump sum to his designee or, if no designee, to his estate, his accrued but unpaid base salary and prorated annual bonus, if any.  If Mr. Hogan’s employment is terminated by his death, his unvested CC Media restricted stock will be forfeited.

Robert H. Walls, Jr.

Termination by CCMS for Cause or by Mr. Walls without Good Cause.  Mr. Walls’ employment agreement provides for the following payments and benefits upon termination by CCMS for “Cause” or by Mr. Walls without “Good Cause.”

Under the agreement, “Cause” is defined as Mr. Walls’: (1) willful and material misconduct that causes material and demonstrable injury, monetarily or otherwise, to CCMS or its affiliates; (2) willful and material nonperformance of his duties (other than due to disability), willful and material failure to follow lawful directives consistent with his obligations under the agreement or other willful and material breach of the agreement, in each case after written notice specifying the failure; (3) conviction of, or plea of nolo contendere to, a felony or misdemeanor involving moral turpitude; or (4) fraud, embezzlement, theft or other act of dishonesty that causes material and demonstrable injury, monetarily or otherwise, to CCMS or its affiliates. In the case of (1) or (2), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Walls has previously been provided notice, those acts will not constitute Cause unless Mr. Walls is provided with 10 days to cure after written notice and has an opportunity to address the Board upon his written request during the cure period.

The term “Good Cause” includes, subject to certain exceptions: (1) CCMS’ material breach of the agreement after written notice from Mr. Walls specifying the alleged failure; (2) a material diminution in Mr. Walls’ base compensation; (3) a material diminution in his authority, duties or responsibilities; (4) a material diminution in the authority, duties or responsibilities of the Chief Executive Officer; or (5) a change in the place of Mr. Walls’ performance of more than 50 miles. To terminate for Good Cause, Mr. Walls must provide CCMS with 30 days notice, after which CCMS has 30 days to cure.

If Mr. Walls is terminated for Cause, he will receive a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination.  If Mr. Walls resigns without Good Cause, he will receive his base salary for the 60-day notice period and any accrued but unpaid base salary and prior year annual bonus.  If he is terminated with Cause or if he resigns without Good Cause, his unvested CC Media restricted stock and his unvested CCOH restricted stock units will be forfeited.  If Mr. Walls’ employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), his unvested CCOH restricted stock units will continue to vest as if he were employed.

Termination by CCMS without Cause, by Mr. Walls for Good Cause or Upon Change in Control.  If Mr. Walls is terminated by CCMS without Cause or if Mr. Walls resigns for Good Cause: (1) he will receive a lump-sum cash payment equal to his accrued but unpaid base salary and prior year annual bonus; and (2) provided he signs and returns a release of claims in the time period required, he will receive a lump sum cash payment equal to (a) 1.5 times the sum of his annual rate of base salary on the date of termination plus his target bonus for the year of termination and (b) a prorated annual bonus with respect to the days he was employed in the year that includes the termination.  However, if Mr. Walls violates the non-compete provisions of his agreement, he will forfeit a prorata portion of the amount described in (a) above for the amount of time remaining under the non-compete provisions.

In the event that Mr. Walls’ employment is terminated by CCMS without Cause or he terminates his employment for Good Cause, his unvested CC Media restricted stock and his unvested CCOH restricted stock units will be forfeited.  Mr. Walls’ employment agreement does not provide for payments or benefits upon a change in control.  Accordingly, if he is terminated without Cause after a change in control, Mr. Walls will be entitled to the benefits described for a termination without Cause.  Mr. Walls’ time-vesting CC Media restricted stock will vest if he is terminated within 12 months after a change in control.  His unvested CCOH restricted stock units will vest upon a change in control, with or without termination.

Termination due to Disability.  If Mr. Walls is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, CCMS may terminate his employment.  If Mr. Walls’s employment is terminated, he will receive: (1) a lump-sum cash payment equal to his accrued but unpaid base salary through the date of termination; (2) a lump sum cash payment equal to any earned but unpaid annual bonus with respect to the year prior to his termination; and (3) provided he signs and returns a release of claims in the time period required, a prorated annual bonus with respect to the days he was employed in the year that includes the termination.  In addition, Mr. Walls’ unvested CCOH restricted stock units will continue to vest as if he were employed if his employment is terminated due to disability.  His unvested CC Media restricted stock will be forfeited.

Termination due to Death.  If Mr. Walls’s employment is terminated by his death, CCMS will pay in a lump sum to his designee or, if no designee, to his estate: (1) his accrued but unpaid base salary and any earned but unpaid annual bonus with respect to the year prior to the termination; and (2) a prorated annual bonus with respect to the days he was employed in the year that includes the termination.  In addition, his unvested CCOH restricted stock units will vest if his employment is terminated due to death.  His unvested CC Media restricted stock will be forfeited.

Limitation on Benefits.  To the extent that any of the payments and benefits under the agreement or otherwise would be subject to an excise tax under Section 4999 of the Code, then the payments will be payable either in full or as to such lesser amounts as would result in no portion of the payments being subject to an excise tax, whichever amount results in Mr. Walls’ receiving the greatest after-tax amount.

Post-Employment Table

The following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those named executive officers.  The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment.  In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service.

Potential Payments Upon Termination or Change in Control(a)

Name	Benefit	Termination with “Cause”	Termination without “Cause” or Resignation for “Good Cause”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation without “Good Cause”		“Change in Control”(b)
Robert W. Pittman	Cash payment	—	$6,800,000	(c)	$1,500,000	(d)	$1,500,000	(d)	—		—
	Repurchase of stock(e)	—	1,360,544		—		—		—		—
	TOTAL	—	$8,160,544		$1,500,000		$1,500,000		—		—

Thomas W. Casey(f)	Cash payment	—	$6,845,930	(g)	$395,930	(h)	—		$197,260	(i)	—
	Vesting of equity awards(j)	—	—		—		$1,777,211		—		$1,777,211
	TOTAL	—	$6,845,930		$395,930		$1,777,211		$197,260		$1,777,211

C. William Eccleshare	Cash payment	—	$3,085,282	(k)	$885,282	(l)	$885,282	(l)	$246,575	(m)	—
	Vesting of equity awards(j)	—	3,554,430		—		3,899,828		—		$3,899,828
	TOTAL	—	$6,639,712		$885,282		$4,785,110		$246,575		$3,899,828

John E. Hogan(n)	Cash payment	—	$6,708,666	(o)	$490,464	(p)	$1,007,003	(q)	—		—
	Value of benefits(r)	—	49,503		—		—		—		—
	TOTAL	—	$6,758,169		$490,464		$1,007,003		—		—

Robert H. Walls, Jr.	Cash payment	—	$2,888,724	(s)	$638,724	(t)	$638,724	(t)	$123,288	(u)	—
	Vesting of equity awards(j)	—	—		—		1,777,211		—		$1,777,211
	TOTAL	—	$2,888,724		$638,724		$2,415,935		$123,288		$1,777,211

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2012.

(b)
Amounts reflected in the “Change in Control” column were calculated assuming that no termination occurred after the change in control.  The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Termination without Cause” column.

(c)
Represents (1) two times the sum of Mr. Pittman’s base salary and annual bonus target for the year ended December 31, 2012 and (2) a prorated annual bonus for Mr. Pittman for the year ended December 31, 2012 pursuant to his employment agreement.  If Mr. Pittman were terminated within 12 months after a change in control, his time-vesting CC Media restricted stock would vest.  The value of his time-vesting CC Media restricted stock at December 31, 2012 was $340,000.

(d)	Represents a prorated annual bonus for Mr. Pittman for the year ended December 31, 2012 pursuant to his employment agreement.

(e)
Represents the value of the right under the Purchase Agreement that Pittman CC LLC (an entity controlled by Mr. Pittman) has to require CC Media to purchase at $7.71 per share 25% of the 706,215 shares of CC Media’s Class A common stock owned by Pitman CC LLC (176,554 shares) upon CC Media’s termination of Mr. Pittman’s employment without cause or the termination by Mr. Pittman of his employment for good cause.

(f)
Amounts reflected in the table represent the entire portion of post-employment payments for Mr. Casey.  Pursuant to the Corporate Services Agreement, a percentage of payments made to Mr. Casey upon termination or a change in control, other than payments with respect to the vesting of any CC Media equity awards, would be allocated to CCOH.  For 2012, this allocation is based on CCOH’s 2011 OIBDAN as a percentage of Clear Channel’s 2011 OIBDAN.  For a further discussion of the Corporate Services Agreement, please refer to “Compensation Discussion and Analysis—Corporate Services Agreement” or “Certain Relationships and Related Party Transactions—Corporate Services Agreement.”

(g)
Represents (1) 1.5 times the sum of Mr. Casey’s base salary at termination and annual bonus target for the year ended December 31, 2012, (2) $3,750,000 payable for equity value preservation and (3) a prorated annual bonus for the year ended December 31, 2012 based on company performance pursuant to Mr. Casey’s employment agreement.

(h)	Represents the prorated annual bonus for the year ended December 31, 2012 for Mr. Casey based on company performance pursuant to his employment agreement.

(i)	Represents base salary during the required 90 day notice period under Mr. Casey’s employment agreement.

(j)
Amounts reflect the value of unvested CC Media equity awards held by the respective named executive officers on December 31, 2012 that would be subject to accelerated vesting.  This value is based upon the closing sale price of CC Media’s Class A common stock on December 31, 2012 of $3.40, but it excludes stock options where the exercise price exceeds the closing sale price of CC Media’s Class A common stock on December 31, 2012.  Also, in the case of Messrs. Casey, Eccleshare and Walls, the amounts reflect the value of unvested CCOH equity awards on December 31, 2012, based upon the closing sale price of CCOH’s Class A common stock on December 31, 2012 of $7.02 and excluding any stock options where the exercise price exceeds the closing sale price of CCOH’s Class A common stock on December 31, 2012.  The value of vested equity awards and equity awards that continue to vest and/or remain exercisable following termination (but vesting is not accelerated) are not included in this table.

(k)
Represents (1) the sum of 1.2 times Mr. Eccleshare’s base salary at termination and 1.0 times Mr. Eccleshare’s annual bonus target for the year ended December 31, 2012, (2) a prorated annual bonus for the year ended December 31, 2012 and (3) $39,000 as reimbursement of a lease breakage fee pursuant to Mr. Eccleshare’s employment agreement.  Mr. Eccleshare also would receive reimbursement of expenses to relocate back to London after termination.

(l)
Represents (1) a prorated annual bonus for the year ended December 31, 2012 and (2) $39,000 as reimbursement of a lease breakage fee pursuant to Mr. Eccleshare’s employment agreement.  Mr. Eccleshare also would receive reimbursement of expenses to relocate back to London after termination.

(m)	Represents base salary during the required 90 day notice period under Mr. Eccleshare’s employment agreement.

(n)
In addition to the amounts reflected in this table, if Mr. Hogan provides notice of non-renewal of his employment agreement, Mr. Hogan is entitled to receive his then current base salary for one year during the one-year period of his non-compete obligations.  His salary at December 31, 2012 was $1,000,000.  The amounts reflected in this table for Mr. Hogan do not include amounts payable to him under the non-qualified deferred compensation plan because those amounts are disclosed in the Nonqualified Deferred Compensation table above.

(o)
Represents (1) the prorated annual bonus for the year ended December 31, 2012 for Mr. Hogan, (2) three times the average of Mr. Hogan’s annualized base salary for 2012 and 2011, (3) a lump sum payment of $1,400,000, (4) an outplacement allowance of $20,000, (5) the continuation of secretarial services for six months, (6) an equity value preservation payment of $1,250,000 and (7) reimbursement of COBRA premiums for three years, to which he is entitled upon termination by CCB without Cause, termination by Mr. Hogan for Good Cause or CCB’s non-renewal of Mr. Hogan’s amended and restated employment agreement at the end of its term.  If Mr. Hogan were terminated within 12 months after a change in control, his time-vesting CC Media restricted stock would vest.  The value of his time-vesting CC Media restricted stock at December 31, 2012 was $353,308.

(p)	Represents a prorated annual bonus based upon CCB performance for the year ended December 31, 2012 pursuant to Mr. Hogan’s amended and restated employment agreement.

(q)	Represents a prorated annual bonus based upon CCB and individual performance for the year ended December 31, 2012 pursuant to Mr. Hogan’s amended and restated employment agreement.

(r)
The values associated with the continued provision of health benefits are based on the 2013 premiums for medical insurance multiplied by the amount of time Mr. Hogan is entitled to those benefits pursuant to his amended and restated employment agreement.

(s)
Represents the amount payable to Mr. Walls pursuant to his employment agreement, which includes (1) 1.5 times the sum of his base salary at termination and annual bonus target for the year ended December 31, 2012 and (2) a prorated annual bonus for the year ended December 31, 2012.  If Mr. Walls were terminated within 12 months after a change in control, his time-vesting CC Media restricted stock would vest.  The value of his time-vesting CC Media restricted stock at December 31, 2012 was $408,000.

(t)	Represents the prorated annual bonus for the year ended December 31, 2012 for Mr. Walls pursuant to his employment agreement.

(u)	Represents base salary during the required 60 day notice period under Mr. Walls’ employment agreement.

RELATIONSHIP OF COMPENSATION POLICIES AND PROGRAMS TO RISK MANAGEMENT

In consultation with CC Media’s Compensation Committee, management conducted an assessment of whether CC Media’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers.  This assessment included discussions with members of the corporate Human Resources, Legal, Finance and Internal Audit departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements.  The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.  Although a significant portion of our executive compensation program is performance-based, CC Media’s Compensation Committee has focused on aligning CC Media’s compensation policies with the long-term interests of CC Media and avoiding rewards or incentive structures that could create unnecessary risks to CC Media.

Management reported its findings to CC Media’s Compensation Committee, which agreed with management's assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on CC Media.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2012 are set forth in the table below.  The non-employee directors of CC Media are reimbursed for their expenses associated with their service as directors of CC Media, but currently do not receive compensation for their service as directors of CC Media.  Robert W. Pittman, Mark P. Mays and Randall T. Mays are employees of CC Media, and they do not receive any additional compensation for their service on our Board.  Mr. Pittman’s compensation for his service as CC Media’s Chief Executive Officer is included in the Summary Compensation Table above.  Mark P. Mays’ and Randall T. Mays’ compensation for 2012 pursuant to their respective employment agreements is set forth below.

Director Compensation Table(a)

Name	Salary ($)	Bonus ($)		All Other Compensation ($)		Total ($)
Mark P. Mays – Chairman	1,000,000	500,000	(b)	438,604	(c)	1,938,604
Randall T. Mays – Vice Chairman	500,000	—		340,375	(c)	840,375
David C. Abrams	—	—		—		—
Irving L. Azoff	—	—		—		—
Steven W. Barnes	—	—		—		—
Richard J. Bressler	—	—		—		—
Charles A. Brizius	—	—		—		—
John P. Connaughton	—	—		—		—
Blair E. Hendrix	—	—		—		—
Matthew J. Freeman	—	—		—		—
Jonathon S. Jacobson	—	—		—		—
Ian K. Loring	—	—		—		—
Robert W. Pittman	—	—		—		—
Scott M. Sperling	—	—		—		—

(a)
As of December 31, 2012, each of Messrs. Mark P. Mays and Randall T. Mays owned unvested stock and option awards issued prior to 2012.  As of December 31, 2012, each of Messrs. Mark P. Mays and Randall T. Mays owned unvested restricted stock awards representing 111,112 shares of CC Media’s Class A common stock, which vest on July 30, 2013.  In addition, as of December 31, 2012, Mr. Mark P. Mays owned options to purchase 1,108,296 shares of CC Media’s Class A common stock, all of which were vested except for options with respect to 260,418 shares that vest on May 13, 2013 and options with respect to 520,834 shares that vest as follows:  (1) options to purchase 260,417 shares will vest fully upon the Sponsors’ receiving a 200% return on their investment in CC Media in the form of cash returns; and (2) options to purchase an additional 260,417 shares will vest fully upon the Sponsors’ receiving a 250% return on their investment in CC Media in the form of cash returns.  As of December 31, 2012, Mr. Randall T. Mays also owned options to purchase 413,850 shares of CC Media’s Class A common stock, all of which were vested.  As of December 31, 2012, Messrs. Mark P. Mays and Randall T. Mays each also owned options to purchase 150,000 shares of CCOH’s Class A common stock, all of which were vested.  For a description of Mr. Pittman’s outstanding equity awards as of December 31, 2012, see “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”  None of the other members of our Board have outstanding CC Media or CCOH equity awards.

(b)	The amount shown represents Mark P. Mays’ annual bonus provided pursuant to his employment agreement described below.

(c)	As described below, for 2012 the All Other Compensation column reflects:

●	amounts we contributed under our 401(k) plan as a matching contribution for the benefit of Messrs. Mark P. Mays and Randall T. Mays;
●	club membership dues paid by us;
●	personal use of company aircraft by Messrs. Mark P. Mays and Randall T. Mays; and
●	personal accounting and tax services.

	Mark P. Mays	Randall T. Mays
Plan contributions	$6,250	$6,250
Club dues	2,241	3,395
Aircraft usage	411,806	313,965
Accounting/tax services	18,307	16,765
Total	$438,604	$340,375

As a result of Clear Channel’s high public profile and due in part to threats against Clear Channel, its operations and management, Clear Channel engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management.  Based upon the findings and recommendation of this security consultant, Clear Channel’s management and Board of Directors implemented, and CC Media’s management and Board intends to continue the implementation of, numerous security measures for CC Media’s operations and employees.

Pursuant to their employment agreements, for security purposes and at the direction of the Board of CC Media, Messrs. Mark P. Mays and Randall T. Mays use Company-owned aircraft for all business and personal air travel in accordance with the Aircraft Policy.  The value of personal aircraft usage reported above is based on CC Media’s direct variable operating costs.  This methodology calculates an average variable cost per hour.  On certain occasions, a spouse or other family members and guests may accompany them on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology.  The value of all other perquisites included in the All Other Compensation column is based upon CC Media’s actual costs.

For a description of the other items reflected in the table above, see the description of the employment agreements below.

Mark P. Mays Employment Agreement

Upon the consummation of the Merger, Mark P. Mays was employed by CC Media and Clear Channel as the Chief Executive Officer of each entity, and entered into an employment agreement with a term ending July 31, 2013.  Mr. Mark P. Mays’ employment agreement was amended in January 2009 and amended and restated in June 2010 in connection with his announcement of his intention to retire as our President and Chief Executive Officer.  The amended and restated agreement provides for a term through July 31, 2013, which will be extended thereafter only by written agreement of the parties.  Upon the consummation of the Merger, the parties agreed that Mr. Mark P. Mays would receive an annual base salary of not less than $895,000.  Pursuant to the January 2009 amendment to his employment agreement, Mr. Mark P. Mays voluntarily reduced his base salary to $500,000 for 2009, which increased to not less than $1,000,000 per year thereafter.  Mr. Mark P. Mays’ current annual base salary is $1,000,000.  Pursuant to his June 2010 amended and restated employment agreement, Mr. Mark P. Mays also will receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including “gross-up” payments for excise taxes that may be payable by Mr. Mark P. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Mr. Mark P. Mays under Section 409A of the Code).  In addition, during the term of his agreement, Mr. Mark P. Mays is entitled, at Company expense, to use Company-provided aircraft for personal travel, in accordance with the Company’s Aircraft Benefit Policy.  Mr. Mark P. Mays also has a right of first refusal to purchase a specified Company-owned aircraft during the term of his agreement if the Company receives a bona fide offer to purchase the aircraft and, at the end of his employment term, to purchase the aircraft at fair market value.

Pursuant to his amended and restated employment agreement, Mr. Mark P. Mays’ performance bonus will be determined solely at the discretion of the Board, but shall not be less than $500,000 for any year (prorated if employment is terminated for any reason).  For 2012, Mr. Mark P. Mays received a bonus of $500,000.

Pursuant to his original employment agreement with CC Media, upon the consummation of the Merger, Mr. Mark P. Mays received a stock option award to purchase 2,083,333 shares of CC Media’s Class A common stock (subject to performance and time vesting requirements) and was issued restricted shares of CC Media’s Class A common stock with a value equal to $20 million (subject to time vesting requirements).  Under certain circumstances, he also had a put option to require CC Media to purchase up to 555,556 of his shares at either $36 or the price on the date he notifies CC Media that he is exercising the put option, with the price varying depending on the circumstances triggering the ability to exercise the put option. Pursuant to the June 2010 amendments made to Mr. Mark P. Mays’ employment and option agreements: (1) the put option with respect to 200,000 shares became exercisable for a 30-day period beginning August 15, 2010 (and was exercised on August 23, 2010), with the put option for the other 355,556 shares remaining subject to the original terms; and (2) upon his cessation of service as our Chief Executive Officer on March 31, 2011, one-half of his time-vesting options and one-half of his performance-vesting options granted on July 30, 2008 were cancelled, with all remaining CC Media stock options continuing pursuant to their original conditions for the remainder of the original 10-year term of the options.

Under his employment agreement, Mr. Mark P. Mays is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel.  He also is prohibited by the agreement from engaging in certain activities that compete against Clear Channel for six months after his employment terminates, and he is prohibited from soliciting its customers, employees and independent contractors during employment and for a period of two years after his employment terminates.

Clear Channel will indemnify Mr. Mark P. Mays from any losses incurred by him because he was made a party to a proceeding as a result of being an officer of Clear Channel.  Furthermore, any expenses incurred by him in connection with any such action shall be paid by Clear Channel in advance upon request that Clear Channel pay such expenses, but only in the event that he has delivered in writing to Clear Channel (1) an undertaking to reimburse Clear Channel for such expenses with respect to which he is not entitled to indemnification and (2) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by Clear Channel has been met.

Randall T. Mays Employment Agreement

Upon the consummation of the Merger, Mr. Randall T. Mays was employed by CC Media and Clear Channel as the President and Chief Financial Officer of each entity.  Upon ceasing to serve as President and Chief Financial Officer on January 4, 2010, Mr. Randall T. Mays became Vice Chairman of CC Media.  Mr. Randall T. Mays’ employment agreement provides for a term through July 31, 2013 and will be automatically extended for consecutive one-year periods unless 12 months prior notice of non-renewal is provided by the terminating party.

Upon the consummation of the Merger, the parties agreed that Mr. Randall T. Mays would receive an annual base salary of not less than $875,000.  Pursuant to the January 2009 amendment to his employment agreement, Mr. Randall T. Mays voluntarily reduced his base salary to $500,000 for 2009.  Pursuant to his December 2009 amended and restated employment agreement, he received an annual base salary of $1,000,000 while he served as Chief Financial Officer (until January 4, 2010) and receives an annual base salary of $500,000 thereafter.  Mr. Randall T. Mays also will receive benefits and perquisites consistent with his previous arrangement with Clear Channel (including personal use of company-owned aircraft and “gross-up” payments for excise taxes that may be payable by Mr. Randall T. Mays in connection with any payments made in connection with the Merger and for additional taxes that may be payable by Mr. Randall T. Mays under Section 409A of the Internal Revenue Code).  Pursuant to the December 2009 amended and restated employment agreement, Mr. Randall T. Mays is entitled to receive an annual bonus, to be determined at the discretion of the Board of CC Media.  Mr. Randall T. Mays did not receive a bonus for 2012.

Pursuant to his original employment agreement with CC Media, upon the consummation of the Merger, Mr. Randall T. Mays received an equity incentive award of options to purchase 2,083,333 shares of CC Media stock (subject to vesting requirements) and was issued restricted shares of CC Media’s Class A common stock with a value equal to $20 million (subject to vesting requirements).  Pursuant to the December 2009 amendments made to Mr. Randall T. Mays’ employment and option agreements, two-thirds of his time-vesting and all of his performance-vesting options were cancelled and vesting of his remaining options was accelerated.

Under his employment agreement, Mr. Randall T. Mays is required to protect the secrecy of Clear Channel’s confidential information and to assign certain intellectual property rights to Clear Channel.  He also is prohibited by the agreement from engaging in certain activities that compete against Clear Channel for six months after his employment terminates, and he is prohibited from soliciting its customers, employees and independent contractors during employment and for a period of two years after his employment terminates.

Clear Channel will indemnify Mr. Randall T. Mays from any losses incurred by him because he was made a party to a proceeding as a result of being an officer of Clear Channel.  Furthermore, any expenses incurred by him in connection with any such action shall be paid by Clear Channel in advance upon request that Clear Channel pay such expenses, but only in the event that he has delivered in writing to Clear Channel (1) an undertaking to reimburse Clear Channel for such expenses with respect to which he is not entitled to indemnification and (2) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by Clear Channel has been met.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires CC Media’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of CC Media to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required to furnish CC Media with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during, and Forms 5 and amendments thereto furnished to us with respect to, the fiscal year ended December 31, 2012, and any written representations from reporting persons that no Form 5 is required, we have determined that all such Section 16(a) filing requirements were satisfied.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

There were no “interlocks” among any of the directors who served as members of our Compensation Committee and any of our executive officers during 2012 and as of the date of this proxy statement.  During 2012, no member of the Compensation Committee served as an executive officer of CCMH.  For relationships between members of the Compensation Committee and CC Media requiring disclosure under the SEC’s rules governing disclosure of transactions with related persons, see “Certain Relationships and Related Party Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

THE MERGER AND THE MANAGEMENT AGREEMENT

In connection with the Merger, we became party to a management agreement with the Sponsors and certain other parties thereto, pursuant to which the Sponsors provide management and financial advisory services to us and our wholly owned subsidiaries until 2018, at a rate not greater than $15.0 million per year, plus reimbursable expenses.  We paid the Sponsors an aggregate of $15.9 million in management fees and reimbursable expenses for the year ended December 31, 2012.

STOCKHOLDERS AGREEMENTS

We are party to a stockholders agreement with CC IV, CC V, Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain other parties. The stockholders agreement, among other things: (1) specifies how the parties vote in elections to our Board; (2) restricts the transfer of shares subject to the agreement; (3) includes the ability of CC IV to compel the parties to sell their shares in a change of control transaction or participate in a recapitalization of CC Media; (4) gives the parties the right to subscribe for their pro rata share of proposed future issuances of equity securities by CC Media or its subsidiaries to the Sponsors or their affiliates; (5) requires the parties to agree to customary lock-up agreements in connection with underwritten public offerings; and (6) provides the parties with customary demand and “piggy-back” registration rights. We, CC IV and CC V also entered into a separate agreement with Mark P. Mays, Randall T. Mays, L. Lowry Mays and certain other parties that set forth terms and conditions under which certain of their shares of our common stock would be repurchased by us following the termination of their employment (through the exercise of a “call option” by us or a “put option” by Mark P. Mays, Randall T. Mays and L. Lowry Mays, as applicable). Any shares of our common stock that Mark P. Mays, Randall T. Mays, L. Lowry Mays or their estate-planning entities acquired pursuant to stock elections are not subject to the stockholders agreement.

AFFILIATE TRANSACTION AGREEMENT

We, the Sponsors and Clear Channel are party to an agreement under which CC Media agreed that neither it nor any of its subsidiaries will enter into or effect any affiliate transaction between CC Media or one of its subsidiaries, on the one hand, and any Sponsor or any other private investment fund under common control with either Sponsor (collectively, the “principal investors”), on the other hand, without the prior approval of either a majority of the independent directors of CC Media or a majority of the then-outstanding shares of our Class A common stock (excluding for purposes of such calculation from both (1) the votes cast and (2) the outstanding shares of Class A common stock, all shares held at that time by any principal investor, any affiliate of a principal investor, or members of management and directors of CC Media whose beneficial ownership information is required to be disclosed in filings with the SEC pursuant to Item 403 of Regulation S-K (the “public shares”)).  That agreement expires upon the earlier of (1) an underwritten public offering and sale of our common stock which results in aggregate proceeds in excess of $250 million to us and after which our common stock is listed on NASDAQ’s National Market System or another national securities exchange (a “qualified public offering”) and (2) the consummation of a certain transaction resulting in a change of control (as defined in the agreement and summarized below) of CC Media.

The following are not deemed to be affiliate transactions for purposes of the affiliate transaction agreement: (1) any commercial transaction between CC Media or any of its subsidiaries, on the one hand, and any portfolio company in which any principal investor or any affiliate of a principal investor has a direct or indirect equity interest, on the other, so long as such transaction was entered into on an arms-length basis; (2) any purchase of bank debt or securities by a principal investor or an affiliate of a principal investor or any transaction between a principal investor or affiliate of a principal investor on the one hand, and CC Media or one of its subsidiaries, on the other hand, related to the ownership of bank debt or securities, provided such purchase or transaction is on terms (except with respect to relief from all or part of any underwriting or placement fee applicable thereto) comparable to those consummated within an offering made to unaffiliated third parties; (3) the payment by CC Media or one of its subsidiaries of up to $87.5 million in transaction fees to the principal investors or their affiliates in connection with the transactions contemplated by the Merger Agreement; (4) any payment of management, transaction, monitoring, or any other fees to the principal investors or their affiliates pursuant to an arrangement or structure whereby the holders of public shares of CC Media are made whole for the portion of such fees paid by CC Media that would otherwise be proportionate to their share holdings; and (5) any transaction to which a principal investor or an affiliate thereof is a party in its capacity as a stockholder of CC Media that is offered generally to other stockholders of CC Media (including the holders of shares of Class A common stock) on comparable or more favorable terms.

A change of control of CC Media will be deemed to have occurred upon the occurrence of any of the following: (1) any consolidation or merger of CC Media with or into any other corporation or other entity, or any other corporate reorganization or transaction (including the acquisition of stock of CC Media), in which the direct and indirect stockholders of CC Media immediately prior to such consolidation, merger, reorganization, or transaction, own stock either representing less than 50% of the economic interests in and less than 50% of the voting power of CC Media or other surviving entity immediately after such consolidation, merger, reorganization, or transaction or that does not have, through the ownership of voting securities, by agreement or otherwise, the power to elect a majority of the entire board of directors of CC Media or other surviving entity immediately after such consolidation, merger, reorganization, or transaction, excluding any bona fide primary or secondary public offering; (2) any stock sale or other transaction or series of related transactions, after giving effect to which in excess of 50% of CC Media’s voting power is owned by any person or entity and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Securities Exchange Act), other than the principal investors and their respective affiliates, excluding any bona fide primary or secondary public offering; or (3) a sale, lease, or other disposition of all or substantially all of the assets of CC Media.

The agreement described above terminates upon the earlier of a qualified public offering and the consummation of a change of control (as defined therein).  Other than as described in the prior sentence, the agreement may not be terminated, amended, supplemented, or otherwise modified without the prior written approval of either (1) a majority of the independent directors of CC Media elected by the holders of Class A common stock of CC Media or (2) a majority of the then-outstanding public shares.

CORPORATE SERVICES AGREEMENT

CCMS has entered into a Corporate Services Agreement with CCOH to provide CCOH certain administrative and support services and other assistance.  Pursuant to the Corporate Services Agreement, as long as Clear Channel continues to own greater than 50% of the total voting power of CCOH’s common stock, CCMS will provide CCOH with such services and other assistance, which CCOH must accept.  These include, among other things, the following:

• treasury, payroll and other financial related services;
• certain executive officer services;
• human resources and employee benefits;
• legal and related services;
• information systems, network and related services;
• investment services;
• corporate services; and
• procurement and sourcing support.

The charges for the corporate services generally are intended to allow CCMS to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service.

Under the Corporate Services Agreement, CCMS and CCOH each have the right to purchase goods or services, use intellectual property licensed from third parties and realize other benefits and rights under the other party’s agreements with third-party vendors to the extent allowed by such vendor agreements.  The agreement also provides for the lease or sublease of certain facilities used in the operation of our respective businesses and for access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the corporate services.

The Corporate Services Agreement provides that certain executive officers of Clear Channel will be made available to CCOH, and CCOH will be obligated to utilize, those executive officers to serve as CCOH’s executive officers.  The Corporate Services Agreement may be terminated by mutual agreement or, after the date Clear Channel owns shares of CCOH’s common stock representing less than 50% of the total voting power of CCOH’s common stock, upon six months written notice by CCOH.  CCMS charges an allocable portion of the compensation and benefits costs of such persons based on a ratio of CCOH’s financial performance to the financial performance of Clear Channel.  The compensation and benefits costs allocated to CCOH include such executives’ base salary, bonus and other standard employee benefits, but exclude equity based compensation.  See “Compensation Discussion and Analysis—Corporate Services Agreement” and footnote (g) to the Summary Compensation Table for additional information regarding the allocations.  For the year ended December 31, 2012, charges for the corporate and executive services provided to CCOH under the Corporate Services Agreement totaled $35.9 million.

COMMERCIAL TRANSACTIONS

As described elsewhere in this proxy statement, entities controlled by the Sponsors hold all of the shares of our Class B common stock and Class C common stock, representing a majority (whether measured by voting power or economic interest) of our equity.  Seven of our current directors (Richard J. Bressler, James C. Carlisle, John P. Connaughton, Matthew J. Freeman, Blair E. Hendrix, Ian K. Loring and Scott M. Sperling) are affiliated with the Sponsors.  In addition, director David C. Abrams is the managing member of the investment firm Abrams Capital Management, L.P., which beneficially owned 25.9% of our Class A common stock as of March 20, 2013, and director Jonathon S. Jacobson is the founder and Chief Investment Officer of the investment firm Highfields Capital Management LP, which beneficially owned 37.9% of our Class A common stock as of March 20, 2013.  See “Security Ownership of Certain Beneficial Owners and Management.”

We are a leading global media and entertainment company specializing in radio, digital, out-of-home, mobile and on-demand entertainment and information services for national audiences and local communities and providing premiere opportunities for advertisers.  We operate in more than 40 countries across five continents.  The Sponsors are private equity firms and Mr. Abrams and Mr. Jacobson are affiliated with investment firms, each of which has investments in many companies.  As a result of our worldwide reach, the nature of our business and the breadth of investments by the Sponsors and the investment firms affiliated with Mr. Abrams and Mr. Jacobson, it is not unusual for us to engage in ordinary course of business transactions with entities in which one of our directors, executive officers, greater than 5% stockholders or an immediate family member of any of them, may also be a director, executive officer, partner or investor or have some other direct or indirect interest.

During 2012, we provided ordinary course of business advertising and other services and/or received ordinary course of business services related to our media and entertainment and outdoor businesses exceeding $120,000 in value with respect to 14 companies in which one or both of the Sponsors directly or indirectly owned a greater than 10% equity interest.  One or more of Messrs. Bressler and Connaughton also served as directors of three of these companies during 2012.  These transactions were negotiated on an arms-length basis and, in the aggregate, we were paid $18.6 million by these entities and we paid $8.4 million to these entities with respect to these 2012 transactions.  In addition, entities in which THL directly or indirectly owns a greater than 10% equity interest provided us with audio conferencing services, payroll tax processing services and commercial credit card processing services pursuant to arms-length agreements at competitive market rates, and for each of which the fees paid by us did not exceed $120,000.

From time to time the Sponsors or their affiliates or the investment firms affiliated with Mr. Abrams and Mr. Jacobson may acquire debt or debt securities issued by Clear Channel either directly from Clear Channel, in open market transactions or through loan syndications.  As of December 31, 2012, the Sponsors collectively owned approximately $2.0 billion principal amount and the investment firms affiliated with Mr. Abrams and Mr. Jacobson collectively owned approximately $336.9 million principal amount of Clear Channel’s term loans under Clear Channel’s senior secured credit facilities and other Clear Channel debt securities (collectively, the “Clear Channel Debt Securities”).  During 2012, Clear Channel offered eligible lenders under its senior secured credit facility the opportunity to exchange certain outstanding term loans for newly issued Clear Channel 9.0% Priority Guarantee Notes due 2019.  As part of that transaction, the Sponsors collectively exchanged approximately $425.9 million principal amount of Clear Channel’s term loans for the same principal amount of Clear Channel’s 9.0% Priority Guarantee Notes due 2019 and the investment firms affiliated with Mr. Abrams and Mr. Jacobson collectively exchanged approximately $59.3 million principal amount of Clear Channel’s term loans for the same principal amount of Clear Channel’s 9.0% Priority Guarantee Notes due 2019.  During 2012, Clear Channel also paid an aggregate of approximately $77.4 million in interest and an aggregate of approximately $71.5 million in principal on the Clear Channel Debt Securities owned by the Sponsors and an aggregate of approximately $12.8 million in interest and an aggregate of approximately $7.4 million in principal on the Clear Channel Debt Securities owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson.  The largest principal amount of the Clear Channel Debt Securities owned by the Sponsors collectively and owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson collectively was approximately $2.1 billion and $369.2 million, respectively, during 2012.  The Clear Channel term loans owned by the Sponsors and the investment firms affiliated with Mr. Abrams and Mr. Jacobson bear interest at various rates between LIBOR + 3.4% and LIBOR +3.65%.  The other Clear Channel Debt Securities owned by the Sponsors bear interest at 9.0% and the other Clear Channel Debt Securities owned by the investment firms affiliated with Mr. Abrams and Mr. Jacobson bear interest at various rates between 5.75% and 9.0%.   On February 28, 2013, Clear Channel prepaid $846.9 million of loans outstanding under its term loan A facility.  Certain affiliates of the Sponsors and the investment firms affiliated with Mr. Jacobson received a portion of the proceeds used to repay this facility.

Irving L. Azoff and Randall T. Mays, two of our directors, also served as directors of Live Nation during 2012.  Mr. Azoff also served as Executive Chairman of the Board of Live Nation until December 31, 2012.  During 2012, Live Nation paid us approximately $12.0 million for arms-length, ordinary course of business advertising services, and we paid Live Nation and its subsidiaries approximately $207,000 for entertainment-related services.  In addition, Mr. Azoff or his affiliates represent certain of the musical artists who performed at our iHeartRadio Music Festival during 2012, and Mr. Azoff participated in attracting musical artists to perform at our iHeartRadio Music Festival.  We are not a party to any of Mr. Azoff’s contractual arrangements with these musical artists.

As part of the employment agreement for Robert W. Pittman, who became our Chief Executive Officer and a member of our Board on October 2, 2011, we agreed to provide him with an aircraft for his personal and business use during the term of his employment.  For a description of Mr. Pittman’s Employment Agreement, see “Executive Compensation—Employment Agreements with the Named Executive Officers.”  Subsequently, one of our subsidiaries entered into a six-year aircraft lease with Yet Again Inc., a company controlled by Mr. Pittman, to lease an airplane for his use in exchange for a one-time upfront lease payment of $3.0 million during 2011. Our subsidiary also is responsible for all related taxes, insurance, and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment).  We paid Yet Again Inc. $591,633 during 2012 related to the maintenance and management of the aircraft.  If the lease is terminated prior to the expiration of its term, Yet Again Inc. will be required to refund a pro rata portion of the one-time upfront lease payment and a pro rata portion of the tax associated with the amount of the lease payment refunded, based upon the period remaining in the term.  In addition, we paid Mr. Pittman $16,050 during 2012 as reimbursement for Mr. Pittman’s business use of a helicopter.  We also have entered into a sublease with Pilot Group Manager, LLC, an entity that Mr. Pittman is a member of and an investor in, to rent space in Rockefeller Plaza in New York City through July 29, 2014 for use by employees of CC Media and its subsidiaries, including Mr. Pittman, in the operation of our businesses.  Fixed rent is approximately $560,000 annually plus a proportionate share of building expenses.  We paid $658,027 for the use of its office space in Rockefeller Plaza in New York City and our share of related office expenses during 2012.  In addition, on November 15, 2010, we issued and sold 706,215 shares of our Class A common stock to Pittman CC LLC, a Delaware limited liability company controlled by Mr. Pittman, for $5,000,000 in cash, pursuant to a Stock Purchase Agreement dated November 15, 2010 by and among Pittman CC LLC, CC IV and CC V (the “Purchase Agreement”).  Fifty percent of the shares were vested upon issuance and the remaining shares will vest upon certain liquidity transactions initiated by the Sponsors.  The Purchase Agreement provides for certain repurchase rights in favor of us and Mr. Pittman, as more fully described in “Executive Compensation—Potential Post-Employment Payments.”

POLICY ON REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

We have adopted formal written policies and procedures for the review, approval, or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of CC Media’s voting securities, and which may be required to be reported under the SEC disclosure rules.  Such transactions must be pre-approved by the Audit Committee of our Board of Directors (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for ordinary course of business transactions made on standard terms and conditions where the aggregate amount to be paid to us is less than $20 million or the aggregate amount paid by us is less than $500,000.  In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions.  The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.  The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us.  The transactions described above in this proxy statement were ratified or approved by the Audit Committee or Board of Directors, to the extent required, pursuant to these policies and procedures.  We generally expect transactions of a similar nature to occur during 2013.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee concerns the Audit Committee’s activities regarding oversight of CC Media’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent CC Media specifically incorporates this Report by reference therein.

The Audit Committee is composed of three directors, and it operates under a written charter adopted by the Board of Directors.  CC Media does not have any securities listed on a national securities exchange.  Accordingly, its Audit Committee charter reflects standards set forth in SEC regulations.  In addition, the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.  The full text of the Audit Committee’s charter can be found on CC Media’s Internet website at www.clearchannel.com.  A copy may also be obtained upon request from the Secretary of CC Media.

As set forth in more detail in the charter, the Audit Committee assists the Board of Directors in its general oversight of CC Media’s financial reporting, internal control and audit functions.  Management is responsible for the preparation, presentation and integrity of CC Media’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  Ernst & Young LLP, the independent registered public accounting firm that serves as CC Media’s independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules.  The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of CC Media’s internal and external auditors, including the audit scope and staffing, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services.  The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace CC Media’s independent auditor.  The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of CC Media’s financial, accounting and internal controls.  Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.  In addition, the Audit Committee generally oversees CC Media’s internal compliance programs.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of CC Media’s financial statements, the Audit Committee met with both management and CC Media’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues.  Management advised the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

With respect to CC Media’s independent auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, and received from the independent auditors their letter and the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that CC Media’s audited financial statements be included in CC Media’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
David C. Abrams, Chairman
Richard J. Bressler
Blair E. Hendrix

AUDITOR FEES

The following fees for services provided by Ernst & Young LLP were incurred by CC Media with respect to the years ended December 31, 2012 and 2011:

	Years Ended December 31,
(In thousands)	2012	2011
Audit Fees(a)	$5,448	$5,038
Audit-Related Fees(b)	9	2
Tax Fees(c)	929	572
All Other Fees(d)	44	461
Total Fees for Services	$6,430	$6,073

(a)
Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements.  This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews, and accounting consultation and research work necessary to comply with financial reporting and accounting standards.

(b)
Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally.

(c)
Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews.  Of the $929,056 in Tax Fees with respect to 2012 and the $572,257 in Tax Fees with respect to 2011, $153,672 and $195,308, respectively, was related to tax compliance services.

(d)	All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services.

CC Media’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to CC Media is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for CC Media by its independent auditor.  The chairperson of the Audit Committee may represent the entire Audit Committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of CC Media for the year ending December 31, 2013.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement.  However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but ultimately may determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders.  Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as the independent registered public accounting firm without stockholder approval whenever the Audit Committee deems termination necessary or appropriate.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends that you vote “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2013.  Properly submitted proxies will be so voted unless stockholders specify otherwise.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING
AND ADVANCE NOTICE PROCEDURES

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the annual meeting of stockholders in 2014 may do so by following the procedures prescribed in SEC Rule 14a-8.  To be eligible for inclusion, stockholder proposals must be received by the Secretary of CC Media no later than December 4, 2013, and must otherwise comply with the SEC’s rules.  Proposals should be sent to: Secretary, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

If you intend to present a proposal at the annual meeting of stockholders in 2014, or if you want to nominate one or more directors at the annual meeting of stockholders in 2014, you must comply with the advance notice provisions of CC Media’s bylaws.  If you intend to present a proposal at the annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address set forth above.  Our Secretary must receive the notice not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting of stockholders.  This means that, for our 2014 annual meeting, our Secretary must receive the notice no earlier than January 17, 2014 and no later than February 16, 2014.  You may contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

OTHER MATTERS

Neither CC Media’s management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above.  If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

GENERAL

The cost of soliciting proxies will be borne by CC Media.  Following the original mailing of the proxy soliciting material, regular employees of CC Media or its subsidiaries may solicit proxies by mail, telephone, facsimile, e-mail and personal interview.  Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties.  CC Media expects to reimburse such parties for their charges and expenses connected therewith.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  CC Media and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name.  You can notify us by sending a written request to: Investor Relations, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209 or by calling (210) 822-2828.  Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to a beneficial owner at a shared address to which a single copy of the proxy statement was delivered.

An electronic copy of CC Media’s Annual Report on Form 10-K filed with the SEC on February 19, 2013 is available free of charge at CC Media’s Internet website at www.clearchannel.com.  A paper copy of the Form 10-K also is available without charge to stockholders upon written request to: Investor Relations, CC Media Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209.

APPENDIX A
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

STOCK PERFORMANCE GRAPH

The following chart provides a comparison of the cumulative total returns, adjusted for any stock splits and dividends, for CC Media Holdings, Inc., our Radio Index, our Outdoor Index and the NASDAQ Stock Market Index for the period from July 31, 2008 through December 31, 2012.

Indexed Yearly Stock Price Close
(Price Adjusted for Stock Splits and Dividends)

	7/31/08	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
CC Media Holdings, Inc.	$1,000	$126	$172	$500	$244	$189
Radio Index	$1,000	$299	$1,146	$1,342	$759	$798
Outdoor Index	$1,000	$331	$819	$1,049	$724	$1,020
NASDAQ Stock Market Index	$1,000	$678	$976	$1,141	$1,120	$1,298

Our Radio Index consists of Cumulus Media Inc., Emmis Communications Corporation, Entercom Communications Corporation, Radio One Inc. and Spanish Broadcasting Systems Inc.   Our Outdoor Index, which we added to provide a peer comparison for our Outdoor business, consists of Lamar Advertising Company, an outdoor advertising company.  During 2012, Lamar Advertising Company announced that it is actively considering an election to real estate investment trust (REIT) status.

EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

Our Business Segments

We are a diversified media and entertainment company with three reportable business segments:  Media and Entertainment (“CCME”); Americas outdoor advertising (“Americas outdoor”); and International outdoor advertising (“International outdoor”).  Our CCME segment provides media and entertainment services via broadcast and digital delivery and also includes our national syndication business.  Our Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types.  Our Americas outdoor segment consists of operations primarily in the United States and Canada.  Our International outdoor segment consists of operations primarily in Asia, Australia, Europe and Latin America.  Our “Other” segment includes our full-service media representation business, Katz Media Group (“Katz Media”), as well as other general support services and initiatives, which are ancillary to our other businesses.  Approximately half of our revenue is generated from our CCME segment. The remaining half is comprised of our Americas outdoor and our International outdoor advertising segments, as well as Katz Media and other support services and initiatives.

We are a leading global media and entertainment company specializing in radio, digital, out-of-home, mobile and on-demand entertainment and information services for national audiences and local communities while providing premiere opportunities for advertisers.  Through our strong capabilities and unique collection of assets, we have the ability to deliver compelling content as well as innovative, effective marketing campaigns for advertisers and marketing, creative and strategic partners in the United States and internationally.

We focus on building the leadership position of our diverse global assets and maximizing our financial performance while serving our local communities. We continue to invest strategically in our digital platforms, including the development of continued enhancements to iHeartRadio, our integrated digital radio platform, and the ongoing deployment of digital outdoor displays.  We intend to continue to execute our strategies while closely managing expenses and focusing on achieving operating efficiencies across our businesses. We share best practices across our businesses and markets to replicate our successes throughout the markets in which we operate.

For more information about our revenue, gross profit and assets by segment and our revenue and long-lived assets by geographic area, see Note 13 to our Consolidated Financial Statements located in Item 8 of Part II of the Annual Report on Form 10-K.

CCME Sources of Revenue

Our CCME segment generated 49%, 48%, and 49% of our revenue for the years ended December 31, 2012, 2011 and 2010, respectively.  The primary source of revenue in our CCME segment is the sale of commercials on our radio stations for local and national advertising.  Our iHeartRadio mobile application and website, our station websites and Total Traffic Network also provide additional means for our advertisers to reach consumers.

Our advertisers cover a wide range of categories, including consumer services, retailers, entertainment, health and beauty products, telecommunications, automotive, media and political.  Our contracts with our advertisers generally provide for a term that extends for less than a one-year period.  We also generate revenues from network compensation, our online services, our traffic business, special events and other miscellaneous transactions.  These other sources of revenue supplement our traditional advertising revenue without increasing on-air-commercial time.

Each radio station’s local sales staff solicits advertising directly from local advertisers or indirectly through advertising agencies.  Our ability to produce commercials that respond to the specific needs of our advertisers helps to build local direct advertising relationships.  To generate national advertising sales, we leverage national sales teams and engage our Katz Media unit, which specializes in soliciting radio advertising sales on a national level for us and other radio and television companies.  National sales representatives such as Katz Media obtain advertising principally from advertising agencies located outside the station’s market and receive commissions based on advertising sold.

Advertising rates are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by independent ratings services.  A station’s format can be important in determining the size and characteristics of its listening audience, and advertising rates are influenced by the station’s ability to attract and target audiences that advertisers aim to reach.  The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets.  Rates are generally highest during morning and evening commuting periods.

Americas Outdoor Advertising Sources of Revenue

Americas outdoor generated 20%, 20% and 21% of our revenue in 2012, 2011 and 2010, respectively.  Americas outdoor revenue is derived from the sale of advertising copy placed on our traditional and digital displays.  Our display inventory consists primarily of billboards, street furniture displays and transit displays.  The margins on our billboard contracts, including those related to digital billboards, tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked.  Billboards comprise approximately two-thirds of our display revenues.  The following table shows the approximate percentage of revenue derived from each category for our Americas outdoor inventory:

	Year Ended December 31,
	2012	2011	2010
Billboards:
Bulletins	56%	56%	55%
Posters	13%	13%	14%
Street furniture displays	4%	4%	3%
Transit displays	17%	16%	16%
Other displays (1)	10%	11%	12%
Total	100%	100%	100%

(1)	Includes spectaculars, mall displays and wallscapes.

Our Americas outdoor segment generates revenues from local and national sales.  Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.  “Reach” is the percent of a target audience exposed to an advertising message at least once during a specified period of time, typically during a period of four weeks.  “Frequency” is the average number of exposures an individual has to an advertising message during a specified period of time.  Out-of-home frequency is typically measured over a four-week period.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  In addition, we have long-standing relationships with a diversified group of advertising brands and agencies that allow us to diversify client accounts and establish continuing revenue streams.

International Outdoor Advertising Sources of Revenue

Our International outdoor segment generated 27%, 28% and 27% of our revenue in 2012, 2011 and 2010, respectively.  International outdoor advertising revenue is derived from the sale of traditional advertising copy placed on our display inventory and electronic displays which are part of our network of digital displays.  Our International outdoor display inventory consists primarily of street furniture displays, billboards, transit displays and other out-of-home advertising displays. The following table shows the approximate percentage of revenue derived from each inventory category of our International outdoor segment:

	Year Ended December 31,
	2012	2011	2010
Street furniture displays	46%	43%	42%
Billboards (1)	26%	28%	30%
Transit displays	8%	9%	8%
Other (2)	20%	20%	20%
Total	100%	100%	100%

(1)	Includes revenue from posters and neon displays. We sold our neon business during the third quarter of 2012.

(2)
Includes advertising revenue from mall displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of Smartbike programs and production revenue.

Our International outdoor segment generates revenues worldwide from local, regional and national sales. Similar to our Americas outdoor business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, we believe that providing quality customer service and establishing strong client relationships are also critical components of sales.  Our entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our Class A common shares are quoted for trading on the Over-The-Counter (“OTC”) Bulletin Board under the symbol “CCMO”.  There were 325 shareholders of record as of January 31, 2013.  This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies.  The following quotations obtained from the OTC Bulletin Board reflect the high and low bid prices for our Class A common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Class A Common Stock Market Price			Class A Common Stock Market Price
	High	Low		High	Low
2012			2011
First Quarter	$6.50	$4.39	First Quarter	$9.00	$7.25
Second Quarter	6.50	2.02	Second Quarter	9.83	6.00
Third Quarter	6.00	1.20	Third Quarter	8.50	5.00
Fourth Quarter	4.00	1.95	Fourth Quarter	6.50	4.00

There is no established public trading market for our Class B and Class C common stock.  There were 555,556 Class B common shares and 58,967,502 Class C common shares outstanding on January 31, 2013.  All of our outstanding shares of Class B common stock are held by Clear Channel Capital IV, LLC and all of our outstanding shares of Class C common stock are held by Clear Channel Capital V, L.P.

Dividend Policy

We currently do not intend to pay regular quarterly cash dividends on the shares of our common stock.  We have not declared any dividend on our common stock since our incorporation.  We are a holding company with no independent operations and no significant assets other than the stock of our subsidiaries.  We, therefore, are dependent on the receipt of dividends or other distributions from our subsidiaries to pay dividends.  In addition, Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends, which in turn affects our ability to pay dividends.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources of Capital” and Note 5 to the Consolidated Financial Statements.

Sales of Unregistered Securities

We did not sell any equity securities during 2012 that were not registered under the Securities Act of 1933.

Purchases of Equity Securities

The following table sets forth the purchases made during the quarter ended December 31, 2012 by us or on our behalf or by or on behalf of an affiliated purchaser of shares of our Class A common stock registered pursuant to Section 12 of the Exchange Act:

Period	Total Number of Shares Purchased		Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs		Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans or Programs
October 1 through October 31	-		$-	-			(2)
November 1 through November 30	862,383	(1)	$3.01	862,383	(1)		(2)
December 1 through December 31	-		-	-			(2)
Total	862,383		$3.01	862,383		$82,934,423	(2)

(1)
On October 22, 2012, the Company granted 1,821,743 restricted shares of its Class A common stock (the “Replacement Shares”) pursuant to an option exchange program (the “Program”) that expired on November 19, 2012.  In addition, on October 22, 2012, the Company granted 1,514,709 fully-vested shares of its Class A common stock (the “Additional Shares”) pursuant to a tax assistance program offered in connection with the Program.  Upon the expiration of the Program on November 19, 2012, the Company repurchased 862,383 of the Additional Shares from the employees who elected to participate in the Program and timely delivered to the Company a properly completed election form under Internal Revenue Code Section 83(b) to fund tax withholdings in connection with the Program.  Employees who ceased to be eligible, declined to participate in the Program or, in the case of the Additional Shares, declined to participate in the tax assistance program, forfeited their Replacement Shares and Additional Shares on November 19, 2012 and retained their stock options with no changes to the terms.

(2)
On August 9, 2010, Clear Channel, an indirect subsidiary of the Company, announced that its board of directors approved a stock purchase program under which Clear Channel or its subsidiaries may purchase up to an aggregate of $100 million of the Class A common stock of the Company and/or the Class A common stock of Clear Channel Outdoor Holdings, Inc. (“CCOH”), an indirect subsidiary of Clear Channel.  No shares of the Company’s Class A common stock or CCOH’s Class A common stock were purchased under the stock purchase program during the quarter ended December 31, 2012.  During 2011, a subsidiary of Clear Channel purchased $16,372,690 of the Class A common stock of CCOH (1,553,971 shares) in open market purchases.  During the quarter ended June 30, 2012, a subsidiary of Clear Channel purchased $692,887 of the Company’s Class A common stock (111,291 shares) under the stock purchase program.  As a result of these purchases of shares of the Company’s Class A common stock and CCOH’s Class A common stock, an aggregate of $82,934,423 remains available under the stock purchase program to purchase the Class A common stock of the Company and/or the Class A common stock of CCOH.  The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel’s discretion.

ITEM 6.                      SELECTED FINANCIAL DATA

The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Certain prior period amounts have been reclassified to conform to the 2012 presentation.  Historical results are not necessarily indicative of the results to be expected for future periods.  Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto located within Item 8 of Part II of  the Annual Report on Form 10-K.  The statement of operations for the year ended December 31, 2008 is comprised of two periods: post-merger and pre-merger.  We applied purchase accounting adjustments to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008.  The merger resulted in a new basis of accounting beginning on July 31, 2008.

(In thousands)	For the Years Ended December 31,
	2012	2011	2010	2009	2008
	Post-Merger	Post-Merger	Post-Merger	Post-Merger	Combined
Results of Operations Data:
Revenue	$6,246,884	$6,161,352	$5,865,685	$5,551,909	$6,688,683
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,496,550	2,504,036	2,381,647	2,529,454	2,852,726
Selling, general and administrative expenses (excludes depreciation and amortization)	1,673,447	1,617,258	1,570,212	1,520,402	1,880,964
Corporate expenses (excludes depreciation and amortization)	288,028	227,096	284,042	253,964	383,714
Depreciation and amortization	729,285	763,306	732,869	765,474	696,830
Impairment charges (1)	37,651	7,614	15,364	4,118,924	5,268,858
Other operating income (expense) — net	48,127	12,682	(16,710)	(50,837)	28,032
Operating income (loss)	1,070,050	1,054,724	864,841	(3,687,146)	(4,366,377)
Interest expense	1,549,023	1,466,246	1,533,341	1,500,866	928,978
Loss on marketable securities	(4,580)	(4,827)	(6,490)	(13,371)	(82,290)
Equity in earnings (loss) of nonconsolidated affiliates	18,557	26,958	5,702	(20,689)	100,019
Gain (loss) on extinguishment of debt	(254,723)	(1,447)	60,289	713,034	103,193
Other income (expense)— net	250	(3,169)	(13,834)	(33,318)	23,200
Loss before income taxes	(719,469)	(394,007)	(622,833)	(4,542,356)	(5,151,233)
Income tax benefit	308,279	125,978	159,980	493,320	524,040
Loss before income taxes	(411,190)	(268,029)	(462,853)	(4,049,036)	(4,627,193)
Income from discontinued operations, net (2)	-	-	-	-	638,391
Consolidated net loss	(411,190)	(268,029)	(462,853)	(4,049,036)	(3,988,802)
Less amount attributable to noncontrolling interest	13,289	34,065	16,236	(14,950)	16,671
Net loss attributable to the Company	$(424,479)	$(302,094)	$(479,089)	$(4,034,086)	$(4,005,473)

	Post-Merger					Pre-Merger
					For the Five	For the
					Months	Seven
					Ended	Months
	For the Years Ended				December	Ended
	December 31,				31,	July 30,
	2012	2011	2010	2009	2008	2008
Net income (loss) per common share:
Basic:
Income (loss) attributable to the
Company before discontinued
operations	$(5.23)	$(3.70)	$(5.94)	$(49.71)	$(62.04)	$0.80
Discontinued operations	-	-	-	-	(0.02)	1.29
Net income (loss) attributable to
the Company	$(5.23)	$(3.70)	$(5.94)	$(49.71)	$(62.06)	$2.09

Diluted:
Income (loss) attributable to the
Company before discontinued
operations	$(5.23)	$(3.70)	$(5.94)	$(49.71)	$(62.04)	$0.80
Discontinued operations	-	-	-	-	(0.02)	1.29
Net income (loss) attributable to
the Company	$(5.23)	$(3.70)	$(5.94)	$(49.71)	$(62.06)	$2.09

Dividends declared per share	$-	$-	$-	$-	$-	$-

(In thousands)	As of December 31,
	2012	2011	2010	2009	2008
Balance Sheet Data:
Current assets	$2,993,807	$2,985,285	$3,603,173	$3,685,845	$2,066,555
Property, plant and equipment – net	3,036,854	3,063,327	3,145,554	3,332,393	3,548,159
Total assets	16,292,713	16,452,039	17,460,382	18,047,101	21,125,463
Current liabilities	1,782,142	1,428,962	2,098,579	1,544,136	1,845,946
Long-term debt, net of current maturities	20,365,369	19,938,531	19,739,617	20,303,126	18,940,697
Shareholders’ deficit	(7,995,191)	(7,471,941)	(7,204,686)	(6,844,738)	(2,916,231)

(1)
We recorded non-cash impairment charges of $37.7 million, $7.6 million and $15.4 million during 2012, 2011 and 2010, respectively.  We also recorded non-cash impairment charges of $4.1 billion in 2009 and $5.3 billion in 2008 as a result of the global economic downturn which adversely affected advertising revenues across our businesses.  Our impairment charges are discussed more fully in Item 8 of Part II of the Annual Report on Form 10-K.

(2)	Includes the results of operations of our television business, which we sold on March 14, 2008, and certain of our non-core radio stations.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Format of Presentation

Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes.  Our discussion is presented on both a consolidated and segment basis.  Our reportable operating segments are Media and Entertainment (“CCME”), Americas outdoor advertising (“Americas outdoor” or “Americas outdoor advertising”), and International outdoor advertising (“International outdoor” or “International outdoor advertising”).  Our CCME segment provides media and entertainment services via broadcast and digital delivery and also includes our national syndication business.  Our Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types. Included in the “Other” segment are our media representation business, Katz Media Group, as well as other general support services and initiatives, which are ancillary to our other businesses.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Impairment charges, Other operating income (expense) - net, Interest expense, Loss on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Loss on extinguishment of debt, Other income (expense) - net and Income tax benefit are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Certain prior period amounts have been reclassified to conform to the 2012 presentation.

During the first quarter of 2012, and in connection with the appointment of the new chief executive officer of our indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”), we reevaluated our segment reporting and determined that our Latin American operations were more appropriately aligned within the operations of our International outdoor advertising segment.  As a result, the operations of Latin America are no longer reflected within our Americas outdoor advertising segment and are currently included in the results of our International outdoor advertising segment.  Accordingly, we have recast the corresponding segment disclosures for prior periods.

CCME

Our revenue is derived primarily from selling advertising time, or spots, on our radio stations, with advertising contracts typically less than one year in duration.  The programming formats of our radio stations are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers.  We also provide streaming content via the Internet, mobile and other digital platforms which reach national, regional and local audiences and derive revenues primarily from selling advertising time with advertising contracts similar to those used by our radio stations.

CCME management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service.  Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically priced the highest.  Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory.  Yield is measured by management in a variety of ways, including revenue earned divided by minutes of advertising sold.

Management monitors macro-level indicators to assess our CCME operations’ performance.  Due to the geographic diversity and autonomy of our markets, we have a multitude of market-specific advertising rates and audience demographics.  Therefore, management reviews average unit rates across each of our stations.

Management looks at our CCME operations’ overall revenue as well as the revenue from each type of advertising, including local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets.  Local advertising is sold by each radio station’s sales staff while national advertising is sold by our national sales team and through our national representation firm.  Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately because these revenue streams have different sales forces and respond differently to changes in the economic environment.  We periodically review and refine our selling structures in all markets in an effort to maximize the value of our offering to advertisers and, therefore, our revenue.

Management also looks at CCME revenue by market size.  Typically, larger markets can reach larger audiences with wider demographics than smaller markets.  Additionally, management reviews our share of CCME advertising revenues in markets where such information is available, as well as our share of target demographics listening to the radio in an average quarter hour.  This metric gauges how well our formats are attracting and retaining listeners.

A portion of our CCME segment’s expenses vary in connection with changes in revenue.  These variable expenses primarily relate to costs in our sales department, such as commissions, and bad debt.  Our programming and general and administrative departments incur most of our fixed costs, such as utilities and office salaries.  We incur discretionary costs in our marketing and promotions, which we primarily use in an effort to maintain and/or increase our audience share. Lastly, we have incentive systems in each of our departments which provide for bonus payments based on specific performance metrics, including ratings, sales levels, pricing and overall profitability.

Outdoor Advertising

Our outdoor advertising revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays.  Part of our long-term strategy for our outdoor advertising businesses is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements.  Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts.  Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs, electricity costs and the costs for cleaning and maintaining our displays.  Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays.  Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords.  The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas Outdoor Advertising

Our advertising rates are based on a number of different factors including location, competition, type and size of display, illumination, market and gross ratings points.  Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population.  The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time.  For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States.  Generally, we own the street furniture structures and are responsible for their construction and maintenance.  Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators.  Generally, these contracts have terms ranging from 10 to 20 years.

International Outdoor Advertising

Similar to our Americas outdoor business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.  In addition, because our International outdoor advertising operations are conducted in foreign markets, including Europe, Asia and Latin America, management reviews the operating results from our foreign operations on a constant dollar basis.  A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well.  Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging from three to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts.  In our International outdoor business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain.  A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business.  As a result, our margins are typically lower in our International business than in our Americas outdoor business.

Macroeconomic Indicators

Our advertising revenue for all of our segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP, both domestically and internationally. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2012 was 2.2%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Executive Summary

The key developments in our business for the year ended December 31, 2012 are summarized below:

●
Consolidated revenue for 2012 increased $85.5 million including the impact of negative foreign exchange movements of $79.3 million compared to 2011. Excluding foreign exchange impacts, consolidated revenue increased $164.8 million over the prior year.

●
CCME revenue for 2012 increased $98.0 million compared to 2011 primarily due to increased political advertising both nationally and locally.  Our iHeartRadio platform continues to drive higher digital revenues with listening hours increasing by 100%.

●
Americas outdoor revenue for 2012 increased $26.5 million compared to 2011 due to continued deployment of digital bulletins.  During 2012, we deployed 178 digital displays in the United States bringing the total number of digital bulletins in the United States above 1,000.

●
International outdoor revenue for 2012 decreased $83.5 million including the impact of negative foreign exchange movements of $78.9 million compared to 2011.  Excluding foreign exchange impacts, revenue decreased $4.6 million over the prior year.  The strengthening of the dollar significantly contributed to the revenue decline in our International outdoor advertising business. Growth in Asia and Latin America was offset by the weakened macroeconomic conditions in Europe, which had a negative impact on our operations.

●	Revenues in our Other segment for 2012 grew $47.3 million primarily due to increased political advertising through our media representation business.
●	During 2012, we spent $76.2 million on strategic revenue and cost-saving initiatives to realign and improve our on-going business operations. This represented an increase of $39.8 million over 2011.
●
During 2012, our indirect subsidiary, Clear Channel Worldwide Holdings, Inc. (“CCWH”), issued $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes” and, together with the Series A CCWH Subordinated Notes, the “CCWH Subordinated Notes”) and in connection therewith, CCOH declared a special cash dividend (the “CCOH Dividend”) equal to $6.0832 per share to its stockholders of record. Using CCOH Dividend proceeds distributed to our wholly-owned subsidiaries, together with cash on hand, our subsidiary Clear Channel Communications, Inc. (“Clear Channel”) repaid $2,096.2 million of indebtedness under its senior secured credit facilities.  Please refer to the “CCWH Senior Subordinated Notes” section within this MD&A for further discussion of the CCWH Subordinated Notes offering, including the use of the proceeds.

●
During 2012, Clear Channel repaid its 5.0% senior notes at maturity for $249.9 million (net of $50.1 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from Clear Channel’s 2011 issuance of 9.0% priority guarantee notes due 2021 discussed elsewhere in this MD&A, along with cash on hand.

●
During 2012, Clear Channel exchanged $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued Clear Channel 9.0% priority guarantee notes due 2019 as discussed elsewhere in this MD&A.

●
During 2012, CCWH issued $735.75 million aggregate principal amount of 6.50% Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”), which were issued at an issue price of 99.0% of par, and $1,989.25 million aggregate principal amount of 6.50% Series B Senior Notes due 2022, which were issued at par (the “Series B CCWH Senior Notes” and, together with the Series A CCWH Senior Notes, the “CCWH Senior Notes”).  CCWH used the net proceeds from the offering of the CCWH Senior Notes, together with cash on hand, to fund the tender offer for and redemption of CCWH’s existing 9.25% Series A Senior Notes due 2017 and its existing 9.25% Series B Senior Notes due 2017 (together, the “Existing CCWH Senior Notes”).  A tender premium of $128.3 million and a call premium of $53.8 million were recognized as expense in the fourth quarter of 2012 resulting from the repurchase of the Existing CCWH Senior Notes.

The key developments in our business for the year ended December 31, 2011 are summarized below:

●	Consolidated revenue increased $295.7 million during 2011 including positive foreign exchange movements of $87.1 million compared to 2010.
●
CCME revenue increased $117.3 million during 2011 compared to 2010, due primarily to increased revenue resulting from our April 2011 addition of a complementary traffic operation (the “traffic acquisition”) to our existing traffic business, Total Traffic Network.  We also purchased a cloud-based music technology business in the first quarter of 2011 that has enabled us to accelerate the development and growth of our iHeartRadio digital products.

●
Americas outdoor revenue increased $35.8 million during 2011 compared to 2010, driven by revenue growth across our bulletin, airport and shelter displays, particularly digital displays.  During 2011, we deployed 242 digital displays in the United States, compared to 158 during 2010.

●
International outdoor revenue increased $170.1 million during 2011 compared to 2010, primarily as a result of increased street furniture revenues and the effects of movements in foreign exchange.  The weakening of the U.S. Dollar throughout 2011 significantly contributed to revenue growth in our International outdoor advertising business.  The revenue increase attributable to movements in foreign exchange was $84.5 million for 2011.

●
Clear Channel issued $1.75 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 during 2011, consisting of $1.0 billion aggregate principal amount issued in February (the “February 2011 Offering”) and an additional $750.0 million aggregate principal amount issued in June (the “June 2011 Offering”).   Proceeds of the February 2011 Offering, along with available cash on hand, were used to repay $500.0 million of the senior secured credit facilities and $692.7 million of Clear Channel’s 6.25% senior notes at maturity in March 2011.

●
During 2011, CC Finco, LLC (“CC Finco”), our indirect subsidiary, repurchased $80.0 million aggregate principal amount of Clear Channel’s outstanding 5.5% senior notes due 2014 for $57.1 million, including accrued interest, through open market purchases.

●	During 2011, CC Finco purchased 1,553,971 shares of CCOH’s Class A common stock through open market purchases for approximately $16.4 million.
●
During 2011, Clear Channel repaid its 4.4% senior notes at maturity for $140.2 million (net of $109.8 million principal amount held by and repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2012 to the year ended December 31, 2011 is as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$6,246,884	$6,161,352	1%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,496,550	2,504,036	(0%)
Selling, general and administrative expenses (excludes depreciation and amortization)	1,673,447	1,617,258	3%
Corporate expenses (excludes depreciation and amortization)	288,028	227,096	27%
Depreciation and amortization	729,285	763,306	(4%)
Impairment charges	37,651	7,614	394%
Other operating income – net	48,127	12,682	279%
Operating income	1,070,050	1,054,724	1%
Interest expense	1,549,023	1,466,246
Loss on marketable securities	(4,580)	(4,827)
Equity in earnings of nonconsolidated affiliates	18,557	26,958
Loss on extinguishment of debt	(254,723)	(1,447)
Other income (expense) – net	250	(3,169)
Loss before income taxes	(719,469)	(394,007)
Income tax benefit	308,279	125,978
Consolidated net loss	(411,190)	(268,029)
Less amount attributable to noncontrolling interest	13,289	34,065
Net loss attributable to the Company	$(424,479)	$(302,094)

Consolidated Revenue

Our consolidated revenue increased $85.5 million including the impact of negative movements in foreign exchange of $79.3 million compared to 2011.  Excluding the impact of foreign exchange movements, revenue increased $164.8 million.  CCME revenue increased $98.0 million, driven by growth of $79.0 million from national and local advertising including political, telecommunications and auto, and higher advertising revenues from our digital services primarily as a result of higher listening hours and event sponsorship.  Americas outdoor revenue increased $26.5 million, driven primarily by bulletin revenue growth as a result of our continued deployment of new digital displays during 2012 and 2011 and revenue growth from our airports business.  International outdoor revenue decreased $83.5 million including the impact of negative movements in foreign exchange of $78.9 million compared to 2011.  Excluding the impact of foreign exchange movements, International outdoor revenue decreased $4.6 million.  Declines in certain countries as a result of weakened macroeconomic conditions and our divestiture of our international neon business during the third quarter of 2012 were partially offset by growth in street furniture and billboard revenue in other countries.  Our Other segment revenue grew by $47.3 million as a result of increased political advertising through our media representation business during the election year in the United States.

Consolidated Direct Operating Expenses

Direct operating expenses decreased $7.5 million including a $49.7 million decline due to the effects of movements in foreign exchange compared to 2011.  CCME direct operating expenses increased $23.9 million, primarily due to an increase in digital expenses related to our iHeartRadio digital platform including higher digital streaming fees due to increased listening hours and rates and personnel costs.  In addition, an increase of $29.6 million related to our traffic acquisition was partially offset by a decline in music license fees of $23.2 million.  Americas outdoor direct operating expenses increased $14.9 million, primarily due to increased site lease expense associated with our continued development of digital displays and growth from our airports business.  Direct operating expenses in our International outdoor segment decreased $42.4 million including a $49.4 million decline due to the effects of movements in foreign exchange.  The increase in expense excluding the impact of movements in foreign exchange was primarily driven by higher site lease and other expenses as a result of new contracts. These increases were partially offset by lower variable costs in countries where revenues have declined and the impact of the divestiture of our international neon business.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $56.2 million including a decline of $21.7 million due to the effects of movements in foreign exchange compared to 2011.  CCME SG&A expenses increased $16.6 million, primarily due to expenses incurred in connection with strategic revenue and cost initiatives.  SG&A expenses in our Americas outdoor segment increased $11.7 million primarily due to increased personnel costs resulting from increased revenue in addition to increases in costs associated with strategic revenue and cost initiatives.  International outdoor SG&A expenses increased $24.8 million including a $21.6 million decline due to the effects of movements in foreign exchange. The increase was primarily due to $22.7 million of expense related to the negative impact of litigation in Latin America discussed further in Item 3 of Part I of the Annual Report on Form 10-K. Also contributing to the increase was a $1.2 million increase in expenses related to strategic revenue and cost initiatives.

Corporate Expenses

Corporate expenses increased $60.9 million during 2012 compared to 2011.  This increase was driven by higher personnel costs resulting from amounts recorded under our variable compensation plans, higher expenses under our benefit plans, and increases in corporate infrastructure.  In addition, we incurred $14.2 million more in corporate strategic revenue and cost initiatives compared to the prior year as well as $9.0 million in expenses related to the stockholder litigation discussed further in Item 3 of Part I of the Annual Report on Form 10-K.  Also impacting the increase during 2012 compared to 2011 is the reversal of $6.6 million of share-based compensation expense included in 2011 related to the cancellation of a portion of an executive’s stock options.

Revenue and Cost Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $76.2 million incurred in connection with our strategic revenue and cost initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability.  These costs consist primarily of consulting expenses, consolidation of locations and positions, severance related to workforce initiatives and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.  Of these costs, $13.8 million are reported within direct operating expenses, $47.2 million are reported within SG&A and $15.2 million are reported within corporate expense.  In 2011, such costs totaled $8.8 million, $26.6 million, and $1.0 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $34.0 million during 2012 compared to 2011, primarily due to various assets becoming fully depreciated in 2011.  In addition, movements in foreign exchange contributed a decrease of $9.3 million during 2012.

Impairment Charges

We performed our annual impairment tests as of October 1, 2012 and 2011 on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $37.7 million and $7.6 million, respectively.  During 2012, we recognized a $35.9 million impairment charge in our Americas outdoor segment related to declines in estimated fair values of certain markets’ billboard permits.  Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income (Expense) - Net

Other operating income of $48.1 million in 2012 primarily related to the gain on the sale of our international neon business in the third quarter of 2012.

Other operating income of $12.7 million in 2011 primarily related to a gain on the sale of a tower and proceeds received from condemnations of bulletins.

Interest Expense

Interest expense increased $82.7 million during 2012 compared to 2011 primarily as a result of interest expense associated with CCWH’s issuance of the CCWH Subordinated Notes during the first quarter of 2012, partially offset by the impact of other refinancing actions and repayments of senior notes. Please refer to “Sources of Capital” for additional discussion of debt issuances and exchanges. Clear Channel’s weighted average cost of debt during 2012 and 2011 was 6.7% and 6.2%, respectively.

Loss on Marketable Securities

The loss on marketable securities of $4.6 million and $4.8 million during 2012 and 2011, respectively, primarily related to the impairment of our investment in Independent News & Media PLC (“INM”) during 2012 and 2011 and the impairment of a cost-basis investment during 2012.  The fair value of INM was below cost for an extended period of time.  As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer.  After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.  We obtained the financial information for our cost-basis investment and noted continued doubt of the investment’s ability to continue as a going concern.  After evaluating the financial condition of the investment, we concluded that the investment was other than temporarily impaired and recorded a non-cash impairment charge to that investment.

Equity in Earnings of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates of $18.6 million for 2012 included earnings from our investments in Australia Radio Network and New Zealand Radio Network.

Equity in earnings of nonconsolidated affiliates of $27.0 million for 2011 included earnings from our investments primarily in Australia Radio Network and New Zealand Radio Network.

Loss on Extinguishment of Debt

In connection with the refinancing of the Existing CCWH Senior Notes with an interest rate of 9.25% with the CCWH Senior Notes with a stated interest rate of 6.5% during the fourth quarter of 2012, CCWH paid existing note holders a tender premium of 7.4% of face value on the $1,724.7 million of Existing CCWH Senior Notes that were tendered in the tender offer and a call premium of 6.9% on the $775.3 million of Existing CCWH Senior Notes that were redeemed following the tender offer.  The tender premium of $128.3 million and the call premium of $53.8 million are included in the loss on extinguishment of debt.  In addition, we recognized a loss of $39.0 million due to the write-off of deferred loan costs in connection with the call of the Existing CCWH Senior Notes, and recognized losses of $33.7 million in connection with a prepayment during the first quarter of 2012 and a debt exchange during the fourth quarter of 2012 related to Clear Channel’s senior secured credit facilities as discussed elsewhere in this MD&A.

Loss on extinguishment of debt of $1.4 million for 2011 primarily related to the accelerated expensing of $5.7 million of loan fees upon the prepayment of $500.0 million of Clear Channel’s senior secured credit facilities in connection with the February 2011 Offering, partially offset by an aggregate gain of $4.3 million on the repurchase of Clear Channel’s 5.5% senior notes due 2014.

Other Income (Expense) - Net

Other income of $0.3 million for 2012 primarily related to miscellaneous dividend and other income of $3.2 million offset by $3.0 million in foreign exchange losses on short-term intercompany accounts.

Other expense of $3.2 million for 2011 primarily related to miscellaneous bank fees and foreign exchange losses on short-term intercompany accounts.

Income Tax Benefit

The effective tax rate for the year ended December 31, 2012 was 42.8% as compared to 32.0% for the year ended December 31, 2011.  The effective tax rate for 2012 was favorably impacted by our settlement of U.S. Federal and foreign tax examinations during the year.  Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $60.6 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2012 related to the write-off of deferred tax assets associated with the vesting of certain equity awards.

The effective tax rate for the year ended December 31, 2011 was 32.0% as compared to 25.7% for the year ended December 31, 2010.  The effective tax rate for 2011 was favorably impacted by our settlement of U.S. Federal and state tax examinations during the year.  Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $16.3 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2011 related to the write-off of deferred tax assets associated with the vesting of certain equity awards and our inability to benefit from certain tax loss carryforwards in foreign jurisdictions.

CCME Results of Operations

Our CCME operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$3,084,780	$2,986,828	3%
Direct operating expenses	873,165	849,265	3%
SG&A expenses	997,511	980,960	2%
Depreciation and amortization	271,399	268,245	1%
Operating income	$942,705	$888,358	6%

CCME revenue increased $98.0 million during 2012 compared to 2011, driven by growth of $79.0 million from national and local advertising across political, automotive and telecommunication categories.  We continued to experience increases in digital revenue as a result of increased listening hours through our iHeartRadio platform as well as higher event sponsorship revenue.  Revenue in our traffic business increased $20.8 million due to our traffic acquisition completed in the second quarter of 2011.  This revenue growth was partially offset by declines in syndicated programming sales.

Direct operating expenses increased $23.9 million during 2012 compared to 2011, primarily due to an increase in digital expenses related to our iHeartRadio digital platform including higher digital streaming fees due to increased listening hours and rates and personnel costs as well as an increase of $29.6 million from our traffic acquisition, partially offset by a $23.2 million decline in music license fees resulting from lower negotiated royalty rates.  SG&A expenses increased $16.6 million, primarily due to higher spending on strategic revenue and cost initiatives of $14.2 million, a $5.5 million increase over 2011.

Depreciation and amortization increased $3.2 million, primarily due to our traffic acquisition.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$1,279,257	$1,252,725	2%
Direct operating expenses	586,666	571,779	3%
SG&A expenses	212,794	201,124	6%
Depreciation and amortization	192,023	211,056	(9%)
Operating income	$287,774	$268,766	7%

Americas outdoor revenue increased $26.5 million during 2012 compared to 2011, primarily driven by revenue growth from our digital bulletins and from our airports business.  We deployed an additional 178 digital bulletins during 2012 bringing our total to more than 1,000 digital bulletins in service.  The revenue growth resulting from our increased digital bulletin capacity was partially offset by declines in our traditional bulletin and poster revenues.  Our airport revenues grew primarily as a result of higher average rates and increased occupancy by customers of our largest U.S. airports.

Direct operating expenses increased $14.9 million due to increased site lease expense as a result of our continued deployment of digital displays and growth of our airport revenue.  SG&A expenses increased $11.7 million, primarily as a result of higher personnel costs of $6.6 million associated with the increase in revenue generating headcount and commissions and bonuses related to increased revenue, as well as $3.1 million in connection with legal and other expenses related to billboard permitting issues.  In addition, included in our 2012 SG&A expenses are revenue and cost initiatives of $13.6 million, which represents an increase of $9.4 million, compared to 2011.  These increases are partially offset by a favorable court ruling resulting in a $7.8 million decrease in expenses.

Depreciation and amortization decreased $19.0 million, primarily due to increases in 2011 for accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2012	2011	Change
Revenue	$1,667,687	$1,751,149	(5%)
Direct operating expenses	1,024,596	1,067,022	(4%)
SG&A expenses	364,502	339,748	7%
Depreciation and amortization	205,258	219,908	(7%)
Operating income	$73,331	$124,471	(41%)

International outdoor revenue decreased $83.5 million during 2012 compared to 2011, including $78.9 million of negative movements in foreign exchange. Excluding the impact of movements in foreign exchange, revenues declined in certain geographies as a result of weakened macroeconomic conditions, particularly in France, southern Europe and the Nordic countries, as well as the impact of $15.1 million due to the divestiture of our international neon business during the third quarter of 2012. These decreases were partially offset by countries including Australia, China and Mexico where economic conditions were stronger, and in the United Kingdom which benefited from the 2012 Summer Olympics in London.  These and other countries experienced increased revenues, primarily related to our shelters, street furniture, equipment sales and billboard businesses.  New contracts won during 2011 helped drive revenue growth.

Direct operating expenses decreased $42.4 million, attributable to a $49.4 million decrease from movements in foreign exchange.  The increase in expenses excluding the impact of foreign exchange was primarily due to higher site lease expense of $12.5 million associated with new contracts, partially offset by lower site lease expenses in those markets where revenue declined as a result of weakened macroeconomic conditions.  The divestiture of our international neon business resulted in a $9.0 million decline in direct operating expenses.  SG&A expenses increased $24.8 million including a $21.6 million decrease from movements in foreign exchange.  The increase was primarily due to $22.7 million of expense related to the negative impact of litigation in Latin America. Also contributing to the increase were $13.9 million related to revenue and cost initiatives and $4.1 million related to increased shelter maintenance in Latin America, partially offset by a $3.2 million impact from the divestiture of our international neon business.

Depreciation and amortization declined $14.7 million, including $9.3 million of negative movements in foreign exchange, primarily as a result of assets that became fully depreciated or amortized during 2011.

Consolidated Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2011 to the year ended December 31, 2010 is as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change
Revenue	$6,161,352	$5,865,685	5%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,504,036	2,381,647	5%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,617,258	1,570,212	3%
Corporate expenses (excludes depreciation and amortization)	227,096	284,042	(20%)
Depreciation and amortization	763,306	732,869	4%
Impairment charges	7,614	15,364	(50%)
Other operating income (expense) – net	12,682	(16,710)	(176%)
Operating income	1,054,724	864,841	22%
Interest expense	1,466,246	1,533,341
Loss on marketable securities	(4,827)	(6,490)
Equity in earnings of nonconsolidated affiliates	26,958	5,702
Gain (loss) on extinguishment of debt	(1,447)	60,289
Other expense – net	(3,169)	(13,834)
Loss before income taxes	(394,007)	(622,833)
Income tax benefit	125,978	159,980
Consolidated net loss	(268,029)	(462,853)
Less amount attributable to noncontrolling interest	34,065	16,236
Net loss attributable to the Company	$(302,094)	$(479,089)

Consolidated Revenue

Our consolidated revenue increased $295.7 million during 2011 including the impact of positive movements in foreign exchange of $87.1 million compared to 2010.  Excluding the impact of foreign exchange movements, revenue increased $208.6 million.  CCME revenue increased $117.3 million, driven primarily by a $107.1 million increase due to our traffic acquisition and higher advertising revenues from our digital services primarily as a result of improved rates and higher listening hours.  Americas outdoor revenue increased $35.8 million, driven by increases in revenue across bulletin, airports and shelter displays, particularly digital displays, as a result of our continued deployment of new digital displays and increased rates.  International outdoor revenue increased $170.1 million, primarily from increased street furniture revenue across our markets and an $84.5 million increase from the impact of movements in foreign exchange.

Consolidated Direct Operating Expenses

Direct operating expenses increased $122.4 million during 2011 including a $52.9 million increase due to the effects of movements in foreign exchange compared to 2010.  CCME direct operating expenses increased $40.4 million, primarily due to an increase of $56.6 million related to our traffic acquisition offset by a decline in music license fees related to a settlement of prior year license fees.  Americas outdoor direct operating expenses increased $11.4 million, primarily due to increased site lease expense associated with higher airport and bulletin revenue, particularly digital displays, and the increased deployment of digital displays.  Direct operating expenses in our International outdoor segment increased $67.4 million, primarily from a $52.9 million increase from movements in foreign exchange.

Consolidated Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $47.0 million during 2011 including an increase of $16.6 million due to the effect of movements in foreign exchange compared to 2010.  CCME SG&A expenses increased $17.1 million, primarily due to an increase of $41.0 million related to our traffic acquisition, partially offset by declines in compensation expense.  SG&A expenses increased $1.1 million in our Americas outdoor segment, which was primarily as a result of increased commission expense associated with the increase in revenue.  International outdoor SG&A expenses increased $45.1 million primarily due to a $16.6 million increase from movements in foreign exchange, a $6.5 million increase related to the unfavorable impact of litigation and increased selling and marketing expenses associated with the increase in revenue.

Corporate Expenses

Corporate expenses decreased $56.9 million during 2011 compared to 2010 primarily as a result of a decrease in bonus expense related to our variable compensation plans and decreased expense related to employee benefits.  Also contributing to the decline was a decrease in share-based compensation related to the shares tendered by Mark P. Mays to us in the third quarter of 2010 pursuant to a put option included in his amended employment agreement and the cancellation of certain of his options during 2011, and a decrease in restructuring expenses.  Partially offsetting the decreases was an increase in general corporate infrastructure support services and initiatives.

Depreciation and Amortization

Depreciation and amortization increased $30.4 million during 2011 compared to 2010, primarily due to increases in accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.  Increased depreciation and amortization of $7.5 million related to our traffic acquisition also contributed to the increase.  In addition, the impact of movements in foreign exchange contributed an increase of $7.4 million during 2011.

Impairment Charges

We performed our annual impairment tests on October 1, 2011 and 2010 on our goodwill, FCC licenses, billboard permits, and other intangible assets and recorded impairment charges of $7.6 million and $15.4 million, respectively.  Please see Note 2 to the consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K for a further description of the impairment charges.

Other Operating Income (Expense) - Net

Other operating income of $12.7 million in 2011 primarily related to a gain on the sale of a tower and proceeds received from condemnations of bulletins.

Other operating expense of $16.7 million for 2010 primarily related to a $25.3 million loss recorded as a result of the transfer of our subsidiary’s interest in its Branded Cities business, partially offset by a $6.2 million gain on the sale of representation contracts.

Interest Expense

Interest expense decreased $67.1 million during 2011 compared to 2010.  Higher interest expense associated with the 2011 issuances of Clear Channel’s 9.0% Priority Guarantee Notes was offset by decreased expense on term loan facilities due to the prepayment of $500.0 million of Clear Channel’s senior secured credit facilities made in connection with the February 2011 Offering and the paydown of Clear Channel’s receivables-based credit facility made prior to, and in connection with, the June 2011 Offering.  Also contributing to the decline in interest expense was the timing of repurchases and repayments at maturity of certain of Clear Channel’s senior notes. Clear Channel’s weighted average cost of debt during 2011 and 2010 was 6.2% and 6.1%, respectively.

Loss on Marketable Securities

The loss on marketable securities of $4.8 million and $6.5 million during 2011 and 2010, respectively, primarily related to the impairment of our investment in INM.  The fair value of INM was below cost for an extended period of time. As a result, we considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost, the financial condition and the near-term prospects of the issuer. After this assessment, we concluded that the impairment at each date was other than temporary and recorded non-cash impairment charges to our investment in INM, as noted above.

Equity in Earnings of Nonconsolidated Affiliates

Equity in earnings of nonconsolidated affiliates of $27.0 million for 2011 related to an equity investment in our International outdoor segment.

Equity in earnings of nonconsolidated affiliates of $5.7 million for 2010 included an $8.3 million impairment related to an equity investment in our International outdoor segment.

Gain (Loss) on Extinguishment of Debt

Loss on extinguishment of debt of $1.4 million for 2011 primarily related to the accelerated expensing of $5.7 million of loan fees upon the prepayment of $500.0 million of Clear Channel’s senior secured credit facilities in connection with the February 2011 Offering described elsewhere in this MD&A, partially offset by an aggregate gain of $4.3 million on the repurchase of Clear Channel’s 5.5% senior notes due 2014.

Gain on extinguishment of debt of $60.3 million in 2010 primarily related to an aggregate gain on the repurchase of Clear Channel’s senior toggle notes.

Other Expense - Net

Other expense of $3.2 million for 2011 primarily related to miscellaneous bank fees and foreign exchange losses on short-term intercompany accounts.

Other expense of $13.8 million in 2010 primarily related to $12.8 million in foreign exchange transaction losses on short-term intercompany accounts.

Income Tax Benefit

The effective tax rate for the year ended December 31, 2011 was 32.0% as compared to 25.7% for the year ended December 31, 2010.  The effective tax rate for 2011 was favorably impacted by our settlement of U.S. Federal and state tax examinations during the year.  Pursuant to the settlements, we recorded a reduction to income tax expense of approximately $16.3 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2011 related to the write-off of deferred tax assets associated with the vesting of certain equity awards and our inability to benefit from certain tax loss carryforwards in foreign jurisdictions.

The effective tax rate for the year ended December 31, 2010 was 25.7% as compared to 10.9% for the year ended December 31, 2009.  The effective tax rate for 2010 was impacted by our inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  In addition, we recorded a valuation allowance of $13.6 million in 2010 against deferred tax assets related to capital allowances in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.

CCME Results of Operations

Our CCME operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change
Revenue	$2,986,828	$2,869,499	4%
Direct operating expenses	849,265	808,867	5%
SG&A expenses	980,960	963,853	2%
Depreciation and amortization	268,245	256,673	5%
Operating income	$888,358	$840,106	6%

CCME revenue increased $117.3 million during 2011 compared to 2010, primarily driven by a $107.1 million increase due to our traffic acquisition.  We experienced increases in our digital services revenue as a result of improved rates, increased listening hours through our iHeartRadio platform and revenues related to our iHeartRadio Music Festival.  Offsetting the increases were slight declines in local and national advertising across various markets and advertising categories including telecommunication, travel and tourism and, most notably, political.

Direct operating expenses increased $40.4 million during 2011 compared to 2010, primarily due to an increase of $56.6 million from our traffic acquisition and an increase in expenses related to our digital initiatives, including our iHeartRadio platform and iHeartRadio Music Festival.   These increases were partially offset by a $19.0 million decline in music license fees related to a settlement of 2011 and 2010 license fees.  In addition, included in our 2011 results are restructuring expenses of $8.9 million, which represents a decline of $4.8 million compared to 2010.  SG&A expenses increased $17.1 million, primarily due to an increase of $41.0 million related to our traffic acquisition, which was partially offset by a decline of $21.9 million in compensation expense primarily related to reduced salaries and commission.

Depreciation and amortization increased $11.6 million, primarily due to our traffic acquisition.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change
Revenue	$1,252,725	$1,216,930	3%
Direct operating expenses	571,779	560,378	2%
SG&A expenses	201,124	199,990	1%
Depreciation and amortization	211,056	198,896	6%
Operating income	$268,766	$257,666	4%

Americas outdoor revenue increased $35.8 million during 2011 compared to 2010, driven primarily by revenue increases from bulletin, airport and shelter displays, and particularly digital displays.  Bulletin revenues increased primarily due to digital growth driven by the increased number of digital displays, in addition to increased rates.  Airport and shelter revenues increased primarily on higher average rates.

Direct operating expenses increased $11.4 million, primarily due to increased site lease expense associated with higher airport and bulletin revenue, particularly digital displays, and the increased deployment of digital displays.  SG&A expenses increased $1.1 million, primarily as a result of increased commission expense associated with the increase in revenue.

Depreciation and amortization increased $12.2 million, primarily due to increases in accelerated depreciation and amortization related to the removal of various structures, including the removal of traditional billboards in connection with the continued deployment of digital billboards.

International Outdoor Advertising Results of Operations

Our International outdoor operating results were as follows:

(In thousands)	Years Ended December 31,		%
	2011	2010	Change
Revenue	$1,751,149	$1,581,064	11%
Direct operating expenses	1,067,022	999,594	7%
SG&A expenses	339,748	294,666	15%
Depreciation and amortization	219,908	214,692	2%
Operating income	$124,471	$72,112	73%

International outdoor revenue increased $170.1 million during 2011 including the impact of positive foreign exchange movements of $84.5 million compared to 2010.  Excluding the impact of movements in foreign exchange, revenues increased primarily as a result of higher street furniture revenue across most of our markets.  Improved yields and additional displays contributed to the revenue increase in China, and improved yields in combination with a new contract drove the revenue increase in Sweden.  The increases from street furniture were partially offset by declines in billboard revenue across several of our markets, primarily Italy and the United Kingdom.

Direct operating expenses increased $67.4 million, attributable to a $52.9 million increase from the impact of movements in foreign exchange.  In addition, increased site lease expense of $15.7 million associated with the increase in revenue was partially offset by an $8.8 million decline in restructuring expenses.  SG&A expenses increased $45.1 million primarily due to a $16.6 million increase from movements in foreign exchange, a $6.5 million increase related to the unfavorable impact of litigation and higher selling expenses associated with the increase in revenue.

Reconciliation of Segment Operating Income (Loss) to Consolidated Operating Income

(In thousands)	Years Ended December 31,
	2012	2011	2010
CCME	$942,705	$888,358	$840,106
Americas outdoor advertising	287,774	268,766	257,666
International outdoor advertising	73,331	124,471	72,112
Other	58,829	9,427	20,716
Impairment charges	(37,651)	(7,614)	(15,364)
Other operating income (expense) - net	48,127	12,682	(16,710)
Corporate expense (1)	(303,065)	(241,366)	(293,685)
Consolidated operating income	$1,070,050	$1,054,724	$864,841

1 Corporate expenses include expenses related to CCME, Americas outdoor, International outdoor and our Other segment, as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

As of December 31, 2012, there was $30.3 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately two years.  In addition, as of December 31, 2012, there was $15.7 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

The following table presents amounts related to share-based compensation expense for the years ended December 31, 2012, 2011 and 2010, respectively:

(In thousands)	Years Ended December 31,
	2012	2011	2010
CCME	$6,985	$4,606	$7,152
Americas outdoor advertising	5,875	7,601	9,207
International outdoor advertising	4,529	3,165	2,746
Corporate (1)	11,151	5,295	15,141
Total share-based compensation expense	$28,540	$20,667	$34,246

1 Included in corporate share-based compensation for year ended December 31, 2011 is a $6.6 million reversal of expense related to the cancellation of a portion of an executive’s stock options.

On October 22, 2012, we granted 1.8 million restricted shares of our Class A common stock (the “Replacement Shares”) in exchange for 2.0 million stock options granted under the Clear Channel 2008 Executive Incentive Plan pursuant to an option exchange program (the “Program”) that expired on November 19, 2012.  In addition, on October 22, 2012, we granted 1.5 million fully-vested shares of our Class A common stock (the “Additional Shares”) pursuant to a tax assistance program offered in connection with the Program.  Upon the expiration of the Program on November 19, 2012, we repurchased 0.9 million of the Additional Shares from the employees who elected to participate in the Program and timely delivered to us a properly completed election form under Internal Revenue Code Section 83(b) to fund tax withholdings in connection with the Program.  Employees who ceased to be eligible, declined to participate in the Program or, in the case of the Additional Shares, declined to participate in the tax assistance program, forfeited their Replacement Shares and Additional Shares on November 19, 2012 and retained their stock options with no changes to the terms. We accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.7 million over the service period of the new awards.  We recognized $2.6 million of expense related to the Additional Shares granted in connection with the tax assistance program.

We also completed a stock option exchange program on March 21, 2011 and exchanged 2.5 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.3 million replacement stock options with a lower exercise price and different service and performance conditions. We accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.0 million over the service period of the new awards.

Additionally, we recorded compensation expense of $6.0 million in Corporate related to shares tendered by Mark P. Mays to us on August 23, 2010 for purchase at $36.00 per share pursuant to a put option included in his amended employment agreement.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

The following discussion highlights cash flow activities during the years ended December 31, 2012, 2011 and 2010.

(In thousands)	Years Ended December 31,
	2012	2011	2010
Cash provided by (used for):
Operating activities	$488,698	$373,958	$582,373
Investing activities	$(397,021)	$(368,086)	$(240,197)
Financing activities	$(95,349)	$(698,116)	$(305,244)
Operating Activities

2012

The $114.7 million increase in cash flows from operations to $488.7 million in 2012 compared to $374.0 million in 2011 was primarily driven by changes in working capital. Our consolidated net loss, adjusted for $877.1 million of non-cash items, provided positive cash flows of $465.9 million in 2012.  Cash paid for interest was $120.6 million higher during 2012 compared to the prior year. Cash provided by operations in 2012 compared to 2011 also reflected lower variable compensation payments in 2012 associated with our employee incentive programs based on 2011 operating performance compared to such payments made in 2011 based on 2010 performance.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, gain on disposal of operating and fixed assets, loss on extinguishment of debt, loss on marketable securities, share-based compensation, equity in earnings of nonconsolidated affiliates, amortization of deferred financing charges and note discounts – net and other reconciling items – net as presented on the face of the statement of cash flows.

2011

The decrease in cash flows from operations in 2011 compared to 2010 was primarily driven by changes in working capital partially offset by improved profitability, including a 5% increase in revenue.  Our consolidated net loss of $268.0 million, adjusted for $832.2 million of non-cash items, provided positive cash flows of $564.1 million in 2011.  Cash generated by higher operating income in 2011 compared to 2010 was offset by the decrease in accrued expenses in 2011 as a result of higher variable compensation payments in 2011 associated with our employee incentive programs based on 2010 operating performance.  In addition, in 2010 we received $132.3 million in U.S. Federal income tax refunds that increased cash flow from operations in 2010.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, gain on disposal of operating and fixed assets, loss on extinguishment of debt, loss on marketable securities, share-based compensation, equity in earnings of nonconsolidated affiliates, amortization of deferred financing charges and note discounts – net and other reconciling items – net as presented on the face of the statement of cash flows.

2010

The increase in cash flows from operations in 2010 compared to 2009 was primarily driven by improved profitability, including a 6% increase in revenue and a 2% decrease in direct operating and SG&A expenses.  Our net loss, adjusted for $792.7 million of non-cash items, provided positive cash flows of $329.8 million in 2010.  We received $132.3 million in Federal income tax refunds during the third quarter of 2010.  Working capital, excluding taxes, provided $120.3 million to cash flows from operations in the current year.

Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, gain on disposal of operating and fixed assets, loss on extinguishment of debt, loss on marketable securities, share-based compensation, equity in earnings of nonconsolidated affiliates, amortization of deferred financing charges and note discounts – net and other reconciling items – net as presented on the face of the statement of cash flows.

Investing Activities

2012

Cash used for investing activities of $397.0 million during 2012 reflected capital expenditures of $390.3 million. We spent $65.8 million for capital expenditures in our CCME segment, $117.6 million in our Americas outdoor segment primarily related to the installation of new digital displays, $150.1 million in our International outdoor segment primarily related to new billboard, street furniture and mall contracts and renewals of existing contracts, $17.4 million in our Other segment related to our national representation business, and $39.2 million by Corporate. Partially offsetting cash used for investing activities were $59.7 million of proceeds from the divestiture of our international neon business and the sales of other operating assets.

2011

Cash used for investing activities during 2011 primarily reflected capital expenditures of $362.3 million. We spent $50.2 million for capital expenditures in our CCME segment, $120.8 million in our Americas outdoor segment primarily related to the construction of new digital displays, $166.0 million in our International outdoor segment primarily related to new billboard and street furniture contracts and renewals of existing contracts, and $19.5 million by Corporate. Cash paid for purchases of businesses primarily related to our traffic acquisition and the cloud-based music technology business we purchased during 2011. In addition, we received proceeds of $54.3 million primarily related to the sale of radio stations, a tower and other assets in our CCME, Americas outdoor, and International outdoor segments.

2010

Cash used for investing activities during 2010 primarily reflected capital expenditures of $241.5 million.  We spent $27.8 million for capital expenditures in our CCME segment, $92.2 million in our Americas outdoor segment primarily related to the construction of new digital displays, $103.0 million in our International outdoor segment primarily related to new billboard and street furniture contracts and renewals of existing contracts, and $10.7 million by Corporate.  In addition, we acquired representation contracts for $14.1 million and received proceeds of $28.6 million primarily related to the sale of radio stations, assets in our Americas outdoor and International outdoor segments and representation contracts.

Financing Activities

2012

Cash used for financing activities of $95.3 million during 2012 primarily reflected (i) the issuance of $2.2 billion of the CCWH Subordinated Notes by CCWH and the use of proceeds distributed to Clear Channel in connection with the CCOH Dividend, in addition to cash on hand, to repay $2.1 billion of indebtedness under Clear Channel’s senior secured credit facilities, (ii) the issuance by CCWH of $2.7 billion aggregate principal amount of the CCWH Senior Notes due 2022 and the use of the proceeds to fund the tender offer for and redemption of the Existing CCWH Senior Notes due 2017, (iii) the repayment of Clear Channel’s 5.0% senior notes at maturity for $249.9 million (net of $50.1 million principal amount held by and repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), using a portion of the proceeds from the June 2011 issuance of $750.0 million aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Additional Priority Guarantee Notes due 2021”), by Clear Channel along with available cash on hand and (iv) the exchange of $2.0 billion aggregate principal amount of term loans under Clear Channel’s senior secured credit facilities for $2.0 billion aggregate principal amount of newly issued 9.0% priority guarantee notes due 2019. Our financing activities also reflect a $244.7 million reduction in noncontrolling interest as a result of the CCOH Dividend paid in connection with the CCWH Subordinated Notes issuance, which represents the portion paid to parties other than our subsidiaries that own CCOH common stock.

2011

Cash used for financing activities during 2011 primarily reflected the issuance in February 2011 of $1.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Initial Priority Guarantee Notes due 2021”) and the June 2011 issuance of Additional Priority Guarantee Notes due 2021, and the use of proceeds from the Initial Priority Guarantee Notes due 2021 offering, as well as cash on hand, to prepay $500.0 million of Clear Channel’s senior secured credit facilities and repay at maturity Clear Channel’s 6.25% senior notes that matured in 2011 as discussed in the “Refinancing Transactions” section within this MD&A. Clear Channel also repaid all outstanding amounts under its receivables based facility prior to, and in connection with, the Additional Priority Guarantee Notes due 2021 offering. Cash used for financing activities also included the $95.0 million of pre-existing, intercompany debt owed repaid immediately after the closing of the traffic acquisition. Additionally, Clear Channel repaid its 4.4% notes at maturity in May 2011 for $140.2 million, plus accrued interest, with available cash on hand, and repaid $500.0 million of its revolving credit facility on June 27, 2011. Additionally, CC Finco repurchased $80.0 million aggregate principal amount of Clear Channel’s 5.5% senior notes for $57.1 million, including accrued interest, as discussed in the “Debt Repurchases, Maturities and Other” section within this MD&A.

2010

During 2010, CC Investments, Inc. repurchased $185.2 million aggregate principal amount of Clear Channel’s senior toggle notes for $125.0 million as discussed in the “Debt Repurchases, Maturities and Other” section within this MD&A.  Clear Channel repaid its remaining 7.65% senior notes upon maturity for $138.8 million with proceeds from its delayed draw term loan facility that was specifically designated for this purpose.  In addition, Clear Channel repaid its remaining 4.5% senior notes upon maturity for $240.0 million with available cash on hand.

Anticipated Cash Requirements

Our primary source of liquidity is cash on hand, cash flow from operations and borrowing capacity under Clear Channel’s receivables based credit facility, subject to certain limitations contained in Clear Channel’s material financing agreements. We have a large amount of indebtedness, and a substantial portion of our cash flows are used to service debt.  At December 31, 2012, we had $1.2 billion of cash on our balance sheet, with $562.0 million held by our subsidiary, CCOH, and its subsidiaries.  We have debt maturities totaling $381.7 million and $1.3 billion in 2013 and 2014, respectively.

Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations and borrowing capacity under Clear Channel’s receivables based credit facility will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.  No assurance can be given, however, that this will be the case.

Our ability to fund our working capital needs, debt service and other obligations, and to comply with the financial covenant under Clear Channel’s financing agreements depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. Consequently, there can be no assurance that such financing, if permitted under the terms of Clear Channel’s financing agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing in such circumstances could have a material adverse effect on our financial condition and on our ability to meet Clear Channel’s obligations.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

We expect to be in compliance with the covenants contained in Clear Channel’s material financing agreements in 2013, including the maximum consolidated senior secured net debt to consolidated EBITDA limitation contained in Clear Channel’s senior secured credit facilities. We believe our long-term plans, which include promoting spending in our industries and capitalizing on our diverse geographic and product opportunities, including the continued investment in our media and entertainment initiatives and continued deployment of digital displays, will enable us to continue generating cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, our anticipated results are subject to significant uncertainty and there can be no assurance that we will be able to maintain compliance with these covenants. In addition, our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any covenants set forth in Clear Channel’s financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, the lenders under the receivables based credit facility under Clear Channel’s senior secured credit facilities would have the option to terminate their commitments to make further extensions of credit thereunder. If we are unable to repay Clear Channel’s obligations under any secured credit facility, the lenders could proceed against any assets that were pledged to secure such facility. In addition, a default or acceleration under any of Clear Channel’s material financing agreements could cause a default under other of our obligations that are subject to cross-default and cross-acceleration provisions. The threshold amount for a cross-default under the senior secured credit facilities is $100.0 million.

Sources of Capital

As of December 31, 2012 and 2011, we had the following debt outstanding, net of cash and cash equivalents:

	December 31,
(In millions)	2012	2011
Senior Secured Credit Facilities:
Term Loan A Facility	$846.9	$1,087.1
Term Loan B Facility	7,714.9	8,735.9
Term Loan C - Asset Sale Facility	513.7	670.8
Revolving Credit Facility (1)	-	1,325.6
Delayed Draw Term Loan Facilities	-	976.8
Receivables Based Facility (2)	-	-
Priority Guarantee Notes due 2019	1,999.8	-
Priority Guarantee Notes due 2021	1,750.0	1,750.0
Other Secured Subsidiary Debt	25.5	30.9
Total Secured Debt	12,850.8	14,577.1

Senior Cash Pay Notes	796.3	796.3
Senior Toggle Notes	829.8	829.8
Clear Channel Senior Notes	1,748.6	1,998.4
Subsidiary Senior Notes due 2017	-	2,500.0
Subsidiary Senior Notes due 2022	2,725.0	-
Subsidiary Senior Subordinated Notes	2,200.0	-
Other Clear Channel Subsidiary Debt	5.6	19.9
Purchase accounting adjustments and
original issue discount	(409.0)	(514.3)
Total Debt	20,747.1	20,207.2
Less: Cash and cash equivalents	1,225.0	1,228.7
	$19,522.1	$18,978.5

(1)	We had permanently paid down and terminated the revolving credit facility as of December 31, 2012.
(2)
As of December 31, 2012, we had available under Clear Channel’s receivables based facility an amount equal to the lesser of $535 million (the revolving credit commitment) or the borrowing base amount, as defined under the receivables based facility and subject to certain limitations contained in Clear Channel’s material financing agreements.

We and our subsidiaries have from time to time repurchased certain debt obligations of Clear Channel and our equity securities and equity securities of CCOH, and we may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of Clear Channel or its subsidiaries or our outstanding equity securities or outstanding equity securities of CCOH, in tender offers, open market purchases, privately negotiated transactions or otherwise.  We may also sell certain assets or properties and use the proceeds to reduce our indebtedness. These purchases or sales, if any, could have a material positive or negative impact on our liquidity available to repay outstanding debt obligations or on our consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in our leverage or other financial ratios, which could have a material positive or negative impact on our ability to comply with the covenants contained in our debt agreements. These transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Senior Secured Credit Facilities

As of December 31, 2012, Clear Channel had a total of $9,075.5 million outstanding under its senior secured credit facilities, consisting of:
•	an $846.9 million term loan A facility which matures in July 2014;
•	a $7,714.9 million term loan B facility which matures in January 2016; and
•	a $513.7 million term loan C—asset sale facility, subject to reduction as described below, which matures in January 2016.

Clear Channel may raise incremental term loans of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the term loans under the senior secured credit facilities. Availability of such incremental term loans is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.

Clear Channel is the primary borrower under the senior secured credit facilities, except that certain of its domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities.

Interest Rate and Fees

Borrowings under Clear Channel’s senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities are the following percentages per annum:

•	with respect to loans under the term loan A facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans; and
•	with respect to loans under the term loan B facility and term loan C - asset sale facility, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon Clear Channel’s leverage ratio.

Prepayments

The senior secured credit facilities require Clear Channel to prepay outstanding term loans, subject to certain exceptions, with:

•
50% (which percentage may be reduced to 25% and to 0% based upon Clear Channel’s leverage ratio) of Clear Channel’s annual excess cash flow (as calculated in accordance with Clear Channel’s senior secured credit facilities), less any voluntary prepayments of term loans and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;

•
100% (which percentage may be reduced to 75% and 50% based upon Clear Channel’s leverage ratio) of the net cash proceeds of sales or other dispositions by Clear Channel or its wholly owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions;

•
100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities, (ii) certain securitization financing, (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities) and (iv) certain issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes (as defined in the senior secured credit facilities); and

•	Net Cash Proceeds received by Clear Channel as dividends or distributions from indebtedness incurred at CCOH provided that the Consolidated Leverage Ratio of CCOH is no greater than 7.00 to 1.00.

The foregoing prepayments with the net cash proceeds of any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities, certain securitization financing, issuances of Permitted Additional Notes and annual excess cash flow will be applied, at Clear Channel’s option, to the term loans (on a pro rata basis, other than that non-extended classes of term loans may be prepaid prior to any corresponding extended class), in each case (i) first to the term loans other than the term loan C—asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C—asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with net cash proceeds of issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes and Net Cash Proceeds received by Clear Channel as a distribution from indebtedness incurred by CCOH will be applied (i) to the term loan A in a manner determined by Clear Channel, and (ii) to the term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C—asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.

Clear Channel may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

On October 31, 2012, Clear Channel repaid and permanently cancelled the commitments under its revolving credit facility, which was set to mature July 2014.

Amortization of Term Loans

Clear Channel is required to repay the loans under the term loan facilities, after giving effect to (i) the December 2009 prepayment of $2.0 billion of term loans with proceeds from the issuance of CCWH’s Existing Senior Notes, (ii) the February 2011 prepayment of $500.0 million of revolving credit facility and term loans with the proceeds of the February 2011 Offering, (iii) the first quarter of 2012 $1.9 billion prepayment from CCOH dividend proceeds discussed elsewhere in this MD&A, (iv) the October 2012 refinancing transaction discussed elsewhere in this MD&A, and (v) the November 2012 $215.0 million prepayment of term loan A discussed elsewhere in this MD&A, as follows:

(In millions)	Tranche A Term	Tranche B Term	Tranche C Term
	Loan	Loan	Loan
Year	Amortization*	Amortization**	Amortization**
2013	-	-	$2.8
2014	$846.9	-	$7.0
2015	-	-	$3.4
2016	-	$7,714.9	$500.5
2017	-	-	-
Total	$846.9	$7,714.9	$513.7

*Balance of Tranche A Term Loan is due July 30, 2014
**Balance of Tranche B Term Loan and Tranche C Term Loan are due January 29, 2016

Collateral and Guarantees

The senior secured credit facilities are guaranteed by Clear Channel and each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing the Clear Channel senior notes, and other exceptions, by:

• a lien on the capital stock of Clear Channel;
• 100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;
• certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);

• certain specified assets of Clear Channel and the guarantors that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

• a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility that is junior to the lien securing Clear Channel’s obligations under such credit facility.

Certain Covenants and Events of Default

The senior secured credit facilities require Clear Channel to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters.  Clear Channel’s secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt.  Clear Channel’s consolidated EBITDA for the preceding four quarters of $2.0 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense) – net,  plus  non-cash compensation, and is further adjusted for the following items: (i) an increase of $80.2 million related to costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) an increase of $51.0 million for non-recurring or unusual gains or losses; (iii) an increase of $45.5 million for non-cash items; (iv) an increase of $18.5 million for various other items; and (v) an increase of $20.1 million for cash received from nonconsolidated affiliates.  The maximum ratio under this financial covenant is currently set at 9.5:1 and reduces to 9.25:1, 9:1 and 8.75:1 for the quarters ended June 30, 2013, December 31, 2013 and December 31, 2014, respectively.  At December 31, 2012, our ratio was 5.9:1.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of the restricted subsidiaries to, among other things:

•	incur additional indebtedness;
•	create liens on assets;
•	engage in mergers, consolidations, liquidations and dissolutions;
•	sell assets;
•	pay dividends and distributions or repurchase Clear Channel’s capital stock;
•	make investments, loans, or advances;
•	prepay certain junior indebtedness;
•	engage in certain transactions with affiliates;
•	amend material agreements governing certain junior indebtedness; and
•	change lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of Clear Channel’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Amendments

On October 25, 2012, Clear Channel amended the terms of its senior secured credit facilities (the “Amendments”).  The Amendments, among other things: (i) permit exchange offers of term loans for new debt securities in an aggregate principal amount of up to $5.0 billion (including the $2.0 billion exchanged in the October 2012 refinancing transaction described elsewhere in this MD&A); (ii) provide Clear Channel with greater flexibility to prepay tranche A term loans; (iii) following the repayment or extension of all tranche A term loans, permit below par non-pro rata purchases of term loans pursuant to customary Dutch auction procedures whereby all lenders of the class of term loans offered to be purchased will be offered an opportunity to participate; (iv) following the repayment or extension of all tranche A term loans, permits the repurchase of junior debt maturing before January 2016 with cash on hand in an amount not to exceed $200 million; (v) combine the term loan B, the delayed draw term loan 1 and the delayed draw term loan 2 under the senior secured credit facilities; (vi) preserve revolving credit facility capacity in the event Clear Channel repays all amounts outstanding under the revolving credit facility; and (vii) eliminate certain restrictions on the ability of CCOH and its subsidiaries to incur debt.  On October 31, 2012, Clear Channel repaid and permanently cancelled the commitments under its revolving credit facility, which was set to mature July 2014.

Receivables Based Credit Facility

As of December 31, 2012, Clear Channel had no borrowings outstanding under Clear Channel’s receivables based credit facility. On June 8, 2011, Clear Channel made a voluntary paydown of all amounts outstanding under this facility using cash on hand. Clear Channel’s voluntary paydown did not reduce its commitments under this facility and Clear Channel may reborrow under this facility at any time.  The agreement was amended and restated on December 24, 2012.

The receivables based credit facility provides revolving credit commitments of $535.0 million, subject to a borrowing base. The borrowing base at any time equals 90% of the eligible accounts receivable of Clear Channel and certain of its subsidiaries. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

Clear Channel and certain subsidiary borrowers are the borrowers under the receivables based credit facility. Clear Channel has the ability to designate one or more of its restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in U.S. dollars.

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate per annum equal to an applicable margin plus, at Clear Channel’s option, either (1) a base rate determined by reference to the highest of (a) the prime rate of Citibank, N.A. and (b) the Federal Funds rate plus 0.50% or (2) a Eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for the interest period relevant to such borrowing. The initial applicable margin for borrowings under the receivables based credit facility is 1.75% with respect to Eurocurrency borrowings and 0.75% with respect to base-rate borrowings. The applicable margin for borrowings under the receivables based credit facility ranges from 1.50% to 2.00% for Eurocurrency borrowings and from 0.50% to 1.00% for base-rate borrowings, depending on average excess availability under the receivables based credit facility during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the receivables based credit facility, Clear Channel is required to pay a commitment fee to the lenders under the receivables based credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.375% per annum. The commitment fee rate will be reduced to 0.25% per annum at any time when the average daily unused commitments for the prior quarter is less than 50% of total commitments. Clear Channel must also pay customary letter of credit fees.

Maturity

Borrowings under the receivables based credit facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the effectiveness of the receivables based credit facility (December 24, 2017), provided that, (a) the maturity date will be October 31, 2015 if on October 30, 2015, greater than $500.0 million in aggregate principal amount is owing under certain of Clear Channel’s term loan credit facilities, (b) the maturity date will be May 3, 2016 if on May 2, 2016 greater than $500.0 million aggregate principal amount of Clear Channel’s 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016 are outstanding and (c) in the case of any debt under clauses (a) and (b) that is amended or refinanced in any manner that extends the maturity date of such debt to a date that is on or before the date that is five years after the effectiveness of the receivables based credit facility, the maturity date will be one day prior to the maturity date of such debt after giving effect to such amendment or refinancing if greater than $500,000,000 in aggregate principal amount of such debt is outstanding.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the facility, Clear Channel will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess. Clear Channel may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments Clear Channel makes will not reduce its commitments under the receivables based credit facility.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of Clear Channel’s senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of Clear Channel’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of Clear Channel’s senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing certain of Clear Channel’s senior notes (the “legacy notes”), and certain exceptions.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $50.0 million and (b) 10% of the aggregate commitments under the receivables based credit facility, in each case, for five consecutive business days (a “Liquidity Event”), Clear Channel will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for fiscal quarters ending on or after the occurrence of the Liquidity Event, and will be continued to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $50.0 million and (y) 10% of the aggregate commitments under the receivables based credit facility, in each case, for 30 consecutive calendar days, at which time the Liquidity Event shall no longer be deemed to be occurring. In addition, the receivables based credit facility includes negative covenants that, subject to significant exceptions, limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;
•	create liens on assets;
•	engage in mergers, consolidations, liquidations and dissolutions;
•	sell assets;
•	pay dividends and distributions or repurchase capital stock;
•	make investments, loans, or advances;
•	prepay certain junior indebtedness;
•	engage in certain transactions with affiliates;
•	amend material agreements governing certain junior indebtedness; and
•	change lines of business.

The receivables based credit facility includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the receivables based credit facility will be entitled to take various actions, including the acceleration of all amounts due under the receivables based credit facility and all actions permitted to be taken by a secured creditor.

Priority Guarantee Notes due 2021

As of December 31, 2012, Clear Channel had outstanding $1.75 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Priority Guarantee Notes due 2021”).

The Priority Guarantee Notes due 2021 mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2011. The Priority Guarantee Notes due 2021 are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2021 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities and Clear Channel’s 9.0% priority guarantee notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions.

Clear Channel may redeem the Priority Guarantee Notes due 2021 at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2021 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. Clear Channel may redeem the Priority Guarantee Notes due 2021, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.  At any time on or before March 1, 2014, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2021 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2021 contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of Clear Channel’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2021. The indenture also provides for customary events of default.

Priority Guarantee Notes due 2019

As of December 31, 2012, Clear Channel had outstanding $2.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2019 (the “Priority Guarantee Notes due 2019”).

The Priority Guarantee Notes due 2019 mature on December 15, 2019 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2013. The Priority Guarantee Notes due 2019 are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2019 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities and the Priority Guarantee Notes due 2021, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions.  In addition to the collateral granted to secure the Priority Guarantee Notes due 2019, the collateral agent and the trustee for the Priority Guarantee Notes due 2019 entered into an agreement with the administrative agent for the lenders under the senior secured credit facilities to turn over to the trustee under the Priority Guarantee Notes due 2019, for the benefit of the holders of the Priority Guarantee Notes due 2019, a pro rata share of any recovery received on account of the principal properties, subject to certain terms and conditions.

Clear Channel may redeem the Priority Guarantee Notes due 2019 at its option, in whole or part, at any time prior to July 15, 2015, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2019 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. Clear Channel may redeem the Priority Guarantee Notes due 2019, in whole or in part, on or after July 15, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.  At any time on or before July 15, 2015, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2019 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2019 contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of Clear Channel’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2019. The indenture also provides for customary events of default.

Senior Cash Pay Notes and Senior Toggle Notes

As of December 31, 2012, Clear Channel had outstanding $796.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $829.8 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by Clear Channel Capital I, LLC and all of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.  The senior toggle notes mature on August 1, 2016 and may require a special redemption of up to $30.0 million on August 1, 2015.  Clear Channel may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”).  Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

Prior to August 1, 2012, Clear Channel was able to redeem some or all of the senior cash pay notes and senior toggle notes at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an applicable premium, as described in the indenture governing such notes.  Since August 1, 2012, Clear Channel may redeem some or all of the senior cash pay notes and senior toggle notes at any time at the redemption prices set forth in the indenture governing such notes. If Clear Channel undergoes a change of control, sells certain of its assets, or issues certain debt, it may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of Clear Channel’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021 and the Priority Guarantee Notes due 2019 guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021 and the Priority Guarantee Notes due 2019 to the extent of the value of the assets securing such indebtedness. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to the Clear Channel senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to Clear Channel’s existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, Clear Channel made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010.  Assuming the cash interest election remains in effect for the remaining term of the notes, Clear Channel will be contractually obligated to make a payment to bondholders of $57.4 million on August 1, 2013.  This amount is included in “Interest payments on long-term debt” in the “Contractual Obligations” table of this MD&A.

Clear Channel Senior Notes

As of December 31, 2012, Clear Channel’s senior notes represented approximately $1.7 billion of aggregate principal amount of indebtedness outstanding.

The senior notes were the obligations of Clear Channel prior to the merger. The senior notes are senior, unsecured obligations that are effectively subordinated to Clear Channel’s secured indebtedness to the extent of the value of Clear Channel’s assets securing such indebtedness and are not guaranteed by any of Clear Channel’s subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of Clear Channel’s subsidiaries.  The senior notes rank equally in right of payment with all of Clear Channel’s existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness. The senior notes are not guaranteed by Clear Channel’s subsidiaries.

CCWH Senior Notes

During the fourth quarter of 2012, CCWH issued the CCWH Senior Notes, which consisted of $735.8 million aggregate principal amount of Series A CCWH Senior Notes and $1,989.25 million aggregate principal amount of Series B CCWH Senior Notes.  The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of the Existing CCWH Senior Notes.

We capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million.  We are amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.  Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, beginning on May 15, 2013.

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;
●	create liens on its restricted subsidiaries assets to secure such debt;
●	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and

●	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt or issue certain preferred stock;
●	redeem, repurchase or retire CCOH’s subordinated debt;
●	make certain investments;
●	create liens on its or its restricted subsidiaries’ assets to secure debt;
●	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
●	sell certain assets, including capital stock of its subsidiaries;
●	designate its subsidiaries as unrestricted subsidiaries; and
●	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test.  In order to incur (i) additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 for total debt.  The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively.  The Series A CCWH Senior Notes indenture does not limit CCOH’s ability to pay dividends.  The Series B CCWH Senior Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by Clear Channel to CCOH.

CCWH Senior Subordinated Notes

During the first quarter of 2012, CCWH issued the CCWH Subordinated Notes, which consisted of $275.0 million aggregate principal amount of Series A CCWH Subordinated Notes and $1,925.0 million aggregate principal amount of Series B CCWH Subordinated Notes.  Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, beginning on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries.  The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated  Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

We capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;
●	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets; and
●	sell certain assets, including capital stock of CCOH’s subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt or issue certain preferred stock;
●	make certain investments;
●	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets;
●	sell certain assets, including capital stock of CCOH’s subsidiaries;
●	designate CCOH’s subsidiaries as unrestricted subsidiaries; and
●	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1.  The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1.  The Series A CCWH Senior Subordinated Notes indenture does not limit CCOH’s ability to pay dividends.  The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by Clear Channel to CCOH.

With the proceeds of the CCWH Subordinated Notes (net of the initial purchasers’ discount of $33.0 million), CCWH loaned an aggregate amount equal to $2,167.0 million to CCOI. CCOI paid all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, distributed a special cash dividend to CCOH, which in turn distributed the CCOH Dividend on March 15, 2012 in an amount equal to $6.0832 per share to its Class A and Class B stockholders of record at the close of business on March 12, 2012, including Clear Channel Holdings, Inc. (“CC Holdings”) and CC Finco, our wholly-owned subsidiaries.  Of the $2,170.4 million CCOH Dividend, an aggregate of $1,925.7 million was distributed to CC Holdings and CC Finco, with the remaining $244.7 million distributed to other stockholders.  As a result, we recorded a reduction of $244.7 million in “Noncontrolling interest” on the consolidated balance sheet.

Refinancing Transactions

February 2011 Refinancing Transaction

In February 2011, Clear Channel amended its senior secured credit facilities and its receivables based facility and issued the Initial Priority Guarantee Notes due 2021.  In June 2011, Clear Channel issued the Additional Priority Guarantee Notes due 2021 at an issue price of 93.845% of the principal amount.  The Initial Priority Guarantee Notes due 2021 and the Additional Priority Guarantee Notes due 2021 have identical terms and are treated as a single class.

We capitalized $39.5 million in fees and expenses associated with the Initial Priority Guarantee Notes due 2021 offering and are amortizing them through interest expense over the life of the Initial Priority Guarantee Notes due 2021.  We capitalized an additional $7.1 million in fees and expenses associated with the offering of the Additional Priority Guarantee Notes due 2021 and are amortizing them through interest expense over the life of the Additional Priority Guarantee Notes due 2021.

Clear Channel used the proceeds of the Initial Priority Guarantee Notes due 2021 offering to prepay $500.0 million of the indebtedness outstanding under its senior secured credit facilities.  The $500.0 million prepayment was allocated on a ratable basis between outstanding term loans and revolving credit commitments under Clear Channel’s revolving credit facility.

Clear Channel obtained, concurrent with the offering of the Initial Priority Guarantee Notes due 2021, amendments to its credit agreements with respect to its senior secured credit facilities and its receivables based facility (revolving credit commitments under the receivables based facility were reduced from $783.5 million to $625.0 million), which were required as a condition to complete the offering.  The amendments, among other things, permit Clear Channel to request future extensions of the maturities of its senior secured credit facilities, provide Clear Channel with greater flexibility in the use of its accordion capacity, provide Clear Channel with greater flexibility to incur new debt, provided that the proceeds from such new debt are used to pay down senior secured credit facility indebtedness, and provide greater flexibility for CCOH and its subsidiaries to incur new debt, provided that the net proceeds distributed to Clear Channel from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

Of the $703.8 million of proceeds from the issuance of the Additional Priority Guarantee Notes due 2021 ($750.0 million aggregate principal amount net of $46.2 million of discount), Clear Channel used $500 million for general corporate purposes (to replenish cash on hand that Clear Channel previously used to pay senior notes at maturity on March 15, 2011 and May 15, 2011) and used the remaining $203.8 million to repay at maturity a portion of Clear Channel’s 5% senior notes that matured in March 2012.

March 2012 Refinancing Transaction

In March 2012, CCWH issued $275.0 million aggregate principal amount of the Series A CCWH Subordinated Notes and $1,925.0 million aggregate principal amount of the Series B CCWH Subordinated Notes and in connection therewith, CCOH distributed the CCOH Dividend of $6.0832 per share to its stockholders of record. Using CCOH Dividend proceeds distributed to our wholly-owned subsidiaries, together with cash on hand, Clear Channel repaid $2,096.2 million of indebtedness under its senior secured credit facilities.  For a description of the CCWH Subordinated Notes, please see the “CCWH Senior Subordinated Notes” section elsewhere within this MD&A.

October 2012 Refinancing Transaction

During the fourth quarter of 2012, Clear Channel exchanged $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued Clear Channel Priority Guarantee Notes due 2019.  For a description of the Priority Guarantee Notes due 2019, see the “Priority Guarantee Notes due 2019” section elsewhere within this MD&A.  The exchange offer, which was offered to eligible existing lenders under Clear Channel’s senior secured credit facilities, was exempt from registration under the Securities Act of 1933, as amended.  We capitalized $11.9 million in fees and expenses associated with the offering and are amortizing them through interest expense over the life of the notes.

November 2012 Refinancing Transaction

In November 2012, CCWH issued $735.75 million aggregate principal amount of the Series A CCWH Senior Notes, which were issued at an issue price of 99.0% of par, and $1,989.25 million aggregate principal amount of the Series B CCWH Senior Notes, which were issued at par.  CCWH used the net proceeds from the offering of the CCWH Senior Notes, together with cash on hand, to fund the tender offer for and redemption of the Existing CCWH Senior Notes.  For a description of the CCWH Senior Notes, please see the “CCWH Senior Notes” section elsewhere within this MD&A.

Dispositions and Other

During 2012, our International outdoor segment sold its international neon business and its outdoor advertising business in Romania, resulting in an aggregate gain of $39.7 million included in “Other operating income (expense) – net.”

During 2011, we divested and exchanged 27 radio stations for approximately $22.7 million and recorded a loss of $0.5 million in “Other operating income (expense) – net.”

During 2010, CCOH transferred its interest in its Branded Cities operations to its joint venture partner, The Ellman Companies.  We recognized a loss of $25.3 million in “Other operating income (expense) – net” related to this transfer.  In addition, during 2010, our International outdoor segment sold its outdoor advertising business in India, resulting in a loss of $3.7 million included in “Other operating income (expense) – net.” In addition, we sold three radio stations, donated one station, and recorded a gain of $1.3 million in “Other operating income (expense) – net.” We also sold representation contracts and recorded a gain of $6.2 million in “Other operating income (expense) – net.”

Uses of Capital

Debt Repurchases, Maturities and Other

During 2011 and 2010, our indirect wholly-owned subsidiaries, CC Investments and CC Finco, repurchased certain of Clear Channel’s outstanding senior notes, senior cash pay and senior toggle notes through open market repurchases, privately negotiated transactions and tenders as shown in the table below.  These entities did not repurchase any debt during 2012.  Notes repurchased and held by CC Investments and CC Finco are eliminated in consolidation.

(In thousands)	Years Ended December 31
	2012	2011	2010
CC Investments
Principal amount of debt repurchased	$-	$-	$185,185
Deferred loan costs and other	-	-	104
Gain recorded in "Other income (expense) - net"(2)	-	-	(60,289)
Cash paid for repurchases of long-term debt	$-	$-	$125,000

CC Finco, LLC
Principal amount of debt repurchased	$-	$80,000	$-
Purchase accounting adjustments(1)	-	(20,476)	-
Gain recorded in "Other income (expense) - net"(2)	-	(4,274)	-
Cash paid for repurchases of long-term debt	$-	$55,250	$-

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.
(2)	CC Investments and CC Finco repurchased certain of Clear Channel’s senior notes, senior cash pay notes and senior toggle notes at a discount, resulting in a gain on the extinguishment of debt.

During November 2012, CCWH repurchased $1,724.7 million aggregate principal amount of the Existing CCWH Senior Notes in a tender offer for the Existing CCWH Senior Notes.  Simultaneously with the early settlement of the tender offer, CCWH called for redemption all of the remaining $775.3 million aggregate principal amount of Existing CCWH Senior Notes that were not purchased on the early settlement date of the tender offer.  In connection with the redemption, CCWH satisfied and discharged its obligations under the Existing CCWH Senior Notes indentures by depositing with the trustee sufficient funds to pay the redemption price, plus accrued and unpaid interest on the remaining outstanding Existing CCWH Senior Notes to, but not including, the December 19, 2012 redemption date.

During October 2012, Clear Channel consummated a private exchange offer of $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued Priority Guarantee Notes due 2019.  The exchange offer was available only to eligible lenders under the senior secured credit facilities, and the Priority Guarantee Notes due 2019 were offered only in reliance on exemptions from registration under the Securities Act of 1933, as amended.

In connection with the issuance of the CCWH Subordinated Notes, CCOH paid the $2,170.4 million CCOH Dividend on March 15, 2012 to its Class A and Class B stockholders, consisting of $1,925.7 million distributed to CC Holdings and CC Finco and $244.7 million distributed to other stockholders. In connection with the Subordinated Notes issuance and CCOH Dividend, Clear Channel repaid indebtedness under its senior secured credit facilities in an amount equal to the aggregate amount of dividend proceeds distributed to CC Holdings and CC Finco, or $1,925.7 million.  Of this amount, a prepayment of $1,918.1 million was applied to indebtedness outstanding under Clear Channel’s revolving credit facility, thus permanently reducing the revolving credit commitments under Clear Channel’s revolving credit facility to $10.0 million.  During the fourth quarter of 2012, the revolving credit facility was permanently paid off and terminated using available cash on hand.  The remaining $7.6 million prepayment was allocated on a pro rata basis to Clear Channel’s term loan facilities.

In addition, on March 15, 2012, using cash on hand, Clear Channel made voluntary prepayments under its senior secured credit facilities in an aggregate amount equal to $170.5 million, as follows: (i) $16.2 million under its term loan A due 2014, (ii) $129.8 million under its term loan B due 2016, (iii) $10.0 million under its term loan C due 2016 and (iv) $14.5 million under its delayed draw term loans due 2016. In connection with the prepayments on Clear Channel’s senior secured credit facilities, we recorded a loss of $15.2 million in “Loss on extinguishment of debt” related to the accelerated expensing of loan fees.

During March 2012, Clear Channel repaid its 5.0% senior notes at maturity for $249.9 million (net of $50.1 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the June 2011 Offering of the Additional Notes, along with cash on hand.

During 2011, Clear Channel repaid its 6.25% senior notes at maturity for $692.7 million (net of $57.3 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the February 2011 Offering of the Initial Notes, along with available cash on hand. Clear Channel also repaid its 4.4% senior notes at maturity for $140.2 million (net of $109.8 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, with available cash on hand.  Prior to, and in connection with the June 2011 Offering, Clear Channel repaid all amounts outstanding under its receivables based credit facility on June 8, 2011, using cash on hand. This voluntary repayment did not reduce the commitments under this facility and Clear Channel may reborrow amounts under this facility at any time.  In addition, on June 27, 2011, Clear Channel made a voluntary payment of $500.0 million on its revolving credit facility.  Furthermore, CC Finco repurchased $80.0 million aggregate principal amount of Clear Channel’s outstanding 5.5% senior notes due 2014 for $57.1 million, including accrued interest, through an open market purchase.

During 2010, Clear Channel repaid its remaining 7.65% senior notes upon maturity for $138.8 million, including $5.1 million of accrued interest, with proceeds from its delayed draw term loan facility that was specifically designated for this purpose.  Also during 2010, Clear Channel repaid its remaining 4.5% senior notes upon maturity for $240.0 million with available cash on hand.

Capital Expenditures

Capital expenditures for the years ended December 31, 2012, 2011 and 2010 were as follows:

(In millions)	Years Ended December 31,
	2012	2011	2010
CCME	$65.8	$50.2	$27.8
Americas outdoor advertising	117.7	120.8	92.2
International outdoor advertising	150.1	166.0	103.1
Corporate and Other	56.7	25.3	18.4
Total capital expenditures	$390.3	$362.3	$241.5

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and recurring maintenance in our Americas outdoor segment as well as new billboard and street furniture contracts and renewals of existing contracts in our International outdoor segment.

Dividends

We have never paid cash dividends on our Class A common stock, and we currently do not intend to pay cash dividends on our Class A common stock in the future.  Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends, which in turn affects our ability to pay dividends.

Acquisitions

During 2012, we completed the acquisition of WOR-AM in New York City for $30.0 million and WFNX in Boston for $14.5 million.  These acquisitions resulted in an aggregate increase of $5.3 million to property plant and equipment, $15.2 million to intangible assets and $24.7 million to goodwill, in addition to $0.7 million of assumed liabilities.

During 2011, we completed our traffic acquisition for $24.3 million to add a complementary traffic operation to our existing traffic business. Immediately after closing, the acquired subsidiaries repaid pre-existing, intercompany debt owed in the amount of $95.0 million.  During 2011, we also acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Stock Purchases

On August 9, 2010, Clear Channel announced that its board of directors approved a stock purchase program under which Clear Channel or its subsidiaries may purchase up to an aggregate of $100 million of the Class A common stock of the Company and/or the Class A common stock of CCOH. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel’s discretion. During 2011, CC Finco purchased 1,553,971 shares of CCOH’s Class A common stock through open market purchases for approximately $16.4 million.  During 2012, CC Finco purchased 111,291 shares of the Company’s Class A common stock for $692,887.

Certain Relationships with the Sponsors

Clear Channel is party to a management agreement with certain affiliates of Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018.  These arrangements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses.  During the years ended December 31, 2012, 2011 and 2010, we recognized management fees and reimbursable expenses of $15.9 million, $15.7 million and $17.1 million, respectively.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.  We are currently appealing a recent California court ruling relating to our digital display permits in the City of Los Angeles.  If we are unsuccessful in our appeal or are unable to otherwise successfully resolve our rights to these permits, we may be forced to remove some or all of our digital displays in this market, which could have a significant impact on our operations in this market. Please refer to Item 3. “Legal Proceedings” within Part I of the Annual Report on Form 10-K.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five-year period.  The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts.  We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases.  Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals.  The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.  Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.

In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts.  These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.

The scheduled maturities of Clear Channel’s senior secured credit facilities, receivables based facility, senior cash pay and senior toggle notes, other long-term debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, priority guarantee notes and other long-term obligations as of December 31, 2012 are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2013	2014-2015	2016-2017	Thereafter
Long-term Debt:
Secured Debt	$12,850,786	$6,642	$873,936	$8,215,454	$3,754,754
Senior Cash Pay and Senior Toggle Notes (1)	1,626,081	57,391	17,424	1,551,266	-
Clear Channel Senior Notes	1,748,564	312,109	711,455	250,000	475,000
CCWH Senior Notes	2,200,000	-	-	-	2,200,000
CCWH Senior Subordinated Notes	2,725,000	-	-	-	2,725,000
Other Long-term Debt	5,587	5,587	-	-	-
Interest payments on long-term debt (2)	7,763,019	1,429,113	2,495,850	1,570,991	2,267,065

Non-cancelable operating leases	2,777,189	380,288	647,348	465,706	1,283,847
Non-cancelable contracts	2,370,923	561,837	891,993	466,567	450,526
Employment/talent contracts	288,305	85,762	126,687	75,856	-
Capital expenditures	146,574	80,143	46,699	18,800	932
Unrecognized tax benefits (3)	158,863	542	-	-	158,321
Other long-term obligations (4)	136,313	3,387	8,817	27,826	96,283
Total (5)	$34,797,204	$2,922,801	$5,820,209	$12,642,466	$13,411,728

(1)
On July 16, 2010, Clear Channel made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010.  Clear Channel is deemed to have made the cash interest election for future interest periods unless and until Clear Channel elects otherwise. Assuming the cash interest election remains in effect for the term of the notes, Clear Channel is contractually obligated to make a payment of $57.4 million on August 1, 2013.

(2)
Interest payments on the senior secured credit facilities assume the obligations are repaid in accordance with the amortization schedule provided elsewhere in this MD&A and the interest rate is held constant over the remaining term.

Interest payments on $2.5 billion of the Term Loan B facility are effectively fixed at an interest rate of 4.4%, plus applicable margins, per annum, as a result of an aggregate $2.5 billion interest rate swap agreement maturing in September 2013.  Interest expense assumes the rate is fixed through maturity of the remaining swap, at which point the rate reverts back to the floating rate in effect at December 31, 2012.

(3)
The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time.  For additional information, see Note 9 included in Item 8 of Part II of the Annual Report on Form 10-K.

(4)
Other long-term obligations consist of $56.0 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 50 years.  Also included are $32.2 million of contract payments in our syndicated radio and media representation businesses and $48.1 million of various other long-term obligations.

(5)	Excluded from the table is $155.8 million related to various obligations with no specific contractual commitment or maturity.

SEASONALITY

Typically, our CCME, Americas outdoor and International outdoor segments experience their lowest financial performance in the first quarter of the calendar year, with International outdoor historically experiencing a loss from operations in that period. Our International outdoor segment typically experiences its strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risk arising from changes in market rates and prices, including movements in interest rates, equity security prices and foreign currency exchange rates.

Equity Price Risk

The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices.  It is estimated that a 20% change in the market prices of these securities would change their carrying value and our comprehensive loss at December 31, 2012 by approximately $22.3 million.

Interest Rate Risk

A significant amount of our long-term debt bears interest at variable rates.  Accordingly, our earnings will be affected by changes in interest rates.  At December 31, 2012 we had an interest rate swap agreement with a $2.5 billion notional amount that effectively fixes interest rates on a portion of our floating rate debt at a rate of 4.4%, plus applicable margins, per annum.  The interest rate swap matures on September 30, 2013. The fair value of this agreement at December 31, 2012 was a liability of $76.9 million.  At December 31, 2012, approximately 31% of our aggregate principal amount of long-term debt, taking into consideration debt on which we have entered into a pay-fixed-rate-receive-floating-rate swap agreement, bears interest at floating rates.

Assuming the current level of borrowings and interest rate swap contracts and assuming a 30% change in LIBOR, it is estimated that our interest expense for the year ended December 31, 2012 would have changed by approximately $4.2 million.

In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure.  However, due to the uncertainty of the actions that would be taken and their possible effects, the preceding interest rate sensitivity analysis assumes no such actions.  Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world.  Foreign operations are measured in their local currencies.  As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations.  We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar.  Our foreign operations reported net income of approximately $72.4 million for the year ended December 31, 2012.  We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have increased our net loss for the year ended December 31, 2012 by approximately $7.2 million and that a 10% decrease in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss by a corresponding amount.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect.  Inflation has affected our performance in terms of higher costs for wages, salaries and equipment.  Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-11, Disclosures about Offsetting Assets and Liabilities (ASC 210). Under the ASU, new disclosures will be required for recognized financial instruments and derivative instruments that are either offset on the balance sheet in accordance with the offsetting guidance in ASC 210-20-45 or ASC 815-10-45, or are subject to an enforceable master netting arrangement or similar agreement, regardless of whether they are offset in accordance with the offsetting guidance.  The disclosure requirements will be effective for periods beginning on or after January 1, 2013, and are to be applied retrospectively.  We do not expect the provisions of ASU 2011-11 to have a material effect on our financial position or results of operations.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  The ASU gives entities the option to first perform a qualitative assessment to determine whether the existence of events and circumstances indicate that it is more likely than not (a likelihood of more than 50%) that an indefinite-lived intangible asset is impaired. If an entity determines that it is more likely than not that the fair value of such an asset exceeds its carrying amount, it would not need to calculate the fair value of the asset in that year. However, if an entity concludes otherwise, it must calculate the fair value of the asset, compare that value with its carrying amount and record an impairment charge, if any.  The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted.  We did not early adopt the provisions of this ASU during 2012 in connection with our annual impairment test for indefinite-lived intangibles.  We do not expect the provisions of ASU 2012-02 to have a material effect on our financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. We early adopted the provisions of this ASU as of October 1, 2011 with no material impact to our financial position or results of operations.  However, for our annual impairment test as of October 1, 2012, we elected to perform a quantitative assessment and applied the two-step impairment test.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material.  Our significant accounting policies are discussed in the notes to our consolidated financial statements included in Item 8 of Part II of the Annual Report on Form 10-K.  Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.  The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors.  In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected.  For all other customers, we recognize reserves for bad debt based on historical experience for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2012 would have changed by approximately $5.6 million and our net loss for the same period would have changed by approximately $3.5 million.

Long-lived Assets

Long-lived assets, including structures and other property, plant and equipment and definite-lived intangibles, are reported at historical cost less accumulated depreciation. We estimate the useful lives for various types of advertising structures and other long-lived assets based on our historical experience and our plans regarding how we intend to use those assets. Advertising structures have different lives depending on their nature, with large format bulletins generally having longer depreciable lives and posters and other displays having shorter depreciable lives. Street furniture and transit displays are depreciated over their estimated useful lives or appropriate contractual periods, whichever is shorter. Our experience indicates that the estimated useful lives applied to our portfolio of assets have been reasonable, and we do not expect significant changes to the estimated useful lives of our long-lived assets in the future. When we determine that structures or other long-lived assets will be disposed of prior to the end of their useful lives, we estimate the revised useful lives and depreciate the assets over the revised period. We also review long-lived assets for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements, future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Intangible Assets

In connection with our Merger Agreement, we allocated the purchase price to all of the assets and liabilities of Clear Channel at estimated fair values, including our FCC licenses and our billboard permits.  Indefinite-lived intangible assets, such as our FCC licenses and our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35.Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average asset within a market.

On October 1, 2012, we performed our annual impairment test in accordance with ASC 350-30-35 and recognized aggregate impairment charges of $35.9 million related to permits in certain markets in our Americas outdoor business.

In determining the fair value of our FCC licenses, the following key assumptions were used:
●	Market revenue growth, forecast and published by BIA Financial Network, Inc. (“BIA”), of 3.0% was used for the initial four-year period;
●	2% revenue growth was assumed beyond the initial four-year period;
●	Revenue was grown proportionally over a build-up period, reaching market revenue forecast by year 3;
●	Operating margins of 12.5% in the first year gradually climb to the industry average margin in year 3 of up to 30%, depending on market size by year 3; and
●	Assumed discount rates of 9% for the 13 largest markets and 9.5% for all other markets.

In determining the fair value of our billboard permits, the following key assumptions were used:
●	Industry revenue growth forecast at 3.9% was used for the initial four-year period;
●	3% revenue growth was assumed beyond the initial four-year period;
●	Revenue was grown over a build-up period, reaching maturity by year 2;
●	Operating margins gradually climb to the industry average margin of up to 51%, depending on market size, by year 3; and
●	Assumed discount rate of 9.5%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur.  If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future.  The following table shows the change in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)	Revenue	Profit	Discount
Description	Growth Rate	Margin	Rates
FCC license	$(386,253)	$(156,205)	$(520,656)
Billboard permits	$(556,800)	$(109,500)	$(559,600)

The estimated fair value of our FCC licenses and billboard permits at October 1, 2012 was $3.5 billion and $1.7 billion, respectively, while the carrying value was $2.4 billion and $1.1 billion, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations.  We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired.  The fair value of our reporting units is used to apply value to the net assets of each reporting unit.  To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate.  Terminal values are also estimated and discounted to their present value.

On October 1, 2012, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in no impairment charges. In determining the fair value of our reporting units, we used the following assumptions:
●
Expected cash flows underlying our business plans for the periods 2013 through 2017. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

●
Cash flows beyond 2017 are projected to grow at a perpetual growth rate, which we estimated at 2% for our CCME segment, 3% for our Americas outdoor and International outdoor segments, and approximately 4% for our Other segment.

●	In order to risk adjust the cash flow projections in determining fair value, we utilized a discount rate of approximately 10.0% to 12.5% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 25% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In millions)	Revenue	Profit	Discount
Description	Growth Rate	Margin	Rates
CCME	$(1,200.0)	$(290.0)	$(1,140.0)
Americas Outdoor	$(610.0)	$(130.0)	$(490.0)
International Outdoor	$(340.0)	$(170.0)	$(260.0)

Tax Accruals

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by Federal, state or foreign tax authorities.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements.  We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.  These adjustments to our UTBs may affect our income tax expense.  Settlement of uncertain tax positions may require use of our cash.

Litigation Accruals

We are currently involved in certain legal proceedings.  Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Insurance Accruals

We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty.  Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projected future development of costs related to existing claims. Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2012.

If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.  A 10% change in our self-insurance liabilities at December 31, 2012 would have affected our net loss by approximately $2.4 million for the year ended December 31, 2012.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period.  If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2012 would not be materially impacted.  Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

ITEM 7A.                      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Required information is located within Item 7 of Part II of the Annual Report on Form 10-K.

ITEM 8.                      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management.  The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.

It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities.  The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/ Robert W. Pittman
Chief Executive Officer

/s/Thomas W. Casey
Executive Vice President and Chief Financial Officer

/s/Scott D. Hamilton
Senior Vice President and Chief Accounting Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders CC Media Holdings, Inc.

We have audited the accompanying consolidated balance sheets of CC Media Holdings, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive loss, changes in shareholders' deficit and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the index at Item 15(a)2. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CC Media Holdings, Inc. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP San Antonio, Texas February 19, 2013

CONSOLIDATED BALANCE SHEETS OF
CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	December 31,	December 31,
	2012	2011
CURRENT ASSETS
Cash and cash equivalents	$1,225,010	$1,228,682
Accounts receivable, net of allowance of $55,917 in 2012 and $63,098 in 2011	1,423,999	1,399,135
Prepaid expenses	177,590	161,317
Other current assets	167,208	196,151
Total Current Assets	2,993,807	2,985,285
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,890,693	1,950,437
Other property, plant and equipment, net	1,146,161	1,112,890
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles - licenses	2,423,979	2,411,367
Indefinite-lived intangibles - permits	1,070,720	1,105,704
Other intangibles, net	1,740,792	2,017,760
Goodwill	4,216,085	4,186,718
OTHER ASSETS
Other assets	810,476	771,878
Total Assets	$16,292,713	$16,542,039
CURRENT LIABILITIES
Accounts payable	$136,318	$121,575
Accrued expenses	772,963	735,152
Accrued interest	180,572	160,361
Current portion of long-term debt	381,728	268,638
Deferred income	172,672	143,236
Other current liabilities	137,889	-
Total Current Liabilities	1,782,142	1,428,962
Long-term debt	20,365,369	19,938,531
Deferred income taxes	1,689,876	1,938,599
Other long-term liabilities	450,517	707,888
Commitments and contingent liabilities (Note 7)
SHAREHOLDERS' DEFICIT
Noncontrolling interest	303,997	521,794
Class A Common Stock, par value $.001 per share, authorized 400,000,000
shares, issued 27,649,377 and 24,106,139 shares in 2012 and 2011, respectively	28	24
Class B Common Stock, par value $.001 per share, authorized 150,000,000
shares, issued 555,556 shares in 2012 and 2011	1	1
Class C Common Stock, par value $.001 per share, authorized 100,000,000
shares, issued 58,967,502 shares in 2012 and 2011	58	58
Additional paid-in capital	2,141,921	2,132,368
Retained deficit	(10,281,746)	(9,857,267)
Accumulated other comprehensive loss	(153,284)	(266,043)
Cost of shares (1,504,618 in 2012 and 530,944 in 2011) held in treasury	(6,166)	(2,876)
Total Shareholders' Deficit	(7,995,191)	(7,471,941)
Total Liabilities and Shareholders' Deficit	$16,292,713	$16,542,039

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS OF
CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES

(In thousands, except per share data)	Years Ended December 31,
2012	2011	2010

Revenue	$6,246,884	$6,161,352	$5,865,685
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,496,550	2,504,036	2,381,647
Selling, general and administrative expenses (excludes depreciation
and amortization)	1,673,447	1,617,258	1,570,212
Corporate expenses (excludes depreciation and amortization)	288,028	227,096	284,042
Depreciation and amortization	729,285	763,306	732,869
Impairment charges	37,651	7,614	15,364	m
Other operating income (expense) - net	48,127	12,682	(16,710)
Operating income	1,070,050	1,054,724	864,841
Interest expense	1,549,023	1,466,246	1,533,341
Loss on marketable securities	(4,580)	(4,827)	(6,490)
Equity in earnings of nonconsolidated affiliates	18,557	26,958	5,702
Gain (loss) on extinguishment of debt	(254,723)	(1,447)	60,289
Other income (expense) - net	250	(3,169)	(13,834)
Loss before income taxes	(719,469)	(394,007)	(622,833)
Income tax benefit	308,279	125,978	159,980
Consolidated net loss	(411,190)	(268,029)	(462,853)
Less amount attributable to noncontrolling interest	13,289	34,065	16,236
Net loss attributable to the Company	$(424,479)	$(302,094)	$(479,089)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	40,242	(29,647)	26,301
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	23,103	(224)	17,187
Unrealized holding gain on cash flow derivatives	52,112	33,775	15,112
Reclassification adjustment for realized loss on securities included in net loss and other	3,180	3,787	14,750
Other comprehensive income	118,637	7,691	73,350
Comprehensive loss	(305,842)	(294,403)	(405,739)
Less amount attributable to noncontrolling interest	5,878	4,324	8,857
Comprehensive loss attributable to the Company	$(311,720)	$(298,727)	$(414,596)

Net loss attributable to the Company per common share:
Basic	$(5.23)	$(3.70)	$(5.94)
Weighted average common shares outstanding – Basic	82,745	82,487	81,653
Diluted	$(5.23)	$(3.70)	$(5.94)
Weighted average common shares outstanding – Diluted	82,745	82,487	81,653

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS’ DEFICIT

					Controlling Interest
(In thousands, except share data)								Accumulated
	Common Shares			Non-		Additional		Other
	Class C	Class B	Class A	controlling	Common	Paid-in	Retained	Comprehensive	Treasury
	Shares	Shares	Shares	Interest	Stock	Capital	Deficit	Income (Loss)	Stock	Total
Balances at
December 31, 2009	58,967,502	555,556	23,428,807	$455,648	$82	$2,109,110	$(9,076,084)	$(333,309)	$(185)	$(6,844,738)
Net income (loss)				16,236			(479,089)			(462,853)
Shares issued through
stock purchase
agreement			706,215		1	4,999				5,000
Issuance (forfeiture)
of restricted stock			(16,664)	792		478			(2,386)	(1,116)
Amortization of share-
based compensation				12,046		22,200				34,246
Other				(2,659)		(5,916)				(8,575)
Other comprehensive
income				8,857				64,493		73,350
Balances at
December 31, 2010	58,967,502	555,556	24,118,358	$490,920	$83	$2,130,871	$(9,555,173)	$(268,816)	$(2,571)	$(7,204,686)
Net income (loss)				34,065			(302,094)			(268,029)
Issuance (forfeiture)
of restricted stock			(12,219)	735					(305)	430
Amortization of share-
based compensation				10,705		9,962				20,667
Purchases of additional
noncontrolling
interest				(14,428)		(5,492)		(594)		(20,514)
Other				(4,527)		(2,973)				(7,500)
Other comprehensive
income				4,324				3,367		7,691
Balances at
December 31, 2011	58,967,502	555,556	24,106,139	$521,794	$83	$2,132,368	$(9,857,267)	$(266,043)	$(2,876)	$(7,471,941)
Net income (loss)				13,289			(424,479)			(411,190)
Issuance (forfeiture)
of restricted stock			3,543,238	6,381	4	(4)			(3,290)	3,091
Amortization of share-
based compensation				10,589		17,951				28,540
Purchases of additional
noncontrolling
interest				28						28
Dividend declared and
paid ($6.0832/share)				(244,734)						(244,734)
Other				(9,228)		(8,394)				(17,622)
Other comprehensive
income				5,878				112,759		118,637
Balances at
December 31, 2012	58,967,502	555,556	27,649,377	$303,997	$87	$2,141,921	$(10,281,746)	$(153,284)	$(6,166)	$(7,995,191)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS OF
CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES

(In thousands)	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Consolidated net loss	$(411,190)	$(268,029)	$(462,853)
Reconciling items:
Impairment charges	37,651	7,614	15,364
Depreciation and amortization	729,285	763,306	732,869
Deferred taxes	(304,611)	(143,944)	(211,180)
Provision for doubtful accounts	11,715	13,723	23,118
Amortization of deferred financing charges and note discounts, net	164,097	188,034	214,950
Share-based compensation	28,540	20,667	34,246
(Gain) loss on disposal of operating and fixed assets	(48,127)	(12,682)	16,710
Loss on marketable securities	4,580	4,827	6,490
Equity in (earnings) of nonconsolidated affiliates	(18,557)	(26,958)	(5,702)
Loss (gain) on extinguishment of debt	254,723	1,447	(60,289)
Other reconciling items – net	17,800	16,120	26,090
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) in accounts receivable	(34,238)	(7,835)	(119,860)
Decrease in Federal income taxes receivable	-	-	132,309
Increase (decrease) in accrued expenses	34,874	(127,242)	117,432
(Decrease) in accounts payable and other liabilities	(19,048)	(15,131)	(6,924)
Increase in accrued interest	20,223	39,170	87,053
Increase (decrease) in deferred income	33,482	(10,776)	796
Changes in other operating assets and liabilities	(12,501)	(68,353)	41,754
Net cash provided by operating activities	488,698	373,958	582,373
Cash flows from investing activities:
Proceeds from sale of other investments	-	6,894	1,200
Purchases of businesses	(50,116)	(46,356)	-
Purchases of property, plant and equipment	(390,280)	(362,281)	(241,464)
Proceeds from disposal of assets	59,665	54,270	28,637
Purchases of other operating assets	(14,826)	(20,995)	(16,110)
Change in other – net	(1,464)	382	(12,460)
Net cash used for investing activities	(397,021)	(368,086)	(240,197)
Cash flows from financing activities:
Draws on credit facilities	604,563	55,000	198,670
Payments on credit facilities	(1,931,419)	(960,332)	(152,595)
Proceeds from long-term debt	4,917,643	1,731,266	145,639
Payments on long-term debt	(3,346,906)	(1,398,299)	(369,372)
Repurchases of long-term debt	-	(55,250)	(125,000)
Dividends paid	(244,734)	-	-
Deferred financing charges	(83,617)	(46,659)	-
Change in other – net	(10,879)	(23,842)	(2,586)
Net cash used for financing activities	(95,349)	(698,116)	(305,244)
Net increase (decrease) in cash and cash equivalents	(3,672)	(692,244)	36,932
Cash and cash equivalents at beginning of period	1,228,682	1,920,926	1,883,994
Cash and cash equivalents at end of period	$1,225,010	$1,228,682	$1,920,926
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$1,381,396	$1,260,767	$1,235,755
Cash paid during the year for taxes	52,517	81,162	-
See Notes to Consolidated Financial Statements

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

CC Media Holdings, Inc. (the “Company”) was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of Clear Channel Communications, Inc., a Texas company (“Clear Channel”).  The acquisition was completed on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”).

The Company’s reportable operating segments are Media and Entertainment (“CCME”), Americas outdoor advertising (“Americas outdoor”), and International outdoor advertising (“International outdoor”).  The CCME segment provides media and entertainment services via broadcast and digital delivery.  The Americas outdoor and International outdoor segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types. Included in the “Other” segment are the Company’s media representation business, Katz Media Group, as well as other general support services and initiatives, which are ancillary to its other businesses.

During the first quarter of 2012, and in connection with the appointment of the new chief executive officer of the Company’s indirect subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCOH”), the Company reevaluated its segment reporting and determined that its Latin American operations were more appropriately aligned with the operations of its International outdoor advertising segment.  As a result, the operations of Latin America are no longer reflected within the Company’s Americas outdoor advertising segment and are currently included in the results of its International outdoor advertising segment.  Accordingly, the Company has recast the corresponding segment disclosures for prior periods.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary.  Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the Company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated in consolidation.

Certain prior period amounts have been reclassified to conform to the 2012 presentation.

The Company owns certain radio stations which, under current Federal Communications Commission (“FCC”) rules, are not permitted or transferable. These radio stations were placed in a trust in order to comply with FCC rules at the time of the closing of the merger that resulted in the Company’s acquisition of Clear Channel.  The Company is the beneficial owner of the trust, but the radio stations are managed by an independent trustee.  The Company will have to divest all of these radio stations unless any stations may be owned by the Company under then-current FCC rules, in which case the trust will be terminated with respect to such stations.  The trust agreement stipulates that the Company must fund any operating shortfalls of the trust activities, and any excess cash flow generated by the trust is distributed to the Company. The Company is also the beneficiary of proceeds from the sale of stations held in the trust.  The Company consolidates the trust in accordance with ASC 810-10, which requires an enterprise involved with variable interest entities to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in the variable interest entity, as the trust was determined to be a variable interest entity and the Company is its primary beneficiary.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors.  In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected.  For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.  The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Purchase Accounting

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.  Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items.  Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee.  The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements – 10 to 39 years
Structures – 5 to 15 years
Towers, transmitters and studio equipment – 7 to 20 years
Furniture and other equipment – 3 to 20 years
Leasehold improvements – shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate.  Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Land Leases and Other Structure Licenses

Most of the Company’s outdoor advertising structures are located on leased land.  Americas outdoor land leases are typically paid in advance for periods ranging from one to 12 months.  International outdoor land leases are paid both in advance and in arrears, for periods ranging from one to 12 months.  Most international street furniture display faces are operated through contracts with municipalities for up to 20 years.  The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment.  Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Intangible Assets

The Company’s indefinite-lived intangible assets include FCC broadcast licenses in its CCME segment and billboard permits in its Americas outdoor advertising segment.  The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed in ASC 805-20-S99.  The Company engages Mesirow Financial Consulting LLC (“Mesirow Financial”), a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits.

Other intangible assets include definite-lived intangible assets and permanent easements.  The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.  The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets.  These assets are recorded at cost. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.

The Company tests for possible impairment of other intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.  When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

At least annually, the Company performs its impairment test for each reporting unit’s goodwill.  In 2012, the Company used a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The U.S. radio markets are aggregated into a single reporting unit and the Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test.  The Company also determined that within its Americas outdoor segment, Canada constitutes a separate reporting unit and each country in its International outdoor segment constitutes a separate reporting unit.  The Company had no impairment of goodwill for 2012.

In 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill.  If, after the qualitative approach, further testing is required, the Company used a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, was less than the fair value of the reporting unit.  The Company recognized a non-cash impairment charge of $1.1 million to reduce goodwill in one country within its International outdoor segment for 2011. The Company performed its annual goodwill impairment test during 2010, and recognized a non-cash impairment charge of $2.1 million related to a specific reporting unit in its International outdoor segment. See Note 2 for further discussion.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method.  The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees.  The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in earnings (loss) of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

For 2010, the Company recorded non-cash impairment charges of $8.3 million related to certain equity investments in its International outdoor segment.

Other Investments

Other investments are composed primarily of equity securities.  These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices.  Securities are carried at historical value when quoted market prices are unavailable.  The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of shareholders’ deficit.  In addition, the Company holds investments that do not have quoted market prices.  The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive loss for any decline in value that is determined to be other-than-temporary.  The average cost method is used to compute the realized gains and losses on sales of equity securities.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company periodically assesses the value of its available-for-sale securities.  Based on these assessments, the Company concluded that other-than-temporary impairments existed at December 31, 2012, 2011 and 2010 and recorded non-cash impairment charges of $4.6 million, $4.8 million and $6.5 million, respectively, during each of these years. Such charges are recorded on the statement of operations in “Loss on marketable securities”.

Derivative Instruments and Hedging Activities

The provisions of ASC 815-10 require the Company to recognize its interest rate swap agreement as either an asset or liability in the consolidated balance sheet at fair value.  The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.  The interest rate swap is designated and qualifies as a hedging instrument, and is characterized as a cash flow hedge.  The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions.  The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item.  If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2012 and 2011.

Income Taxes

The Company accounts for income taxes using the liability method.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.  As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations.  It is not practical to determine the amount of Federal income taxes, if any, that might become due in the event that the earnings were distributed.

Revenue Recognition

CCME revenue is recognized as advertisements or programs are broadcast and is generally billed monthly.  Outdoor advertising contracts typically cover periods of a few weeks up to one year and are generally billed monthly.  Revenue for outdoor advertising space rental is recognized ratably over the term of the contract.  Advertising revenue is reported net of agency commissions.  Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s media and entertainment and outdoor operations.  Payments received in advance of being earned are recorded as deferred income.  Revenue arrangements typically contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Barter transactions represent the exchange of advertising spots or display space for merchandise or services.  These transactions are recorded at the estimated fair market value of the advertising spots or display space or the fair value of the merchandise or services received, whichever is most readily determinable.  Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed.  Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized, or when the event occurs.  Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively.  Barter and trade revenues and expenses from continuing operations were as follows:

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In millions)	Years Ended December 31,
	2012	2011	2010
Barter and trade revenues	$56.5	$61.2	$67.0
Barter and trade expenses	58.8	63.4	66.4

Advertising Expense

The Company records advertising expense as it is incurred.  Advertising expenses were $113.4 million, $92.2 million and $82.0 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award.  For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied.  Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year.  The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date.  The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income (loss)”.  Foreign currency transaction gains and losses are included in operations.

New Accounting Pronouncements

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company early adopted the provisions of this ASU as of October 1, 2011 with no material impact to its financial position or results of operations.  However, for its annual impairment test as of October 1, 2012, the Company elected to perform a quantitative assessment and applied the two-step impairment test.

In December 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-11, Disclosures about Offsetting Assets and Liabilities (ASC 210). Under the ASU, new disclosures will be required for recognized financial instruments and derivative instruments that are either offset on the balance sheet in accordance with the offsetting guidance in ASC 210-20-45 or ASC 815-10-45, or are subject to an enforceable master netting arrangement or similar agreement, regardless of whether they are offset in accordance with the offsetting guidance. The disclosure requirements will be effective for periods beginning on or after January 1, 2013, and are to be applied retrospectively.  The Company does not expect the provisions of ASU 2011-11 to have a material effect on its financial position or results of operations.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.  The ASU gives entities the option to first perform a qualitative assessment to determine whether the existence of events and circumstances indicate that it is more likely than not (a likelihood of more than 50%) that an indefinite-lived intangible asset is impaired. If an entity determines that it is more likely than not that the fair value of such an asset exceeds its carrying amount, it would not need to calculate the fair value of the asset in that year. However, if an entity concludes otherwise, it must calculate the fair value of the asset, compare that value with its carrying amount and record an impairment charge, if any.  The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted.  The Company did not early adopt the provisions of this ASU during 2012 in connection with its annual impairment test for indefinite-lived intangibles.  The Company does not expect the provisions of ASU 2012-02 to have a material effect on its financial position or results of operations.

NOTE 2 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Acquisitions

During 2012, a wholly owned subsidiary of the Company completed the acquisition of WOR-AM in New York City for $30.0 million and WFNX-FM in Boston for $14.5 million.  These acquisitions resulted in an aggregate increase of $5.3 million to property plant and equipment, $15.2 million to intangible assets and $24.7 million to goodwill, in addition to $0.7 million of assumed liabilities.

During 2011, a wholly owned subsidiary of the Company purchased a complementary traffic operation to its existing traffic business for $24.3 million. Immediately after closing, the acquired subsidiaries repaid pre-existing, intercompany debt owed in the amount of $95.0 million. The acquisition resulted in an increase of $17.2 million to property, plant and equipment, $35.0 million to intangible assets and $70.6 million to goodwill.  During 2011, a subsidiary of the Company also acquired Brouwer & Partners, a street furniture business in Holland, for $12.5 million.

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2012 and 2011, respectively.

(In thousands)	December 31,	December 31,
	2012	2011
Land, buildings and improvements	$685,431	$657,346
Structures	2,949,458	2,783,434
Towers, transmitters and studio equipment	427,679	400,832
Furniture and other equipment	431,757	365,137
Construction in progress	105,394	68,658
	4,599,719	4,275,407
Less: accumulated depreciation	1,562,865	1,212,080
Property, plant and equipment, net	$3,036,854	$3,063,327

The Company impaired outdoor advertising structures in its Americas outdoor segment by $1.7 million and $4.0 million during 2012 and 2010, respectively.

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits.  FCC broadcast licenses are granted to radio stations for up to eight years under the Telecommunications Act of 1996 (the “Act”).  The Act requires the FCC to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity, there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee, and there have been no other serious violations which taken together constitute a pattern of abuse.  The licenses may be renewed indefinitely at little or no cost.  The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as the structure is in compliance with the laws and regulations of each jurisdiction.  The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements.  In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index.  If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International outdoor segment are subject to long-term, finite contracts unlike the Company’s permits in the United States and Canada.  Accordingly, there are no indefinite-lived intangible assets in the International outdoor segment.

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount.  If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess.  After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis.  The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99.  Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged Mesirow Financial, a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill).  It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process.  The Company forecasts revenue, expenses, and cash flows over a ten-year period for each of its markets in its application of the direct valuation method.  The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market.  The residual year cash flow was capitalized to arrive at the terminal value of the licenses in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch.  Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value.  Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values.  This data is populated using industry normalized information representing an average FCC license or billboard permit within a market.

Annual Impairment Test to FCC Licenses and Billboard Permits

The Company performs its annual impairment test on October 1 of each year.

During 2012, the Company recognized a $35.9 million impairment charge related to billboard permits in certain markets due to a change in the Company’s forecast of revenue growth within the markets.  During 2011, the Company recognized a $6.5 million impairment charge related to billboard permits in one market due to significant declines in permit value resulting from flat revenues, a slight decline in margin and increased capital expenditures within the market. There was no impairment of FCC licenses during 2012 or 2011.  During 2010, although the aggregate fair values of FCC licenses and billboard permits increased, certain markets experienced continuing declines. As a result, impairment charges were recorded in 2010 for FCC licenses and billboard permits of $0.5 million and $4.8 million, respectively.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements.  The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. There were no impairments of other intangible assets for the years ended December 31, 2012 and 2011.  The Company impaired certain definite-lived intangible assets primarily related to a talent contract in its CCME segment by $3.9 million in 2010.

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets at December 31, 2012 and 2011, respectively:

(In thousands)	December 31, 2012		December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$785,303	$(403,955)	$773,238	$(329,563)
Customer / advertiser relationships	1,210,245	(526,197)	1,210,269	(409,794)
Talent contracts	344,255	(177,527)	347,489	(139,154)
Representation contracts	243,970	(171,069)	237,451	(137,058)
Permanent easements	173,374	-	171,918	-
Other	387,973	(125,580)	389,060	(96,096)
Total	$3,145,120	$(1,404,328)	$3,129,425	$(1,111,665)

Total amortization expense related to definite-lived intangible assets was $300.0 million, $328.3 million and $332.3 million for the years ended  December 31, 2012, 2011 and 2010, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary.  The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2013	$283,942
2014	264,221
2015	239,211
2016	223,293
2017	196,681

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on October 1 of each year.  Each of the Company’s U.S. radio markets and outdoor advertising markets are components.  The U.S. radio markets are aggregated into a single reporting unit and the U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55.  The Company also determined that within its Americas outdoor segment, Canada constitutes a separate reporting unit and each country in its International outdoor segment constitutes a separate reporting unit.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate.  Terminal values were also estimated and discounted to their present value.  Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data.  There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The Company recognized no goodwill impairment for the year ended December 31, 2012.

In 2011, the Company utilized the option to assess qualitative factors under ASC 350-20-35 to determine whether it was more likely than not that the fair value of its reporting units was less than their carrying amounts, including goodwill.  Based on a qualitative assessment, the Company concluded that no further testing of goodwill for impairment was required for its CCME reporting unit and for all of the reporting units within its Americas outdoor segment.  Further testing was required for four of the countries within its International outdoor segment.

If further testing of goodwill for impairment is required after assessing qualitative factors, the Company follows the two-step impairment testing approach in accordance with ASC 350-20-35.  The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill.  If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. For the year ended December 31, 2011, the Company recognized a non-cash impairment charge to goodwill of $1.1 million due to a decline in the fair value of one country within the Company’s International outdoor segment.

For the year ended December 31, 2010, the Company performed a quantitative assessment as of October 1, 2010 and recognized a non-cash impairment charge to goodwill of $2.1 million due to a decline in fair value in one country within the Company’s International outdoor segment.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments.  The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment.  As a result of the merger, a new basis in goodwill was recorded in accordance with ASC 805-10.  All impairments shown in the table below have been recorded subsequent to the merger and, therefore, do not include any pre-merger impairment.

(In thousands)	CCME	Americas Outdoor Advertising	International Outdoor Advertising	Other	Consolidated
Balance as of December 31, 2010	$3,140,198	$571,932	$290,310	$116,886	$4,119,326
Impairment	-	-	(1,146)	-	(1,146)
Acquisitions	82,844	-	2,995	212	86,051
Dispositions	(10,542)	-	-	-	(10,542)
Foreign currency	-	-	(6,898)	-	(6,898)
Other	(73)	-	-	-	(73)
Balance as of December 31, 2011	$3,212,427	$571,932	$285,261	$117,098	$4,186,718
Acquisitions	24,842	-	-	51	24,893
Dispositions	(489)	-	(2,729)	-	(3,218)
Foreign currency	-	-	7,784	-	7,784
Other	(92)	-	-	-	(92)
Balance as of December 31, 2012	$3,236,688	$571,932	$290,316	$117,149	$4,216,085

The balance at December 31, 2010 is net of cumulative impairments of $3.5 billion, $2.6 billion, $314.8 million and $212.0 million in the Company’s CCME, Americas outdoor, International outdoor and Other segments, respectively.

NOTE 3 – INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Australian Radio Network

The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.

Summarized Financial Information

The following table summarizes the Company's investments in nonconsolidated affiliates:

(In thousands)	ARN	All Others	Total
Balance at December 31, 2010	$342,785	$14,966	$357,751
Cash advances (repayments)	-	(929)	(929)
Dispositions of investments, net	-	(6,316)	(6,316)
Equity in earnings	20,958	6,000	26,958
Foreign currency transaction adjustment	(153)	-	(153)
Foreign currency translation adjustment	(1,125)	290	(835)
Distributions received	(15,088)	(1,701)	(16,789)
Other	-	-	-
Balance at December 31, 2011	$347,377	$12,310	$359,687
Cash advances (repayments)	(8,758)	3,082	(5,676)
Acquisitions of investments, net	-	2,704	2,704
Equity in earnings (loss)	18,621	(64)	18,557
Foreign currency transaction adjustment	(1,189)	-	(1,189)
Foreign currency translation adjustment	8,085	(10)	8,075
Distributions received	(11,074)	(642)	(11,716)
Other	-	470	470
Balance at December 31, 2012	$353,062	$17,850	$370,912

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Other assets.” The Company's interests in their operations are recorded in the statement of comprehensive loss as “Equity in earnings of nonconsolidated affiliates.”

NOTE 4 – ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease.  When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value.  Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years.  An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site.  The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2012	2011
Beginning balance	$51,295	$52,099
Adjustment due to change in estimate of related costs	3,570	(3,174)
Accretion of liability	4,920	5,001
Liabilities settled	(2,936)	(2,631)
Ending balance	$56,849	$51,295

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – LONG-TERM DEBT

Long-term debt at December 31, 2012 and  2011 consisted of the following:

(In thousands)	December 31,	December 31,
	2012	2011
Senior Secured Credit Facilities:
Term Loan A Facility Due 2014	$846,890	$1,087,090
Term Loan B Facility Due 2016	7,714,843	8,735,912
Term Loan C - Asset Sale Facility Due 2016 (1)	513,732	670,845
Revolving Credit Facility Due 2014	-	1,325,550
Delayed Draw Term Loan Facilities Due 2016	-	976,776
Receivables Based Facility Due 2014	-	-
Priority Guarantee Notes Due 2019	1,999,815	-
Priority Guarantee Notes Due 2021	1,750,000	1,750,000
Other Secured Subsidiary Debt	25,507	30,976
Total Consolidated Secured Debt	12,850,787	14,577,149

Senior Cash Pay Notes Due 2016	796,250	796,250
Senior Toggle Notes Due 2016	829,831	829,831
Clear Channel Senior Notes:
5.0% Senior Notes Due 2012	-	249,851
5.75% Senior Notes Due 2013	312,109	312,109
5.5% Senior Notes Due 2014	461,455	461,455
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Notes Due 2018	175,000	175,000
7.25% Senior Notes Due 2027	300,000	300,000
Subsidiary Senior Notes:
9.25 % Series A Senior Notes Due 2017	-	500,000
9.25 % Series B Senior Notes Due 2017	-	2,000,000
6.5 % Series A Senior Notes Due 2022	735,750	-
6.5 % Series B Senior Notes Due 2022	1,989,250	-
Subsidiary Senior Subordinated Notes:
7.625 % Series A Senior Notes Due 2020	275,000	-
7.625 % Series B Senior Notes Due 2020	1,925,000	-
Other Clear Channel Subsidiary Debt	5,586	19,860
Purchase accounting adjustments and original issue discount	(408,921)	(514,336)
	20,747,097	20,207,169
Less: current portion	381,728	268,638
Total long-term debt	$20,365,369	$19,938,531

(1)	Term Loan C is subject to an amortization schedule with the final payment due 2016.

The Company’s weighted average interest rates at December 31, 2012 and 2011 were 6.7% and 6.2%, respectively.  The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $18.6 billion and $16.2 billion at December 31, 2012 and 2011, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company and its subsidiaries have from time to time repurchased certain debt obligations of Clear Channel and outstanding equity securities of the Company and CCOH, and may in the future, as part of various financing and investment strategies, purchase additional outstanding indebtedness of Clear Channel or its subsidiaries or the Company’s outstanding equity securities or outstanding equity securities of CCOH, in tender offers, open market purchases, privately negotiated transactions or otherwise. The Company or its subsidiaries may also sell certain assets or properties and use the proceeds to reduce its indebtedness. These purchases or sales, if any, could have a material positive or negative impact on the Company’s liquidity available to repay outstanding debt obligations or on the Company’s consolidated results of operations. These transactions could also require or result in amendments to the agreements governing outstanding debt obligations or changes in the Company’s leverage or other financial ratios, which could have a material positive or negative impact on the Company’s ability to comply with the covenants contained in Clear Channel’s debt agreements. These transactions, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Senior Secured Credit Facilities

As of December 31, 2012, Clear Channel had a total of $9,075.5 million outstanding under its senior secured credit facilities, consisting of:
•	an $846.9 million term loan A facility which matures in July 2014;
•	a $7,714.9 million term loan B facility which matures in January 2016; and
•	a $513.7 million term loan C—asset sale facility, subject to reduction as described below, which matures in January 2016.

Clear Channel may raise incremental term loans of up to (a) $1.5 billion, plus (b) the excess, if any, of (x) 0.65 times pro forma consolidated EBITDA (as calculated in the manner provided in the senior secured credit facilities documentation), over (y) $1.5 billion, plus (c) the aggregate amount of certain principal prepayments made in respect of the term loans under the senior secured credit facilities. Availability of such incremental term loans is subject, among other things, to the absence of any default, pro forma compliance with the financial covenant and the receipt of commitments by existing or additional financial institutions.

Clear Channel is the primary borrower under the senior secured credit facilities, except that certain of its domestic restricted subsidiaries are co-borrowers under a portion of the term loan facilities.

Interest Rate and Fees

Borrowings under Clear Channel’s senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent or (B) the Federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities are the following percentages per annum:

•	with respect to loans under the term loan A facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans; and
•	with respect to loans under the term loan B facility, term loan C - asset sale facility, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans.

The margin percentages are subject to adjustment based upon Clear Channel’s leverage ratio.

Prepayments

The senior secured credit facilities require Clear Channel to prepay outstanding term loans, subject to certain exceptions, with:
•
50% (which percentage may be reduced to 25% and to 0% based upon Clear Channel’s leverage ratio) of Clear Channel’s annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and subject to customary credits;

•	100% of the net cash proceeds of sales or other dispositions of specified assets being marketed for sale (including casualty and condemnation events), subject to certain exceptions;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•
100% (which percentage may be reduced to 75% and 50% based upon Clear Channel’s leverage ratio) of the net cash proceeds of sales or other dispositions by Clear Channel or its wholly-owned restricted subsidiaries of assets other than specified assets being marketed for sale, subject to reinvestment rights and certain other exceptions;

•
100% of the net cash proceeds of (i) any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities. (ii) certain securitization financing and (iii) certain issuances of Permitted Additional Notes (as defined in the senior secured credit facilities) and (iv) certain issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes (as defined in the senior secured credit facilities); and

•	Net Cash Proceeds received by Clear Channel as dividends or distributions from indebtedness incurred at CCOH provided that the Consolidated Leverage Ratio of CCOH is no greater than 7.00 to 1.00.

The foregoing prepayments with the net cash proceeds of any incurrence of certain debt, other than debt permitted under Clear Channel’s senior secured credit facilities, certain securitization financing, issuances of Permitted Additional Notes and annual excess cash flow will be applied, at Clear Channel’s option, to the term loans (on a pro rata basis, other than that non-extended classes of term loans may be prepaid prior to any corresponding extended class), in each case (i) first to the term loans other than the term loan C—asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C—asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with net cash proceeds of issuances of Permitted Unsecured Notes and Permitted Senior Secured Notes and Net Cash Proceeds received by Clear Channel as a distribution from indebtedness incurred by CCOH will be applied (i) to the term loan A in a manner determined by Clear Channel, and (ii) to the term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C—asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.

Clear Channel may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Amendments

During the fourth quarter of 2012, Clear Channel amended the terms of its senior secured credit facilities (the “Amendments”).  The Amendments, among other things: (i) permit exchange offers of term loans for new debt securities in an aggregate principal amount of up to $5.0 billion (including the $2.0 billion issued as described under “Refinancing Transactions” below); (ii) provide Clear Channel with greater flexibility to prepay tranche A term loans; (iii) following the repayment or extension of all tranche A term loans, permit below par non-pro rata purchases of term loans pursuant to customary Dutch auction procedures whereby all lenders of the class of term loans offered to be purchased will be offered an opportunity to participate; (iv) following the repayment or extension of all tranche A term loans, permit the repurchase of junior debt maturing before January 2016 with cash on hand in an amount not to exceed $200.0 million; (v) combine the term loan B, the delayed draw term loan 1 and the delayed draw term loan 2 under the senior secured credit facilities; (vi) preserve revolving credit facility capacity in the event Clear Channel repays all amounts outstanding under the revolving credit facility; and (vii) eliminate certain restrictions on the ability of CCOH and its subsidiaries to incur debt.  On October 31, 2012, Clear Channel repaid and permanently cancelled the commitments under its revolving credit facility, which was set to mature July 2014.

Collateral and Guarantees

The senior secured credit facilities are guaranteed by Clear Channel and each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens, including prior liens permitted by the indenture governing the Clear Channel senior notes, and other exceptions, by:

•	a lien on the capital stock of Clear Channel;
•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);
•
certain specified assets of Clear Channel and the guarantors that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•
a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility that is junior to the lien securing Clear Channel’s obligations under such credit facility.

Certain Covenants and Events of Default

The senior secured credit facilities require Clear Channel to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA for the preceding four quarters.  Clear Channel’s secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt.  Clear Channel’s consolidated EBITDA for the preceding four quarters of $2.0 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense) – net,  plus  non-cash compensation, and is further adjusted for the following items: (i) an increase of $80.2 million related to costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) an increase of $51.0 million for non-recurring or unusual gains or losses; (iii)  an increase of $45.5 million for non-cash items; (iv) an increase of $18.5 million for various other items; and (v) an increase of $20.1 million for cash received from nonconsolidated affiliates.  The maximum ratio under this financial covenant is currently set at 9.5:1 and reduces to 9.25:1, 9:1 and 8.75:1 for the quarters ended June 30, 2013, December 31, 2013 and December 31, 2014, respectively.  At December 31, 2012, the ratio was 5.9:1.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things:

• incur additional indebtedness;
• create liens on assets;
• engage in mergers, consolidations, liquidations and dissolutions;
• sell assets;
• pay dividends and distributions or repurchase Clear Channel’s capital stock;
• make investments, loans, or advances;
• prepay certain junior indebtedness;
• engage in certain transactions with affiliates;
• amend material agreements governing certain junior indebtedness; and
• change lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of Clear Channel’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

As of December 31, 2012, Clear Channel had no borrowings outstanding under Clear Channel’s receivables based credit facility. On June 8, 2011, Clear Channel made a voluntary paydown of all amounts outstanding under this facility using cash on hand. Clear Channel’s voluntary paydown did not reduce its commitments under this facility and Clear Channel may reborrow under this facility at any time.  The agreement was amended and restated on December 24, 2012.

The receivables based credit facility provides revolving credit commitments of $535.0 million, subject to a borrowing base. The borrowing base at any time equals 90% of the eligible accounts receivable of Clear Channel and certain of its subsidiaries. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Clear Channel and certain subsidiary borrowers are the borrowers under the receivables based credit facility. Clear Channel has the ability to designate one or more of its restricted subsidiaries as borrowers under the receivables based credit facility. The receivables based credit facility loans and letters of credit are available in U.S. dollars.

Interest Rate and Fees

Borrowings under the receivables based credit facility bear interest at a rate per annum equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the highest of (a) the prime rate of Citibank, N.A. and (b) the Federal Funds rate plus 0.50% or (ii) a Eurocurrency rate determined by reference to the rate (adjusted for statutory reserve requirements for Eurocurrency liabilities) for Eurodollar deposits for the interest period relevant to such borrowing. The initial applicable margin for borrowings under the receivables based credit facility is 1.75% with respect to Eurocurrency borrowings and 0.75% with respect to base-rate borrowings. The applicable margin for borrowings under the receivables based credit facility ranges from 1.50% to 2.00% for Eurocurrency borrowings and from 0.50% to 1.00% for base-rate borrowings, depending on average excess availability under the receivables based credit facility during the prior fiscal quarter.

In addition to paying interest on outstanding principal under the receivables based credit facility, Clear Channel is required to pay a commitment fee to the lenders under the receivables based credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.375% per annum. The commitment fee rate will be reduced to 0.25% per annum at any time when the average daily unused commitments for the prior quarter is less than 50% of total commitments. Clear Channel must also pay customary letter of credit fees.

Maturity

Borrowings under the receivables based credit facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the effectiveness of the receivables based credit facility (December 24, 2017), provided that, (a) the maturity date will be October 31, 2015 if on October 30, 2015, greater than $500.0 million in aggregate principal amount is owing under certain of Clear Channel’s term loan credit facilities, (b) the maturity date will be May 3, 2016 if on May 2, 2016 greater than $500.0 million aggregate principal amount of Clear Channel’s 10.75% senior cash pay notes due 2016 and 11.00%/11.75% senior toggle notes due 2016 are outstanding and (c) in the case of any debt under clauses (a) and (b) that is amended or refinanced in any manner that extends the maturity date of such debt to a date that is on or before the date that is five years after the effectiveness of the receivables based credit facility, the maturity date will be one day prior to the maturity date of such debt after giving effect to such amendment or refinancing if greater than $500,000,000 in aggregate principal amount of such debt is outstanding.

Prepayments

If at any time the sum of the outstanding amounts under the receivables based credit facility exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the facility, Clear Channel will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess. Clear Channel may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans. Any voluntary prepayments Clear Channel makes will not reduce its commitments under the receivables based credit facility.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of Clear Channel’s senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected security interest in all of Clear Channel’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof that is senior to the security interest of Clear Channel’s senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing certain of Clear Channel’s senior notes (the “legacy notes”), and certain exceptions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $50.0 million and (b) 10% of the aggregate commitments under the receivables based credit facility, in each case, for five consecutive business days (a “Liquidity Event”), Clear Channel will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for fiscal quarters ending on or after the occurrence of the Liquidity Event, and will be continued to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $50.0 million and (y) 10% of the aggregate commitments under the receivables based credit facility, in each case, for 30 consecutive calendar days, at which time the Liquidity Event shall no longer be deemed to be occurring. In addition, the receivables based credit facility includes negative covenants that, subject to significant exceptions, limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;
•	create liens on assets;
•	engage in mergers, consolidations, liquidations and dissolutions;
•	sell assets;
•	pay dividends and distributions or repurchase capital stock;
•	make investments, loans, or advances;
•	prepay certain junior indebtedness;
•	engage in certain transactions with affiliates;
•	amend material agreements governing certain junior indebtedness; and
•	change lines of business.

The receivables based credit facility includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the receivables based credit facility will be entitled to take various actions, including the acceleration of all amounts due under Clear Channel’s receivables based credit facility and all actions permitted to be taken by a secured creditor.

Priority Guarantee Notes Due 2019

As of December 31, 2012, Clear Channel had outstanding $2.0 billion aggregate principal amount of 9.0% priority guarantee notes due 2019 (the “Priority Guarantee Notes due 2019”).

The Priority Guarantee Notes due 2019 mature on December 15, 2019 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2013. The Priority Guarantee Notes due 2019 are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2019 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of Clear Channel), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities and Clear Channel’s priority guarantee notes due 2021, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions. In addition to the collateral granted to secure the Priority Guarantee Notes due 2019, the collateral agent and the trustee for the Priority Guarantee Notes due 2019 entered into an agreement with the administrative agent for the lenders under the senior secured credit facilities to turn over to the trustee under the Priority Guarantee Notes due 2019, for the benefit of the holders of the Priority Guarantee Notes due 2019, a pro rata share of any recovery received on account of the principal properties, subject to certain terms and conditions.

Clear Channel may redeem the Priority Guarantee Notes due 2019 at its option, in whole or part, at any time prior to July 15, 2015, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2019 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. Clear Channel may redeem the Priority Guarantee Notes due 2019, in whole or in part, on or after July 15, 2015, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.  Prior to July 15, 2015, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2019 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The indenture governing the Priority Guarantee Notes due 2019 contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of Clear Channel’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2019. The indenture also provides for customary events of default.

Priority Guarantee Notes Due 2021

As of December 31, 2012, Clear Channel had outstanding $1.75 billion aggregate principal amount of 9.0% priority guarantee notes due 2021 (the “Priority Guarantee Notes due 2021”).

The Priority Guarantee Notes due 2021 mature on March 1, 2021 and bear interest at a rate of 9.0% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, which began on September 1, 2011. The Priority Guarantee Notes due 2021 are Clear Channel’s senior obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the guarantors named in the indenture. The Priority Guarantee Notes due 2021 and the guarantors’ obligations under the guarantees are secured by (i) a lien on (a) the capital stock of Clear Channel and (b) certain property and related assets that do not constitute “principal property” (as defined in the indenture governing certain legacy notes of Clear Channel), in each case equal in priority to the liens securing the obligations under Clear Channel’s senior secured credit facilities and the Priority Guarantee Notes due 2019, subject to certain exceptions, and (ii) a lien on the accounts receivable and related assets securing Clear Channel’s receivables based credit facility junior in priority to the lien securing Clear Channel’s obligations thereunder, subject to certain exceptions.

Clear Channel may redeem the Priority Guarantee Notes due 2021 at its option, in whole or part, at any time prior to March 1, 2016, at a price equal to 100% of the principal amount of the Priority Guarantee Notes due 2021 redeemed, plus accrued and unpaid interest to the redemption date and plus an applicable premium. Clear Channel may redeem the Priority Guarantee Notes due 2021, in whole or in part, on or after March 1, 2016, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.  At any time on or before March 1, 2014, Clear Channel may elect to redeem up to 40% of the aggregate principal amount of the Priority Guarantee Notes due 2021 at a redemption price equal to 109.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Priority Guarantee Notes due 2021 contains covenants that limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) modify any of Clear Channel’s existing senior notes; (iv) transfer or sell assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel’s assets. The indenture contains covenants that limit Clear Channel Capital I, LLC’s and Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things: (i) create liens on assets and (ii) materially impair the value of the security interests taken with respect to the collateral for the benefit of the notes collateral agent and the holders of the Priority Guarantee Notes due 2021. The indenture also provides for customary events of default.

Senior Cash Pay Notes and Senior Toggle Notes

As of December 31, 2012, Clear Channel had outstanding $796.3 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $829.8 million aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

The senior cash pay notes and senior toggle notes are unsecured and are guaranteed by Clear Channel Capital I, LLC and each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.  The senior toggle notes mature on August 1, 2016 and may require a special redemption of up to $30.0 million on August 1, 2015.  Clear Channel may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”).  Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to August 1, 2012, Clear Channel was able to redeem some or all of the senior cash pay notes and senior toggle notes at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and an applicable premium, as described in the indenture governing such notes.  Since August 1, 2012, Clear Channel may redeem some or all of the senior cash pay notes and senior toggle notes at any time at the redemption prices set forth in the indenture governing such notes. If Clear Channel undergoes a change of control, sells certain its assets, or issues certain debt, it may be required to offer to purchase the senior cash pay notes and senior toggle notes from holders.

The senior cash pay notes and senior toggle notes are senior unsecured debt and rank equal in right of payment with all of Clear Channel’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021 and the Priority Guarantee Notes due 2019 guarantee the senior cash pay notes and senior toggle notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities, the receivables based credit facility, the Priority Guarantee Notes due 2021 and the Priority Guarantee Notes due 2019 to the extent of the value of the assets securing such indebtedness. In addition, the senior cash pay notes and senior toggle notes and the guarantees are structurally senior to the Clear Channel senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the senior cash pay notes and senior toggle notes. The senior cash pay notes and senior toggle notes and the guarantees are effectively subordinated to Clear Channel’s existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the senior cash pay notes and senior toggle notes.

On July 16, 2010, Clear Channel made the election to pay interest on the senior toggle notes entirely in cash, effective for the interest period commencing August 1, 2010.  Assuming the cash interest election remains in effect for the remaining term of the notes, Clear Channel will be contractually obligated to make a payment to bondholders of $57.4 million on August 1, 2013.

Clear Channel Senior Notes

As of December 31, 2012, Clear Channel’s senior notes represented approximately $1.7 billion of aggregate principal amount of indebtedness outstanding.

The senior notes were the obligations of Clear Channel prior to the merger. The senior notes are senior, unsecured obligations that are effectively subordinated to Clear Channel’s secured indebtedness to the extent of the value of Clear Channel’s assets securing such indebtedness and are not guaranteed by any of Clear Channel’s subsidiaries and, as a result, are structurally subordinated to all indebtedness and other liabilities of Clear Channel’s subsidiaries.  The senior notes rank equally in right of payment with all of Clear Channel’s existing and future senior indebtedness and senior in right of payment to all existing and future subordinated indebtedness. The senior notes are not guaranteed by Clear Channel’s subsidiaries.

CCWH Senior Notes

During the fourth quarter of 2012, CCWH issued $2.7 billion aggregate principal amount of senior notes, which consisted of $735.8 million aggregate principal amount of Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.25 million aggregate principal amount of Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes” and, together with the Series A CCWH Senior Notes, the “CCWH Senior Notes”).  The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The proceeds from the issuance of the CCWH Senior Notes were used to fund the repurchase of CCWH’s Series A Senior Notes due 2017 and CCWH’s Series B Senior Notes due 2017 (collectively, the “Existing CCWH Senior Notes”).

The Company capitalized $30.0 million in fees and expenses associated with the CCWH Senior Notes offering and an original issue discount of $7.4 million.  The Company is amortizing the capitalized fees and discount through interest expense over the life of the CCWH Senior Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors.  Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year, beginning on May 15, 2013.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At any time prior to November 15, 2017, CCWH may redeem the CCWH Senior Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Senior Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Senior Notes, in whole or in part, on or after November 15, 2017, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before November 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Senior Notes at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:
●	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;
●	create liens on its restricted subsidiaries’ assets to secure such debt;
●	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and
●	sell certain assets, including capital stock of its subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt or issue certain preferred stock;
●	redeem, repurchase or retire CCOH’s subordinated debt;
●	make certain investments;
●	create liens on its or its restricted subsidiaries’ assets to secure debt;
●	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;
●	sell certain assets, including capital stock of its subsidiaries;
●	designate its subsidiaries as unrestricted subsidiaries; and
●	pay dividends, redeem or repurchase capital stock or make other restricted payments.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test.  In order to incur (i) additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must not be lower than 7.0:1 for total debt.  The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit CCOH’s ability to pay dividends.  The Series B CCWH Senior Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by Clear Channel to CCOH.

CCWH Senior Subordinated Notes

During the first quarter of 2012, the Company’s indirect subsidiary, CCWH issued $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes” and, together with the Series A CCWH Subordinated Notes, the “CCWH Subordinated Notes”).  Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year, beginning on September 15, 2012.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the  CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

At any time prior to March 15, 2015, CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount of the CCWH Subordinated Notes plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. CCWH may redeem the CCWH Subordinated Notes, in whole or in part, on or after March 15, 2015, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. At any time on or before March 15, 2015, CCWH may elect to redeem up to 40% of the then outstanding aggregate principal amount of the CCWH Subordinated Notes at a redemption price equal to 107.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings, subject to certain restrictions.  Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated  Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

The Company capitalized $40.0 million in fees and expenses associated with the CCWH Subordinated Notes offering and are amortizing them through interest expense over the life of the CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt to persons other than Clear Channel and its subsidiaries (other than CCOH) or issue certain preferred stock;

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

●	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets; and
●	sell certain assets, including capital stock of CCOH’s subsidiaries, to persons other than Clear Channel and its subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

●	incur or guarantee additional debt or issue certain preferred stock;
●	make certain investments;
●	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;
●	enter into certain transactions with affiliates;
●	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets;
●	sell certain assets, including capital stock of CCOH’s subsidiaries;
●	designate CCOH’s subsidiaries as unrestricted subsidiaries; and
●	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test.  In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1.  The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1.  The Series A CCWH Senior Subordinated Notes indenture does not limit CCOH’s ability to pay dividends.  The Series B CCWH Subordinated Notes indenture contains certain exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the revolving promissory note issued by Clear Channel to CCOH.

With the proceeds of the CCWH Subordinated Notes (net of the initial purchasers’ discount of $33.0 million), CCWH loaned an aggregate amount equal to $2,167.0 million to CCOI. CCOI paid all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, made a special cash dividend to CCOH, which in turn made a special cash dividend on March 15, 2012 in an amount equal to $6.0832 per share to its Class A and Class B stockholders of record at the close of business on March 12, 2012, including Clear Channel Holdings, Inc. (“CC Holdings”) and CC Finco, LLC (“CC Finco”), both wholly-owned subsidiaries of the Company.  Of the $2,170.4 million special cash dividend paid by CCOH, an aggregate of $1,925.7 million was distributed to CC Holdings and CC Finco, with the remaining $244.7 million distributed to other stockholders.  As a result, the Company recorded a reduction of $244.7 million in “Noncontrolling interest” on the consolidated balance sheet.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Refinancing Transactions

During the first quarter of 2011, Clear Channel amended its senior secured credit facilities and its receivables based credit facility and issued $1.0 billion aggregate principal amount of Priority Guarantee Notes due 2021 (the “Initial Priority Guarantee Notes due 2021”). The Company capitalized $39.5 million in fees and expenses associated with the offering of the Initial Priority Guarantee Notes due 2021 and is amortizing them through interest expense over the life of the Initial Priority Guarantee Notes due 2021.

Clear Channel used the proceeds of the Initial Priority Guarantee Notes due 2021 offering to prepay $500.0 million of the indebtedness outstanding under its senior secured credit facilities. The $500.0 million prepayment was allocated on a ratable basis between outstanding term loans and revolving credit commitments under Clear Channel’s revolving credit facility.  The prepayment resulted in the accelerated expensing of $5.7 million of loan fees recorded in “Loss on extinguishment of debt”.

Clear Channel obtained, concurrent with the offering of the Initial Priority Guarantee Notes due 2021, amendments to its credit agreements with respect to its senior secured credit facilities and its receivables based credit facility (revolving credit commitments under the receivables based facility were reduced from $783.5 million to $625.0 million), which were required as a condition to complete the offering. The amendments, among other things, permit Clear Channel to request future extensions of the maturities of its senior secured credit facilities, provide Clear Channel with greater flexibility in the use of its accordion capacity, provide Clear Channel with greater flexibility to incur new debt, provided that the proceeds from such new debt are used to pay down senior secured credit facility indebtedness, and provide greater flexibility for CCOH and its subsidiaries to incur new debt, provided that the net proceeds distributed to Clear Channel from the issuance of such new debt are used to pay down senior secured credit facility indebtedness.

In June 2011, Clear Channel issued an additional $750.0 million in aggregate principal amount of its Priority Guarantee Notes due 2021 (the “Additional Priority Guarantee Notes due 2021”) at an issue price of 93.845% of the principal amount of the Additional Priority Guarantee Notes due 2021. Interest on the Additional Priority Guarantee Notes due 2021 accrued from February 23, 2011, and accrued interest was paid by the purchaser at the time of delivery of the Additional Priority Guarantee Notes due 2021 on June 14, 2011. The Initial Priority Guarantee Notes due 2021 and the Additional Priority Guarantee Notes due 2021 have identical terms and are treated as a single class.  Of the $703.8 million of proceeds from the issuance of the Additional Priority Guarantee Notes due 2021 ($750.0 million aggregate principal amount net of $46.2 million of discount), Clear Channel used $500.0 million for general corporate purposes (to replenish cash on hand that Clear Channel previously used to pay senior notes at maturity on March 15, 2011 and May 15, 2011) and used the remaining $203.8 million to repay at maturity a portion of Clear Channel’s 5% senior notes that matured in March 2012.

The Company capitalized an additional $7.1 million in fees and expenses associated with the offering of the Additional Priority Guarantee Notes due 2021 and is amortizing them through interest expense over the life of the Additional Priority Guarantee Notes due 2021.

In March 2012, CCWH issued $275.0 million aggregate principal amount of the Series A CCWH Subordinated Notes and $1,925.0 million aggregate principal amount of the Series B CCWH Subordinated Notes and in connection therewith, CCOH distributed the CCOH Dividend of $6.0832 per share to its stockholders of record. Using CCOH Dividend proceeds distributed to the Company’s wholly-owned subsidiaries, together with cash on hand, Clear Channel repaid $2,096.2 million of indebtedness under its senior secured credit facilities.

During the fourth quarter of 2012, Clear Channel exchanged $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued Clear Channel Priority Guarantee Notes due 2019. The exchange offer, which was offered to eligible existing lenders under Clear Channel’s senior secured credit facilities, was exempt from registration under the Securities Act of 1933, as amended.  The Company capitalized $11.9 million in fees and expenses associated with the offering and are amortizing them through interest expense over the life of the notes.

In November 2012, CCWH issued $735.75 million aggregate principal amount of the Series A CCWH Senior Notes, which were issued at an issue price of 99.0% of par, and $1,989.25 million aggregate principal amount of the Series B CCWH Senior Notes, which were issued at par.  CCWH used the net proceeds from the offering of the CCWH Senior Notes, together with cash on hand, to fund the tender offer for and redemption of the Existing CCWH Senior Notes.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debt Repurchases, Maturities and Other

During November 2012, CCWH repurchased $1,724.7 million aggregate principal amount of the Existing CCWH Senior Notes in a tender offer for the Existing CCWH Senior Notes.  Simultaneously with the early settlement of the tender offer, CCWH called for redemption all of the remaining $775.3 million aggregate principal amount of Existing CCWH Senior Notes that were not purchased on the early settlement date of the tender offer.  In connection with the redemption, CCWH satisfied and discharged its obligations under the Existing CCWH Senior Notes indentures by depositing with the trustee sufficient funds to pay the redemption price, plus accrued and unpaid interest on the remaining outstanding Existing CCWH Senior Notes to, but not including, the December 19, 2012 redemption date.

During October 2012, Clear Channel consummated a private exchange offer of $2.0 billion aggregate principal amount of term loans under its senior secured credit facilities for a like principal amount of newly issued Priority Guarantee Notes due 2019.  The exchange offer was available only to eligible lenders under the senior secured credit facilities, and the Priority Guarantee Notes due 2019 were offered only in reliance on exemptions from registration under the Securities Act of 1933, as amended.

In connection with the issuance of the CCWH Subordinated Notes, CCOH paid the $2,170.4 million CCOH Dividend on March 15, 2012 to its Class A and Class B stockholders, consisting of $1,925.7 million distributed to CC Holdings and CC Finco and $244.7 million distributed to other stockholders. In connection with the Subordinated Notes issuance and CCOH Dividend, Clear Channel repaid indebtedness under its senior secured credit facilities in an amount equal to the aggregate amount of dividend proceeds distributed to CC Holdings and CC Finco, or $1,925.7 million.  Of this amount, a prepayment of $1,918.1 million was applied to indebtedness outstanding under Clear Channel’s revolving credit facility, thus permanently reducing the revolving credit commitments under Clear Channel’s revolving credit facility to $10.0 million.  During the fourth quarter of 2012, the revolving credit facility was permanently paid off and terminated using available cash on hand.  The remaining $7.6 million prepayment was allocated on a pro rata basis to Clear Channel’s term loan facilities.

In addition, on March 15, 2012, using cash on hand, Clear Channel made voluntary prepayments under its senior secured credit facilities in an aggregate amount equal to $170.5 million, as follows: (i) $16.2 million under its term loan A due 2014, (ii) $129.8 million under its term loan B due 2016, (iii) $10.0 million under its term loan C due 2016 and (iv) $14.5 million under its delayed draw term loans due 2016. In connection with the prepayments on Clear Channel’s senior secured credit facilities, we recorded a loss of $15.2 million in “Loss on extinguishment of debt” related to the accelerated expensing of loan fees.

During March 2012, Clear Channel repaid its 5.0% senior notes at maturity for $249.9 million (net of $50.1 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the June 2011 Offering of the Additional Notes, along with cash on hand.

During 2011 and 2010, CC Investments, Inc. (“CC Investments”) and CC Finco, indirect wholly-owned subsidiaries of the Company, repurchased certain of Clear Channel’s outstanding senior notes, senior cash pay notes and senior toggle notes through open market repurchases, privately negotiated transactions and tenders as shown in the table below.  These entities did not repurchase any debt during 2012.  Notes repurchased and held by CC Investments and CC Finco are eliminated in consolidation.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Years Ended December 31,
	2012	2011	2010
CC Investments
Principal amount of debt repurchased	$-	$-	$185,185
Deferred loan costs and other	-	-	104
Gain recorded in "Other income (expense) - net"(2)	-	-	(60,289)
Cash paid for repurchases of long-term debt	$-	$-	$125,000

CC Finco, LLC
Principal amount of debt repurchased	$-	$80,000	$-
Purchase accounting adjustments(1)	-	(20,476)	-
Gain recorded in "Other income (expense) - net"(2)	-	(4,274)	-
Cash paid for repurchases of long-term debt	$-	$55,250	$-

(1)	Represents unamortized fair value purchase accounting discounts recorded as a result of the merger.
(2)	CC Investments and CC Finco repurchased certain of Clear Channel’s senior notes, senior cash pay notes and senior toggle notes at a discount, resulting in a gain on the extinguishment of debt.

During 2011, Clear Channel repaid its 6.25% senior notes at maturity for $692.7 million (net of $57.3 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, using a portion of the proceeds from the February 2011 Offering of the Initial Notes, along with available cash on hand. Clear Channel also repaid its 4.4% senior notes at maturity for $140.2 million (net of $109.8 million principal amount repaid to a subsidiary of Clear Channel with respect to notes repurchased and held by such entity), plus accrued interest, with available cash on hand.  Prior to, and in connection with the June 2011 Offering, Clear Channel repaid all amounts outstanding under its receivables based credit facility on June 8, 2011, using cash on hand. This voluntary repayment did not reduce the commitments under this facility and Clear Channel may reborrow amounts under this facility at any time.  In addition, on June 27, 2011, Clear Channel made a voluntary payment of $500.0 million on its revolving credit facility.  Furthermore, CC Finco repurchased $80.0 million aggregate principal amount of Clear Channel’s outstanding 5.5% senior notes due 2014 for $57.1 million, including accrued interest, through an open market purchase.

During 2010, Clear Channel repaid its remaining 7.65% senior notes upon maturity for $138.8 million, including $5.1 million of accrued interest, with proceeds from its delayed draw term loan facility that was specifically designated for this purpose.  Also during 2010, Clear Channel repaid its remaining 4.5% senior notes upon maturity for $240.0 million with available cash on hand.

Future maturities of long-term debt at December 31, 2012 are as follows:

(in thousands)
2013	$381,729
2014	1,331,856
2015	270,959
2016	10,016,646
2017	74
Thereafter	9,154,754
Total (1)	$21,156,018

(1)	Excludes purchase accounting adjustments and original issue discount of $408.9 million, which is amortized through interest expense over the life of the underlying debt obligations.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – FAIR VALUE MEASUREMENTS

ASC 820-10-35 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Marketable Equity Securities

The Company’s marketable equity securities and interest rate swap are measured at fair value on each reporting date.

The marketable equity securities are measured at fair value using quoted prices in active markets.  Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1.

The cost, unrealized holding gains or losses, and fair value of the Company’s investments at December 31, 2012 and 2011 are as follows:

(In thousands)		Gross	Gross
		Unrealized	Unrealized	Fair
Investments	Cost	Losses	Gains	Value
2012
Available-for-sale	$5,207	$-	$106,220	$111,427
Other cost investments	7,769	-	-	7,769
Total	$12,976	$-	$106,220	$119,196

2011
Available-for-sale	$7,786	$-	$65,214	$73,000
Other cost investments	4,766	-	-	4,766
Total	$12,552	$-	$65,214	$77,766

Other cost investments include various investments in companies for which there is no readily determinable market value.  The Company recognized other-than-temporary impairments of $2.0 million on a cost investment for the year ended December 31, 2012, which was a non-cash impairment charge recorded in “Loss on marketable securities.”

The Company’s available-for-sale security, Independent News & Media PLC (“INM”), was in an unrealized loss position for an extended period of time.  As a result, the Company considered the guidance in ASC 320-10-S99 and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer.  After this assessment, the Company concluded that the impairment was other than temporary and recorded a non-cash impairment charge of $2.6 million, $4.8 million and $6.5 million in “Loss on marketable securities” for the years ended December 31, 2012, 2011 and 2010, respectively.

Interest Rate Swap

The Company’s $2.5 billion notional amount interest rate swap agreement is designated as a cash flow hedge and the effective portion of the gain or loss on the swap is reported as a component of other comprehensive income (loss).  Ineffective portions of a cash flow hedging derivative’s change in fair value are recognized currently in earnings.  In accordance with ASC 815-20-35-9, as the critical terms of the swap and the floating-rate debt being hedged were the same at inception and remained the same during the current period, no ineffectiveness was recorded in earnings.

The Company entered into its swap agreement to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest rate changes on future interest expense. The Company assesses at inception, and on an ongoing basis, whether its interest rate swap agreement is highly effective in offsetting changes in the interest expense of its floating rate debt.  A derivative that is not a highly effective hedge does not qualify for hedge accounting.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company continually monitors its positions with, and credit quality of, the financial institution which is counterparty to its interest rate swap.  The Company may be exposed to credit loss in the event of nonperformance by its counterparty to the interest rate swap.  However, the Company considers this risk to be low. If a derivative instrument no longer qualifies as a cash flow hedge, hedge accounting is discontinued and the gain or loss that was recorded in other comprehensive income is recognized currently in income.

The swap agreement is valued using a discounted cash flow model that takes into account the present value of the future cash flows under the terms of the agreements by using market information available as of the reporting date, including prevailing interest rates and credit spread. Due to the fact that the inputs are either directly or indirectly observable, the Company classified the fair value measurement of the agreement as Level 2.

The fair value of the Company’s $2.5 billion notional amount interest rate swap designated as a hedging instrument was $76.9 million and recorded in “Other current liabilities” and $159.1 million and recorded in “Other long-term liabilities” at December 31, 2012 and 2011, respectively. The swap agreement matures on September 30, 2013.

The following table provides the beginning and ending accumulated other comprehensive loss and the current period activity related to the interest rate swap agreement:

(In thousands)	Accumulated other
comprehensive loss
Balance at December 31, 2010	$134,067
Other comprehensive income	33,775
Balance at December 31, 2011	100,292
Other comprehensive income	52,112
Balance at December 31, 2012	$48,180

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10.  These contracts may contain minimum annual franchise payments which generally escalate each year.  The Company accounts for these minimum franchise payments on a straight-line basis.  If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable.  Other contracts may contain a variable rent component based on revenue.  The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25.  The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed.  Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases.  The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract.  The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract.  Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, the Company has commitments relating to required purchases of property, plant and equipment under certain street furniture contracts.  Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures.  Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays.  At December 31, 2012, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $30.0 million.  As the contingencies have not been met or resolved as of December 31, 2012, these amounts are not recorded.

As of December 31, 2012, the Company's future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment/talent contracts consist of the following:

(In thousands)			Capital
	Non-Cancelable	Non-Cancelable	Expenditure	Employment/Talent
	Operating Lease	Contracts	Commitments	Contracts
2013	$380,288	$561,837	$80,143	$85,762
2014	330,397	473,937	25,426	66,304
2015	316,951	418,056	21,273	60,383
2016	255,262	311,899	7,688	58,320
2017	210,444	154,668	11,112	17,536
Thereafter	1,283,847	450,526	932	-
Total	$2,777,189	$2,370,923	$146,574	$288,305

Rent expense charged to operations for the years ended December 31, 2012, 2011 and 2010 was $1.14 billion, $1.16 billion and $1.10 billion, respectively.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed.  The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated.  These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.  It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.  Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; defamation matters; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

Brazil Litigation

On or about July 12, 2006 and April 12, 2007, two of the Company’s operating businesses (L&C Outdoor Ltda. (“L&C”) and Publicidad Klimes São Paulo Ltda. (“Klimes”), respectively) in the São Paulo, Brazil market received notices of infraction from the state taxing authority, seeking to impose a value added tax (“VAT”) on such businesses, retroactively for the period from December 31, 2001 through January 31, 2006. The taxing authority contends that these businesses fall within the definition of “communication services” and as such are subject to the VAT. L&C and Klimes filed separate petitions to challenge the imposition of this tax.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 8, 2011, Brazil’s National Council of Fiscal Policy (CONFAZ) published a convenio authorizing sixteen states, including the State of São Paulo, to issue an amnesty that would reduce the principal amount of VAT allegedly owed and reduce or waive related interest and penalties.  The State of São Paulo ratified the amnesty in late August 2011.   On May 10, 2012, the State of São Paulo published an amnesty decree that mirrors the convenio.  Klimes and L&C accepted the amnesty on May 24, 2012 by making the aggregate required payment of $10.9 million.  On that same day, Klimes and L&C filed petitions to discontinue the tax litigation based on the amnesty payments.  The Company was notified in January 2013 that the petitions to discontinue the litigation were granted and the lawsuits filed by Klimes and L&C were dismissed effective June 1, 2012 and July 11, 2012, respectively.

Stockholder Litigation

Two derivative lawsuits were filed in March 2012 in Delaware Chancery Court by stockholders of Clear Channel Outdoor Holdings, Inc., an indirect non-wholly owned subsidiary of Clear Channel Communications, Inc., which is, in turn, an indirect wholly owned subsidiary of the Company. The consolidated lawsuits are captioned In re Clear Channel Outdoor Holdings, Inc. Derivative Litigation, Consolidated Case No. 7315-CS. The complaints name as defendants certain of Clear Channel Communications, Inc.’s and Clear Channel Outdoor Holdings, Inc.’s current and former directors and Clear Channel Communications, Inc., as well as Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P.  Clear Channel Outdoor Holdings, Inc. also is named as a nominal defendant.  The complaints allege, among other things, that in December 2009 Clear Channel Communications, Inc. breached fiduciary duties to Clear Channel Outdoor Holdings, Inc. and its stockholders by allegedly requiring Clear Channel Outdoor Holdings, Inc. to agree to amend the terms of a revolving promissory note payable by Clear Channel Communications, Inc. to Clear Channel Outdoor Holdings, Inc. to extend the maturity date of the note and to amend the interest rate payable on the note. According to the complaints, the terms of the amended promissory note were unfair to Clear Channel Outdoor Holdings, Inc. because, among other things, the interest rate was below market. The complaints further allege that Clear Channel Communications, Inc. was unjustly enriched as a result of that transaction.  The complaints also allege that the director defendants breached fiduciary duties to Clear Channel Outdoor Holdings, Inc. in connection with that transaction and that the transaction constituted corporate waste.  On April 4, 2012, the board of directors of Clear Channel Outdoor Holdings, Inc. formed a special litigation committee consisting of independent directors (the “SLC”) to review and investigate plaintiffs’ claims and determine the course of action that serves the best interests of Clear Channel Outdoor Holdings, Inc. and its stockholders.  On June 20, 2012, the SLC filed a motion to stay the lawsuits for six months while it completes its review and investigation.  In response, on June 27, 2012, plaintiffs filed a motion for an expedited trial, asking the Court to schedule a trial on the merits in October 2012. On July 23, 2012, the Court issued an order granting the motion to stay and denying the motion for an expedited trial. On January 23, 2013, the SLC filed a motion to extend the stay for thirty days, and on January 24, 2013, the Court granted that motion, extending the stay for thirty days from the date of the order.

Los Angeles Litigation

In 2008, Summit Media, LLC, one of the Company’s competitors, sued the City of Los Angeles, Clear Channel Outdoor, Inc. and CBS Outdoor in Los Angeles Superior Court (Case No. BS116611) challenging the validity of a Stipulated Judgment that had been entered into in November 2006 among the parties.  Pursuant to the Stipulated Judgment, Clear Channel Outdoor, Inc. had taken down existing billboards and converted 83 existing signs from static displays to digital displays pursuant to modernization permits issued through an administrative process of the City.  The Los Angeles Superior Court ruled in January 2010 that the Stipulated Judgment constituted an ultra vires act of the City and nullified its existence, but did not invalidate the modernization permits issued to Clear Channel Outdoor, Inc. and CBS.  All parties appealed the ruling by the Los Angeles Superior Court to Court of Appeal for the State of California, Second Appellate District, Division 8.  At an October 30, 2012 oral argument by the parties, the California Court of Appeal read a preliminary ruling from the bench prior to the argument indicating it would uphold the Los Angeles Superior Court’s finding that the Stipulated Judgment was ultra vires and would remand the case to the Los Angeles Superior Court for the purpose of invalidating the permits issued to Clear Channel Outdoor, Inc. and CBS for the digital displays that were the subject of the Stipulated Judgment.  The Court of Appeal issued its written ruling in this matter on December 10, 2012, consistent with its October 30, 2012 preliminary ruling.  Clear Channel Outdoor, Inc. filed a motion for rehearing on December 26, 2012. The Court of Appeal denied the motion for rehearing.  On January 22, 2013, Clear Channel Outdoor, Inc. filed a petition with the California Supreme Court requesting its review of the matter.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – GUARANTEES

As of December 31, 2012, Clear Channel had outstanding surety bonds and commercial standby letters of credit of $50.0 million and $137.7 million, respectively, of which $70.7 million of letters of credit were cash secured.  Letters of credit in the amount of $5.0 million are collateral in support of surety bonds and these amounts would only be drawn under the letters of credit in the event the associated surety bonds were funded and Clear Channel did not honor its reimbursement obligation to the issuers. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items.

As of December 31, 2012, Clear Channel had outstanding bank guarantees of $51.8 million. Bank guarantees in the amount of $4.6 million are backed by cash collateral.

NOTE 9 – INCOME TAXES

Significant components of the provision for income tax benefit (expense) are as follows:

(In thousands)	Years Ended December 31,
	2012	2011	2010
Current - Federal	$61,655	$18,608	$(4,534)
Current - foreign	(48,579)	(51,293)	(41,388)
Current - state	(9,408)	14,719	(5,278)
Total current benefit (expense)	3,668	(17,966)	(51,200)

Deferred - Federal	261,014	126,078	211,137
Deferred - foreign	27,970	13,708	(3,859)
Deferred - state	15,627	4,158	3,902
Total deferred benefit	304,611	143,944	211,180
Income tax benefit	$308,279	$125,978	$159,980

Current tax benefits of $3.7 million were recorded for 2012 as compared to current tax expenses of $18.0 million for 2011 primarily due to the Company’s settlement of U.S. Federal and foreign tax examinations during 2012.  Pursuant to the settlements, the Company recorded a reduction to current income tax expense of approximately $67.3 million during 2012 to reflect the net current tax benefits of the settlements.

Current tax expenses of $18.0 million were recorded for 2011 as compared to current tax expenses of $51.2 million for 2010 primarily due to the Company’s settlement of U.S. Federal, foreign and state tax examinations during 2011.  Pursuant to the settlements, the Company recorded a reduction to current income tax expense of approximately $51.1 million during 2011 to reflect the net current tax benefits of the settlements.

Deferred tax benefits of $304.6 million for 2012 primarily relate to future benefits of net operating loss carryforwards, and were higher when compared with deferred tax benefits of $143.9 million for 2011. The increase in deferred tax benefits in 2012 is primarily due to additional loss before income taxes in 2012 compared to 2011.

Deferred tax benefits of $143.9 million for 2011 primarily relate to future benefits of net operating loss carryforwards, and were lower when compared with deferred tax benefits of $211.2 million for 2010. The decrease in deferred tax benefits in 2011 is primarily due to a decrease in Federal tax losses.  Additional decreases are a result of the deferred tax impacts from the Company’s settlement of U.S. Federal and state tax examinations during 2011 along with the write-off of deferred tax assets associated with the 2011 vesting of certain equity awards.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company's deferred tax liabilities and assets as of December 31, 2012 and 2011 are as follows:

(In thousands)	2012	2011
Deferred tax liabilities:
Intangibles and fixed assets	$2,418,558	$2,381,177
Long-term debt	381,712	465,201
Foreign	21,828	43,305
Investments in nonconsolidated affiliates	49,654	46,502
Unrealized loss in marketable securities	13,768	-
Other investments	2,122	7,068
Other	5,480	25,834
Total deferred tax liabilities	2,893,122	2,969,087

Deferred tax assets:
Accrued expenses	82,550	92,038
Unrealized gain in marketable securities	-	6,833
Net operating losses	1,107,594	917,078
Bad debt reserves	8,418	10,767
Deferred Income	553	590
Other	35,693	33,931
Total gross deferred tax assets	1,234,808	1,061,237
Less: Valuation allowance	12,312	14,177
Total deferred tax assets	1,222,496	1,047,060
Net deferred tax liabilities	$1,670,626	$1,922,027

Included in the Company’s net deferred tax liabilities are $19.2 million and $16.6 million of current net deferred tax assets for 2012 and 2011, respectively.  The Company presents these assets in “Other current assets” on its consolidated balance sheets.  The remaining $1.7 billion and $1.9 billion of net deferred tax liabilities for 2012 and 2011, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.

At December 31, 2012, the Company had recorded net operating loss carryforwards (tax effected) for federal and state income tax purposes of $1.1 billion, expiring in various amounts through 2032.  The Company expects to realize the benefits of the majority of net operating losses based on its expectations as to future taxable income from deferred tax liabilities that reverse in the relevant carryforward period and, therefore, the Company has not recorded a valuation allowance against those losses.

At December 31, 2012, net deferred tax liabilities include a deferred tax asset of $28.7 million relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation.  Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date.  Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in its balance sheet.

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses, permits and tax deductible goodwill created from the Company’s various stock acquisitions.  In accordance with ASC 350-10, Intangibles—Goodwill and Other, the Company does not amortize FCC licenses and permits.  As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits.  As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The reconciliation of income tax computed at the U.S. Federal statutory tax rates to income tax benefit is:

	Years Ended December 31,
(In thousands)	2012		2011		2010
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit at
statutory rates	$251,814	35%	$137,903	35%	$217,991	35%
State income taxes, net of
Federal tax benefit	6,218	1%	18,877	5%	(1,376)	(0%)
Foreign taxes	8,782	2%	(4,683)	(1%)	(30,967)	(5%)
Nondeductible items	(4,617)	(1%)	(3,154)	(1%)	(3,165)	(0%)
Changes in valuation allowance
and other estimates	50,697	7%	(15,816)	(4%)	(16,263)	(3%)
Impairment charge	-	0%	-	0%	-	0%
Other, net	(4,615)	(1%)	(7,149)	(2%)	(6,240)	(1%)
Income tax benefit	$308,279	43%	$125,978	32%	$159,980	26%

A tax benefit was recorded for the year ended December 31, 2012 of 43%.  The effective tax rate for 2012 was impacted by the Company’s settlement of U.S. Federal and foreign tax examinations during the year.  Pursuant to the settlements, the Company recorded a reduction to income tax expense of approximately $60.6 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2012 related to the write-off of deferred tax assets associated with the vesting of certain equity awards.  Foreign income before income taxes was approximately $84.0 million for 2012.

A tax benefit was recorded for the year ended December 31, 2011 of 32%.  The effective tax rate for 2011 was impacted by the Company’s settlement of U.S. Federal and state tax examinations during the year.  Pursuant to the settlements, the Company recorded a reduction to income tax expense of approximately $16.3 million to reflect the net tax benefits of the settlements.  This benefit was partially offset by additional tax recorded during 2011 related to the write-off of deferred tax assets associated with the vesting of certain equity awards and the inability to benefit from certain tax loss carryforwards in foreign jurisdictions.  Foreign income before income taxes was approximately $94.0 million for 2011.

A tax benefit was recorded for the year ended December 31, 2010 of 26%.  The effective tax rate for 2010 was impacted by the Company’s inability to benefit from tax losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future years.  In addition, the Company recorded a valuation allowance of $13.6 million against deferred tax assets in foreign jurisdictions due to the uncertainty of the ability to realize those assets in future periods.  Foreign income before income taxes was approximately $40.8 million for 2010.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense.  The total amount of interest accrued at December 31, 2012 and 2011 was $50.5 million and $61.0 million, respectively.  The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2012 and 2011 was $188.9 million and $236.8 million, respectively, of which $158.3 million and $212.7 million is included in “Other long-term liabilities”, and $0.5 million and $4.5 million is included in “Accrued Expenses” on the Company’s consolidated balance sheets, respectively.  In addition, $30.0 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2012.  The total amount of unrecognized tax benefits at December 31, 2012 and 2011 that, if recognized, would impact the effective income tax rate is $107.0 million and $146.0 million, respectively.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2012	2011
Balance at beginning of period	$175,782	$225,469
Increases for tax position taken in the current year	10,575	5,373
Increases for tax positions taken in previous years	14,774	12,115
Decreases for tax position taken in previous years	(55,113)	(37,677)
Decreases due to settlements with tax authorities	(7,581)	(29,443)
Decreases due to lapse of statute of limitations	-	(55)
Balance at end of period	$138,437	$175,782

The Company and its subsidiaries file income tax returns in the United States Federal jurisdiction and various state and foreign jurisdictions.  During 2012, the Company effectively settled certain Federal and foreign examinations and as a result reversed liabilities that had been recorded for the uncertain tax positions in those periods.  The amount of liabilities reversed during 2012 was approximately $67.3 million, inclusive of interest.  In addition the Company settled an examination in the United Kingdom and, as a result of the settlement, paid approximately $7.2 million in tax and interest.  During 2011, the Company reached a settlement with the Internal Revenue Service (“IRS”) related to the examination of the tax years 2003 and 2004.  As a result of the settlement the Company paid approximately $22.4 million, inclusive of interest, to the IRS and reversed liabilities related to the settled tax years.  In addition, the Company effectively settled several state and foreign tax examinations during 2011 that resulted in a reduction to its net tax liabilities to reflect the tax benefits of the settlements.  The IRS is currently auditing the Company’s 2009 and 2010 periods and the Company is awaiting an appeals conference meeting for its 2007 and 2008 pre and post-merger periods.  Substantially all material state, local, and foreign income tax matters have been concluded for years through 2005.

NOTE 10 – SHAREHOLDERS’ EQUITY

The Company has issued approximately 27.6 million shares of Class A common stock, approximately 0.6 million shares of Class B common stock and approximately 59.0 million shares of Class C common stock.  Every holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock.  Every holder of shares of Class B common stock is entitled to a number of votes per share equal to the number obtained by dividing (a) the sum of the total number of shares of Class B common stock outstanding as of the record date for such vote and the number of shares of Class C common stock outstanding as of the record date for such vote by (b) the number of shares of Class B common stock outstanding as of the record date for such vote.  Except as otherwise required by law, the holders of outstanding shares of Class C common stock are not entitled to any votes upon any matters presented to our stockholders.

Except with respect to voting as described above, and as otherwise required by law, all shares of Class A common stock, Class B common stock and Class C common stock have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and are identical to each other in all respects.

Dividends

Clear Channel did not declare dividends in 2012, 2011 or 2010.  The Company has never paid cash dividends on its Class A common stock, and currently does not intend to pay cash dividends on its Class A common stock in the future.  Clear Channel’s debt financing arrangements include restrictions on its ability to pay dividends thereby limiting the Company’s ability to pay dividends.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-Based Compensation

Stock Options

The Company has granted options to purchase its shares of Class A common stock to certain key executives under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant.  These options are granted for a term not to exceed ten years and are forfeited, except in certain circumstances, in the event the executive terminates his or her employment or relationship with the Company or one of its affiliates.  Approximately two-thirds of the options granted vest based solely on continued service over a period of up to five years with the remainder becoming eligible to vest over a period of up to five years if certain predetermined performance targets are met.  The equity incentive plan contains antidilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.

The Company accounts for its share-based payments using the fair value recognition provisions of ASC 718-10.  The fair value of the portion of options that vest based on continued service is estimated on the grant date using a Black-Scholes option-pricing model and the fair value of the remaining options which contain vesting provisions subject to service, market and performance conditions is estimated on the grant date using a Monte Carlo model.  Expected volatilities were based on historical volatility of peer companies’ stock, including the Company, over the expected life of the options.  The expected life of the options granted represents the period of time that the options granted are expected to be outstanding.  The Company used historical data to estimate option exercises and employee terminations within the valuation model.  The Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.  The following assumptions were used to calculate the fair value of these options:

	Years Ended December 31,
	2012	2011	2010
Expected volatility	71% – 77%	67%	58%
Expected life in years	6.3 – 6.5	6.3 – 6.5	5.0 – 7.0
Risk-free interest rate	0.97% – 1.55%	1.22% – 2.37%	2.03% – 2.74%
Dividend yield	0%	0%	0%

The following table presents a summary of the Company's stock options outstanding at and stock option activity during the year ended December 31, 2012 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2012	5,042	$22.49
Granted (1)	249	10.00
Exercised	-	-
Exchanged (2)	(2,024)	10.00
Forfeited	(375)	16.97
Expired	(100)	32.66
Outstanding, December 31, 2012 (3)	2,792	30.82	6.5 years	-
Exercisable	1,204	26.95	5.7 years	-
Expected to Vest	968	33.14	7.9 years	-

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The weighted average grant date fair value of options granted during the years ended December 31, 2012, 2011, and 2010 was $2.68, $2.69 and $4.79 per share, respectively.
(2)	Amount represents options exchanged in connection with the voluntary stock option exchange program discussed below.
(3)
Non-cash compensation expense has not been recorded with respect to 0.9 million shares as the vesting of these options is subject to performance conditions that have not yet been determined probable to meet.

A summary of the Company’s unvested options and changes during the year ended December 31, 2012 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2012	4,048	$7.10
Granted	249	2.68
Vested (1)	(501)	7.74
Exchanged	(1,833)	3.38
Forfeited	(375)	3.34
Unvested, December 31, 2012	1,588	11.38

(1)	The total fair value of the options vested during the years ended December 31, 2012, 2011 and 2010 was $3.9 million, $3.8 million and $4.5 million, respectively.

Restricted Stock Awards

The Company has granted restricted stock awards to its employees and affiliates under its equity incentive plan.  The restricted stock awards are restricted in transferability for a term of up to five years. Restricted stock awards are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction.  Dividends or distributions paid in respect of unvested restricted stock awards will be held by the Company and paid to the recipients of the restricted stock awards upon vesting of the shares.

The following table presents a summary of the Company's restricted stock outstanding at and restricted stock activity during the year ended December 31, 2012 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2012	445	$36.00
Granted (1)	4,204	2.93
Vested (restriction lapsed)	(1,380)	8.32
Forfeited (2)	(662)	3.01
Outstanding, December 31, 2012	2,607	5.69

(1)	Includes 3.3 million restricted share awards granted in connection with the voluntary stock option exchange program discussed below.

(2)	Includes 652 thousand restricted share awards forfeited pursuant to the tax assistance program offered through the voluntary stock option exchange program discussed below.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CCOH Share-Based Awards

CCOH Stock Options

The Company’s subsidiary, CCOH, has granted options to purchase shares of its Class A common stock to employees and directors of CCOH and its affiliates under its equity incentive plan at no less than the fair market value of the underlying stock on the date of grant.  These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCOH or one of its affiliates.  These options vest solely on continued service over a period of up to five years.  The equity incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCOH’s common stock represented by each option for any change in capitalization. CCOH determined that the CCOH Dividend discussed in Note 5 was considered a change in capitalization and therefore adjusted outstanding options as of March 15, 2012.  No incremental compensation cost was recognized in connection with the adjustment.

The fair value of each option awarded on CCOH common stock is estimated on the date of grant using a Black-Scholes option-pricing model.  Expected volatilities are based on historical volatility of CCOH’s stock over the expected life of the options.  The expected life of options granted represents the period of time that options granted are expected to be outstanding.  CCOH uses historical data to estimate option exercises and employee terminations within the valuation model.  CCOH includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option.  The following assumptions were used to calculate the fair value of CCOH’s options on the date of grant:

	Years Ended December 31,
	2012	2011	2010
Expected volatility	54% – 56%	57%	58%
Expected life in years	6.3	6.3	5.5 – 7.0
Risk-free interest rate	0.92% – 1.48%	1.26% – 2.75%	1.38% – 3.31%
Dividend yield	0%	0%	0%

The following table presents a summary of CCOH’s stock options outstanding at and stock option activity during the year ended December 31, 2012 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2012	8,991	$15.10
Granted (1)	2,812	6.64
Exercised (2)	(1,029)	4.06
Forfeited	(884)	7.87
Expired	(1,509)	12.23
Outstanding, December 31, 2012	8,381	9.22	6.2 years	$ 8,813
Exercisable	4,548	11.26	4.5 years	$ 4,792
Expected to vest	3,574	9.53	8.3 years	$ 1,186

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The weighted average grant date fair value of CCOH options granted during the years ended December 31, 2012, 2011 and 2010 was $4.43, $8.30 and $5.65 per share, respectively.

(2)
Cash received from option exercises during the years ended December 31, 2012, 2011 and 2010 was $6.4 million, $1.4 million and $0.9 million, respectively.  The total intrinsic value of the options exercised during the years ended December 31, 2012, 2011 and 2010 was $7.9 million, $1.5 million and $1.1 million, respectively.

A summary of CCOH’s unvested options at and changes during the year ended December 31, 2012 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2012	3,993	$6.41
Granted	2,812	4.43
Vested (1)	(2,088)	5.48
Forfeited	(884)	5.80
Unvested, December 31, 2012	3,833	5.19

(1)	The total fair value of CCOH options vested during the years ended December 31, 2012, 2011 and 2010 was $11.5 million, $8.2 million and $15.9 million, respectively.

Restricted Stock Awards

CCOH has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan.  The restricted stock awards represent shares of Class A common stock that hold a legend which restricts their transferability for a term of up to five years.  The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years.  Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCOH prior to the lapse of the restriction.

The following table presents a summary of CCOH’s restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2012 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2012	83	$8.69
Granted	1,267	6.04
Vested (restriction lapsed)	(190)	5.35
Forfeited	(75)	9.03
Outstanding, December 31, 2012	1,085	6.26

Share-Based Compensation Cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share-based compensation recorded during the years ended December 31, 2012, 2011 and 2010:

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	Years Ended December 31,
	2012	2011	2010
Direct operating expenses	$11,011	$10,013	$11,996
Selling, general & administrative expenses	6,378	5,359	7,109
Corporate expenses	11,151	5,295	15,141
Total share based compensation expense	$28,540	$20,667	$34,246

The tax benefit related to the share-based compensation expense for the years ended December 31, 2012, 2011 and 2010 was $10.8 million, $7.9 million and $13.0 million, respectively.

As of December 31, 2012, there was $30.3 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions.  This cost is expected to be recognized over a weighted average period of approximately two years.  In addition, as of December 31, 2012, there was $15.7 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions.  This cost will be recognized when it becomes probable that the performance condition will be satisfied.

The Company completed a voluntary stock option exchange program on November 19, 2012 and exchanged 2.0 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.8 million replacement restricted share awards with different service and performance conditions. The Company accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.7 million over the service period of the new awards. In connection with the exchange program, the Company granted an additional 1.5 million restricted stock awards pursuant to a tax assistance program offered to employees participating in the exchange.  Of the total 1.5 million restricted stock awards granted, 0.9 million were repurchased by the Company upon expiration of the exchange program while the remaining 0.6 million awards were forfeited. The Company recognized $2.6 million of expense related to the awards granted in connection with the tax assistance program.

Included in corporate share-based compensation for the year ended December 31, 2011 is a $6.6 million reversal of expense related to the cancellation of a portion of an executive’s stock options. Additionally, the Company completed a voluntary stock option exchange program on March 21, 2011 and exchanged 2.5 million stock options granted under the Clear Channel 2008 Executive Incentive Plan for 1.3 million replacement stock options with a lower exercise price and different service and performance conditions. The Company accounted for the exchange program as a modification of the existing awards under ASC 718 and will recognize incremental compensation expense of approximately $1.0 million over the service period of the new awards.

During the year ended December 31, 2010, the Company recorded additional share-based compensation expense of $6.0 million in “Corporate expenses” related to shares tendered by Mark P. Mays to the Company on August 23, 2010 for purchase at $36.00 per share pursuant to a put option included in his amended employment agreement.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of Loss per Share

(In thousands, except per share data)	Years Ended December 31,
	2012	2011	2010
NUMERATOR:
Net loss attributable to the Company – common shares	$(424,479)	$(302,094)	$(479,089)
Less: Participating securities dividends	8,456	2,972	5,916
Less: Income (loss) attributable to the Company – unvested shares	-	-	-
Net loss attributable to the Company per common share – basic and diluted	$(432,935)	$(305,066)	$(485,005)

DENOMINATOR:
Weighted average common shares outstanding – basic	82,745	82,487	81,653
Effect of dilutive securities:
Stock options and common stock warrants (1)	-	-	-
Weighted average common shares outstanding – diluted	82,745	82,487	81,653

Net loss attributable to the Company per common share:
Basic	$(5.23)	$(3.70)	$(5.94)
Diluted	$(5.23)	$(3.70)	$(5.94)

(1)
5.4 million, 5.5 million and 7.2 million stock options and restricted shares were outstanding at December 31, 2012, 2011, and 2010, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

NOTE 11 – EMPLOYEE STOCK AND SAVINGS PLANS

The Company has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees.  Under these plans, an employee can make pre-tax contributions and the Company will match a portion of such an employee’s contribution.  Employees vest in these Company matching contributions based upon their years of service to the Company.  Contributions of $29.5 million, $27.8 million and $29.8 million to these plans for the years ended December 31, 2012, 2011 and 2010, respectively, were expensed.

The Company offers a non-qualified deferred compensation plan for its highly compensated executives, under which such executives were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes.  The Company suspended all salary and bonus deferrals and company matching contributions to the deferred compensation plan on January 1, 2010. The Company accounts for the plan in accordance with the provisions of ASC 710-10.  Matching credits on amounts deferred may be made in the Company’s sole discretion and the Company retains ownership of all assets until distributed.  Participants in the plan have the opportunity to allocate their deferrals and any Company matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan.  In accordance with the provisions of ASC 710-10, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively.  The asset and liability under the deferred compensation plan at December 31, 2012 was approximately $10.6 million recorded in “Other assets” and $10.6 million recorded in “Other long-term liabilities”, respectively.  The asset and liability under the deferred compensation plan at December 31, 2011 was approximately $10.5 million recorded in “Other assets” and $10.5 million recorded in “Other long-term liabilities”, respectively.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2012, 2011 and 2010, respectively:

(In thousands)	Years Ended December 31,
	2012	2011	2010
Foreign exchange loss	$(3,018)	$(234)	$(12,783)
Other	3,268	(2,935)	(1,051)
Total other income (expense) — net	$250	$(3,169)	$(13,834)

The following table discloses the deferred income tax (asset) liability related to each component of other comprehensive income (loss) for the years ended December 31, 2012, 2011 and 2010, respectively:

(In thousands)	Years Ended December 31,
	2012	2011	2010
Foreign currency translation adjustments and other	$3,210	$(449)	$5,916
Unrealized holding gain on marketable securities	15,324	2,667	14,475
Unrealized holding gain on cash flow derivatives	30,074	20,157	9,067
Total increase in deferred tax liabilities	$48,608	$22,375	$29,458

The following table discloses the components of “Other current assets” as of December 31, 2012 and 2011, respectively:

(In thousands)	As of December 31,
	2012	2011
Inventory	$23,110	$21,157
Deferred tax asset	19,249	16,573
Deposits	10,277	15,167
Deferred loan costs	44,446	53,672
Other	70,126	89,582
Total other current assets	$167,208	$196,151

The following table discloses the components of “Other assets” as of December 31, 2012 and 2011, respectively:

(In thousands)	As of December 31,
	2012	2011
Investments in, and advances to, nonconsolidated affiliates	$370,912	$359,687
Other investments	119,196	77,766
Notes receivable	363	512
Prepaid expenses	32,382	600
Deferred loan costs	157,726	188,823
Deposits	18,420	17,790
Prepaid rent	71,942	79,244
Other	28,942	36,917
Non-qualified plan assets	10,593	10,539
Total other assets	$810,476	$771,878

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table discloses the components of “Other current liabilities” as of December 31, 2012 and 2011, respectively:

(In thousands)	As of December 31,
	2012	2011
Interest rate swap - current portion	$76,939	$-
Redeemable noncontrolling interest	60,950	-
Total other current liabilities	$137,889	$-

The following table discloses the components of “Other long-term liabilities” as of December 31, 2012 and 2011, respectively:

(In thousands)	As of December 31,
	2012	2011
Unrecognized tax benefits	$158,321	$212,672
Asset retirement obligation	56,047	50,983
Non-qualified plan liabilities	10,593	10,539
Interest rate swap - long-term portion	-	159,124
Deferred income	12,121	15,246
Redeemable noncontrolling interest	-	57,855
Deferred rent	106,394	81,599
Employee related liabilities	24,265	40,145
Other	82,776	79,725
Total other long-term liabilities	$450,517	$707,888

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2012 and 2011, respectively:

(In thousands)	As of December 31,
	2012	2011
Cumulative currency translation adjustment	$(178,372)	$(212,761)
Cumulative unrealized gain (losses) on securities	66,982	41,302
Cumulative other adjustments	6,286	5,708
Cumulative unrealized gain (losses) on cash flow derivatives	(48,180)	(100,292)
Total accumulated other comprehensive loss	$(153,284)	$(266,043)

NOTE 13 – SEGMENT DATA

The Company’s reportable segments, which it believes best reflect how the Company is currently managed, are CCME, Americas outdoor and International outdoor.  Revenue and expenses earned and charged between segments are recorded at estimated fair value and eliminated in consolidation.  The CCME segment provides media and entertainment services via broadcast and digital delivery and also includes the Company’s national syndication business.  The Americas outdoor advertising segment consists of operations primarily in the United States and Canada.  The International outdoor advertising segment primarily includes operations in Europe, Asia, Australia and Latin America.  The Americas outdoor and International outdoor display inventory consists primarily of billboards, street furniture displays and transit displays.  The Other category includes the Company’s media representation business as well as other general support services and initiatives which are ancillary to the Company’s other businesses.  Corporate includes infrastructure and support, including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

During the first quarter of 2012, the Company recast its segment reporting, as discussed in Note 1. The following table presents the Company’s reportable segment results for the years ended December 31, 2012, 2011 and 2010.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	CCME	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated
Year Ended December 31, 2012
Revenue	$3,084,780	$1,279,257	$1,667,687	$281,879	$-	$(66,719)	$6,246,884
Direct operating expenses	873,165	586,666	1,024,596	25,088	-	(12,965)	2,496,550
Selling, general and administrative expenses	997,511	212,794	364,502	152,394	-	(53,754)	1,673,447
Depreciation and amortization	271,399	192,023	205,258	45,568	15,037	-	729,285
Impairment charges	-	-	-	-	37,651	-	37,651
Corporate expenses	-	-	-	-	288,028	-	288,028
Other operating income - net	-	-	-	-	48,127	-	48,127
Operating income (loss)	$942,705	$287,774	$73,331	$58,829	$(292,589)	$-	$1,070,050

Intersegment revenues	$-	$1,175	$80	$65,464	$-	$-	$66,719
Segment assets	$8,201,798	$3,835,235	$2,256,309	$815,435	$1,183,936	$-	$16,292,713
Capital expenditures	$65,821	$117,647	$150,129	$17,438	$39,245	$-	$390,280
Share-based compensation expense	$6,985	$5,875	$4,529	$-	$11,151	$-	$28,540
Year Ended December 31, 2011
Revenue	$2,986,828	$1,252,725	$1,751,149	$234,542	$-	$(63,892)	$6,161,352
Direct operating expenses	849,265	571,779	1,067,022	27,807	-	(11,837)	2,504,036
Selling, general and administrative expenses	980,960	201,124	339,748	147,481	-	(52,055)	1,617,258
Depreciation and amortization	268,245	211,056	219,908	49,827	14,270	-	763,306
Impairment charges	-	-	-	-	7,614		7,614
Corporate expenses	-	-	-	-	227,096	-	227,096
Other operating income - net	-	-	-	-	12,682	-	12,682
Operating income (loss)	$888,358	$268,766	$124,471	$9,427	$(236,298)	$-	$1,054,724

Intersegment revenues	$-	$4,141	$-	$59,751	$-	$-	$63,892
Segment assets	$8,364,246	$3,886,098	$2,166,173	$809,212	$1,316,310	$-	$16,542,039
Capital expenditures	$50,198	$122,505	$166,044	$5,737	$19,490	$-	$363,974
Share-based compensation expense	$4,606	$7,601	$3,165	$-	$5,295	$-	$20,667
Year Ended December 31, 2010
Revenue	$2,869,499	$1,216,930	$1,581,064	$261,461	$-	$(63,269)	$5,865,685
Direct operating expenses	808,867	560,378	999,594	27,953	-	(15,145)	2,381,647
Selling, general and administrative expenses	963,853	199,990	294,666	159,827	-	(48,124)	1,570,212
Depreciation and amortization	256,673	198,896	214,692	52,965	9,643	-	732,869
Impairment charges	-	-	-	-	15,364	-	15,364
Corporate expenses	-	-	-	-	284,042	-	284,042
Other operating expense - net	-	-	-	-	(16,710)	-	(16,710)
Operating income (loss)	$840,106	$257,666	$72,112	$20,716	$(325,759)	$-	$864,841

Intersegment revenues	$275	$4,173	$-	$58,821	$-	$-	$63,269
Segment assets	$8,411,953	$4,415,901	$2,222,121	$812,189	$1,598,218	$-	$17,460,382
Capital expenditures	$27,781	$92,235	$103,038	$7,682	$10,728	$-	$241,464
Share-based compensation expense	$7,152	$9,207	$2,746	$-	$15,141	$-	$34,246

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue of $1.7 billion, $1.8 billion and $1.7 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2012, 2011 and 2010, respectively.  Revenue of $4.5 billion, $4.3 billion and $4.2 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2012, 2011 and 2010, respectively.

Identifiable long-lived assets of $805.2 million, $797.7 million and $802.4 million derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2012, 2011 and 2010, respectively. Identifiable long-lived assets of $2.2 billion, $2.3 billion and $2.3 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 14 — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2012	2011	2012	2011	2012	2011	2012	2011
Revenue	$1,360,723	$1,320,826	$1,602,494	$1,604,386	$1,587,331	$1,583,352	$1,696,336	$1,652,788
Operating expenses:
Direct operating expenses	614,434	584,069	607,095	630,015	624,526	654,163	650,495	635,789
Selling, general and administrative expenses	423,628	372,710	398,123	420,436	419,855	402,160	431,841	421,952
Corporate expenses	69,198	52,347	71,158	56,486	70,811	54,247	76,861	64,016
Depreciation and amortization	175,366	183,711	181,839	189,641	182,350	197,532	189,730	192,422
Impairment charges	-	-	-	-	-	-	37,651	7,614
Other operating income (expense) - net	3,124	16,714	1,917	3,229	42,118	(6,490)	968	(771)
Operating income	81,221	144,703	346,196	311,037	331,907	268,760	310,726	330,224
Interest expense	374,016	369,666	385,867	358,950	388,210	369,233	400,930	368,397
Loss on marketable securities	-	-	-	-	-	-	(4,580)	(4,827)
Equity in earnings of nonconsolidated affiliates	3,555	2,975	4,696	5,271	3,663	5,210	6,643	13,502
Gain (loss) on extinguishment of debt	(15,167)	(5,721)	-	-	-	4,274	(239,556)	-
Other income (expense) - net	(1,106)	3,685	(1,397)	(4,517)	824	3,033	1,929	(5,370)
Loss before income taxes	(305,513)	(224,024)	(36,372)	(47,159)	(51,816)	(87,956)	(325,768)	(34,868)
Income tax benefit	157,398	92,661	8,663	9,184	13,232	20,665	128,986	3,468
Consolidated net loss	(148,115)	(131,363)	(27,709)	(37,975)	(38,584)	(67,291)	(196,782)	(31,400)
Less amount attributable to noncontrolling interest	(4,486)	469	11,316	15,204	11,977	6,765	(5,518)	11,627
Net loss attributable to the Company	$(143,629)	$(131,832)	$(39,025)	$(53,179)	$(50,561)	$(74,056)	$(191,264)	$(43,027)

Net income (loss) to the Company per common share:
Basic	$(1.83)	$(1.62)	$(0.48)	$(0.65)	$(0.61)	$(0.91)	$(2.31)	$(0.53)
Diluted	$(1.83)	$(1.62)	$(0.48)	$(0.65)	$(0.61)	$(0.91)	$(2.31)	$(0.53)

The Company's Class A common shares are quoted for trading on the OTC Bulletin Board under the symbol CCMO.

CC MEDIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Clear Channel is a party to a management agreement with certain affiliates of Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018.  These agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year, plus reimbursable expenses.  For the years ended December 31, 2012, 2011 and 2010, the Company recognized management fees and reimbursable expenses of $15.9 million, $15.7 million and $17.1 million, respectively.

Stock Purchases

On August 9, 2010, Clear Channel announced that its board of directors approved a stock purchase program under which Clear Channel or its subsidiaries may purchase up to an aggregate of $100.0 million of the Class A common stock of the Company and/or the Class A common stock of CCOH. The stock purchase program does not have a fixed expiration date and may be modified, suspended or terminated at any time at Clear Channel’s discretion. During 2011, CC Finco purchased 1,553,971 shares of CCOH’s Class A common stock through open market purchases for approximately $16.4 million.  During 2012, CC Finco purchased 111,291 shares of the Company’s Class A common stock for $692,887.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of management, including our Chief Executive Officer and our Chief Financial Officer, we have carried out an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act).  Based on that evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2012 to ensure that information we are required to disclose in reports that are filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC and is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.

As of December 31, 2012, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2012, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in the Annual Report on Form 10-K, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012.  The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm.”

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders CC Media Holdings, Inc.
We have audited CC Media Holdings, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive loss, changes in shareholders' deficit and cash flows for each of the three years in the period ended December 31, 2012 and our report dated February 19, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
San Antonio, Texas February 19, 2013

ITEM 9B.                      OTHER INFORMATION

Not Applicable

OTHER DATA

Executive Officers of the Registrant

The following information with respect to our executive officers is presented as of March 20, 2013:

Name	Age	Position
Robert W. Pittman	59	Chief Executive Officer and Director
Thomas W. Casey	50	Executive Vice President and Chief Financial Officer
C. William Eccleshare	57	Chief Executive Officer—Outdoor
Scott D. Hamilton	43	Senior Vice President, Chief Accounting Officer and Assistant Secretary
John E. Hogan	56	Chairman and Chief Executive Officer—Clear Channel Media and Entertainment
Robert H. Walls, Jr.	52	Executive Vice President, General Counsel and Secretary

The officers named above serve until their respective successors are chosen and qualified, in each case unless the officer sooner dies, resigns, is removed or becomes disqualified.

Robert W. Pittman was appointed as our Chief Executive Officer and a director, as Chief Executive Officer and a director of Clear Channel Communications, Inc. and as Executive Chairman and a director of Clear Channel Outdoor Holdings, Inc. on October 2, 2011.  Prior thereto, Mr. Pittman served as Chairman of Media and Entertainment Platforms for us and Clear Channel Communications, Inc. since November 2010.  He has been a member of, and an investor in, Pilot Group, a private equity investment company, since April 2003.  Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002.  He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001.  Mr. Pittman serves on the boards of numerous charitable organizations, including the Alliance for Lupus Research, the New York City Ballet, the Rock and Roll Hall of Fame Foundation and the Robin Hood Foundation, where he has served as past Chairman.

Thomas W. Casey was appointed as our Executive Vice President and Chief Financial Officer, and as Executive Vice President and Chief Financial Officer of Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., effective as of January 4, 2010.  On March 31, 2011, Mr. Casey was appointed to serve in the newly-created Office of the Chief Executive Officer of CC Media Holdings, Inc., Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., in addition to his existing offices.  Mr. Casey served in the Office of the Chief Executive Officer of CC Media Holdings, Inc. and Clear Channel Communications, Inc. until October 2, 2011, and served in the Office of the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. until January 24, 2012.  Prior to January 4, 2010, Mr. Casey served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc. from November 2002 until September 2008.  Washington Mutual, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2008.  Prior to November 2002, Mr. Casey served as Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance since 1999.

C. William Eccleshare was appointed as Chief Executive Officer – Outdoor of CC Media Holdings, Inc. and Clear Channel Communications, Inc. and as Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. on January 24, 2012.  Prior thereto, he served as Chief Executive Officer—Clear Channel Outdoor—International of CC Media Holdings, Inc. and Clear Channel Communications, Inc. since February 17, 2011 and served as Chief Executive Officer—International of Clear Channel Outdoor Holdings, Inc. since September 1, 2009.  Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009.  Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002.

Scott D. Hamilton was appointed as our Senior Vice President, Chief Accounting Officer and Assistant Secretary, and as Senior Vice President, Chief Accounting Officer and Assistant Secretary of Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., on April 26, 2010.  Previously, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc. (“Avaya”), a multinational telecommunications company, from October 2008 to April 2010.  Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004.  Prior thereto, Mr. Hamilton was employed by PricewaterhouseCoopers from September 1992 until September 2004.

John E. Hogan was appointed as Chairman and Chief Executive Officer—Clear Channel Media and Entertainment of CC Media Holdings, Inc. and Clear Channel Communications, Inc. on February 16, 2012.  Previously, he served as President and Chief Executive Officer—Clear Channel Media and Entertainment (formerly known as Clear Channel Radio) of CC Media Holdings, Inc. and Clear Channel Communications, Inc. since July 30, 2008.  Prior thereto, he served as the Senior Vice President and President and CEO of Radio for Clear Channel Communications, Inc. since August 2002.

Robert H. Walls, Jr. was appointed as our Executive Vice President, General Counsel and Secretary, and as Executive Vice President, General Counsel and Secretary of Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., on January 1, 2010.  On March 31, 2011, Mr. Walls was appointed to serve in the newly-created Office of the Chief Executive Officer of CC Media Holdings, Inc., Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., in addition to his existing offices.  Mr. Walls served in the Office of the Chief Executive Officer of CC Media Holdings, Inc. and Clear Channel Communications, Inc. until October 2, 2011, and served in the Office of the Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. until January 24, 2012.  Mr. Walls was a founding partner of Post Oak Energy Capital, LP and served as Managing Director through December 31, 2009, and remains an advisor to and a partner of Post Oak Energy Capital, LP.

CC Media Holdings, Inc.
Annual Meeting of Stockholders	May 17, 2013
9:00 a.m.
Hilton San Antonio Airport Texas E Ballroom
611 NW Loop 410
San Antonio, Texas 78216	ADMIT ONE

CC Media Holdings, Inc.
Annual Meeting of Stockholders	May 17, 2013
9:00 a.m.
Hilton San Antonio Airport Texas E Ballroom
611 NW Loop 410
San Antonio, Texas 78216	ADMIT ONE

CC Media Holdings, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

To vote by mail, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals
1.	Election of Directors (Please vote for a total of only 12 Nominees)
The Board recommends that you vote "FOR" all 12 Nominees listed below:

01 - David C. Abrams	05 - John P. Connaughton	09 - Ian K. Loring
02 - Irving L. Azoff	06 - Matthew J. Freeman	10 - Mark P. Mays
03 - Richard J. Bressler	07 - Blair E. Hendrix	11 - Robert W. Pittman
04 - James C. Carlisle	08 - Jonathon S. Jacobson	12 - Scott M. Sperling

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For ALL EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
If any other matters properly come before the meeting, the proxies will vote as recommended by our Board or, if there is no recommendation, in their discretion.

The Board recommends that you vote “FOR” ratification.

B	Non-Voting Items
Change of Address —Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on May 17, 2013.

The Proxy Statement and the Annual Report Materials are available at:
www.envisionreports.com/ccmo

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — CC Media Holdings, Inc.

2013 Meeting of Stockholders - May 17, 2013
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert W. Pittman, Thomas W. Casey and Robert H. Walls, Jr., and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CC Media Holdings, Inc. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held in San Antonio, Texas on May 17, 2013 at 9:00 a.m. local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE 12 NOMINEES NAMED ON THE REVERSE SIDE AND “FOR” PROPOSAL 2.

(Continued and to be marked, dated and signed, on the other side)